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As filed with the Securities and Exchange Commission on April 30, 2008

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1
REGISTRATION STATEMENT
under the
Securities Act of 1933

ECHO GLOBAL LOGISTICS, INC.
(Exact name of registrant as specified in its charter)

Delaware	4731	20-5001120
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)
600 West Chicago Avenue Suite 725 Chicago, Illinois 60610 Phone: (800) 354-7993 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Douglas R. Waggoner
Chief Executive Officer
Echo Global Logistics, Inc.
600 West Chicago Avenue
Suite 725
Chicago, Illinois 60610
Phone: (312) 676-2700
Fax: (847) 574-0882
(Name, address, including zip code, and telephone number, including area code, of agent for service)
Copies to:
Steven J. Gavin, Esq. Matthew F. Bergmann, Esq. Winston & Strawn LLP 35 West Wacker Drive Chicago, Illinois 60601 Phone: (312) 558-5600 Fax: (312) 558-5700		Robert E. Buckholz, Jr., Esq. Sullivan & Cromwell LLP 125 Broad Street New York, New York 10004-2498 Phone: (212) 558-4000 Fax: (212) 558-3588

            Approximate date of commencement of proposed sale to the public:    As soon as practicable after this Registration Statement becomes effective.

            If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: ☐

            If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

            If this Form is to be a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement of the earlier effective registration statement for the same offering: ☐

            If this Form is a post-effective amendment pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Proposed maximum aggregate offering price (1)	Amount of registration fee

Common Stock, $0.0001 par value	$100,000,000	$3,930

(1)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933.

            The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. The securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion: dated April 30, 2008

PROSPECTUS

                Shares

ECHO GLOBAL LOGISTICS, INC.

Common Stock

This is an initial public offering of shares of common stock of Echo Global Logistics, Inc.

Echo is offering            shares to be sold in the offering. The selling stockholders identified in this prospectus are offering an additional             shares. Echo will not receive any proceeds from the sale of shares by the selling stockholders.

Prior to this offering, there has been no public market for the common stock. It is currently estimated that the initial public offering price per share will be between $            and $            . Application has been made for quotation of the common stock on the Nasdaq Global Market under the symbol "ECHO."

See "Risk Factors" beginning on page 10 to read about
factors you should consider before buying shares of our common stock.

	Per Share	Total
Initial public offering price	$	$
Underwriting discount	$	$
Proceeds to Echo (before expenses)	$	$
Proceeds to selling stockholders (before expenses)	$	$

To the extent that the underwriters sell more than            shares of common stock, the underwriters have the option to purchase up to an additional             shares from the selling stockholders at the initial public offering price less the underwriting discount.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the shares against payment in New York, New York on          , 2008.

Lehman Brothers	Citi

William Blair & Company	Thomas Weisel Partners LLC
Barrington Research	Craig-Hallum Capital Group

                        , 2008.

ECHO

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          You should rely only on the information contained in this prospectus. We have not, and the underwriters have not, authorized anyone to provide you with additional information or information different from that contained in this prospectus. We are offering to sell, and seeking offers to buy, shares of our common stock only under circumstances and in jurisdictions where those offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock.

          Through and including                        , 2008 (the 25th day after the date of this prospectus), all dealers that buy, sell or trade shares of our common stock, whether or not participating in this offering, may be required to deliver a prospectus. This delivery requirement is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

          We operate in an industry in which it is difficult to obtain precise industry and market information. Although we have obtained some industry data from third-party sources that we believe to be reliable, in certain cases we have based certain statements contained in this prospectus regarding our industry and our position in the industry on our estimates concerning our customers and competitors. These estimates are based on our experience in the industry, conversations with our principal carriers and our own investigation of market conditions. Unless otherwise noted, the statistical data contained in this prospectus regarding the third-party logistics industry is based on data we obtained from Armstrong & Associates, an independent research firm.

PROSPECTUS SUMMARY

          This summary highlights information contained elsewhere in this prospectus and does not contain all of the information you should consider in making your investment decision. You should read this summary together with the more detailed information, including our financial statements and the related notes and schedules, included elsewhere in this prospectus. You should carefully consider, among other things, the matters discussed in "Risk Factors" beginning on page 10, and the consolidated financial statements and notes to those consolidated financial statements before making an investment decision.

ECHO GLOBAL LOGISTICS, INC.

Overview

          We are a leading provider of technology enabled business process outsourcing (BPO) serving the transportation and logistics needs of our clients. Our proprietary technology platform compiles and analyzes data from our diversified network of over 16,000 transportation providers to efficiently serve our clients' shipping needs and optimize their freight management. Our technology enables us to identify excess transportation capacity and obtain preferential rates, service terms and cost savings for our clients. We provide solutions across all major transportation modes, including truckload (TL), less than truck load (LTL), small parcel, inter-modal, domestic air, expedited services and international. Our core logistics services include pre-engagement freight analysis, rate negotiation, shipment execution and tracking, carrier management, routing compliance, freight bill audit and payment and performance management and reporting, including executive dashboard tools.

          We believe our ability to identify and utilize excess capacity solves a long-standing transportation industry problem of failing to match demand with available supply and benefits both our clients and the carriers in our network. Through our proprietary technology platform and the real-time market intelligence stored in our database, we are able to identify and utilize transportation providers with unused capacity on routes that our clients can employ. Our carrier network consists of over 16,000 transportation providers that have been selected based on their ability to effectively serve our clients in terms of price, capabilities, geographic coverage and quality of service. We believe the carriers in our network also benefit from the opportunity to serve the transportation needs of our clients with minimal sales, marketing or customer service expense.

          Our proprietary technology platform, Evolved Transportation Manager (ETM), allows us to analyze our clients' transportation requirements and provide configurable solutions that often result in cost savings of 5% to 15%. Our clients communicate their transportation needs to us electronically through our EchoTrak web portal, other computer protocols, or by phone. Using pricing, service and available capacity data derived from our carrier network, historical transaction information and external market sources, ETM analyzes the capabilities and pricing options of our carrier network and recommends cost-effective solutions. After the carrier is selected, either by the client or us, we leverage our ETM technology platform to manage all aspects of the shipping process.

          Our clients gain access to our extensive carrier network through our proprietary technology platform, which enables them to capitalize on our broad logistics knowledge, pricing intelligence and purchasing leverage. In some instances, our clients have eliminated their internal logistics departments altogether, allowing them to reduce overhead costs, redeploy internal resources and focus on their core businesses. Using ETM also provides our clients with the ability to track individual shipments, transfer shipment-level data to their financial management systems and create customized dashboards and reports detailing carrier activity on an enterprise-wide basis. These features provide our clients with greater visibility, business analytics and control of their freight expenditures.

          We procure transportation and provide logistics services and solutions for more than 4,600 clients across a wide range of industries, such as manufacturing and consumer products. Our clients fall into two categories, enterprise and transactional. We typically enter into multi-year contracts with our enterprise clients, which are often on an exclusive basis for a specific transportation mode or point of origin. As part of our value proposition, we also provide core logistics services to these clients. We provide discrete logistics services and solutions to our transactional clients on a shipment-by-shipment basis, which are typically individually priced. For the year ended December 31, 2007, enterprise and transactional clients accounted for 56% and 44% of our revenue, respectively.

          We are unencumbered by physical assets, meaning we do not own the transportation equipment used to transport our clients' freight or warehouse our clients' inventory. We believe this model allows us to be flexible and seek solutions that are tailored to the specific needs of our clients, rather than optimizing particular assets. We generate revenue by procuring transportation services on behalf of our clients through our carrier network. Typically, we generate profits on the difference between what we charge to our clients for these services and what we pay to our carriers.

          We were formed in January 2005. In 2007, we served over 4,600 clients using approximately 3,900 different carriers. The number of our enterprise clients increased from 12 in 2005 to 62 in 2007, and we entered into contracts with seven new enterprise clients in the first quarter of 2008. Our revenue increased $88.2 million to $95.5 million in 2007 from $7.3 million in 2005, and our net income increased $2.2 million to $1.7 million in 2007 from a net loss of $0.5 million in 2005.

Industry Background

          Transportation involves the physical movement of goods, and logistics relates to the management and flow of those goods from origin to destination. The worldwide transportation and logistics market is an integral part of the global economy. According to the Council of Supply Chain Management Professionals, total transportation and logistics spend for the United States in 2006 was approximately $1.31 trillion. According to Armstrong & Associates, an independent research firm, gross revenue for third-party logistics in the United States in 2006 was approximately $113.6 billion.

          Our management estimates that approximately 30% of available transportation capacity in the United States remains unused as a result of the inefficiencies in the transportation and logistics market relating to the absence of an established and automated marketplace. Without this marketplace, demand is not always matched with available supply due to constant fluctuations in transportation capacity and imperfect information, resulting in underutilized assets. Logistics decisions such as carrier selection are made with limited analysis and access to real-time capacity data. As a result, carrier selection is regularly driven by the effectiveness of a carrier's sales organization and decisions are made with limited price information.

          As companies seek to become more competitive, they tend to focus on their core business processes and outsource their non-core business processes to third-party providers. Third-party logistics providers for the transportation industry offer services such as transportation, distribution, supply chain management, customs brokerage, warehousing and freight management. Third-party logistics providers may also provide a range of ancillary services such as packaging and labeling, freight tracking and integration with client-specific planning systems to facilitate supply chain management.

          According to Armstrong & Associates, from 1996 to 2006, the United States outsourced logistics market grew at a 13.9% compounded annual rate, from $30.8 billion to $113.6 billion in gross revenue. In addition, according to Armstrong & Associates, only 17% of logistics expenditures for the United States were outsourced in 2006. We believe that the market penetration of outsourced logistics in the United States will continue to expand and the outsourced logistics market in the United States will continue to grow over the next several years. We also believe that many companies will look to outsource their entire shipping department to third-party logistics providers rather than contracting with providers on a shipment-by-shipment basis.

          The market for third-party logistics providers is highly fragmented. According to the Transportation Intermediaries Association, a professional organization representing transportation intermediaries, no single third-party logistics provider controls more than 5% of the United States market. Although a variety of business models exist within the transportation and logistics market, transportation providers are generally divided into two primary categories: asset-based transportation providers and non-asset-based service providers. Most asset-based providers have significant capital equipment and infrastructure and typically focus on maximizing their individual asset utilization to limit the amount of unused transportation capacity and increase their return on investment. Non-asset-based providers do not own the transportation equipment that is used to transport their clients' shipments, but instead serve as intermediaries that procure access to physical transportation capacity for shippers and contract warehousing providers.

          Many large third-party logistics providers are asset-based providers. Non-asset-based providers typically operate as small freight brokers with limited resources, limited carrier networks and modest or outdated information technology systems. Our management believes fewer than 5% of non-asset-based providers have more than 100 personnel and the small providers, comprising the other 95%, lack the scale to support the increasing requirements for national and global coverage across multiple modes of transportation, the ability to offer a complete outsourcing solution and the ability to provide their clients with superior technology enabled solutions.

Our Competitive Advantage

          We believe a number of important competitive strengths will continue to drive our success in the future, including:

          Disruptive business model with significant value proposition for clients.    Our technology-driven, fully-integrated transportation and logistics solution disrupts traditional transportation outsourcing models by aggregating fragmented supply and demand information across all major modes of transportation from our broad network of clients and carriers. By leveraging our proprietary technology platform and the real-time market intelligence stored in our database, we are able to disintermediate traditional transportation sales and brokerage personnel and recommend a carrier for each route, in each mode, at any given moment, often leading to significant cost savings. Our clients benefit from our buying power aggregated through our more than 4,600 clients. We believe this buying power enables us to provide an efficient network of capacity at preferential rates. As a result, we are able to reduce many of our clients' total annual transportation and logistics costs by between 5% to 15%, while providing high-quality service.

          Proprietary technology platform.    Our proprietary ETM technology platform is a fully-integrated, web-based solution that provides cost savings, supply chain visibility and shipment execution across all major modes of transportation. ETM allows us to compile freight and logistics data from our diversified network of over 16,000 carriers to efficiently serve our clients' shipping needs and optimize their freight management. We use our ETM technology platform to analyze the capabilities of our carrier network and recommend cost-effective carriers in the appropriate transportation mode. We also use our ETM technology platform to track individual shipments and provide customized reports throughout the lifecycle of each shipment, allowing us to manage the entire shipping process from pick-up to delivery as part of our value proposition. ETM provides client-specific intelligence by giving them self-service access to carrier pricing information derived from data stored within ETM. The collective components of our ETM technology platform allow us to craft an integrated transportation solution for each client. We believe that the ability to provide these configurable solutions, and the fact that our ETM database expands and becomes increasingly more difficult to replicate as our volume grows, furthers our competitive advantage.

          Superior client interfacing technology and service.    Our proprietary technology platform provides a central, visible, scalable and configurable solution that enables our clients to cost-effectively manage their transportation and logistics costs. Our technology platform provides our clients with access to detailed transportation market analytics and robust business intelligence capabilities. By using our suite of web-based applications, our clients can obtain real-time information on individual shipments and available capacity, transfer shipment-level data to their financial management systems and create customized dashboards and reports detailing carrier activity on an enterprise-wide basis. In addition, we offer our enterprise clients superior client care through dedicated teams of account executives and on-site support.

          Multi-faceted sales strategy.    We have built a multi-faceted sales strategy that effectively utilizes our enterprise sales representatives, transactional sales representatives and agent network. Our enterprise sales representatives have significant sales expertise and are focused on building relationships with clients' senior management teams to execute multi-year enterprise contracts, typically with terms of one to three years. Our transactional sales representatives, with support from our account executives, are focused on building new transactional client relationships and migrating transactional accounts to enterprise accounts. From inception through 2007, 13% of our enterprise accounts were converted from transactional accounts, and of the seven contracts entered into with new enterprise clients in the first quarter of 2008, two were converted from transactional accounts. Our network of agents enables us to leverage seasoned industry professionals with access to regional shipping markets. Our agents are experienced industry sales professionals typically focused on building relationships with client department level transportation managers, such as shipping, traffic or logistics managers. From inception through 2007, 13 of our enterprise accounts and 1,192 of our transactional accounts were sourced through our network of agents. Our multi-faceted sales strategy enables us to engage clients on a shipment-by-shipment basis (transactional) or a fully or partially outsourced basis (enterprise), which we believe significantly enhances our ability to attract new clients and increase our revenue from existing clients. Our ability to work with clients on a transactional basis also allows for a gradual and transparent transition to a fully-outsourced enterprise solution, which enhances our ability to sign new enterprise contracts.

          Access to extensive and high-quality carrier network.    Our carrier network consists of over 16,000 carriers that have been selected based on their ability to effectively serve our clients on the basis of price, capabilities, geographic coverage and quality of service. We regularly monitor our carriers' pricing, shipment track record, capacity and financial stability using a system in which carriers are graded based on their performance against other carriers, giving our clients an enhanced level of quality control. By leveraging our visibility into carrier capacity, we are also able to negotiate favorable rates, optimize our clients' transportation spend and provide a complete and cost-effective solution.

          Experienced management team.    We have a highly experienced management team with extensive industry knowledge. Our Chief Executive Officer, Douglas R. Waggoner, is the former President and CEO of USF Bestway, a regional carrier based in Scottsdale, Arizona, and Daylight Transport, an LTL carrier based in Long Beach, California. Our Chief Financial Officer, David B. Menzel, is the former Chief Financial Officer of G2 SwitchWorks Corp., a travel technology company. Our non-executive Chairman, Samuel K. Skinner, is the former Chairman, President and Chief Executive Officer of USF Corporation, and the former Secretary of Transportation of the United States of America.

Our Strategy

          Our objective is to become the premier provider of transportation and logistics services to corporate clients in the United States. Our business model and technological advantage have been the main drivers of our strong historical results and have positioned us for continued growth. The key elements of our strategy include:

          Expand our client base.    We intend to develop new long-term client relationships by leveraging our industry experience and expanding our sales and marketing activities. As of March 31, 2008, we had contracts with 65 enterprise clients, including 35 new enterprise contracts executed in 2007 and seven new enterprise contracts executed in the first quarter of 2008. We seek to attract new enterprise clients by targeting companies with substantial transportation needs and demonstrating our ability to reduce their transportation costs by using our ETM technology platform. In addition, we plan to continue to hire additional sales representatives to build our transactional business across all major modes. We believe our business model provides us with a competitive advantage in recruiting sales representatives as it enables our representatives to leverage our proprietary technology and carrier network to market a broader range of services to their clients at prices that are typically lower than those offered by our competitors.

          Further penetrate our established client base.    We believe our established client base presents a substantial opportunity for growth. As we increase the depth and breadth of the services we provide and demonstrate our ability to deliver cost savings, we are able to strengthen our relationships with our clients, penetrate incremental modes and geographies and generate more shipments. In 2007, 33% of our clients increased their business with us by more than 10%, and our recurring revenue from these clients increased from $33.2 million in 2006 to $49.1 million in 2007. In addition, as we become more fully integrated into the businesses of our transactional clients and are able to identify additional opportunities for efficiencies, we seek to further penetrate our client base by up-selling our enterprise solution to those clients. Of our 65 enterprise clients as of March 31, 2008, 10 began as transactional clients.

          Continue to make strategic acquisitions.    We have grown, in part, through acquisitions. We intend to continue to make strategic acquisitions that complement our relationships and domain expertise and expand our business into new geographic markets. Our objective is to increase our presence and capabilities in major commercial freight markets in the United States. We may also evaluate opportunities to access attractive markets outside the United States from time to time, or selectively consider strategic relationships that add new long-term client relationships, enhance the depth and breadth of our services or complement our business strategy.

          Further invest in our proprietary technology platform.    We intend to continue to improve and develop Internet and software-based information technologies that are compatible with the solution we provide to our clients. In order to continue to meet our clients' transportation requirements, we intend to invest in specific technology applications and personnel in order to improve and expand our offering. As of December 31, 2007, we had approximately 6,000 individual users of ETM and as the number of users expands, we will continue to invest in both IT development and infrastructure.

Risk Factors

          Our business is subject to numerous risks, as discussed more fully in the section entitled "Risk Factors" beginning on page 10. In particular, the following risks, among others, may have an adverse effect on our strategy, which could cause a decrease in the price of our common stock and result in a loss of all or a portion of your investment:

  •
  If our carriers do not meet our needs or expectations, or those of our clients, our business would suffer.

  •
  Competition could substantially impair our business and our operating results.

  •
  A significant portion of our revenue is derived from a relatively limited number of large clients and any loss of, or decrease in sales to, these clients could harm our results of operations.

  •
  If we are unable to expand the number of our sales representatives and agents, or if a significant number of our sales representatives and agents leave us, our ability to increase our revenues could be negatively impacted.

          Except where the context requires otherwise, in this prospectus the terms "Company," "Echo," "we," "us" and "our" refer to Echo Global Logistics, Inc., a Delaware corporation, and, where appropriate, its subsidiaries.

          Our principal executive offices are located at 600 West Chicago Avenue, Suite 725, Chicago, IL 60610, and our telephone number at this address is (800) 354-7993. Our website is www.echo.com. Information contained on our website is not a part of this prospectus.

          "Echo Global Logistics," "Evolved Transportation Manager," "ETM," "Echo Trak," "eConnect," "EchoPak," "RateIQ," "LaneIQ," "EchoIQ," and the Echo Global Logistics logo are trademarks of Echo. All other trademarks appearing in this prospectus are the property of their respective owners.

THE OFFERING

Common Stock offered by Echo	shares
Common Stock offered by the selling stockholders	shares
Total	shares
Common Stock to be outstanding after this offering	shares
Underwriters' option to purchase additional shares from the selling stockholders	shares
Use of proceeds
We expect our net proceeds from this offering will be approximately $ . We intend to use our net proceeds from this offering primarily to expand our sales force, to enhance our technology, to acquire or make strategic investments in complementary businesses and for working capital and other general corporate purposes. In addition, we intend to use approximately $2.3 million of our net proceeds from this offering to make required accrued dividend payments to the holders of our Series B and D preferred shares, which holders include certain of our directors or entities controlled or owned by them. See "Use of Proceeds."
Risk factors	See "Risk Factors" and other information included in this prospectus for a discussion of factors you should carefully consider before deciding to invest in shares of our common stock.
Nasdaq Global Market symbol	"ECHO"

          Unless otherwise indicated, the number of shares of common stock to be outstanding after this offering excludes:

  •
  1,221,667 shares of issued unvested common stock;

  •
  2,735,500 shares of common stock issuable upon the exercise of outstanding stock options at a weighted average exercise price of $2.49 per share;

  •
  shares of common stock underlying stock options that we intend to grant to certain employees prior to the completion of this offering under our stock incentive plan at an exercise price equal to the initial public offering price; and

  •
  1,419,500 shares of common stock available for additional grants under our stock incentive plan.

          Prior to the completion of this offering, we intend to recapitalize all outstanding shares of our common stock, Series B preferred stock and Series D preferred stock into newly issued shares of our common stock on approximately a one-for-one basis. See "Certain Relationships and Related Party Transactions—Recapitalization." Unless otherwise indicated, all share amounts:

  •
  assume the underwriters' option to purchase additional shares from the selling stockholders is not exercised; and

  •
  give effect to our recapitalization prior to the completion of this offering.

SUMMARY CONSOLIDATED FINANCIAL AND OTHER DATA

          The following table presents summary consolidated financial and other data as of and for the periods indicated. You should read the following information together with the more detailed information contained in "Selected Consolidated Financial and Other Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and the accompanying notes. The pro forma consolidated statement of operations data for the year ended December 31, 2007 gives effect to the May 17, 2007 acquisition of Mountain Logistics as if this acquisition had occurred on January 1, 2007, and reflects the elimination of preferred dividends accrued during the period presented as a result of the recapitalization of all outstanding shares of our Series B preferred stock and Series D preferred stock into shares of our common stock as if the recapitalization had occurred on January 1, 2007. The pro forma consolidated statements of operations data do not necessarily indicate the results that would have actually occurred if the acquisition of Mountain Logistics had occurred on January 1, 2007 or that may occur in the future. You should read the pro forma consolidated statements of operations data together with the more detailed information contained in Unaudited Pro Forma Condensed Consolidated Financial Statements and the accompanying notes.

	Years ended December 31,			Pro forma year ended December 31,	Three months ended March 31,
	2005	2006	2007	2007	2007	2008
				(unaudited)	(unaudited)	(unaudited)
	(dollars in thousands, except per share data)
Consolidated statements of operations data:
Revenue:
Transportation	$7,228	$32,417	$93,932	$101,427	$12,694	$38,388
Fee for services	94	778	1,529	1,529	195	541

Total revenue	7,322	33,195	95,461	102,956	12,889	38,929
Transportation costs	6,152	27,704	74,576	80,133	10,373	30,175

Gross profit	1,170	5,491	20,885	22,823	2,516	8,754
Operating expenses:
Commissions	156	866	4,291	5,001	314	1,922
General and administrative	1,472	4,387	12,037	12,886	1,730	4,625
Depreciation and amortization	67	691	1,845	2,102	257	705

Total operating expenses	1,695	5,944	18,173	19,989	2,301	7,252

Income (loss) from continuing operations	(525)	(453)	2,712	2,834	215	1,502
Other income (expense)	12	201	191	121	91	(1)

Income (loss) before income taxes and discontinued operations	(513)	(252)	2,903	2,955	306	1,501
Income tax benefit (expense)	—	220	(1,174)	(1,192)	(122)	(595)

Income (loss) before discontinued operations	(513)	(32)	1,729	1,763	184	906
Loss from discontinued operations	—	(214)	—	—	—	—

Net income (loss)	(513)	(246)	1,729	1,763	184	906
Dividends on preferred shares	(5)	(602)	(1,054)	—	(262)	(262)

Net income (loss) applicable to common stockholders	$(518)	$(848)	$675	$1,763	$(78)	$644

Net income (loss) per share of common stock:
Basic	$(0.02)	$(0.04)	$0.03	$0.06	$—	$0.03
Diluted	$(0.02)	$(0.04)	$0.03	$0.06	$—	$0.03
Shares used in per share calculations:
Basic	21,548	22,388	23,425	29,809	22,836	24,114
Diluted	21,548	22,388	24,905	31,289	22,836	25,416

	Years ended December 31,						Pro forma year ended December 31,	Three months ended March 31,
	2005		2006		2007		2007	2007		2008
	(unaudited)		(unaudited)		(unaudited)		(unaudited)	(unaudited)		(unaudited)
	(dollars in thousands, except per share data)
Pro forma income tax benefit (expense)(1)		$205		$(34)		$—	$—		$—		$—
Pro forma net income (loss)(1)		$(308)		$(280)		$—	$—		$—		$—
Pro forma net income (loss) per share of common stock(2):
Basic	$		$		$		$	$		$
Diluted	$		$		$		$	$		$
Shares used in unaudited pro forma per share calculations:
Basic
Diluted
Other data:
Enterprise clients(3)		12		27		62			33		65
Transactional clients served in period(4)		202		650		4,566			626		3,993
Total clients(5)		214		677		4,628			659		4,058
Employees and independent contractors(6)		44		105		344			138		433

(1)
Unaudited pro forma income tax benefit (expense) represents a combined federal and state effective tax rate of 40% and does not consider potential tax loss carrybacks, carryforwards or realizability of deferred tax assets. The unaudited pro forma net income represents our net income (loss) for the periods presented as adjusted to give effect to the pro forma income tax benefit (expense).

(2)
Unaudited pro forma net income (loss) per share of common stock (i) reflects the recapitalization of all outstanding shares of our common stock, Series B preferred stock and Series D preferred stock on approximately a one-for-one basis and (ii) approximately $2.3 million of required accrued dividend payments to the holders of our Series B and D preferred shares.

(3)
Reflects number of enterprise clients on the last day of the applicable period.

(4)
Reflects number of transactional clients served in the applicable period.

(5)
Reflects total number of enterprise clients determined on the last day of the applicable period and number of transactional clients served in the applicable period.

(6)
Reflects number of employees, agents and independent contractors on the last day of the applicable period.

          The pro forma as adjusted balance sheet data in the table below reflects (i) the recapitalization of all outstanding shares of our common stock, Series B preferred stock and Series D preferred stock into newly issued shares of our common stock on approximately a one-for-one basis, (ii) approximately $2.3 million of required accrued dividend payments to the holders of our Series B and D preferred stock and (iii) the sale of                        shares of our common stock offered by us in this offering assuming an initial public offering price of $                        per share, the midpoint of the filing range set forth on the cover of this prospectus, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us.

	As of March 31, 2008
	Actual	Pro forma as adjusted
	(unaudited) (in thousands)
Consolidated balance sheet data:
Cash and cash equivalents	$2,836	$
Working capital	4,996
Total assets	34,215
Total liabilities	17,648
Convertible preferred shares	18,955
Cash dividends per common share	—
Total stockholders' equity (deficit)	(2,388)

RISK FACTORS

          Investing in our common stock involves a high degree of risk. You should carefully consider the following risks and other information in this prospectus before you decide to buy our common stock. Our business, financial condition and operating results may suffer if any of the following risks are realized. If any of these risks or uncertainties occurs, the trading price of our common stock could decline and you might lose all or part of your investment.

Risks Related to Our Business

If our carriers do not meet our needs or expectations, or those of our clients, our business would suffer.

          The success of our business depends to a large extent on our relationships with clients and our reputation for providing high-quality technology enabled transportation and logistics solutions. We do not own or control the transportation assets that deliver our clients' freight, and we do not employ the people directly involved in delivering the freight. We rely on independent third-parties to provide TL, LTL, small parcel, inter-modal, domestic air, expedited and international services and to report certain information to us, including information relating to delivery status and freight claims. This reliance could cause delays in providing our clients with important service data and in the financial reporting of certain events, including recognizing revenue and recording claims. If we are unable to secure sufficient transportation services to meet our commitments to our clients, our operating results could be adversely affected, and our clients could switch to our competitors temporarily or permanently. Many of these risks are beyond our control and difficult to anticipate, including:

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  changes in rates charged by transportation providers;

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  supply shortages in the transportation industry, particularly among truckload carriers;

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  interruptions in service or stoppages in transportation as a result of labor disputes; and

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  changes in regulations impacting transportation.

          If any of the third-parties we rely on do not meet our needs or expectations, or those of our clients, our professional reputation may be damaged and our business would be harmed. For international shipments, we currently rely on one carrier to provide substantially all of our transportation. If this carrier fails to meet our needs or expectations, our ability to offer international shipping services could be delayed or disrupted, and our costs may increase. In 2006 and 2007, international shipments accounted for 0% and 3% of our revenue, respectively.

Competition could substantially impair our business and our operating results.

          Competition in the transportation services industry is intense. We compete against other non-asset-based logistics companies as well as asset-based logistics companies; freight forwarders that dispatch shipments via asset-based carriers; carriers offering logistics services; internal shipping departments at companies that have substantial transportation requirements; large business process outsourcing (BPO) service providers; and smaller, niche service providers that provide services in a specific geographic market, industry segment or service area. We also compete against carriers' internal sales forces and shippers' transportation departments. At times, we buy transportation services from our competitors. Historically, competition has created a downward pressure on freight rates, and continuation of this rate pressure may adversely affect the Company's revenue and income from operations.

          In addition, a software solution and database similar to ETM could be created over time by a competitor with sufficient financial resources and comparable experience in the transportation services industry. If our competitors are able to offer comparable services, we could lose clients, and our market share and profit margin could decline. Our competitors may also establish cooperative relationships to increase their ability to address client needs. Increased competition may lead to revenue reductions, reduced profit margins or a loss of market share, any one of which could harm our business.

A significant portion of our revenue is derived from a relatively limited number of large clients and any loss of, or decrease in sales to, these clients could harm our results of operations.

          A significant portion of our revenue is derived from a relatively limited number of large clients. Specifically, we have derived and are likely to continue to derive a significant portion of our revenue from Archway Marketing Services and Cenveo Corporation. Revenue from Archway Marketing Services and Cenveo Corporation accounted for 16% and 11% of our revenue in 2007. Revenue from our five largest clients, collectively, accounted for 44% of our revenue in 2007, and revenue from our 10 largest clients, collectively, accounted for 48% of our revenue in 2007. We are likely to continue to experience ongoing customer concentration, particularly if we are successful in attracting large enterprise clients. It is possible that revenue from these clients, either individually or as a group, may not reach or exceed historical levels in any future period. The loss or significant reduction of business from one or more of our major clients would adversely affect our results of operations.

If we are unable to expand the number of our sales representatives and agents, or if a significant number of our sales representatives and agents leaves us, our ability to increase our revenue could be negatively impacted.

          Our ability to expand our business will depend, in part, on our ability to attract additional sales representatives and agents with established client relationships. Competition for qualified sales representatives and agents can be intense, and we may be unable to hire such persons. Any difficulties we experience in expanding the number of our sales representatives and agents could have a negative impact on our ability to expand our client base, increase our revenue and continue our growth.

          In addition, we must retain our current sales representatives and agents and properly incentivize them to obtain new clients and maintain existing client relationships. If a significant number of our sales representatives and agents leaves us, our revenue could be negatively impacted. We have entered into agreements with our sales representatives and agents that contain non-compete provisions to mitigate this risk, but we may need to litigate to enforce our rights under these agreements, which could be time-consuming, expensive and ineffective. A significant increase in the turnover rate among our current sales representatives and agents could also increase our recruiting costs and decrease our operating efficiency, which could lead to a decline in the demand for our services.

If our services do not achieve widespread commercial acceptance, our business will suffer.

          Many companies coordinate the procurement and management of their logistics needs with their own employees using a combination of telephone, facsimile, e-mail and the Internet. Growth in the demand for our services depends on the adoption of our technology enabled transportation and logistics solutions. We may not be able to persuade prospective clients to change their traditional transportation management processes. Our business could suffer if our services are not accepted by the marketplace.

We may not be able to develop or implement new systems, procedures and controls that are required to support the anticipated growth in our operations.

          Our revenue increased to $95.5 million in 2007 from $7.3 million in 2005, representing a compound annual growth rate of 261%. Between January 1, 2005 and December 31, 2007, the number of our employees and independent contractors increased from 44 to 344. Continued growth could place a significant strain on our ability to:

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  recruit, motivate and retain qualified sales representatives and agents, carrier representatives and management personnel;

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  develop and improve our internal administrative infrastructure and execution standards; and

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  expand and maintain the operation of our technology infrastructure in a manner that preserves a quality customer experience.

          To manage our growth, we must implement and maintain proper operational and financial controls and systems. Further, we will need to manage our relationships with various clients and carriers. We cannot give any assurance that we will be able to develop and implement, on a timely basis, the systems, procedures and controls required to support the growth in our operations or effectively manage our relationships with various clients and carriers. If we are unable to manage our growth, our business, operating results and financial condition could be adversely affected.

If we are unable to maintain ETM, our proprietary software, demand for our services and our revenue could decrease.

          We rely heavily on ETM, our proprietary software, to track and store externally and internally generated market data, analyze the capabilities of our carrier network and recommend cost-effective carriers in the appropriate transportation mode. To keep pace with changing technologies and client demands, we must correctly interpret and address market trends and enhance the features and functionality of our proprietary technology platform in response to these trends, which may lead to significant ongoing research and development costs. We may be unable to accurately determine the needs of our clients and the trends in the transportation services industry or to design and implement the appropriate features and functionality of our technology platform in a timely and cost-effective manner, which could result in decreased demand for our services and a corresponding decrease in our revenue. Despite testing, we may be unable to detect defects in existing or new versions of our proprietary software, or errors may arise in our software. Any failure to identify and address such defects or errors could result in loss of revenue or market share, liability to clients or others, diversion of resources, injury to our reputation, and increased service and maintenance costs. Correction of such errors could prove to be impossible or very costly, and responding to resulting claims or liability could similarly involve substantial cost.

Our inability to protect our intellectual property rights may impair our competitive position.

          Our failure to adequately protect our intellectual property and other proprietary rights could harm our competitive position. We rely on a combination of copyright, trademark, and trade secret laws, as well as license agreements and other contractual provisions to protect our intellectual property and other proprietary rights. In addition, we attempt to protect our intellectual property and proprietary information by requiring all of our employees and independent contractors to enter into confidentiality and invention assignment agreements. To date we have not pursued patent protection for our technology. We also have not registered trademarks to protect our brands. We have one application for trademark registration pending at the United States Patent and Trademark Office, but it has not yet been examined, and there is no guarantee that the mark will be registered. We cannot be certain that the steps we have taken to protect our intellectual property rights will be adequate or will prevent third-parties from infringing or misappropriating our rights; imitating or duplicating our technology, services or methodologies, including ETM; or using trademarks similar to ours. Should we need to resort to litigation to enforce our intellectual property rights or to determine the validity and scope of the rights of others, such litigation could be time-consuming and costly, and the result of any litigation is subject to uncertainty. In addition, ETM incorporates open source software components that are licensed to us under various public domain licenses. Although we believe that we have complied with our obligations under the various applicable licenses for the open source software that we use, there is little or no legal precedent governing the interpretation of many of the terms of these licenses, and the potential impact of such terms on our business is, therefore, difficult to predict.

We may be sued by third-parties for alleged infringement of their intellectual or proprietary rights.

          Our use of ETM or other technologies could be challenged by claims that such use infringes, misappropriates or otherwise violates the intellectual property rights of third-parties. Any intellectual property claims, with or without merit, could be time-consuming and costly to resolve, could divert management's attention from our business and could require us to pay substantial monetary damages. Any settlement or adverse judgment resulting from such a claim could require us to enter into a licensing agreement to continue using the technology that is the subject of the claim, or could otherwise restrict or prohibit our use of such technology. There can be no assurance that we would be able to obtain a license on commercially reasonable terms, if at all, from the party asserting an infringement claim, or that we would be able to develop or license a suitable alternative technology to permit us to continue offering the affected services to our clients. Our insurance coverage for claims of infringement, misappropriation, or other violation of the intellectual property rights of third-parties may not continue to be available on reasonable terms or in sufficient amounts to cover one or more large claims against us, and our insurers may disclaim coverage as to any future claims. An uninsured or underinsured claim could result in unanticipated costs thereby reducing operating results.

We have a long selling cycle to secure a new enterprise contract and a long implementation cycle, which require significant investments of resources.

          We typically face a long selling cycle to secure a new enterprise contract, which requires significant investment of resources and time by both our clients and us. Before committing to use our services, potential clients require us to spend time and resources educating them on the value of our services and assessing the feasibility of integrating our systems and processes with theirs. Our clients then evaluate our services before deciding whether to use them. Therefore, our enterprise selling cycle, which can take up to six months, is subject to many risks and delays over which we have little control, including our clients' decisions to choose alternatives to our services (such as other providers or in-house resources) and the timing of our clients' budget cycles and approval processes.

          Implementing our enterprise services, which can take from one to six months, involves a significant commitment of resources over an extended period of time from both our clients and us. Depending on the scope and complexity of the processes being implemented, these time periods may be significantly longer. Our clients and future clients may not be willing or able to invest the time and resources necessary to implement our services, and we may fail to close sales with potential clients to which we have devoted significant time and resources, which could have a material adverse effect on our business, results of operations, financial condition and cash flows, as we do not recognize significant revenue until after we have completed the implementation phase.

Our clients may terminate their relationships with us on short notice with limited or no penalties, and our clients are not obligated to spend a minimum amount with us.

          Our transactional clients, which accounted for approximately 22% and 44% of our revenue in 2006 and 2007, respectively, use our services on a shipment-by-shipment basis rather than under long-term contracts. These clients have no obligation to continue using our services and may stop using them at any time without penalty or with only limited penalties. Our contracts with enterprise clients typically have terms of one to three years. Enterprise contracts accounting for 3% and 18% of our revenue in 2007 are scheduled to expire (subject to possible renewal) in 2008 and 2009, respectively.

          The volume and type of services we provide each client may vary from year to year and could be reduced if the client were to change its outsourcing or shipping strategy. Our enterprise clients generally are not obligated to spend any particular amount with us, although our enterprise contracts are typically exclusive with respect to point of origin or one or more modes of transportation, meaning that the client is obligated to use us if it ships from the point of origin or uses those modes. These contractual exclusivity provisions help ensure, but do not guarantee, that we receive a significant portion of the amount that our enterprise clients spend on transportation in the applicable mode or modes or from the applicable point of origin. In our experience, compliance with such provisions varies from client to client and over time. Failure to comply with these exclusivity provisions may adversely affect our revenue.

          If a significant number of our transactional or enterprise clients elect to terminate or not to renew their engagements with us, or if the volume of their shipping orders decreases, our business, operating results and financial condition could suffer. If we are unable to renew our enterprise contracts at favorable rates, our revenue may decline.

If we are unable to deliver agreed upon cost savings to our enterprise clients, we could lose those clients and our results could suffer.

          Our contracts with enterprise clients typically commit us to deliver a negotiated level of cost savings compared to our clients' historical shipping expenditures over a fixed period of time. We then estimate cost savings periodically during the term of our engagement and if the negotiated amount is not achieved, the client has the right to terminate the contract. Any number of factors, including a downturn in the economy, increases in costs, or decreases in the availability of transportation capacity, could impair our ability to provide the agreed cost savings. Even if our enterprise clients do not terminate their contracts with us as a result, our results of operations will suffer, and it may become more difficult to attract new enterprise clients.

A significant or prolonged economic downturn, particularly within the transportation services industry, or a substantial downturn in our clients' business cycles, could adversely affect our revenue and results of operations.

          The transportation industry has historically experienced cyclical fluctuations in financial results due to, among other things, economic recession, downturns in business cycles, fuel shortages or fluctuations in energy prices generally, price increases by carriers, changes in regulatory standards, interest rate fluctuations and other economic factors beyond our control. Carriers may charge higher prices to cover higher operating expenses, and our gross profits and income from operations may decrease if we are unable to pass through to our clients the full amount of higher transportation costs. If an economic recession or a downturn in our clients' business cycles causes a reduction in the volume of freight shipped by those clients, our operating results could also be adversely affected.

A decrease in levels of excess capacity in the U.S. transportation services industry could have an adverse impact on our business.

          We believe that, historically, the U.S. transportation services industry has experienced significant levels of excess capacity. Our business seeks to capitalize on imbalances between supply and demand in the transportation services industry by obtaining favorable pricing terms from carriers in our network through a competitive bid process. Reduced excess capacity in the transportation services industry generally, and in our carrier network specifically, could have an adverse impact on our ability to execute our business strategy and on our business results and growth prospects.

A decrease in the number of carriers participating in our system could adversely affect our business.

          We use our proprietary technology platform to compile freight and logistics data from over 16,000 TL carriers and 50 LTL carriers and from six small parcel carriers, 18 inter-modal carriers, 12 domestic air carriers and 10 international carriers as of December 31, 2007. We expect to continue to rely on these carriers to fulfill our shipping orders in the future. However, these carriers are not contractually required to continue to accept orders from us. If shipping capacity at a significant number of these carriers becomes unavailable, we will be required to use fewer carriers, which could significantly limit our ability to serve our clients on competitive terms. The transportation industry has also experienced consolidation among carriers in recent years and further consolidations could result in a decrease in the number of carriers, which may impact our ability to serve our clients on competitive terms. In addition, we rely on price bids provided by our carriers to populate our database. If the number of our carriers decreases significantly, we may not be able to obtain sufficient pricing information for ETM, which could affect our ability to obtain favorable pricing for our clients.

Our obligation to pay our carriers is not contingent upon receipt of payment from our clients, and we extend credit to certain clients as part of our business model.

          In most cases, we take full risk of credit loss for the transportation services we procure from carriers. Our obligation to pay our carriers is not contingent upon receipt of payment from our clients. In 2006 and 2007, our revenue was $33.2 million and $95.5 million, respectively, and our top 10 clients accounted for 76% and 48% of our revenue, respectively. If any of our key clients fail to pay for our services, our profitability would be negatively impacted.

          We extend credit to certain clients in the ordinary course of business as part of our business model. By extending credit, we increase our exposure to uncollected receivables. If we fail to monitor and manage effectively the resulting credit risk, our immediate and long-term liquidity may be adversely affected. In addition, if one of our key clients defaults in paying us, our profitability would be negatively impacted.

A prolonged outage of our ETM database could result in reduced revenue and the loss of clients.

          The success of our business depends upon our ability to deliver time-sensitive, up-to-date data and information. We rely on our computer equipment, database storage facilities and other office equipment, which are mainly located in our Chicago headquarters. Our operations and those of our carriers and clients are vulnerable to interruption by fire, earthquake, power loss, telecommunications failure, terrorist attacks, wars, computer viruses, hacker attacks, equipment failure, physical break-ins and other events beyond our control, including disasters affecting Chicago. We attempt to mitigate these risks through various means, including system backup and security measures, but our precautions will not protect against all potential problems. We maintain off-site backup facilities for our database and network equipment, but these facilities could be subject to the same interruptions that could affect our headquarters. If we suffer a database or network facility outage, our business could experience disruption until we fully implement our backup systems.

          We do not currently have the capability to switch over all of our systems to a backup facility immediately. We are currently in the process of finalizing our new business continuity plan for our core IT systems and applications, which will help us continue to protect our IT infrastructure. Although the development of a parallel computing facility that will provide full backup of our servers and database is part of this plan, we have not yet completed implementation of the plan, meaning that any of the events described above could severely disrupt the normal operation of our business. Any software or hardware damage, failure that causes service interruption or an increase in response time of ETM or damages incurred by us could reduce client satisfaction, decrease usage of our services and adversely affect our business, results of operation, financial condition and cash flows.

Our ETM technology platform relies heavily on our telecommunication service providers, our electronic delivery systems and the Internet, which exposes us to a number of risks over which we have no control, including risks with respect to increased prices, termination, failures and disruptions of essential services.

          Our ability to deliver our services depends upon the capacity, reliability and security of services provided to us by our telecommunication service providers, our electronic delivery systems and the Internet. We have no control over the operation, quality or maintenance of these services or whether the vendors will improve their services or continue to provide services that are essential to our business. In addition, our telecommunication service providers may increase their prices at which they provide services, which would increase our costs. If our telecommunication service providers were to cease to provide essential services or to significantly increase their prices, we could be required to find alternative vendors for these services. With a limited number of vendors, we could experience significant delays in obtaining new or replacement services, which could significantly harm our reputation and could cause us to lose clients and revenue. Moreover, our ability to deliver information using the Internet may be impaired because of infrastructure failures, service outages at third-party Internet providers or increased government regulation. If disruptions, failures or slowdowns of our electronic delivery systems or the Internet occur, our ability to provide technology enabled BPO solutions effectively and to serve our clients may be impaired.

We are subject to claims arising from our transportation operations.

          We use the services of thousands of transportation companies and their drivers in connection with our transportation operations. From time to time, these drivers are involved in accidents or goods carried by these drivers are lost or damaged and the carriers may not have adequate insurance coverage. Although these drivers are not our employees and all of these drivers are employees or independent contractors working for carriers or are owner-operators, from time to time, claims may be asserted against us for their actions, or for our actions in retaining them. Claims against us may exceed the amount of our insurance coverage, or may not be covered by insurance at all. A material increase in the frequency or severity of accidents, claims for lost or damaged goods, liability claims or workers' compensation claims, or unfavorable resolutions of claims, could materially adversely affect our operating results. Significant increases in insurance costs or the inability to purchase insurance as a result of these claims could also reduce our profitability.

Our industry is subject to seasonal sales fluctuations. If our business experiences seasonality, it could have an adverse effect on our operating results and financial condition.

          Our industry is subject to some degree of seasonal sales fluctuations as shipments generally are lower during and after the winter holiday season. If we were to experience lower-than-expected revenue during any such period, whether from a general decline in economic conditions or other factors beyond our control, our expenses may not be offset, which would have a disproportionately adverse impact on our operating results and financial condition for that period.

Our limited operating history makes it difficult to evaluate our business, prospects and future financial performance.

          We formed our business in January 2005 and have a limited operating history, which makes evaluating our current business and prospects difficult. The revenue and income potential of our business is uncertain, which makes it difficult to accurately predict our future financial performance. We incurred net losses of $0.5 million in 2005 and $0.2 million in 2006, and we may incur net losses in the future. We may also face periods where our financial performance falls below investor expectations. As a result, the price of our common stock may decline.

Because many of the members of our management team have been employed with us for a short period of time, we cannot be certain that they will be able to manage our business successfully.

          We are dependent on our management team for our business to be successful. Because of our limited operating history, many of our key management personnel have been employed by us for less than two years. Therefore, we cannot be certain that we will be able to allocate responsibilities appropriately and that the new members of our management team will succeed in their roles. Our inability to integrate recent additions to our current management team with our business model would make it difficult for us to manage our business successfully and to pursue our growth strategy.

We may not be able to identify suitable acquisition candidates, effectively integrate newly acquired businesses or achieve expected profitability from acquisitions.

          Part of our growth strategy is to increase our revenue and the market regions that we serve through the acquisition of complementary businesses. There can be no assurance that suitable candidates for acquisitions can be identified or, if suitable candidates are identified, that acquisitions can be completed on acceptable terms, if at all. Even if suitable candidates are identified, any future acquisitions may entail a number of risks that could adversely affect our business and the market price of our common stock, including the integration of the acquired operations, diversion of management's attention, risks of entering new market regions in which we have limited experience, adverse short-term effects on our reported operating results, the potential loss of key employees of acquired businesses and risks associated with unanticipated liabilities.

          We may use our common stock to pay for acquisitions. If the owners of potential acquisition candidates are not willing to receive our common stock in exchange for their businesses, our acquisition prospects could be limited. Future acquisitions could also result in accounting charges, potentially dilutive issuances of equity securities and increased debt and contingent liabilities, including liabilities related to unknown or undisclosed circumstances, any of which could have a material adverse effect on our business and the market price of our common stock.

We may face difficulties as we expand our operations into countries in which we have limited operating experience.

          We provide transportation services within and between continents on an increasing basis. In 2006 and 2007, international transportation accounted for 0% and 3% of revenue, respectively. We intend to continue expanding our global footprint, specifically in international-air and ocean modes, in order to maintain an appropriate cost structure and meet our clients' delivery needs. This may involve expanding into countries other than those in which we currently operate. Our business outside of the United States is subject to various risks, including:

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  changes in economic and political conditions in the United States and abroad;

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  changes in compliance with international and domestic laws and regulations;

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  wars, civil unrest, acts of terrorism and other conflicts;

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  natural disasters;

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  changes in tariffs, trade restrictions, trade agreements and taxations;

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  difficulties in managing or overseeing foreign operations;

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  limitations on the repatriation of funds because of foreign exchange controls;

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  less developed and less predictable legal systems than those in the United States; and

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  intellectual property laws of countries which do not protect our intellectual property rights to the same extent as the laws of the United States.

          The occurrence or consequences of any of these factors may restrict our ability to operate in the affected region and/or decrease the profitability of our operations in that region.

          As we expand our business in foreign countries we will become exposed to increased risk of loss from foreign currency fluctuations and exchange controls as well as longer accounts receivable payment cycles. We have limited control over these risks, and if we do not correctly anticipate changes in international economic and political conditions, we may not alter our business practices in time to avoid adverse effects.

If we are unable to manage the risks and challenges associated with our operations in India, the growth of our business could be impacted.

          In 2005, we expanded our business operations to include facilities in Kolkata and Pune, India. These facilities, which provide customer support and administrative services, accounted for approximately 8% of our workforce as of March 31, 2008. We are subject to a number of risks and challenges that specifically relate to our operations in India, including the following:

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  wages in India are increasing at a faster rate than in the North America, which may result in increased costs for our Indian workforce;

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  the exchange rate between the Indian rupee and the U.S. dollar has changed substantially in recent years and may fluctuate substantially in the future. An appreciation of the Indian rupee against the U.S. dollar or a fluctuation in interest rates in India may have an adverse effect on our cost of revenue, gross profit margin and net income, which may in turn have a negative impact on our business, operating results and financial condition; and

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  we do not currently employ our Indian workforce directly but rather contract with an independent third-party to provide and train workers through our build, operate, transfer (BOT) arrangements. Although additional hiring may be necessary, we are able to provide all of the services performed by our Indian workforce through our domestic operations. In addition, we believe that we could replace our BOT arrangement over time with other arrangements in India or in another low cost foreign labor market. However, a significant failure by our independent contractor to provide and train Indian workers under our existing BOT arrangement could result in increased costs and disruptions or delays in the provision of our services and could distract our management from operating and growing our business.

Our operations are subject to various environmental laws and regulations, the violation of which could result in substantial fines or penalties.

          From time to time, we arrange for the movement of hazardous materials at the request of our clients. As a result, we are subject to various environmental laws and regulations relating to the handling, transport and disposal of hazardous materials. If our clients or carriers are involved in a spill or other accident involving hazardous materials, or if we are found to be in violation of applicable laws or regulations, we could be subject to substantial fines or penalties, response or remediation costs, and civil and criminal liability, any of which could have an adverse effect on our business and results of operations. In addition, current and future national laws and multilateral agreements relating to carbon emissions and the effects of global warming can be expected to have a significant impact on the transportation sector generally and the operations and profitability of some of our carriers in particular, which could adversely affect our business and results of operations.

Our business depends on compliance with many government regulations.

          International and domestic transportation of goods is subject to a number of governmental regulations, including licensing and financial security requirements, import and export regulations, security requirements, packaging regulations and notification requirements. These regulations and requirements are subject to change based on new legislation and regulatory initiatives, which could affect the economics of the transportation industry by requiring changes in operating practices or influencing the demand for, and the cost of providing, transportation services.

          We are licensed by the U.S. Department of Transportation as a broker authorized to arrange for the transportation of general commodities by motor vehicle. We must comply with certain insurance and surety bond requirements to act in this capacity. Prior to the completion of this offering, we expect to obtain an ocean transportation intermediary license from the Federal Maritime Commission to act as an ocean freight forwarder and as a non-vessel operating common carrier. The application for our ocean transportation intermediary license has been approved, and we expect to be issued the license upon the completion of certain compliance requirements.

          We are currently providing customs broker services through contacts with licensed customs brokers. We are in the process of obtaining a license as a customs broker, and as a licensed customs broker we will be required to comply with applicable customs and customs broker regulations. We intend to register as an indirect air carrier with the Transportation Security Administration, and as a registered indirect air carrier we will be required to comply with air security regulations imposed by the Transportation Security Administration.

          We may experience an increase in operating costs, such as security costs, as a result of governmental regulations that have been and will be adopted in response to terrorist activities and potential terrorist activities. No assurances can be given that we will be able to pass these increased costs on to our clients in the form of rate increases or surcharges.

If the key members of our management team do not remain with us in the future, our business, operating results and financial condition could be adversely affected.

          Our future success may depend to a significant extent on the continued services of Douglas R. Waggoner, our Chief Executive Officer; David B. Menzel, our Chief Financial Officer; and Samuel K. Skinner, our non-executive Chairman. The loss of the services of any of these or other individuals could adversely affect our business, operating results and financial condition and could divert other senior management time in searching for their replacements.

Our management team has limited experience managing a public company, and regulatory compliance may divert its attention from the day-to-day management of our business.

          The individuals who now constitute our management team have limited experience managing a publicly-traded company and limited experience complying with the increasingly complex laws pertaining to public companies. Our management team may not successfully or efficiently manage our transition into a public company that will be subject to significant regulatory oversight and reporting obligations under federal securities laws. In particular, these new obligations will require substantial attention from our senior management and divert their attention away from the day-to-day management of our business, which could materially and adversely impact our business operations.

We will incur increased costs as a result of being a public company.

          We will face increased legal, accounting, administrative and other costs and expenses as a public company that we do not incur as a private company. The Sarbanes-Oxley Act of 2002, including the requirements of Section 404, as well as new rules and regulations subsequently implemented by the

Securities and Exchange Commission (the SEC), the Public Company Accounting Oversight Board and the Nasdaq Global Market, imposes additional reporting and other obligations on public companies. We expect that compliance with these public company requirements will increase our costs and make some activities more time-consuming. A number of those requirements will require us to carry out activities we have not done previously. For example, we will create new board committees and adopt new internal controls and disclosure controls and procedures. In addition, we will incur additional expenses associated with our SEC reporting requirements. For example, under Section 404 of the Sarbanes-Oxley Act, for our annual report on Form 10-K for our fiscal year ending December 31, 2009, we will need to document and test our internal control procedures, our management will need to assess and report on our internal control over financial reporting and our independent accountants will need to issue an opinion on the effectiveness of those controls. Furthermore, if we identify any issues in complying with those requirements (for example, if we or our accountants identified a material weakness or significant deficiency in our internal control over financial reporting), we could incur additional costs rectifying those issues, and the existence of those issues could adversely affect us, our reputation or investor perceptions of us. We also expect that it will be difficult and expensive to obtain director and officer liability insurance, and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. As a result, it may be more difficult for us to attract and retain qualified persons to serve on our board of directors or as executive officers. Advocacy efforts by stockholders and third-parties may also prompt even more changes in governance and reporting requirements. We expect that the additional reporting and other obligations imposed on us by these rules and regulations will increase our legal and financial compliance costs and the costs of our related legal, accounting and administrative activities by approximately $1.4 million per year. These increased costs will require us to divert a significant amount of money that we could otherwise use to expand our business and achieve our strategic objectives.

Our ability to raise capital in the future may be limited, and our failure to raise capital when needed could prevent us from growing.

          We may in the future be required to raise capital through public or private financing or other arrangements. Such financing may not be available on acceptable terms, or at all, and our failure to raise capital when needed could harm our business. Additional equity financing may dilute the interests of our common stock holders, and debt financing, if available, may involve restrictive covenants and could reduce our profitability. If we cannot raise funds on acceptable terms, we may not be able to grow our business or respond to competitive pressures.

Risks Related to this Offering and Ownership of Our Common Stock

Because a limited number of stockholders will control the majority of the voting power of our common stock, investors in this offering will not be able to determine the outcome of stockholder votes.

          Upon the completion of this offering, Eric P. Lefkofsky, Richard A. Heise, Jr., Bradley A. Keywell, affiliates of the Nazarian family and affiliates of New Enterprise Associates will, directly or indirectly, beneficially own and have the ability to exercise voting control over, in the aggregate,                         % of our outstanding common stock. As a result, these stockholders will be able to exercise significant control over all matters requiring stockholder approval, including the election of directors, any amendments to our certificate of incorporation and significant corporate transactions. These stockholders may exercise this control even if they are opposed by our other stockholders. Without the consent of these stockholders, we could be delayed or prevented from entering into transactions (including the acquisition of our company by third-parties) that may be viewed as beneficial to us or our other stockholders. In addition, this significant concentration of stock ownership may adversely affect the trading price of our common stock if investors perceive disadvantages in owning stock in a company with controlling stockholders.

The future sale of our common stock could negatively affect our stock price after this offering.

          After this offering, we will have                         shares of common stock outstanding,                         of which will be available for immediate public sale. The remaining                         shares of common stock outstanding after this offering, including an aggregate of                         shares beneficially owned, directly or indirectly, by Eric P. Lefkofsky, Richard A. Heise, Jr., Bradley A. Keywell, affiliates of the Nazarian family and affiliates of New Enterprise Associates, will be available for sale 180 days after the date of this prospectus, subject (in the case of shares held by our affiliates) to volume, manner of sale and other limitations under Rule 144. Additional sales of our common stock in the public market after this offering, or the perception that these sales could occur, could cause the market price of our common stock to decline.

          Our directors, officers and stockholders have agreed to enter into "lock up" agreements with the underwriters, in which they will agree to refrain from selling their shares for a period of 180 days after this offering.                        of our shares will become available for sale 180 days after this offering upon the expiration of these agreements. Increased sales of our common stock in the market could exert significant downward pressure on our stock price. These sales also may make it more difficult for us to sell equity or equity-related securities in the future at a time and price we deem appropriate.

          In addition,                        of our shares of common stock, including shares beneficially owned, directly or indirectly, by Eric P. Lefkofsky, Richard A. Heise, Jr., Bradley A. Keywell, affiliates of the Nazarian family and affiliates of New Enterprise Associates, will be entitled to registration rights with respect to these shares after this offering. Such holders may require us to register the resale of all or substantially all of these shares upon demand. These holders include certain individuals and entities that will be selling shares of our common stock in this offering.

We will have broad discretion in using our net proceeds from this offering, and the benefits from our use of the proceeds may not meet investors' expectations.

          Our management will have broad discretion over the allocation of our net proceeds from this offering as well as over the timing of their expenditure without stockholder approval. We have not yet determined the specific amounts of the $                         million of our net proceeds to be used to expand our sales force, to enhance our technology, to acquire or make strategic investments in complementary businesses and for working capital and other general corporate purposes. As a result, investors will be relying upon management's judgment with only limited information about our specific intentions for the use of the balance of our net proceeds from this offering. Our failure to apply these proceeds effectively could cause our business to suffer.

Our stock price may be volatile, and you may not be able to resell your shares at or above the initial public offering price.

          Prior to this offering, there has been no public market for shares of our common stock. An active public trading market for our common stock may not develop or, if it develops, may not be maintained after this offering, and the market price could fall below the initial public offering price. If no trading market develops, securities analysts may not initiate or maintain research coverage of our company, which could further depress the market for our common stock. Some of the factors that may cause the market price of our common stock to fluctuate include:

  •
  fluctuations in our quarterly financial results or the quarterly financial results of companies perceived to be similar to us;

  •
  changes in market valuations of similar companies;

  •
  success of competitive products or services;

  •
  changes in our capital structure, such as future issuances of debt or equity securities;

  •
  announcements by us, our competitors, our clients or our carriers of significant products or services, contracts, acquisitions or strategic alliances;

  •
  regulatory developments in the United States or foreign countries;

  •
  litigation involving our company, our general industry or both;

  •
  additions or departures of key personnel;

  •
  investors' general perception of us; and

  •
  changes in general economic, industry and market conditions.

          In addition, if the stock market in general experiences a loss of investor confidence, the trading price of our common stock could decline for reasons unrelated to our business, financial condition or results of operations. If any of the foregoing occurs, it could cause our stock price to fall and may expose us to class action lawsuits that, even if unsuccessful, could be costly to defend and a distraction to management. As a result, you could lose all or part of your investment. Our company, the selling stockholders and the representatives of the underwriters have negotiated to determine the initial public offering price. The initial public offering price may be higher than the trading price of our common stock following this offering.

Our quarterly results are difficult to predict and may vary from quarter to quarter, which may result in our failure to meet the expectations of investors and increased volatility of our stock price.

          The continued use of our services by our clients depends, in part, on the business activity of our clients and our ability to meet their cost saving needs, as well as their own changing business conditions. In addition, a significant percentage of our revenue is subject to the discretion of our transactional clients, who may stop using our services at any time, and the transportation industry in which we operate is subject to some degree of seasonal sales fluctuations as shipments generally are lower during and after the winter holiday season. Therefore, the number, size and profitability of shipments may vary significantly from quarter to quarter. As a result, our quarterly operating results are difficult to predict and may fall below the expectations of current or potential investors in some future quarters, which could lead to a significant decline in the market price of our stock and volatility in our stock price.

If equity research analysts do not publish research or reports about our business or if they issue unfavorable commentary or downgrade our common stock, the price of our common stock could decline.

          The trading market for our common stock will rely in part on the research and reports that equity research analysts publish about us and our business. We do not control these analysts. The price of our stock could decline if one or more equity analysts downgrade our stock or if those analysts issue other unfavorable commentary or cease publishing reports about us or our business.

Because our existing investors paid substantially less than the initial public offering price when they purchased their shares, new investors will incur immediate and substantial dilution in their investment.

          Investors purchasing shares in this offering will incur immediate and substantial dilution in net tangible book value per share because the price that new investors pay will be substantially greater than the net tangible book value per share of the shares acquired. This dilution is due in large part to the fact that our existing investors paid substantially less than the initial public offering price when they purchased their shares. In addition, there will be options to purchase                        shares of common

stock outstanding upon the completion of this offering. To the extent such options are exercised in the future, there will be further dilution to new investors.

          The initial public offering price for the shares sold in this offering was determined by negotiations among us, the selling stockholders and the representatives of the underwriters and may not be indicative of prices that will prevail in the trading market. See "Underwriting" for a discussion of the determination of the initial public offering price.

We do not currently intend to pay dividends, which may limit the return on your investment in us.

          We currently intend to retain all available funds and any future earnings for use in the operation and expansion of our business and do not anticipate paying any cash dividends in the foreseeable future.

If our board of directors authorizes the issuance of preferred stock, holders of our common stock could be diluted and harmed.

          Our board of directors has the authority to issue up to             million shares of preferred stock in one or more series and to establish the preferred stock's voting powers, preferences and other rights and qualifications without any further vote or action by the stockholders. The issuance of preferred stock could adversely affect the voting power and dividend liquidation rights of the holders of common stock. In addition, the issuance of preferred stock could have the effect of making it more difficult for a third-party to acquire, or discouraging a third-party from acquiring, a majority of our outstanding voting stock or otherwise adversely affect the market price of our common stock. It is possible that we may need, or find it advantageous, to raise capital through the sale of preferred stock in the future.

FORWARD-LOOKING STATEMENTS

          Many of the statements included in this prospectus contain forward-looking statements and information relating to our company. We generally identify forward-looking statements by the use of terminology such as "may," "will," "could," "should," "potential," "continue," "expect," "intend," "plan," "estimate," "anticipate," "believe," or similar phrases or the negatives of such terms. We base these statements on our beliefs as well as assumptions we made using information currently available to us. Such statements are subject to risks, uncertainties and assumptions, including those identified in "Risk Factors," as well as other matters not yet known to us or not currently considered material by us. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. Given these risks and uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements, which speak only as of the date of this prospectus. Forward-looking statements do not guarantee future performance and should not be considered as statements of fact.

          Factors that may cause actual results to differ from expected results include, among others:

  •
  general economic conditions, including an increase in fuel prices and a downturn in the transportation services and business process outsourcing industry;

  •
  competition in our industry and innovation by our competitors;

  •
  our failure to anticipate and adapt to future changes in our industry;

  •
  uncertainty regarding our product and service innovations;

  •
  our inability to successfully identify and manage our acquisitions or hire qualified account executives;

  •
  adverse developments concerning our relationships with certain key clients or carriers;

  •
  our inability to adequately protect our intellectual property and litigation regarding intellectual property;

  •
  the increased expenses and administrative workload associated with being a public company; and

  •
  failure to maintain an effective system of internal controls necessary to accurately report our financial results and prevent fraud.

          All future written and verbal forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. We undertake no obligation, and specifically decline any obligation, to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus might not occur.

          See the section entitled "Risk Factors" for a more complete discussion of these risks and uncertainties and for other risks and uncertainties. These factors and the other risk factors described in this prospectus are not necessarily all of the important factors that could cause actual results to differ materially from those expressed in any of our forward-looking statements. Other unknown or unpredictable factors also could harm our results. Consequently, there can be no assurance that the actual results or developments anticipated by us will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, us.

USE OF PROCEEDS

          We estimate that the net proceeds to us from the sale of the                        shares of our common stock we are offering will be approximately $                         million, assuming an initial public offering price of $                        per share, the midpoint of the filing range set forth on the cover of this prospectus, and after deducting the underwriting discounts and estimated expenses payable by us. We will not receive any proceeds from the sale of shares of our common stock by the selling stockholders.

          We intend to use our net proceeds from this offering primarily to expand our sales force, to enhance our technology, to acquire or make strategic investments in complementary businesses and for working capital and other general corporate purposes. As of the date of this prospectus, we have no binding commitment or agreement relating to any acquisition or investment. We have not yet determined the amount of our net proceeds to be used specifically for any of the foregoing purposes. Accordingly, management will have significant flexibility in applying our net proceeds of this offering. In addition to the foregoing purposes, we intend to use approximately $2.3 million of our net proceeds from this offering to make required accrued dividend payments to the holders of our Series B and D preferred shares, which holders include certain of our directors or entities owned or controlled by them. Pending their use, we intend to invest the balance of our net proceeds from this offering in short-term, investment grade interest-bearing instruments.

DIVIDEND POLICY

          Historically, we have not paid dividends on our common stock, and we currently do not intend to pay any dividends on our common stock after the completion of this offering. We intend to retain all available funds and any future earnings for use in the operation and expansion of our business. Any determination in the future to pay dividends will depend upon our financial condition, capital requirements, operating results and other factors deemed relevant by our board of directors, including any contractual or statutory restrictions on our ability to pay dividends.

CAPITALIZATION

          The following table sets forth our cash and cash equivalents and capitalization as of March 31, 2008:

  •
  on an actual basis;

  •
  on a pro forma as adjusted basis to give effect to (i) the recapitalization of all outstanding shares of our common stock, Series B preferred stock and Series D preferred stock into newly issued shares of our common stock on approximately a one-for-one basis, (ii) approximately $2.3 million of required accrued dividend payments to the holders of our Series B and D preferred shares and (iii) the sale of            shares of our common stock offered by us in this offering assuming an initial public offering price of $            per share, the midpoint of the filing range set forth on the cover of this prospectus, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us.

          You should read this table together with "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Description of Capital Stock," and our consolidated financial statements and related notes, which are included elsewhere in this prospectus.

	As of March 31, 2008
	Actual	Pro forma as adjusted
	(unaudited) (dollars in thousands)
Cash and cash equivalents	$2,836	$

Long-term debt, including current portion and capital leases(1)	474
Series D Preferred Stock, par value $0.0001 per share, 6,258,993 shares authorized, 6,258,993 shares issued and outstanding, actual; no shares authorized, no shares issued and outstanding, pro forma as adjusted	18,955
Stockholders' equity:
Series B Preferred Stock, par value $0.0001 per share, 125,000 shares authorized, 125,000 shares issued and outstanding, actual; no shares authorized, no shares issued and outstanding, pro forma as adjusted	22
Series A Common Stock, par value $0.0001 per share, 35,000,000 shares authorized, 24,125,038 shares issued and outstanding, actual; no shares authorized, no shares issued and outstanding, pro forma as adjusted	2
Common Stock, par value $0.0001 per share, no shares authorized, no shares issued and outstanding, actual; shares authorized, shares issued and outstanding, pro forma as adjusted
Preferred Stock, par value $0.0001 per share, no shares authorized, no shares issued and outstanding, actual; shares authorized, no shares issued and outstanding, pro forma as adjusted
Stockholder receivable(2)	(2)
Additional paid-in capital	(2,938)
Accumulated equity (deficit)	528

Total stockholders' equity (deficit)	(2,388)

Total capitalization	$17,041	$

(1)
Reflects the amount outstanding as of March 31, 2008, pursuant to capital lease obligations related to the acquisition of office furniture.

(2)
This receivable was paid subsequent to March 31, 2008.

DILUTION

          If you invest in our common stock, your interest will be diluted immediately to the extent of the difference between the public offering price per share of our common stock and the pro forma net tangible book value per share of our common stock after this offering.

          Our pro forma net tangible book value as of March 31, 2008 was approximately $                        , or $                        per share of common stock. Pro forma net tangible book value per share represents the amount of our total tangible assets reduced by the amount of our total liabilities, divided by the number of shares of our common stock outstanding, on a pro forma basis after giving effect to the recapitalization of all outstanding shares of our common stock, Series B preferred stock and Series D preferred stock into newly issued shares of our common stock approximately on a one-for-one basis to be effectuated prior to the completion of this offering and approximately $2.3 million of required accrued dividend payments to the holders of our Series B and D preferred shares.

          After giving effect to the sale of the                        shares of common stock offered by us assuming an initial public offering price of $                        per share, the midpoint of the filing range set forth on the cover of this prospectus, and after deducting the underwriting discounts and estimated offering expenses payable by us, our pro forma as adjusted net tangible book value as of March 31, 2008 would have been approximately $                        , or $                        per share. This represents an immediate increase in pro forma net tangible book value of $                        per share to existing stockholders and an immediate dilution of $                        per share to new investors. The following table illustrates this dilution:

Initial public offering price per share	$
Pro forma net tangible book value per share as of March 31, 2008	$
Increase in pro forma net tangible book value per share attributable to this offering	$
Pro forma as adjusted net tangible book value per share as of March 31, 2008, as adjusted for this offering	$

Dilution per share to new investors	$

          After this offering and assuming the exercise in full of all options outstanding and exercisable as of March 31, 2008, pro forma as adjusted net tangible book value per share as of March 31, 2008 would have been $                        , representing an immediate increase in pro forma net tangible book value of $                        per share to existing stockholders and an immediate dilution of $                        per share to new investors.

          We will not receive any proceeds from the sale of the                        shares to be sold by the selling stockholders or the                        shares that may be sold by the selling stockholders pursuant to the underwriters' option to purchase additional shares from the selling stockholders.

          The following table sets forth on a pro forma as adjusted basis as of March 31, 2008:

  •
  the number of shares of our common stock purchased by existing stockholders and the total consideration and the average price per share paid for those shares; and

  •
  the number of shares of our common stock purchased by new investors and the total consideration and the average price per share paid for those shares (assuming an initial public offering price of $                        per share, the midpoint of the filing range set forth on the cover of this prospectus).

          These pro forma numbers give effect to the recapitalization of all outstanding shares of our common stock, Series B preferred stock and Series D preferred stock into newly issued shares of our common stock on approximately a one-for-one basis to be effectuated prior to the completion of this offering.

	Number of shares purchased	Total consideration	Average price per share
Existing stockholders	29,609,031	$23,077,055	$0.78
New investors
Total

          The share information shown in the table above excludes:

  •
  1,221,667 shares of issued unvested common stock;

  •
  2,735,500 shares of common stock issuable upon the exercise of outstanding stock options at a weighted average exercise price of $2.49 per share;

  •
  shares of common stock underlying stock options that we intend to grant to certain employees prior to the completion of this offering under our Stock Incentive Plan at an exercise price equal to the initial public offering price; and

  •
  1,419,500 shares of common stock available for additional grants under our stock incentive plan.

SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

          The following table presents selected consolidated financial and other data as of and for the periods indicated. You should read the following information together with the more detailed information contained in "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and the accompanying notes.

	Years ended December 31,						Three months ended March 31,
	2005		2006		2007		2007		2008
							(unaudited)		(unaudited)
	(dollars in thousands, except per share data)
Consolidated statements of operations data:
Revenue:
Transportation		$7,228		$32,417		$93,932		$12,694		$38,388
Fee for services		94		778		1,529		195		541

Total revenue		7,322		33,195		95,461		12,889		38,929
Transportation costs		6,152		27,704		74,576		10,373		30,175

Gross profit		1,170		5,491		20,885		2,516		8,754
Operating expenses:
Commissions		156		866		4,291		314		1,922
General and administrative		1,472		4,387		12,037		1,730		4,625
Depreciation and amortization		67		691		1,845		257		705

Total operating expenses		1,695		5,944		18,173		2,301		7,252

Income (loss) from continuing operations		(525)		(453)		2,712		215		1,502
Other income (expense)		12		201		191		91		(1)

Income (loss) before income taxes and discontinued operations		(513)		(252)		2,903		306		1,501
Income tax benefit (expense)		—		220		(1,174)		(122)		(595)

Income (loss) before discontinued operations		(513)		(32)		1,729		184		906
Loss from discontinued operations		—		(214)		—		—		—

Net income (loss)		(513)		(246)		1,729		184		906
Dividends on preferred shares		(5)		(602)		(1,054)		(262)		(262)

Net income (loss) applicable to common stockholders		$(518)		$(848)		$675		$(78)		$644

Net income (loss) per share of common stock:
Basic		$(0.02)		$(0.04)		$0.03		$—		$0.03
Diluted		$(0.02)		$(0.04)		$0.03		$—		$0.03
Shares used in per share calculations:
Basic		21,548		22,388		23,425		22,836		24,114
Diluted		21,548		22,388		24,905		22,836		25,416
Unaudited pro forma tax benefit (expense)(1)		$205		$(34)		$—		—		—
Unaudited pro forma net loss(1)		$(308)		$(280)		$—		—		—
Unaudited pro forma net income (loss) per share of common stock(2):
Basic	$		$		$		$		$
Diluted	$		$		$		$		$
Shares used in unaudited pro forma per share calculations:
Basic
Diluted
Other data:
Enterprise clients(3)		12		27		62		33		65
Transactional clients served in period(4)		202		650		4,566		626		3,993
Total clients(5)		214		677		4,628		659		4,058
Employees and independent contractors(6)		44		105		344		138		433

(1)
Unaudited pro forma income tax benefit (expense) represents a combined federal and state effective tax rate of 40% and does not consider potential tax loss carrybacks, carryforwards or realizability of deferred tax assets. The unaudited pro forma net income represents our net income (loss) for the periods presented as adjusted to give effect to the pro forma income tax benefit (expense).

(2)
Unaudited pro forma net income (loss) per share of common stock (i) reflects the recapitalization of all outstanding shares of our common stock, Series B preferred stock and Series D preferred stock on approximately a one-for-one basis and (ii) approximately $2.3 million of required accrued dividend payments to the holders of our Series B and D preferred shares.

(3)
Reflects number of enterprise clients on the last day of the applicable period.

(4)
Reflects number of transactional clients served in the applicable period.

(5)
Reflects total number of enterprise clients determined on the last day of the applicable period and number of transactional clients served in the applicable period.

(6)
Reflects number of employees, agents and independent contractors on the last day of the applicable period.

	As of December 31,		As of March 31,
	2006	2007	2008
			(unaudited)
	(in thousands)
Consolidated balance sheet data:
Cash and cash equivalents	$8,853	$1,568	$2,836
Working capital	7,891	4,600	4,996
Total assets	17,048	27,564	34,215
Total liabilities	5,602	12,322	17,648
Convertible preferred shares	17,648	18,695	18,955
Cash dividends per common share	—	—	—
Total stockholders' deficit	$(6,202)	$(3,453)	$(2,388)

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

          The following discussion should be read in conjunction with the consolidated financial statements and accompanying notes and the information contained in other sections of this prospectus, particularly under the headings "Risk Factors," "Selected Consolidated Financial and Other Data" and "Business." It contains forward-looking statements that involve risks and uncertainties, and is based on the beliefs of our management, as well as assumptions made by, and information currently available to, our management. Our actual results could differ materially from those anticipated by our management in these forward-looking statements as a result of various factors, including those discussed below and elsewhere in this prospectus, particularly under the heading "Risk Factors."

Overview

          We are a leading provider of technology enabled business process outsourcing (BPO) serving the transportation and logistics needs of our clients. Our proprietary technology platform compiles and analyzes data from our diversified network of over 16,000 transportation providers to efficiently serve our clients' shipping needs and optimize their freight management. Our technology enables us to identify excess transportation capacity and obtain preferential rates, service terms and cost savings for our clients. We provide solutions across all major transportation modes, including truckload (TL), less than truck load (LTL), small parcel, inter-modal, domestic air, expedited services and international. Our core logistics services include pre-engagement freight analysis, rate negotiation, shipment execution and tracking, carrier management, routing compliance, freight bill audit and payment and performance management and reporting, including executive dashboard tools.

          We procure transportation and provide logistics services and solutions for more than 4,600 clients across a wide range of industries, such as manufacturing and consumer products. Our clients fall into two categories, enterprise and transactional. We typically enter into multi-year contracts with our enterprise clients, which are often on an exclusive basis for a specific transportation mode or point of origin. As part of our value proposition, we also provide core logistics services to these clients. We provide discrete logistics services and solutions to our transactional clients on a shipment-by-shipment basis, which are typically priced on a spot market, or individual, basis.

Acquisition of Mountain Logistics, Inc.

          On May 17, 2007, we acquired Mountain Logistics, Inc. (which was doing business as Transportation Management Group but now operates under the Echo name), a third-party logistics provider with offices in Park City, Utah and Los Angeles, California. As a result of the acquisition, we believe we have established a significant presence in the West Coast market by gaining over 200 West Coast clients and 43 sales agents. The purchase price was $4.3 million, consisting of approximately $4.25 million in cash paid in May 2007 and expenses incurred directly related to the acquisition. An additional $6.45 million in cash may become payable and 550,000 shares of our common stock may become issuable contingent upon the achievement of certain performance measures on or prior to May 31, 2012. Our 2007 results of operations include the results of operations of Mountain Logistics beginning May 1, 2007. In 2006, Mountain Logistics generated revenues of $12.0 million.

Revenue

          We generate revenue through the sale of transportation and logistics services and solutions to our clients. Since our inception, our growth rates have decreased as our revenue has grown, and we expect this trend to continue. Our total revenue was $7.3 million, $33.2 million and $95.5 million in 2005, 2006 and 2007, respectively, reflecting growth rates of 353% and 188% in 2006 and 2007, respectively, as compared to the corresponding prior year.

          Our revenue is generated from two different types of clients: enterprise and transactional. Our enterprise accounts typically generate higher dollar amounts and volume than our transactional relationships. We categorize a client as an enterprise client if we have a contract with the client for the provision of services on a recurring basis. Our contracts with enterprise clients typically have a multi-year term and are often exclusive for a certain transportation mode or point of origin. In several cases, we provide substantially all of a client's transportation and logistics requirements. We categorize all other clients as transactional clients. We provide services to our transactional clients on a shipment-by-shipment basis. As of December 31, 2007, we had 62 enterprise clients and, in 2007, we served 4,566 transactional clients. In the first quarter of 2008, we entered into contracts with seven new enterprise clients. In 2005, 2006 and 2007, enterprise clients accounted for 45%, 78% and 56% of our revenue, respectively, and transactional clients accounted for 55%, 22% and 44% of our revenue, respectively. The increase in our revenue attributable to enterprise clients in 2006 was due to the addition of several significant enterprise clients. In 2007, we experienced significant sales growth in our transactional client base because we increased the number of our transactional sales representatives and sales agents. We expect to continue to grow both our enterprise and transactional client base in the future, although the rate of growth for each type of client will vary depending on strategic opportunities in the marketplace.

          Revenue is recognized when the client's product is delivered by a third-party carrier or when services have been rendered. We recognize revenue either on a gross basis or on a net basis depending on the specific terms of the shipment and the underlying agreement with our client. Revenue recorded on a gross basis for shipments is reported as transportation revenue. Revenue recorded on a net basis, including revenue for other services performed on behalf of our clients, is reported as fee for service revenue. In 2007, we had two enterprise clients and a portion of our small parcel shipments recorded on a net basis. In 2007, we recorded $93.9 million of transportation revenue and $1.5 million of fee for service revenue. See "—Critical Accounting Policies—Revenue Recognition."

          Revenue recognized per shipment will vary depending on the transportation mode, shipment density and mileage of the product shipped. The primary modes of shipment that we transact in are TL, LTL and small parcel. Other transportation modes include inter-modal, domestic air, expedited services and international. Typically, our revenue is lower for an LTL shipment than for a TL shipment, and revenue per shipment is higher for shipments in modes other than TL, LTL and small parcel. Material shifts in the percentage of our total revenue by transportation mode could have a significant impact on our revenue growth. In 2007, LTL accounted for 42% of our total revenue, TL accounted for 36% of our total revenue, small parcel accounted for 14% of our total revenue and other transportation modes accounted for 8% of our total revenue.

          The transportation industry has historically been subject to seasonal sales fluctuations as shipments generally are lower during and after the winter holiday season. While we have experienced some seasonality, differences in our revenue between periods have been driven primarily by growth in our client base.

Transportation costs and gross profit

          We act primarily as a service provider to add value and expertise in the procurement and execution of transportation and logistics services for our clients. The amount of transaction costs we record for each shipment depends on the qualification of the shipment as either gross or net. If the shipment is recorded at gross, our gross profit consists of transportation revenue minus transportation cost. Our transportation costs consists primarily of the direct cost of transportation paid to the carrier. If the shipment is recorded at net, our gross profit is our fee for service revenue, and no transportation cost is recorded for that shipment.

          Gross profit is the primary indicator of our ability to procure services provided by carriers and other third-parties and is considered by management to be the primary measurement of our growth. Although our transportation cost is typically lower for an LTL shipment than for a TL shipment, our gross profit margin is typically higher for an LTL shipment than for a TL shipment. Material shifts in the percentage of our revenue by transportation mode, including small parcel, could have a significant impact on our gross profit. The discussion of results of operations below focuses on changes in our gross profits and expenses as a percentage of gross profit margin. In 2005, 2006 and 2007, our gross profit was $1.2 million, $5.5 million and $20.9 million, respectively, reflecting growth rates of 369% and 280% in 2006 and 2007, respectively, compared to the corresponding prior year.

Operating expenses

          Our operating expenses consist of commissions paid to our sales personnel, general and administrative expenses, including stock-based compensation expenses, to run our business and depreciation and amortization.

          Commissions paid to our sales personnel are a significant component of our operating expenses. These commissions are based on the gross profit we collect from the clients for which they have primary responsibility. In 2005, 2006 and 2007, commission expense was 13.3%, 15.8% and 20.5%, respectively, as a percentage of our gross profit. The percentage of gross profit paid as commissions will vary depending on the type of client, composition of the sales team and mode of transportation. The increase in commission expense as a percentage of gross profit in 2006 and 2007 is partially attributable to the significant growth of our transactional sales during that time, which typically have higher commission rates. The increase is also attributable to our transition from early stage reliance on senior management relationships, with respect to which we generally do not pay commissions, to reliance on a dedicated sales force, to whom we do pay commissions. Commission expense, stated as a percentage of gross profit, could increase or decrease in the future depending on the composition of our revenue growth and the relative impact of changes in sales teams and service offerings.

          We accrue for commission expense when we recognize the related revenue. Some of our sales personnel receive a monthly advance to provide them with a more consistent income stream. Cash paid to our sales personnel in advance of commissions earned is reflected as a prepaid expense on our balance sheet. As our sales personnel earn commissions, a portion of their commission payment is withheld and offset against their prepaid commission balance, if any. As of December 31, 2005, 2006 and 2007, our prepaid commission expense balance was $0.1 million, $0.2 million and $0.9 million, respectively.

          Our general and administrative expenses primarily consist of compensation costs for our operations, information systems, finance and administrative support employees, and stock-based compensation. Historically, we have managed our business with relatively low general and administrative expenses. In 2005, 2006 and 2007, our general and administrative expenses were $1.5 million, $4.4 million and $12.0 million, respectively. In 2005, 2006 and 2007, general and administrative expenses as a percentage of gross profit were 125.8%, 79.9% and 57.6%, respectively. The decrease, as a percentage of gross profit, in 2006 and 2007 reflects our ability to add clients and sales personnel in order to increase our gross profit without incurring a corresponding increase in our general and administrative expenses during that time.

          In 2006 and 2007, our stock-based compensation expense was $71,484 and $323,044, respectively. In 2006, we recorded stock-based compensation expense to comply with the requirement to expense stock options under FAS 123 (R). In 2007, our stock-based compensation expense increased due to additional stock options we granted in 2007.

          Our depreciation expense is primarily attributable to our depreciation of purchases of computer hardware and software, equipment and furniture and fixtures. In 2005, 2006 and 2007, our depreciation expense was $0.1 million, $0.7 million and $1.4 million, respectively.

          Our amortization expense is attributable to our amortization of intangible assets acquired from Mountain Logistics in May 2007 and Bestway in October 2007, including client relationships, tradenames and non-compete agreements. In 2007, our amortization expense was $0.5 million.

Recapitalization

          Prior to the completion of this offering, we intend to recapitalize all outstanding shares of our common stock, Series B preferred stock and Series D preferred stock into newly issued shares of common stock on approximately a one-for-one basis. For a discussion of the recapitalization, see "Certain Relationships and Related Party Transactions—Recapitalization."

Income Taxes

          On June 7, 2006, our company completed a conversion pursuant to which Echo Global Logistics, LLC, a limited liability company, converted to Echo Global Logistics, Inc., a corporation. As a limited liability company, we were treated as a partnership for federal income tax purposes. As a result, all items of income, expense, gain and loss of Echo were generally reportable on the tax returns of members of Echo Global Logistics, LLC. Accordingly, we made no provisions for income taxes at the company level during 2005. Our earnings are now subject to federal and state taxes at a combined rate of approximately 40%.

          As a result of our conversion, we now account for income taxes in accordance with SFAS No. 109, Accounting for Income Taxes, under which deferred assets and liabilities are recognized based upon anticipated future tax consequences attributable to differences between financial statement carrying values of assets and liabilities and their respective tax bases. In connection with our conversion, we used $9.4 million of our net proceeds from the issuance of our Series D preferred stock to redeem certain of our Series A common units. Because we redeemed the units as a limited liability company, the cash distribution was taxable to the members and our tax basis increased resulting in the recognition of a deferred tax asset of $3.8 million, for which we recorded a valuation allowance of $1.9 million and a corresponding net increase to additional paid in capital of $1.9 million.

Critical Accounting Policies

  Revenue recognition

          Revenue is recognized when the client's product is delivered by a third-party carrier or when services have been rendered. In accordance with EITF Issue 99-19, Reporting Revenue Gross as a Principal versus Net as an Agent, we recognize revenue either on a gross basis (transportation revenue) or on a net basis (fee for service revenue) depending on the specific terms of the shipment and the underlying agreement with our client. Factors influencing revenue recognition on a gross basis include the terms under which we bear the risks and benefits associated with revenue-generated activities by, among other things: (1) acting as a principal in the transaction; (2) establishing prices; (3) managing all aspects of the shipping process; and (4) taking the risk of loss for collection, delivery and returns. We recognize revenue on a gross basis (transportation revenue) if these factors are more prevalent, and we recognize revenue on a net basis (fee for service revenue) if these factors are less prevalent.

  Goodwill and other intangibles

          Goodwill represents the excess of purchase price and related costs over the value assigned to the net tangible and identifiable intangible assets of businesses acquired. Under SFAS No. 142, Goodwill and other Intangible Assets, goodwill is not amortized, but instead is tested for impairment annually, or more frequently if circumstances indicate a possible impairment may exist, in accordance with the provisions of SFAS No. 142. We evaluate recoverability of goodwill using a two-step impairment test approach at the reporting unit level. In the first step, the fair value for the reporting unit is compared to its book value, including goodwill. If the fair value of the reporting unit is less than the book value, a second step is performed, which compares the implied fair value of the reporting unit's goodwill to the book value of the goodwill. The fair value for the goodwill is determined based on the difference between the fair values of the reporting units and the net fair values of the identifiable assets and liabilities of such reporting units. If the fair value of the goodwill is less than the book value, the difference is recognized as an impairment. As of December 31, 2007, our goodwill balance was $1.9 million.

          SFAS No. 142 also requires that intangible assets with estimable useful lives be amortized over their respective estimated useful lives to the estimated residual values, and reviewed for the impairment whenever impairment indicators exist in accordance with SFAS No. 144, Accounting for Impairment or

Disposal of Long-Lived Assets. Our intangible assets consist of client relationships, trade names and non-compete agreements, which are amortized on a straight-line basis over their applicable useful lives. As of December 31, 2007, the net balance of our intangible assets was $2.9 million.

  Stock-based compensation

          Prior to January 1, 2006, we accounted for stock-based employee compensation arrangements in accordance with provisions of Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees, and complied with the disclosure requirements of Financial Accounting Standards Board (FASB) No. 148, Accounting for Stock-Based Compensation—Transition and Disclosure—An Amendment of FASB Statement No. 123. Effective January 1, 2006, we adopted the fair value recognition provisions of FAS 123 (R), Share-Based Payments, using the prospective transition method and Black-Scholes as the option valuation model. Under the prospective transition method, we will continue to account for nonvested equity awards outstanding at the date of adopting Statement 123 (R) in the same manner as they had been accounted for prior to adoption. As a result, under APB No. 25, compensation expense is based on the difference, if any, on the grant date between the estimated fair value of our stock and the exercise price of options to purchase that stock. The compensation expense is then amortized over the vesting period of the stock options.

          In 2005, we accounted for stock-based compensation in accordance with APB Opinion No. 25. We granted 330,000 options in 2005 at exercise prices ranging from $0.01 to $0.25 per share, which were at or above the fair market value of our common stock. As a result, there was no intrinsic value associated with these option grants. Pursuant to APB Opinion No. 25, we were not required to record any compensation expense in connection with these option grants.

          In 2006, we granted 1,550,000 options at exercise prices ranging from $0.77 to $2.88 per share. The fair market value of our common stock for options granted in 2006 was determined by our management and approved by our board of directors. Our management utilized a discounted cash flow method to determine that our common stock had a fair market value per share of $0.26 as of March 31, 2006, $0.77 as of June 30, 2006, $1.06 as of September 30, 2006 and $1.08 as of December 31, 2006. Our revenue was $33.2 million in 2006, compared to $7.3 million in 2005, and the increase in the value of our common stock attributable to the growth of our business was reflected accordingly. All options granted in 2006 had exercise prices that were at or above the fair market value of our common stock.

          We granted 178,500 options during the six months ended June 30, 2007 at exercise prices ranging from $1.08 to $3.50 per share, which were at or above the fair market value of our common stock. We granted 667,000 options between July 1, 2007 and September 30, 2007 at exercise prices ranging from $4.00 to $4.05 per share, which was at or above the fair market value of our common stock. The fair market values of our common stock for options granted from January 1, 2007 to September 30, 2007 was determined through the application of a discounted cash flow method performed by our management and approved by our board of directors. In November 2007, we engaged an independent valuation specialist to perform a valuation of our common stock. The valuation specialist used a discounted cash flow debt-free method under the income approach to determine that the fair market value of our common stock as of November 30, 2007 was $4.40 per share. During the fourth quarter of 2007, we granted 230,000 options at an exercise price of $4.40 per share. Our revenue was $95.5 million in 2007, compared to $33.2 million in 2006, and the increase in the value of our common stock attributable to the growth of our business was reflected accordingly.

Results of Operations

          The following table sets forth our consolidated statements of income data for the periods presented in both thousands of dollars and as a percentage of our gross profit:

	Years ended December 31,			Three months ended March 31,
	2005	2006	2007	2007	2008
				(unaudited)
Consolidated statements of income data:
Revenue:
Transportation	$7,228	$32,417	$93,932	$12,694	$38,388
Fee for services	94	778	1,529	195	541

Total revenue	7,322	33,195	95,461	12,889	38,929
Transportation costs	6,152	27,704	74,576	10,373	30,175

Gross profit	1,170	5,491	20,885	2,516	8,754
Operating expenses:
Commissions	156	866	4,291	314	1,922
General and administrative	1,472	4,387	12,037	1,730	4,625
Depreciation and amortization	67	691	1,845	257	705

Total operating expenses	1,695	5,944	18,173	2,301	7,252

Income (loss) from operations	$(525)	$(453)	$2,712	$215	$1,502

Stated as a percentage of gross profit:
Gross profit	100.0%	100.0%	100.0%	100.0%	100.0%
Operating expenses:
Commissions	13.3	15.8	20.5	12.5	22.0
General and administrative	125.8	79.9	57.6	68.8	52.8
Depreciation and amortization	5.8	12.5	8.9	10.2	8.0

Total operating expenses	144.9	108.2	87.0	91.5	82.8
Income (loss) from operations	(44.9)%	(8.2)%	13.0%	8.5%	17.2%

Comparison of three months ended March 31, 2008 and 2007

  Revenue

          Our total revenue increased by $26.0 million, or 202%, to $38.9 million during the three months ended March 31, 2008 from $12.9 million during the three months ended March 31, 2007. Transportation revenue increased by $25.7 million, or 202%, to $38.4 million during the three months ended March 31, 2008 from $12.7 million during the three months ended March 31, 2007. Fee for services revenue, a component of our revenue from enterprise clients, increased by $0.3 million, or 178%, to $0.5 million during the three months ended March 31, 2008 from $0.2 million during the three months ended March 31, 2007. The increase in the number of our clients, and the total number of shipments executed on behalf of, and services provided to, these clients, accounted for most of our revenue growth during this period. Revenue from Mountain Logistics and Bestway represented $8.7 million of our total revenue during the three months ended March 31, 2008.

          Our revenue from enterprise clients increased by $7.7 million, or 80%, to $17.3 million during the three months ended March 31, 2008 from $9.6 million during the three months ended March 31, 2007 resulting from an increase in the number of enterprise clients and shipments executed and services provided. As we increased our number of transactional clients, our percentage of total revenue from enterprise clients decreased to 45% of our revenue during the three months ended March 31, 2008 from 75% of our revenue during the three months ended March 31, 2007. As of March 31, 2008, we had 65 enterprise clients under contract, which was an increase of 32, compared to 33 enterprise clients under contract as of March 31, 2007.

          Our revenue from transactional clients increased by $18.3 million, or 563%, to $21.6 million during the three months ended March 31, 2008 from $3.3 million during the three months ended March 31, 2007. The growth in revenue from transactional clients during this period was driven by the increase in the number of our transactional clients due to the addition of transactional sales representatives and sales agents, including sales agents added in connection with the Mountain Logistics and Bestway acquisitions. Our percentage of total revenue from transactional clients increased to 55% of our revenue during the three months ended March 31, 2008 from 25% of our revenue during the three months ended March 31, 2007. We served 3,993 transactional clients during the three months ended March 31, 2008, an increase of 3,367 compared to 626 transactional clients served during the three months ended March 31, 2007.

  Transportation costs

          Our transportation costs increased by $19.8 million, or 191%, to $30.2 million during the three months ended March 31, 2008 from $10.4 million during the three months ended March 31, 2007. The growth in the total number of shipments executed on behalf of our clients accounted for most of the increase in our transportation costs during this period. Our transportation costs as a percentage of total revenue decreased to 77.5% during the three months ended March 31, 2008 from 80.5% during the three months ended March 31, 2007. The improvement as a percentage of revenue is primarily due to a higher percentage of shipments from our transactional clients. Our transactional clients have typically given us more LTL volume than TL volume, and typically the transportation costs per shipment are lower for LTL than TL.

  Gross profit

          Gross profit increased by $6.2 million, or 248%, to $8.8 million during the three months ended March 31, 2008 from $2.5 million during the three months ended March 31, 2007. The growth in the total number of shipments executed on behalf of our clients accounted for most of the increase in our gross profit during this period. Gross profit margins increased to 22.5% during the three months ended March 31, 2008 from 19.5% during the three months ended March 31, 2007. The increase in gross profit margins was the result of our ability to negotiate more favorable terms on our shipments and an increase in our transactional sales, which typically have higher gross profit margins.

  Operating expenses

          Commission expense increased by $1.6 million, or 512%, to $1.9 million during the three months ended March 31, 2008 from $0.3 million during the three months ended March 31, 2007. As a percentage of gross profit, commission expense increased to 22.0% during the three months ended March 31, 2008 from 12.5% during the three months ended March 31, 2007. The increase in commission expense as a percentage of gross profit during the three months ended March 31, 2008 is partially attributable to growth in our transactional sales during that time, which typically have higher commission rates. The increase is also attributable to our transition from early stage reliance on senior management relationships, with respect to which we generally do not pay commissions, to reliance on a dedicated sales force, to whom we do pay commissions.

          General and administrative expenses increased by $2.9 million, or 167%, to $4.6 million during the three months ended March 31, 2008 from $1.7 million during the three months ended March 31, 2007. The increase is primarily the result of hiring personnel to support our growth. As a percentage of gross profit, general and administrative expenses decreased to 52.8% during the three months ended

March 31, 2008 from 68.8% during the three months ended March 31, 2007. The decrease, as a percentage of gross profit, reflects our ability to add clients and sales personnel in order to increase our gross profit without incurring a corresponding increase in our general and administrative expense.

          Stock-based compensation expense increased by $58,802, or 77%, to $135,048 during the three months ended March 31, 2008 from $76,246 during the three months ended March 31, 2007 due to additional stock options granted during the three months ended March 31, 2008.

  Depreciation and amortization

          Depreciation expense increased by $0.3 million, or 102%, to $0.5 million during the three months ended March 31, 2008 from $0.2 million during the three months ended March 31, 2007. The increase in depreciation expense is primarily attributable to purchases of computer hardware and software, equipment and furniture and fixtures during the year ended March 31, 2008.

          Amortization expense from intangible assets increased by $0.2 million during the three months ended March 31, 2008 due to the acquisition of intangible assets of Mountain Logistics in May 2007 and Bestway in October 2007. In connection with the Mountain Logistics acquisition, we acquired intangible assets, including client relationships, trade names and non-compete agreements, with a value of $3.0 million, which are being amortized on a straight-line basis over their applicable useful lives. In connection with the Bestway acquisition, we acquired intangible assets, consisting of client relationships with a value of $0.4 million, which are being amortized on a straight-line basis over their applicable useful lives. We did not have amortization expense from intangible assets during the three months ended March 31, 2007.

  Income from operations

          Income from operations increased by $1.3 million, or 599%, to $1.5 million during the three months ended March 31, 2008 from $0.2 million during the three months ended March 31, 2007. The increase in income from operations reflects a decrease in transportation cost as a percentage of revenue and a decrease in operating expenses as a percentage of gross profit, which outpaced the increases in depreciation and amortization.

  Other income and expense and income tax

          Interest income, net of expense, decreased by $83,985, or, 91% to $8,629 during the three months ended March 31, 2008 from $92,614 during the three months ended March 31, 2007. The decrease is due to lower average cash balances during the three months ended March 31, 2008.

          Income tax expense increased by $0.5 million to $0.6 million during the three months ended March 31, 2008, from $0.1 million during the three months ended March 31, 2007. Our effective tax rate for both periods was approximately 40%.

  Net income

          Net income increased by $0.7 million to $0.9 million during the three months ended March 31, 2008 from $0.2 million during the three months ended March 31, 2007.

Comparison of years ended December 31, 2007 and 2006

  Revenue

          Our total revenue increased by $62.3 million, or 188%, to $95.5 million in 2007 from $33.2 million in 2006. Transportation revenue increased by $61.5 million, or 190%, to $93.9 million in 2007 from $32.4 million in 2006. Fee for service revenue, a component of our revenue from enterprise clients, increased by $0.8 million, or 97%, to $1.5 million in 2007 from $0.8 million in 2006. The increase in the number of our clients, and the total number of shipments executed on behalf of, and services provided to, these clients, accounted for most of our revenue growth during this period. Revenue from Mountain Logistics and Bestway, both of which were acquired in 2007, represented $17.3 million of our total revenue in 2007.

          Our revenue from enterprise clients increased by $27.1 million, or 104%, to $53.2 million in 2007 from $26.1 million in 2006. Our fee for service revenue increased by $0.7 million, or 97%, to $1.5 million in 2007 from $0.8 million in 2006. The increase in the number of our enterprise clients, and the total number of shipments executed on behalf of, and services provided to, these clients, accounted for our enterprise revenue growth during this period. Our percentage of total revenue from enterprise clients decreased to 56% in 2007 from 78% in 2006 as we increased the number of our transactional clients. As of December 31, 2006 and 2007, we had 27 and 62 enterprise clients, respectively, or an increase of 35 enterprise clients in 2007.

          Our revenue from transactional clients increased by $35.2 million, or 494%, to $42.3 million in 2007 from $7.1 million in 2006. The growth in revenue from transactional clients during this period was driven by the increase in the number of our transactional clients due to the addition of transactional sales representatives and sales agents, including sales agents added in connection with the Mountain Logistics and Bestway acquisitions. Our percentage of total revenue from transactional clients increased to 44% in 2007 from 22% in 2006. In 2006 and 2007, we served 650 and 4,566 transactional clients, respectively, or an increase of 3,916 transactional clients in 2007.

  Transportation costs

          Our transportation costs increased by $46.9 million, or 169%, to $74.6 million in 2007 from $27.7 million in 2006. The growth in the total number of shipments executed on behalf of our clients accounted for most of the increase in our transportation cost during this period. Our transportation costs as a percentage of total revenue decreased to 78.1% in 2007 from 83.5% in 2006. Our transportation costs as a percentage of transportation revenue decreased to 79.4% in 2007 from 85.5% in 2006. The improvement as a percentage of revenue is primarily due to a higher percentage of revenue from our transactional clients. Our transactional clients have typically given us more LTL volume than TL volume, and typically the transportation cost per shipment is lower for LTL than TL.

  Gross profit

          Gross profit increased by $15.4 million, or 280%, to $20.9 million in 2007 from $5.5 million in 2006. The growth in the total number of shipments executed on behalf of our clients accounted for most of the increase in our gross profit during this period. Gross profit margins increased to 21.9% in 2007 from 16.5% in 2006. The increase in gross profit margins was the result of our ability to negotiate more favorable terms on our shipments and an increase in our transactional sales, which typically have higher gross profit margins.

  Operating expenses

          Commission expense increased by $3.4 million, or 395%, to $4.3 million in 2007 from $0.9 million in 2006. As a percentage of gross profit, commission expense increased to 20.5% in 2007 from 15.8% in 2006. The increase in commission expense as a percentage of gross profit in 2007 is partially attributable to the significant growth of our transactional sales during that time, which typically have higher commission rates. The increase is also attributable to our transition from early stage reliance on senior management relationships, with respect to which we generally do not pay commissions, to reliance on a dedicated sales force, to whom we do pay commissions.

          General and administrative expenses increased by $7.6 million, or 174%, to $12.0 million in 2007 from $4.4 million in 2006. The increase is primarily the result of hiring personnel to support our growth. As a percentage of gross profit, general and administrative expenses decreased to 57.6% in 2007 from 79.9% in 2006. The decrease, as a percentage of gross profit, reflects our ability to add clients and sales personnel in order to increase our gross profit without incurring a corresponding increase in our general and administrative expenses.

          Stock-based compensation expense increased by $251,560, or 352%, to $323,044 in 2007 from $71,484 in 2006, due to additional stock options we granted in 2007.

  Depreciation and amortization

          Depreciation expense increased by $0.7 million, or 97.9%, to $1.4 million in 2007 from $0.7 million in 2006. The increase in depreciation expense is primarily attributable to purchases of computer hardware and software, equipment and furniture and fixtures in 2007.

          Amortization expense from intangible assets increased by $0.5 million in 2007 due to the acquisition of intangible assets of Mountain Logistics in May 2007 and Bestway in October 2007. In connection with the Mountain Logistics acquisition, we acquired intangible assets, including client relationships and non-compete agreements, with a value of $3.0 million, which are being amortized on a straight-line basis over their applicable useful lives. In connection with the Bestway acquisition, we acquired intangible assets, consisting of client relationships with a value of $0.4 million, which are being amortized on a straight-line basis over their applicable useful lives. We did not have amortization expense from intangible assets in 2006.

  Income (loss) from operations

          Income from operations increased by $3.2 million to $2.7 million in 2007 from a loss of $0.5 million in 2006. The increase in income from operations resulted from a decrease in transportation cost as a percentage of total revenue and a decrease in operating expenses as a percentage of gross profit, which outpaced the increase in depreciation, amortization and stock-based compensation expense.

  Other income and expense, income tax and discontinued operations

          Interest income decreased by $10,186, or 4.7%, to $208,055 in 2007 from $218,241 in 2006. The decrease is due to a higher average cash balance in 2006.

          Income tax expense increased $1.4 million to $1.2 million in 2007 from a benefit of $0.2 million in 2006. Our effective tax rate was approximately 40% in both 2006 and 2007.

          In 2006, we ceased operations of Expert Transportation, a majority-owned subsidiary, resulting in a loss from discontinued operations of $0.2 million.

  Net income (loss)

          Net income increased by $2.0 million to net income of $1.7 million in 2007 from a net loss of $0.2 million in 2006.

Comparison of years ended December 31, 2006 and 2005

  Revenue

          Our total revenue increased by $25.9 million, or 353%, to $33.2 million in 2006 from $7.3 million in 2005. Transportation revenue increased by $25.2 million, or 348%, to $32.4 million in 2006 from $7.2 million in 2005. Fee for service revenue, a component of our revenue from enterprise clients, increased by $0.7 million, or 730%, to $0.8 million in 2006 from $0.1 million in 2005. The increase in the number of our clients, and the total number of shipments executed on behalf of, and services provided to, these clients, accounted for most of our revenue growth during this period.

          Our revenue from enterprise clients increased by $22.8 million, or 697%, to $26.1 million in 2006 from $3.3 million in 2005. Our fee for service revenue increased by $0.7 million, or 730%, to $0.8 million in 2006 from $0.1 million in 2005. The increase in the number of our enterprise clients, and the total number of shipments executed on behalf of, and service provided to, these clients, accounted for our enterprise revenue growth during this period. Our percentage of total revenue from enterprise clients increased to 78% in 2006 from 45% in 2005 due to the increase in the number of our enterprise accounts and the increase in the number of shipments executed on behalf of our enterprise accounts. As of December 31, 2005 and 2006, we had 12 and 27 enterprise clients, respectively, or an increase of 15 enterprise clients in 2006.

          Our revenue from transactional clients increased by $3.1 million, or 76%, to $7.1 million in 2006 from $4.0 million in 2005. The growth in revenue from transactional clients during this period was driven by the increase in the number of our transactional sales representatives. Our percentage of total revenue from transactional clients decreased to 22% in 2006 from 55% in 2005. In, 2005 and 2006, we served 202 and 650 transactional clients, respectively, or an increase of 448 transactional clients in 2006.

  Transportation costs

          Our transportation costs increased by $21.6 million, or 350%, to $27.7 million in 2006 from $6.2 million in 2005. The growth in the total number of shipments executed on behalf of our clients accounted for most of the increase in our transportation costs during this period. Our transportation costs as a percentage of total revenue decreased to 83.5% in 2006 from 84.0% in 2005. The slight decrease was primarily attributable to our ability to negotiate more favorable terms with certain enterprise clients in 2006. Our transportation costs as a percentage of transportation revenue increased slightly to 85.5% in 2006 from 85.1% in 2005.

  Gross profit

          Gross profit increased by $4.3 million, or 369%, to $5.5 million in 2006 from $1.2 million in 2005. The growth in the total number of shipments executed on behalf of our clients accounted for most of the increase in our gross profit during this period. Gross profit margins increased to 16.5% in 2006 from 16.0% in 2005. The increase in gross profit margins was the result of growth in our fee for service revenue and our ability to negotiate more favorable terms on our shipments.

  Operating expenses

          Commission expense increased by $0.7 million, or 455%, to $0.9 million in 2006 from $0.2 million in 2005. As a percentage of gross profit, commission expense increased to 15.8% in 2006 from 13.3% in 2005. The increase in commission expense as a percentage of gross profit in 2006 is partially attributable to the significant growth of our transactional sales during that time, which typically have higher commission rates. The increase is also attributable to our transition from early stage reliance on senior management relationships, with respect to which we generally do not pay commissions, to reliance on a dedicated sales force, to whom we do pay commissions.

          General and administrative expenses increased by $2.9 million, or 198%, to $4.4 million in 2006 from $1.5 million in 2005. The increase is primarily attributable to the hiring of personnel to support our growth. As a percentage of gross profit, general and administrative expenses decreased to 79.9% in 2006 from 125.8% in 2005. The decrease, as a percentage of gross profit, reflects our ability to add clients and sales personnel in order to increase our gross profit without incurring a corresponding increase in our general and administrative expenses.

          Stock-based compensation expense was $71,484 in 2006, which we recorded to comply with the requirement to expense stock options under FAS 123 (R).

  Depreciation and amortization

          Depreciation expense increased by $0.6 million, or 935%, to $0.7 million in 2006 from $0.1 million in 2005. The increase in depreciation expense is primarily attributable to purchases of computer hardware and software, internally developed software, equipment and furniture and fixtures in 2006.

          We did not have any amortization expense from intangible assets in 2005 or 2006.

  Loss from operations

          Loss from operations was reduced by $71,727 to a loss of $453,032 in 2006 from a loss of $524,759 in 2005. The reduction in loss from operations was due to a decrease in transportation cost as a percentage of total revenue and a decrease in operating expenses as a percentage of gross profit, which outpaced the increase in depreciation and amortization expense.

  Other income and expense, income tax and discontinued operations

          Interest income, net of expense, increased by $206,138 to $218,241 in 2006 from $12,103 in 2005. The increase is due to a higher average cash balance in 2006.

          We recorded an income tax benefit of $220,170 in 2006 using an effective rate of 40%. The benefit was attributable to the period after we converted from a limited liability company to a C corporation in June 2006. No income tax was recorded in 2005, as we were not subject to income tax due to our treatment as a partnership for tax purposes in 2005.

          In 2006, we ceased operations of Expert Transportation, a majority-owned subsidiary, resulting in a loss from discontinued operations of $0.2 million.

  Net loss

          Net loss decreased by $0.3 million, or 52.0%, to a net loss of $0.2 million in 2006 from a net loss of $0.5 million in 2005.

Quarterly Results of Operations

          The following table represents our unaudited statement of operations data for our most recent eight fiscal quarters. You should read the following table in conjunction with our consolidated financial statements and related notes appearing elsewhere in this prospectus. The results of operations of any quarter are not necessarily indicative of the results that may be expected for any future period.

	June 30, 2006	Sept. 30, 2006	Dec. 31, 2006	Mar. 31, 2007	June 30, 2007	Sept. 30, 2007	Dec. 31, 2007	Mar. 31, 2008
	(in thousands, except per share data)
Total Revenue	$7,443	$9,340	$11,338	$12,889	$21,353	$27,698	$33,521	$38,929
Gross Profit	1,122	1,565	1,886	2,516	4,609	6,180	7,580	8,754
Net income (loss)	(57)	118	(314)	184	398	615	532	906
Net income (loss) per share of common stock:
Basic	$(0.01)	$(0.01)	$(0.03)	$—	$0.01	$0.01	$0.01	$0.03
Diluted	$(0.01)	$(0.01)	$(0.03)	$—	$0.01	$0.01	$0.01	$0.03

Impact of Inflation

          We believe that our results of operations are not materially impacted by moderate changes in the inflation rate. Inflation and changing prices did not have a material impact on our operations in 2005, 2006 and 2007.

Liquidity and Capital Resources

          Since inception, we have financed our operations through private sales of common and preferred equity, with net proceeds of $11.6 million and internally generated positive cash flow. As of March 31, 2008, we had $2.8 million in cash and cash equivalents and $5.0 million in working capital.

  Cash provided by operating activities

          Cash provided by operating activities increased by $2.6 million during the three months ended March 31, 2008 from a use of cash of $0.4 million during the three months ended March 31, 2007. The increase was attributable to higher net income. Net income, adjusted for non-cash expenses, increased by $1.8 million to $2.3 million during the three months ended March 31, 2008 from $0.5 million during the three months ended March 31, 2007.

          Cash provided by operating activities decreased by $1.7 million in 2007 from $2.1 million in 2006. The decrease was attributable to growth in net current assets resulting from an increase in shipments on behalf of our clients and an increase in our accounts receivable balance resulting from the acquisition of the assets of Mountain Logistics and Bestway, which outpaced our improved cash flow from operating earnings. In 2007, growth in net current assets was primarily driven by a $6.4 million increase in accounts receivables offset by a $1.4 million increase in accounts payable and a $1.5 million increase in accrued liabilities. The increase in accounts receivable and accounts payable was due to an increase in the number of shipments that we executed on behalf of our clients in 2007. Net income, adjusted for non-cash expenses, increased $4.8 million to $5.0 million in 2007 from $0.3 million in 2006.

          Cash provided by operating activities increased to $2.1 million in 2006 from a use of cash of $1.7 million in 2005. The increase was attributable to a reduction in net current assets and improved cash flow from operating earnings. In 2006, growth in net current assets was primarily driven by a $1.0 million increase in accounts receivable offset by a $2.6 million increase in accounts payable. Net income, adjusted for non-cash expenses for deferred taxes, depreciation and amortization and noncash stock compensation, increased $0.7 million to a source of $0.3 million in 2006 from a use of $0.4 million in 2005.

  Cash used in investing activities

          Cash used in investing activities was $1.1 million and $1.2 million during the three months ended March 31, 2008 and 2007, respectively. The primary investing activities during these periods was the procurement of computer hardware and software and the internal development of computer software.

          In 2005, 2006 and 2007, cash used in investing activities was $0.6 million, $1.5 million and $8.8 million, respectively. Our investing activities generally include strategic acquisitions, the procurement of computer hardware and software and the internal development of computer software. In 2007, we used $4.8 million to acquire Mountain Logistics and Bestway, $0.9 million to purchase computer hardware and software and $3.1 million to internally develop computer software.

          In 2005 and 2006, substantially all of our cash used in investing activities was dedicated to the procurement of computer hardware and software and the internal development of computer software.

  Cash provided by financing activities

          During the three months ended March 31, 2008, cash provided by financing activities was $0.2 million compared with a use of cash for financing activities of $0.1 million during the three months ended March 31, 2007. The primary driver of the increase in cash provided by financing activities was a sale of common equity to management during the three months ended March 31, 2008.

          In 2005, 2006 and 2007, cash provided by financing activities was $3.7 million, $6.9 million and $1.1 million, respectively. In 2007, we raised $1.3 million through private sales of our common equity to key members of management, which included exercising of stock options. We raised $17.4 million through the sale of our Series D preferred stock in June 2006, $9.4 million of which was used to redeem certain of our Class A common stock and $1.0 million of which was distributed to the initial founders of the Company to fund their tax liabilities arising as a result of the redemption. We raised $125,000 through the sale of our Series B preferred stock in March 2005 and $3.5 million through the sale of our Series C preferred stock in June 2005. In June 2006, all of our Series C preferred stock was converted into shares of our common stock.

  Credit facility

          We have a $5.0 million line of credit with JPMorgan Chase Bank, N.A. As of December 31, 2007, no amount was outstanding. The maximum amount outstanding under our line of credit cannot exceed 80% of the book value of our eligible accounts receivable. Our line of credit contains limitations on our ability to incur indebtedness, create liens and make certain investments. Advances made under our line of credit accrue interest at a per annum rate equal to the prime rate or LIBOR plus 2%, at our option. Although we have not historically used our line of credit, we may determine to do so in the future.

  Anticipated uses of cash

          Our priority is to continue to grow our revenue and gross profit. We anticipate that our operating expenses and planned expenditures will constitute a material use of cash, and we expect to use available cash to expand our sales force, to enhance our technology, to acquire or make strategic investments in complementary businesses and for working capital and other general corporate purposes. We also expect to use available cash to make any earn-out payments due in connection with our acquisitions. We may use a portion of the net proceeds from this offering to fund these uses of cash. Although we do not expect to use our line of credit to fund this use of cash, we may determine to do so in the future.

          Historically, our average accounts receivable lifecycle has been longer than our average accounts payable lifecycle, meaning that we have used cash to pay carriers in advance of collecting from our clients. We elect to provide this benefit to foster strong relationships with our clients and carriers. As our business grows, we expect this use of cash to continue. The amount of cash we use will depend on the growth of our business.

          Although we can provide no assurances, we believe that the net proceeds from this offering, together with our available cash and cash equivalents and amounts available under our line of credit, should be sufficient to meet our cash and operating requirements for the foreseeable future. Thereafter, we may find it necessary to obtain additional equity or debt financing. In the event additional financing is required, we may not be able to raise it on acceptable terms or at all.

Contractual Obligations

          As of December 31, 2007, we had the following contractual obligations:

	Payments due by period
	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years
	(in thousands)
Capital lease obligations	$349	$100	$249	$—	$—
Operating lease obligations	6,536	719	2,489	3,328	—

Total	$6,885	$819	$2,738	$3,328	$—

Off-Balance Sheet Arrangements

          We do not have any off-balance sheet arrangements.

Quantitative and Qualitative Disclosures about Market Risk

  Commodity Risk

          We pass through increases in fuel prices to our clients. As a result, we believe that there is no material risk exposure to fluctuations in fuel prices.

  Interest Rate Risk

          We have exposure to changes in interest rates on our line of credit. The interest rate on our line of credit fluctuates based on the prime rate or LIBOR plus 2%. Assuming the $5,000,000 line of credit was fully drawn, a 1.0% increase in the prime rate would increase our annual interest expense by $50,000.

          Our interest income is sensitive to changes in the general level of U.S. interest rates, in particular because all of our investments are in cash equivalents. Due to the short-term nature of our investments, we believe that there is no material risk exposure.

          We do not use derivative financial instruments for speculative trading purposes.

Recent Accounting Pronouncements

          In December 2007, FASB issued SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements, an amendment of ARB No. 51, Consolidated Financial Statements. SFAS No. 160 establishes accounting and reporting guidance for a noncontrolling ownership interest in a subsidiary and deconsolidation of a subsidiary. The standard requires that a noncontrolling ownership interest in a subsidiary be reported as equity in the consolidated statement of financial position and any related net income attributable to the parent be presented on the face of the consolidated statement of income. SFAS No. 160 is effective as of the beginning of an entity's first fiscal year that begins after December 15, 2008. We will be required to adopt SFAS No. 160 on January 1, 2009, and do not expect the standard to have a material effect on our consolidated financial position or results of operations.

          In December 2007, the FASB issued SFAS No. 141—revised 2007 (R), Business Combinations. SFAS No. 141(R) replaces SFAS No. 141, Business Combinations, and establishes principles and requirements for how an acquirer: (1) recognizes and measures in its financial statements the identifiable assets acquired, liabilities assumed and any noncontrolling interest in the acquiree; (2) recognizes and measures the goodwill acquired in a business combination or gain from a bargain purchase; and (3) determines what information to disclose. SFAS No. 141(R) is effective for business combinations in which the acquisition date is in the first fiscal year after December 15, 2008. We are currently evaluating the Statement and determining the impact, if any, of adopting it effective January 1, 2009.

BUSINESS

Our Company

          We are a leading provider of technology enabled business process outsourcing (BPO) serving the transportation and logistics needs of our clients. Our proprietary technology platform compiles and analyzes data from our diversified network of over 16,000 transportation providers to efficiently serve our clients' shipping needs and optimize their freight management. Our technology enables us to identify excess transportation capacity and obtain preferential rates, service terms and cost savings for our clients. We provide solutions across all major transportation modes, including truckload (TL), less than truck load (LTL), small parcel, inter-modal, domestic air, expedited services and international. Our core logistics services include pre-engagement freight analysis, rate negotiation, shipment execution and tracking, carrier management, routing compliance, freight bill audit and payment and performance management and reporting, including executive dashboard tools.

          We believe our ability to identify and utilize excess capacity solves a long-standing transportation industry problem of failing to match demand with available supply and benefits both our clients and the carriers in our network. Through our proprietary technology platform and the real-time market intelligence stored in our database, we are able to identify and utilize transportation providers with unused capacity on routes that our clients can employ. Our carrier network consists of over 16,000 transportation providers that have been selected based on their ability to effectively serve our clients in terms of price, capabilities, geographic coverage and quality of service. We believe the carriers in our network also benefit from the opportunity to serve the transportation needs of our clients with minimal sales, marketing or customer service expense.

          Our proprietary technology platform, Evolved Transportation Manager (ETM), allows us to analyze our clients' transportation requirements and provide configurable solutions that often result in cost savings of 5% to 15%. Our clients communicate their transportation needs to us electronically through our EchoTrak web portal, other computer protocols, or by phone. Using pricing, service and available capacity data derived from our carrier network, historical transaction information and external market sources, ETM analyzes the capabilities and pricing options of our carrier network and recommends cost-effective solutions. After the carrier is selected, either by the client or us, we leverage our ETM technology platform to manage all aspects of the shipping process.

          Our clients gain access to our extensive carrier network through our proprietary technology platform, which enables them to capitalize on our broad logistics knowledge, pricing intelligence and purchasing leverage. In some instances, our clients have eliminated their internal logistics departments altogether, allowing them to reduce overhead costs, redeploy internal resources and focus on their core businesses. Using ETM also provides our clients with the ability to track individual shipments, transfer shipment-level data to their financial management systems and create customized dashboards and reports detailing carrier activity on an enterprise-wide basis. These features provide our clients with greater visibility, business analytics and control of their freight expenditures.

          We procure transportation and provide logistics services and solutions for more than 4,600 clients across a wide range of industries, such as manufacturing and consumer products. Our clients fall into two categories, enterprise and transactional. We typically enter into multi-year contracts with our enterprise clients, which are often on an exclusive basis for a specific transportation mode or point of origin. As part of our value proposition, we also provide core logistics services to these clients. We provide discrete logistics services and solutions to our transactional clients on a shipment-by-shipment basis, which are typically individually priced. For the year ended December 31, 2007, enterprise and transactional clients accounted for 56% and 44% of our revenue, respectively.

          We are unencumbered by physical assets, meaning we do not own the transportation equipment used to transport our clients' freight or warehouse our clients' inventory. We believe this model allows us to be flexible and seek solutions that are tailored to the specific needs of our clients, rather than optimizing particular assets. We generate revenue by procuring transportation services on behalf of our clients through our carrier network. Typically, we generate profits on the difference between what we charge to our clients for these services and what we pay to our carriers.

          In 2007, we served over 4,600 clients using approximately 3,900 different carriers. The number of our enterprise clients increased from 12 in 2005 to 62 in 2007 and we entered into seven contracts with new enterprise clients in the first quarter of 2008. Our revenue increased $88.2 million to $95.5 million in 2007 from $7.3 million in 2005, and our net income increased $2.2 million to $1.7 million in 2007 from a net loss of $0.5 million in 2005.

Our History

          Eric P. Lefkofsky, Richard A. Heise, Jr. and Bradley A. Keywell (the "Founders") founded Echo in January 2005. In December 2006, Douglas R. Waggoner was hired as our Chief Executive Officer. Mr. Waggoner has worked in the transportation industry for 28 years, most recently as the President and Chief Executive Officer of USF Bestway. In February 2007, Samuel K. Skinner became the Chairman of our Board of Directors. Mr. Skinner has extensive experience in the transportation industry, having served as Secretary of Transportation and White House Chief of Staff under President George H.W. Bush and as the Chairman, Chief Executive Officer and President of USF Corporation.

          In recent years, the Founders have also been involved in the formation of other companies that, like Echo, are based on business models that employ innovative technology, domain expertise and management experience to capitalize on inefficiencies in traditional supply chains and create compelling value propositions for both customers and suppliers. For example, Messrs. Lefkofsky and Heise were founders of InnerWorkings, Inc. (NASDAQ: INWK). InnerWorkings' business model disrupts the traditional supply chain in the commercial print industry by using its proprietary technology to create a competitive bid process to purchase and deliver printed products, both as a comprehensive outsourced enterprise solution and in individual transactions. InnerWorkings has increased its revenues from $5.0 million in 2002, the year in which it commenced operations, to $288.4 million in 2007, representing a compound annual growth rate of 125%.

          Prior to the hiring of Mr. Waggoner, Messrs. Keywell and Lefkofsky shared responsibility in overseeing day-to-day executive management of Echo's operations. Messrs. Keywell and Lefkofsky continue to have input that extends beyond their respective roles as members of our Board. In view of the significant role each of them played in our formation and development, members of our management continue to consult with each of Messrs. Keywell and Lefkofsky on a regular basis concerning a broad range of operating and strategic issues.

Our Market Opportunity

  Overview of the Transportation and Logistics Market

          Transportation involves the physical movement of goods, and logistics relates to the management and flow of those goods from origin to destination. The worldwide transportation and logistics market is an integral part of the global economy. According to the Council of Supply Chain Management Professionals, total transportation and logistics spend for the United States in 2006 was approximately $1.31 trillion. According to Armstrong & Associates, an independent research firm, gross revenue for third-party logistics in the United States in 2006 was approximately $113.6 billion.

          Our management estimates that approximately 30% of available transportation capacity in the United States remains unused as a result of the inefficiencies in the transportation and logistics market relating to the absence of an established and automated marketplace. Without this marketplace, demand is not always matched with available supply due to constant fluctuations in transportation capacity and imperfect information, resulting in underutilized assets. Logistics decisions such as carrier selection are made with limited analysis and access to real-time capacity data. As a result, carrier selection is regularly driven by the effectiveness of a carrier's sales organization and decisions are made with limited price information.

  Outsourced Logistics Services

          As companies seek to become more competitive, they tend to focus on their core business processes and outsource their non-core business processes to third-party providers. Third-party logistics providers for the transportation industry offer services such as transportation, distribution, supply chain management, customs brokerage, warehousing and freight management. Third-party logistics providers may also provide a range of ancillary services such as packaging and labeling, freight tracking and integration with client-specific planning systems to facilitate supply chain management.

          According to Armstrong & Associates, from 1996 to 2006, the United States outsourced logistics market grew at a 13.9% compounded annual rate, from $30.8 billion to $113.6 billion in gross revenue. In addition, according to Armstrong & Associates, only 17% of logistics expenditures for the United States were outsourced in 2006. We believe that the market penetration of outsourced logistics in the United States will continue to expand and the outsourced logistics market in the United States will continue to grow over the next several years. We also believe that many companies will look to outsource their entire shipping department to third-party logistics providers rather than contracting with providers on a shipment-by-shipment basis.

          The market for third-party logistics providers is highly fragmented. According to the Transportation Intermediaries Association, a professional organization representing transportation intermediaries, no single third-party logistics provider controls more than 5% of the United States market. Although a variety of business models exist within the transportation and logistics market, transportation providers are generally divided into two primary categories: asset-based transportation providers and non-asset-based service providers. Most asset-based providers have significant capital equipment and infrastructure and typically focus on maximizing their individual asset utilization to limit the amount of unused transportation capacity and increase their return on investment. Non-asset-based providers do not own the transportation equipment that is used to transport their clients' shipments, but instead serve as intermediaries that procure access to physical transportation capacity for shippers and contract warehousing providers.

          Many large third-party logistics providers are asset-based providers. Non-asset-based providers typically operate as small freight brokers with limited resources, limited carrier networks and modest or outdated information technology systems. Our management believes fewer than 5% of non-asset-based providers have more than 100 personnel and the small providers, comprising the other 95%, lack the scale to support the increasing requirements for national and global coverage across multiple modes of transportation, the ability to offer a complete outsourcing solution and the ability to provide their clients with superior technology enabled solutions.

  Transportation and Logistics Business Process Outsourcing (BPO) Trends

          We believe that the following trends will continue to drive growth in the business process outsourcing of transportation and logistics:

          Recognition of Outsourcing Efficiencies.    Companies increasingly recognize that repetitive and non-core functions such as transportation and logistics management can be outsourced to specialists, resulting in substantial cost savings, improved service and increased return on investment. By outsourcing transportation and logistics to third-party providers, companies can also achieve greater operational flexibility by redeploying resources to core activities. According to Armstrong & Associates, the United States outsourced logistics market has grown from $30.8 billion in 1996 to $113.6 billion in gross revenue in 2006, which we believe evidences the recognition of the benefits of outsourcing logistics business solutions.

          Increasing Complexity of Global Supply Chains.    As global supply chains become more complex, we believe customers will increasingly rely on single providers that can provide the full range of logistics services across multiple transportation modes. Additionally, as manufacturing processes continue to shift towards lower cost centers, raw materials and finished products are traveling greater distances to reach their destination for consumption. At the same time, companies are seeking ways to reduce costs and compete with global competitors. These challenges have forced companies to look for ways to benefit from low cost labor regions and optimize their business processes. We believe that globalization results in an increased demand for logistics service providers that have national and global carrier relationships across multiple modes of transportation.

          Demand for Technology Enabled BPO Transportation and Logistics Solutions.    Logistics outsourcing has historically been focused on realizing immediate cost savings on a shipment-by-shipment basis using a labor-intensive, non-scalable process. Information technology is becoming an important catalyst for logistics outsourcing, and clients will benefit from providers that are technologically sophisticated and able to analyze data to optimize the marketplace. Technology enabled third-party logistics providers can also optimize transportation routes and excess capacity and are able to aggregate purchasing power more efficiently than traditional third-party logistics providers.

  Opportunity for Providers of Technology Enabled BPO Transportation and Logistics Solutions

          In the current state of the transportation and logistics market, we believe a third-party logistics provider with superior technology solutions can differentiate itself by offering additional cost-savings through its ability to:

  •
  analyze real-time carrier pricing across multiple transportation modes through proprietary data repositories;

  •
  efficiently aggregate clients' shipping spend for better pricing;

  •
  build more sophisticated pricing algorithms;

  •
  analyze historical transportation spend data;

  •
  offer access to real-time tracking, monitoring and reporting on shipments;

  •
  integrate with clients' existing technology applications;

  •
  provide improved reporting and auditing capabilities; and

  •
  continuously evaluate carrier performance.

Our Competitive Advantage

          We believe a number of important competitive strengths will continue to drive our success in the future, including:

          Disruptive business model with significant value proposition for clients.    Our technology-driven, fully-integrated transportation and logistics solution disrupts traditional transportation outsourcing models by aggregating fragmented supply and demand information across all major modes of transportation from our broad network of clients and carriers. By leveraging our proprietary technology platform and the real-time market intelligence stored in our database, we are able to disintermediate traditional transportation sales and brokerage personnel and recommend a carrier for each route, in each mode, at any given moment, often leading to significant cost savings. Our clients benefit from our buying power aggregated through our more than 4,600 clients. We believe this buying power enables us to provide an efficient network of capacity at preferential rates. As a result, we are able to reduce many of our clients' total annual transportation and logistics costs by between 5 to 15%, while providing high-quality service.

          Proprietary technology platform.    Our proprietary ETM technology platform is a fully-integrated, web-based solution that provides cost savings, supply chain visibility and shipment execution across all major modes of transportation. ETM allows us to compile freight and logistics data from our diversified network of over 16,000 carriers to efficiently serve our clients' shipping needs and optimize their freight management. We use our ETM technology platform to analyze the capabilities of our carrier network and recommend cost-effective carriers in the appropriate transportation mode. We also use our ETM technology platform to track individual shipments and provide customized reports throughout the lifecycle of each shipment, allowing us to manage the entire shipping process from pick-up to delivery as part of our value proposition. ETM provides client-specific intelligence by giving them self-service access to carrier pricing information derived from data stored within ETM. The collective components of our ETM technology platform allow us to craft an integrated transportation solution for each client. We believe that the ability to provide these configurable solutions, and the fact that our ETM database expands and becomes increasingly more difficult to replicate as our volume grows, furthers our competitive advantage.

          Superior client interfacing technology and service.    Our proprietary technology platform provides a central, visible, scalable and configurable solution that enables our clients to cost-effectively manage their transportation and logistics costs. Our technology platform provides our clients with access to detailed transportation market analytics and robust business intelligence capabilities. By using our suite of web-based applications, our clients can obtain real-time information on individual shipments and available capacity, transfer shipment-level data to their financial management systems and create customized dashboards and reports detailing carrier activity on an enterprise-wide basis. In addition, we offer our enterprise clients superior client care through dedicated teams of account executives and on-site support.

          Multi-faceted sales strategy.    We have built a multi-faceted sales strategy that effectively utilizes our enterprise sales representatives, transactional sales representatives and agent network. Our enterprise sales representatives have significant sales expertise and are focused on building relationships with clients' senior management teams to execute multi-year enterprise contracts, typically with terms of one to three years. Our transactional sales representatives, with support from our account executives, are focused on building new transactional client relationships and migrating transactional accounts to enterprise accounts. From inception through 2007, 13% of our enterprise accounts were converted from transactional accounts, and of the seven contracts entered into with new enterprise clients in the first quarter of 2008, two were converted from transactional accounts. Our network of agents enables us to leverage seasoned industry professionals with access to regional shipping markets. Our agents are experienced industry sales professionals typically focused on building relationships with client department level transportation managers, such as shipping, traffic or logistics managers. From inception through 2007, 13 of our enterprise accounts and 1,192 of our transactional accounts were sourced through our network of agents. Our multi-faceted sales strategy enables us to engage clients on a shipment-by-shipment basis (transactional) or a fully or partially outsourced basis (enterprise), which we believe significantly enhances our ability to attract new clients and increase our revenue from existing clients. Our ability to work with clients on a transactional basis also allows for a gradual and transparent transition to a fully-outsourced enterprise solution, which enhances our ability to sign new enterprise contracts.

          Access to extensive and high-quality carrier network.    Our carrier network consists of over 16,000 carriers that have been selected based on their ability to effectively serve our clients on the basis of price, capabilities, geographic coverage and quality of service. We regularly monitor our carriers'

pricing, shipment track record, capacity and financial stability using a system in which carriers are graded based on their performance against other carriers, giving our clients an enhanced level of quality control. By leveraging our visibility into carrier capacity, we are also able to negotiate favorable rates, optimize our clients' transportation spend and provide a complete and cost-effective solution.

          Experienced management team.    We have a highly experienced management team with extensive industry knowledge. Our Chief Executive Officer, Douglas R. Waggoner, is the former President and CEO of USF Bestway, a regional carrier based in Scottsdale, Arizona, and Daylight Transport, a LTL carrier based in Long Beach, California. Our Chief Financial Officer, David B. Menzel, is the former Chief Financial Officer of G2 SwitchWorks Corp., a travel technology company. Our non-executive Chairman, Samuel K. Skinner, is the former Chairman, President and Chief Executive Officer of USF Corporation, and the former Secretary of Transportation of the United States of America.

Our Strategy

          Our objective is to become the premier provider of transportation and logistics services to corporate clients in the United States. Our business model and technological advantage have been the main drivers of our strong historical results and have positioned us for continued growth. The key elements of our strategy include:

          Expand our client base.    We intend to develop new long-term client relationships by leveraging our industry experience and expanding our sales and marketing activities. As of March 31, 2008, we had contracts with 65 enterprise clients, including 35 new enterprise contracts executed in 2007 and seven new enterprise contracts executed in the first quarter of 2008. We seek to attract new enterprise clients by targeting companies with substantial transportation needs and demonstrating our ability to reduce their transportation costs by using our ETM technology platform. In addition, we plan to continue to hire additional sales representatives to build our transactional business across all major modes. We believe our business model provides us with a competitive advantage in recruiting sales representatives as it enables our representatives to leverage our proprietary technology and carrier network to market a broader range of services to their clients at prices that are typically lower than those offered by our competitors.

          Further penetrate our established client base.    We believe our established client base presents a substantial opportunity for growth. As we increase the depth and breadth of the services we provide and demonstrate our ability to deliver cost savings, we are able to strengthen our relationships with our clients, penetrate incremental modes and geographies and generate more shipments. In 2007, 33% of our clients increased their business with us by more than 10%, and our recurring revenue from these clients increased from $33.2 million in 2006 to $49.1 million in 2007. In addition, as we become more fully integrated into the businesses of our transactional clients and are able to identify additional opportunities for efficiencies, we seek to further penetrate our client base by up-selling our enterprise solution to those clients. Of our 65 enterprise clients as of March 31, 2008, 10 began as transactional clients.

          Continue to make strategic acquisitions.    We have grown, in part, through acquisitions. We intend to continue to make strategic acquisitions that complement our relationships and domain expertise and expand our business into new geographic markets. Our objective is to increase our presence and capabilities in major commercial freight markets in the United States. We may also evaluate opportunities to access attractive markets outside the United States from time to time, or selectively consider strategic relationships that add new long-term client relationships, enhance the depth and breadth of our services or complement our business strategy.

          Further invest in our proprietary technology platform.    We intend to continue to improve and develop Internet and software-based information technologies that are compatible with the solution we provide to our clients. In order to continue to meet our clients' transportation requirements, we intend to invest in specific technology applications and personnel in order to improve and expand our offering. As of December 31, 2007, we had approximately 6,000 individual users of ETM and as the number of users expands, we will continue to invest in both IT development and infrastructure.

Our Proprietary Technology Platform

          Our proprietary ETM technology platform allows us to analyze our clients' transportation requirements and provide customized solutions that often result in cost savings of 5% to 15%. We collect and store pricing and market capacity data in our ETM database from each interaction with carriers, and our database expands as a result of these interactions. We have also developed data acquisition tools that retrieve information from both private and public transportation databases, including subscription-based sources and public transportation rate boards, and incorporate that information into the ETM database. Using pricing, service and available capacity data derived from our carrier network, historical transaction information and external market sources, we are able to analyze the capabilities of our carrier network to recommend cost-effective solutions. We believe that the carriers with the most available capacity typically offer the most competitive rates.

          Our clients communicate their transportation needs to us electronically through our EchoTrak web portal, other computer protocols, or by phone. ETM generates pricing and carrier information for our clients by accessing pre-negotiated rates with preferred carriers or using present or historical pricing and capacity information contained in our database. If a client enters its own shipment, ETM automatically alerts the appropriate account executive. After the carrier is selected, either by us or the client, our account executives leverage our ETM technology platform to manage all aspects of the shipping process.

          We have developed specialized software applications to provide our transportation and logistics solution across all major modes of transportation. The software applications shown below reflect the key elements of our ETM technology platform:

          The key elements of our ETM technology platform include:

          EchoTrak is an Internet-based web portal that connects and integrates our clients with ETM. By entering a username and password, our clients are able to display historical and active shipments in the ETM system using configurable data entry screens sorted by carrier, price, delivery date, destination and other relevant specifications. EchoTrak also generates automatic alerts to ensure that shipments are moving in accordance with the client specifications and timeline.

          eConnect is a set of tools that allows our clients and carriers to interact directly with ETM electronically through any of several computer protocols, including EDI, XML and FTP. The eConnect tools serve as an electronic bridge between the other elements of our ETM technology platform and our clients' enterprise resource planning (ERP), billing, accounts receivable, accounts payable, order management, back office and e-commerce systems. Through eConnect, our clients are able to request shipping services and receive financial and real-time tracking data using their existing systems.

          RateIQ is a pricing engine that manages LTL tariffs and generates rate quotes and transit times for LTL shipments. RateIQ also provides integrated tools to manage dispatch, communications, data collection and management functions relating to LTL shipments.

          LaneIQ is a pricing engine that generates rate quotes for TL shipments. LaneIQ also provides integrated tools to manage dispatch, communications, headhaul and backhaul data collection and management functions relating to TL shipments.

          EchoPak is a small parcel pricing and audit engine. For each small parcel shipped, EchoPak audits carrier compliance with on-time delivery requirements and pricing tariffs. In addition, EchoPak tracks information for each parcel and is able to aggregate and analyze that data for clients. For instance, clients are able to view shipments by date, business unit, product line and location, and clients can access information regarding service levels, service type optimization and pricing.

          Optimizer Tracking stores shipment information en-route and after final delivery. The shipment data is typically acquired through our carrier EDI integration, allowing our clients to track the location and status of all shipments on one screen, regardless of mode or carrier. Final delivery information is permanently archived, allowing us to provide our clients with carrier performance reporting by comparing actual delivery times with the published transit time standards.

          Optimizer Imaging allows us to store digital images of all shipping documents, including bills of lading and delivery receipts. We index the images with the shipment data so users are able to view documents associated with an executed transaction. We use Document Imaging internally to store carrier qualification documents, including W-9, US Department of Transportation authority and proof of insurance.

          CAS (Cost Allocation System) automatically audits carrier invoices against our rating engine and accounts payable accrual system. If the amounts match, the invoice is automatically released for payment. If the amounts do not match, the invoice is sent to various administrative personnel for manual processing and resolution. CAS also integrates to our general ledger, accounts receivable and accounts payable systems.

          Accounting includes our general ledger, accounts receivable and accounts payable functions. Accounting is integrated with CAS and EchoIQ, which gives us the ability to access both financial and operational data in our data warehouse and reporting systems.

          EchoIQ stores internally and externally generated data to support our reporting and analytic functions and integrates all of our core applications with ETM.

          ETM fully supports our logistics services, which we provide to our clients as part of our value proposition. Our ETM technology platform is able to track individual shipments and provide customized data and reports throughout the lifecycle of the shipment, allowing us to manage the entire shipping process for our clients. Our customized reports also provide our clients with greater visibility and control over their transportation expenditures, and our ability to benchmark the performance of their internal operations helps identify opportunities for additional cost savings.

          We further leverage our technology platform by enabling low cost and scaleable workforces to work remotely, thereby lowering our operating costs and increasing our margins. As of December 31, 2007, we had a 26-person workforce in India through our build, operate, transfer (BOT) arrangements, and expect that number to grow proportionally with our business. Our workforce in India helps populate our carrier database with pricing and capacity information, and also performs back office administrative functions, including document processing, data entry, accounting, auditing and track and trace. Our ability to effectively utilize offshore labor enables us to pass on cost savings to our clients and serves as another competitive advantage. We intend to continue to invest in and train our workforce in India or other low cost labor centers to optimize the performance and effectiveness of our operations.

          Our IT infrastructure provides a high level of security for our proprietary software and database. The storage system for our proprietary data is designed to ensure that power and hardware failures do not result in the loss of critical data. The proprietary data is protected from unauthorized access through a combination of physical and logical security measures, including firewalls, encryption, antivirus software, anti-spy software, passwords and physical security, with access limited to authorized IT personnel. In addition to our security infrastructure, our system is backed up daily to prevent the loss of our proprietary data due to catastrophic failures or natural disasters.

Our Services

          We are a non-asset-based provider of technology enabled transportation and logistics solutions, meaning we do not own the transportation equipment used to transport our clients' freight or warehouse our clients' inventory. We believe this allows us to be flexible and seek solutions that are tailored to the specific needs of our clients, rather than the deployment of particular assets. Through our extensive carrier network, we provide transportation services using a variety of modes of transportation.

  Transportation Services

          Truckload (TL).    We provide TL services across all TL segments, including dry vans, temperature-controlled units and flatbeds. Using our LaneIQ technology, we provide advanced dispatch, communication and data collection tools that enable our dedicated TL team to quickly disseminate critical pricing and capacity information to our clients on a real-time basis.

          Less than Truckload (LTL).    We provide LTL services involving the shipment of single or multiple pallets of freight. Using our RateIQ technology, we obtain real-time pricing and transit time information for every LTL shipment from our database of LTL carriers.

          Small Parcel.    We provide small parcel services for packages of all sizes. Using our EchoPak technology, we are often able to deliver cost saving opportunities to our clients that spend over $500,000 annually to ship with major small parcel carriers.

          Inter-Modal.    We offer inter-modal transportation services for our clients that utilize both trucks and rail. Using our ETM technology, our dedicated inter-modal team can select, on a timely basis, the most advantageous combination of trucks and rail to meet our clients' individual shipping demands and pricing expectations.

          Domestic Air and Expedited Services.    We provide domestic air and expedited shipment services for our clients when traditional LTL services do not meet delivery requirements. We use ETM track and trace tools to ensure that up to date information is available to our clients via EchoTrak.

          International.    We provide air and ocean transportation services for our clients, offering a comprehensive international delivery option to our clients. Using ETM, our dedicated teams can consolidate shipments, coordinate routing, local pick-up and delivery methods and prearrange customs clearance to minimize the time and economic burdens associated with international transportation.

  Logistics Services

          In addition to arranging for transportation, we provide logistics services, either on-site (in the case of some enterprise clients) or off-site, to manage the flow of those goods from origin to destination. Our core logistics services include:

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  pre-engagement freight analysis across all major modes of transportation;

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  rate negotiation;

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  procurement of transportation, both contractually and in the spot market;

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  shipment execution and tracking;

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  carrier management, reporting and compliance;

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  executive dashboard presentations and detailed shipment reports;

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  freight bill audit and payment;

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  claims processing and service refund management;

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  design and management of inbound client freight programs;

  •
  individually configured web portals and self-service data warehouses;

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  ERP integration with transactional shipment data; and

  •
  integration of shipping applications into client e-commerce sites.

          We believe that direct access to our web-based applications, process expertise and analytical capabilities is a critical component of our solution, and we provide our logistics services to our clients as part of our value proposition.

Our Clients

          We provide transportation and logistics services to corporate clients across a wide range of industries, such as manufacturing, construction and consumer products. In 2007, we served over 4,600 clients using approximately 3,900 different carriers and, from our inception through December 31, 2007, we served over 6,500 clients using approximately 6,800 different carriers. Our clients fall into two categories: enterprise and transactional.

  Enterprise Clients

          We enter into multi-year contracts with our enterprise clients, typically with terms of one to three years, to provide some, or substantially all, of their transportation requirements. To foster a strategic relationship with these clients, we typically agree to a negotiated level of cost savings compared to the client's historical shipping expenditures over a fixed period of time. Cost savings are estimated periodically during the term of our engagement and if the negotiated amount is not achieved, our clients may have the right to terminate our engagement. None of our clients have terminated our engagement for failure to achieve a negotiated amount of cost savings. Each new enterprise client is assigned one or more dedicated account executives, who are able to work on-site or off-site, as required by the client.

          Our enterprise contracts are often on an exclusive basis for a certain transportation mode or point of origin and may apply to a single mode, such as LTL, several modes or all transportation modes used by the client. These contractual exclusivity provisions help ensure, but do not guarantee, that we receive a significant portion of the amount that our enterprise clients spend on transportation in the applicable mode or modes or from the applicable point of origin. In our experience, compliance with such provisions varies from client to client and over time. Reasons compliance may vary include the widely- dispersed nature of transportation decision-making in some clients' organizations and the learning process involved in implementing our solution. We work with and expect our enterprise clients to maintain and improve compliance with any applicable exclusivity provisions.

          We also provide small parcel consulting services to a limited number of our enterprise clients, which is included in our fee for service revenue. Under these arrangements, we review the client's small parcel shipping contracts and shipment data analyzing their volumes, distribution, rates and savings opportunities, prepare negotiation strategies and directly or indirectly participate in negotiations with carriers to improve the client's rates, charges, services and commitments. For these services, we typically earn a percentage of any savings realized by the client over a fixed period of time, which is recorded on our books on a net basis as fee-for-service revenue.

          Our annual revenue from individual enterprise clients typically ranges from $100,000 to $10.0 million. Our revenue from all enterprise clients increased in the last two years, from $3.3 million in 2005, to $26.1 million in 2006 and to $53.2 million in 2007. Our revenue from enterprise clients as a percentage of total revenue was 45% in 2005, 78% in 2006 and 56% in 2007.

          Enterprise Client Case Study.    In September 2005, we were engaged by a client, who is a leading provider of marketing fulfillment services to Fortune 500 clients, to provide an enterprise solution for their transportation and logistics requirements that would result in tangible cost savings, enhanced workflow automation, and quantifiable process improvement. To achieve these goals, we utilized our ETM technology platform to establish a new workflow, which resulted in optimized transportation processing. We assembled a dedicated four-person team to replace their five-person transportation team and placed them at the client's headquarters. In less than ten weeks, our dedicated account executive team successfully integrated the client's transportation function with our technology platform and was able to:

  •
  generate an immediate cost saving of approximately $1.4 million in the first year of the engagement;

  •
  improve the client's buying power in the transportation marketplace by combining that buying power with ours and renegotiating the client's legacy carrier rates, resulting in a cost savings of over 12% on 1,800,000 shipments;

  •
  create a custom portal on EchoTrak to provide a single point of contact for all TL, LTL, small parcel and expedited shipments, which improved visibility and reduced headcount;

  •
  reduce the client's billing cycle from 60 days to 15 days;

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  provide management-level reporting, analytics, and dashboard application off of the EchoIQ platform;

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  implement centralized control, reporting and billing functions;

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  create an inbound vendor transportation management program;

  •
  create an audit and reconciliation process, integrating it into the client's existing enterprise resource planning (ERP) and general ledger (GL) technology;

  •
  support trade show operations with additional handling and strategic routing and expediting;

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  support and automate the client's rebilling of freight charges;

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  create additional savings through volume incentive programs negotiated with the carriers; and

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  integrate all major modes of transportation into one common reporting and analytics environment.

          We currently manage substantially all of the client's transportation requirements through our enterprise solution. At the inception of our engagement, we agreed to provide the client with a minimum annual cost savings of $800,000. In 2006 and 2007, we believe the client saved approximately $1.4 million annually by utilizing our enterprise solution.

  Transactional Clients

          We provide transportation and logistics services to our transactional clients on a shipment-by-shipment basis, which are typically priced to our carriers on a spot, or transactional, basis. Our annual revenue from individual transactional clients typically ranges from $1,000 to $50,000. Of our 50 largest transactional clients in 2006, 42 placed orders with us during 2007, which we believe demonstrates our ability to effectively meet a variety of transportation requirements on a recurring basis. We estimate that total annual transportation expenditures for our 4,566 transactional clients during the year ended December 31, 2007 were in excess of $650 million.

          Transactional Client Case Study.    A leading manufacturer and marketer of outdoor products, household consumer products and professional kitchen textiles has been a transactional client since 2006. We were engaged by this client to execute a portion of its seasonal transportation requirements. To achieve these goals, we used our proprietary technology platform to identify a preferred network of regional and national carriers with more favorable rates, resulting in a cost savings of over $100,000 in 2007. Within four weeks, we were also able to:

  •
  optimize the client's carrier selection and LTL freight management, resulting in a 10% cost savings on its LTL transportation spend;

  •
  create an individually configured portal on EchoTrak to provide a single point of contact for all members of the client's finance, operations, sales and procurement teams; and

  •
  implement centralized reporting.

          Since our initial engagement, we have expanded the breadth and depth of services we provide to this client. We currently handle the client's relationships with over 15 LTL carriers, including dispatch and auditing functions and supply chain management. In 2007, we believe this client saved between $100,000 and $150,000 due to a combination of process improvements and lower shipping costs.

Our Carrier Network

          Our carrier network provides our clients with substantial breadth and depth of offerings within each mode. As of December 31, 2007, our network included over 16,000 TL carriers and 50 LTL carriers and six small parcel carriers, 18 inter-modal carriers, 12 domestic air carriers and 10 international carriers. Our ability to attract new carriers to our network and maintain good relationships with our current carriers is critical to the success of our business. We rely on our carriers to provide the physical transportation services for our clients, valuable pricing information for our proprietary database and tracking information throughout the shipping process from origin to destination. We believe we provide significant value to our carriers by enabling them to fill excess capacity on traditionally empty routes, repositioning their equipment and therefore offsetting their substantial overhead costs to generate incremental revenue. In addition, we introduce many of our clients to new carriers and broaden each carrier's market presence by expanding its sales channels to a larger customer base.

          We select carriers based on their ability to effectively serve our clients with respect to price, technology capabilities, geographic coverage and quality of service. In the small parcel mode, we use nationally recognized carriers, such as FedEx and UPS. In other transportation modes, we maintain the quality of our carrier network by obtaining documentation to ensure each carrier is properly licensed and insured, and has an adequate safety rating. In addition, we continuously collect information on the carriers in our network regarding capacity, pricing trends, reliability, quality control standards and overall customer service. We believe this quality control program helps to ensure that our clients receive high-quality service regardless of the carrier that is selected for an individual shipment. In 2007, we had used approximately 3,900 of the over 16,000 carriers in our network to provide shipping services to our clients.

          The carriers in our network are of all sizes, including large national trucking companies, mid-sized fleets, small fleets and owner-operators of single trucks. We are not dependent on any one carrier, and our largest carriers by TL, LTL and small parcel accounted for less than 1%, 11% and 10%, respectively, of our total transportation costs across all modes in 2007. Approximately 10% of our LTL and 54% of our TL shipments in 2007 were transported by carriers with less than 100 trucks. For international shipments, we currently rely on one carrier to provide substantially all of our transportation. We consider our relationship with this carrier to be good. In 2006 and 2007, international shipments accounted for 0% and 3% of our revenue, respectively.

Sales and Marketing

          We market and sell our logistics services and solutions through our sales personnel located in four cities across the United States. As of December 31, 2007, our sales team consisted of six enterprise sales representatives, 112 transactional sales representatives and 73 agents. Our enterprise sales representatives have significant sales expertise and are focused on building relationships with clients' senior management teams to execute enterprise contracts. Our transactional sales representatives, located largely at our outbound call center in Chicago, are focused on building new transactional client relationships and migrating transactional accounts to enterprise accounts. Our agents, located in regional shipping markets throughout the United States, are typically seasoned industry sales professionals focused on building relationships with our clients' transportation managers. We support our sales team with account executives. These individuals are generally responsible for customer service, developing relationships with client personnel and managing the shipping process from origin to destination.

          Our marketing efforts typically involve up to a six month selling cycle to secure a new enterprise client. Our efforts may begin in response to a perceived opportunity, a referral by an existing client, a request for proposal, a relationship between a member of our sales team and a potential client, new client prospects gained through acquisitions, an introduction by someone affiliated with our company, or otherwise. Our senior management team, sales representatives and agents are responsible for the sales process. An important aspect of this sales process is our analysis of a prospective client's historic transportation expenditures to demonstrate the potential savings that could be achieved by using our logistics services and solutions. We also try to foster relationships between our senior management team and our clients' senior management, and many of our enterprise clients were secured by marketing our solution to "C-level" management contacts. These relationships ensure that both parties are focused on seamless process integration and using our solution to provide enterprise-wide tangible cost savings.

          As we become more knowledgeable about a client's business and processes, our ability to identify opportunities to create value for the client typically increases, and we focus on trying to expand the services we provide to our existing enterprise and transactional clients. As a relationship with a client grows, the time requirement to win an engagement for additional services typically declines and we are able to recognize revenue from our sales efforts more quickly. Historically, many of our clients have been more willing to turn over more of their transportation and logistics requirements to us as we demonstrate our capabilities. In 2007, 66% of our enterprise clients increased their business with us by more than 10%, and 32% of our transactional clients increased their business with us by more than 10%.

          Each new enterprise client is assigned one or more dedicated account executives, who are able to work on-site or off-site, as required by the client. Our dedicated account executives integrate the client's existing business processes with our proprietary technology platform to provide a seamless and streamlined solution for the client's transportation requirements, and assist our sales representatives and agents in targeting potential deficiencies in the client's operations that could lead to expanded service offerings. Because the account executives we hire generally have significant sales experience, they can also begin marketing our services after limited training on our model and systems. Our agreements with our account executives require them to market and sell our transportation and logistics services on an exclusive basis and contain non-compete and non-solicitation provisions that apply during and for a specified period after the term of their service.

          Our transactional sales representatives, who focus on sales of our logistics services and solutions on a shipment-by-shipment basis, concentrate on building relationships with our transactional clients that could benefit from the cost savings and enhanced service associated with our solution. Our ability to work with clients on a transactional basis provides us with an opportunity to demonstrate the cost savings associated with our technology solution before the client considers moving to a fully-outsourced enterprise solution. Since our inception in January 2005, 10 transactional clients have migrated from a transactional solution to an enterprise solution.

          Our sales team is critical to the success of our business and our ability to grow will depend on our ability to continue to attract, train and retain talented individuals. Candidates are recruited through search firms, Internet postings, advertisements in industry publications, industry event attendance, referrals and word-of-mouth networking. To attract these candidates, we will continue to offer attractive commission structures and highlight the advantages that our ETM technology platform provides in winning and maintaining new clients. We believe our business model provides us with a competitive advantage in recruiting sales representatives because it enables them to leverage our enhanced analytics technology and carrier network to market a broader range of services at prices that are typically lower than those offered by our competitors. Our services can be offered at no upfront cost and our clients are generally able to immediately realize tangible cost savings.

          We had 24 sales representatives and agents as of December 31, 2005, 57 as of December 31, 2006 and 191 as of December 31, 2007. We intend to continue to hire sales representatives and agents with established client relationships that we believe can be grown and leveraged into new revenue opportunities. We also expect to augment our sales force through selective acquisitions of transportation and logistics service providers with experienced sales representatives and agents in strategic geographical locations.

Competition

          The commercial freight transportation services and BPO industries in which we operate are highly competitive and fragmented. We have a number of competitors offering services similar to ours, which include:

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  internal shipping departments at companies that have substantial transportation requirements, many of which represent potential sales opportunities;

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  non-asset-based logistics companies, such as C.H. Robinson Worldwide, Freightquote.com, Ozburn-Hessey Logistics, Total Quality Logistics and Transplace, with whom we compete most often;

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  asset-based logistics companies, such as Ryder, Schneider, UPS, FedEx and JB Hunt;

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  carriers that offer logistics services, such as Roadway, Yellow and USF, some of whom we frequently purchase transportation services from on behalf of our clients;

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  freight forwarders that dispatch shipments via asset-based carriers, typically arranging for shipments to or from international destinations, such as Expeditors International; and

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  smaller, niche service providers that provide services in a specific geographic market, industry segment or service area.

          We believe the principal elements of competition in transportation and logistics services are price, customer service and reliability. Some of our competitors, such as C.H. Robinson Worldwide, have larger client bases and significantly more resources than we do. In addition, some of our competitors may have more expertise in a single transportation mode that allows them to prepare and process documentation and perform related activities pertaining to that mode of transportation more efficiently than Echo. We compete against these entities by establishing ourselves as a leading technology enabled service provider with industry expertise in all major modes of transportation, which enables us to respond rapidly to the evolving needs of our clients related to outsourcing transportation.

          Our clients may choose not to outsource their transportation business to us in the future by performing formerly outsourced services for themselves, either in-house or through offshore partnerships or other arrangements. We believe our key advantage over in-house business processes is that ETM gives us the ability to obtain favorable pricing and terms relative to in-house service departments. In addition, we believe we give companies the opportunity to focus on their core products and services while we focus on service, delivery and operational excellence.

          We also face competition from some of the larger BPO services companies, such as IBM or Accenture, because they offer transportation procurement and logistics services to their clients. Their well-established client relationships, BPO industry knowledge, brand recognition, financial and marketing capabilities, technical resources and pricing flexibility may provide them with a competitive advantage over us. These companies may include BPO service companies based in offshore locations, BPO divisions of large IT service companies and global BPO services companies located in the United States or offshore.

Intellectual Property

          We rely primarily on a combination of copyright, trademark and trade secret laws, as well as license agreements and other contractual provisions, to protect our intellectual property rights and other proprietary rights. Some of our intellectual property rights relate to proprietary business process enhancements. It is our practice to enter into confidentiality and invention assignment agreements with all of our employees and independent contractors that:

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  include a confidentiality undertaking by the employee or independent contractor;

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  ensure that all new intellectual property developed in the course of our relationship with employees or independent contractors is assigned to us; and

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  require the employee or independent contractor to cooperate with us to protect our intellectual property during and after his or her relationship with us.

Government Regulation

          Subject to applicable federal and state regulation, we may arrange for the transport of most types of freight to and from any point in the United States. Certain of our U.S. domestic ground transportation operations may be subject to regulation by the Federal Motor Carrier Safety Administration (the FMCSA), which is an agency of the U.S. Department of Transportation, and by various state agencies. The FMCSA has broad regulatory powers in areas such as safety and insurance relating to interstate motor carrier and broker operations. The ground transportation industry is also subject to possible regulatory and legislative changes (such as the possibility of more stringent environmental, safety or security regulations or limits on vehicle weight and size) that could affect the economics of the industry by requiring changes in operating practices or the cost of providing transportation services.

          Our international operations are impacted by a wide variety of U.S. government regulations. These include regulations of the U.S. Department of State, U.S. Department of Commerce and the U.S. Department of Treasury. Regulations cover matters such as what commodities may be shipped to what destination and to what end-user, unfair international trade practices and limitations on entities with whom we may conduct business.

          Our air freight business in the United States is subject to regulation as an indirect air carrier by the Transportation Security Administration (the TSA) and the Department of Transportation. We are in the process of having our indirect air carrier security program approved by the TSA as required by the applicable regulations. We are also in the process of having our directors and officers complete the Security Threat Assessments required by TSA regulations. The airfreight industry is subject to regulatory and legislative changes that could affect the economics of the industry by requiring changes in operating practices or influencing the demand for, and the costs of providing, services to clients.

          Our ocean transportation business in the United States is subject to regulation by the Federal Maritime Commission (the FMC). The FMC licenses persons acting as ocean transportation intermediaries, including ocean freight forwarders and non-vessel operating common carrier operators. Ocean freight forwarders are subject to surety bond requirements and required to retain a "qualified individual" as an officer of the company. Non-vessel operating common carriers are subject to FMC tariff publication requirements, and must submit for review and public notice certain shipping agreements reached with clients. Ocean freight forwarders are also subject to regulatory oversight, particularly those terms proscribing rebating practices. The FMC provides a forum for persons to challenge actions or practices of ocean transportation intermediaries through private actions. We have applied for authority to act as an ocean freight forwarder and as a non-vessel operating common carrier. These applications have received initial approval from FMC and we expect such applications for authority to become final upon the completion of certain compliance requirements.

          Our import and export business in the United States is subject to U.S. Customs regulations imposed by U.S. Customs and Border Protection (the CBP). These regulations include significant notice and registration requirements. While not technically a regulatory requirement, participation in CBP's "Customs-Trade Partnership against Terrorism" (C-TPAT) program will be commercially necessary as we expand our international transportation business. Under C-TPAT, a transportation entity must maintain an effective transportation security program and cooperate with CPB initiatives and guidance. Participation in C-TPAT permits more efficient and expedited processing of shipments through U.S. Customs. We are currently providing customs broker services through contracts with licensed customs brokers. We are in the process of obtaining a license as customs broker, which we expect to complete in 2009.

          We are subject to a broad range of foreign and domestic environmental and workplace health and safety requirements, including those governing discharges to air and water and the handling, disposal and release of hazardous substances and wastes. In the course of our operations, we may be asked to store, transport or arrange for the storage or transportation of substances that could result in liability under applicable laws if released into the environment. If a release of hazardous substances occurs while being transported by our subcontracted carrier, we may be required to participate in, or may have liability for response costs and the remediation of such a release. In such case, we also may be subject to claims for personal injury, property damage and damage to natural resources. Our exposure to and potential liability for these claims may be managed through agreements with our customers and suppliers.

          The transportation industry is one of the largest sources of man made greenhouse gas emissions that contribute to global warming. National and transnational laws and initiatives to reduce and mitigate the effects of such emissions, such as the Kyoto Protocols and current laws and legislative initiatives in the European Union and the U.S. could significantly impact transportation modes and the economics of the transportation industry. Future environmental laws in this area could adversely affect our carriers' costs and practices and our business.

          Although our current operations have not been significantly affected by compliance with, or liability arising under, these environmental, health and safety laws, we cannot predict what impact future environmental, health and safety regulations might have on our business.

          Transportation-related regulations are greatly affected by U.S. national security legislation and related regulatory initiatives, and remain in a state of flux. We believe that we are in substantial compliance with applicable material regulations and that the costs of regulatory compliance have not had a material adverse impact on our operations to date. However, our failure to comply with the applicable regulations or to maintain required permits or licenses could result in substantial fines or revocation of our operating permits or licenses. We cannot predict the degree or cost of future regulations on our business. If we fail to comply with applicable governmental regulations, we could be subject to substantial fines or revocation of our permits and licenses.

Risk Management and Insurance

          If a shipment is damaged during the delivery process, our client files a claim for the damaged shipment with us and we bear the risk of recovering the claim amount from the carrier. If we are unable to recover all or any portion of the claim amount from our carrier, we may bear the financial loss. We mitigate this risk by using our quality program to carefully select carriers with adequate insurance, quality control procedures and safety ratings. We also take steps to ensure that the coverage we provide to our clients for damaged shipments is substantially similar to the coverage that our carriers provide to us. In addition, we carry our own insurance to protect against client claims for damaged shipments.

          We extend credit to certain clients as part of our business model. These clients are subject to an approval process prior to any extension of credit or increase in their current credit limit. Our finance department reviews each credit request and considers, among other things, payment history, current billing status, recommendations by various rating agencies and capitalization. Clients that pass our credit request procedures may receive a line of credit or an increase in their existing credit amount. We believe this review and approval process helps mitigate the risk of client defaults on extensions of credit and the related bad debt expense.

          We require all motor carriers we work with to carry at least $1.0 million in auto and general liability insurance and $100,000 in cargo insurance. We also maintain a broad cargo liability insurance policy to protect us against catastrophic losses that may not be recovered from the responsible carrier, and carry various liability insurance policies, including auto and general liability. Our collective insurance policies have a cap of $5.0 million.

Properties

          Our principal executive offices are located in Chicago, Illinois. We also maintain sales offices in Los Angeles, California, Vancouver, Washington and Park City, Utah. We believe that our facilities are generally suitable to meet our needs for the foreseeable future; however, we will continue to seek additional space as needed to satisfy our growth.

Employees

          As of December 31, 2007, we had 245 employees, consisting of six enterprise sales representatives, 112 transactional sales representatives, 62 account executives, 24 technology personnel and 41 administrative personnel. We also had 99 independent contractors, including 73 sales agents. Of our 99 independent contractors, 26 are based at our build, operate, transfer (BOT) facilities in Pune and Kolkata, India. We consider our employee relations to be good.

Legal Proceedings

          We are not a party to any material pending legal proceedings.

MANAGEMENT

Executive Officers and Directors

          The following table sets forth certain information concerning each of our executive officers and directors:

Name	Age	Position(s)
Samuel K. Skinner(1)(2)(3)	69	Chairman of the Board
Douglas R. Waggoner	49	Chief Executive Officer and Director
Orazio Buzza	35	Chief Operating Officer
David B. Menzel	46	Chief Financial Officer
Vipon Sandhir	36	Executive Vice President of Sales
David C. Rowe	42	Chief Technology Officer
John R. Walter(1)(3)	61	Director
Louis B. Susman(3)	70	Director
John F. Sandner(1)	66	Director
Harry R. Weller(2)(3)	38	Director
Anthony R. Bobulinski(2)	35	Director
Eric P. Lefkofsky(2)(3)	38	Director
Bradley A. Keywell	38	Director

(1)
Member of our audit committee.

(2)
Member of our compensation committee.

(3)
Member of our nominating and corporate governance committee.

          Samuel K. Skinner first joined our Board in September 2006 and has served as our non-executive Chairman of the Board since February 2007. Since May 2004, Mr. Skinner has been of counsel at the law firm Greenberg Traurig, LLP where he is the Chair of the Chicago Governmental Affairs Practice. Mr. Skinner served as Chairman, President and Chief Executive Officer of USF Corporation from July 2000 to May 2003, and from 1993 to 1998 he served as President of Commonwealth Edison Company and its holding company Unicom Corporation. Mr. Skinner served as the Chief of Staff to President George H.W. Bush from December 1991 to August 1992, and from 1989 to 1991, he served as the Secretary of Transportation. In 1975, he was appointed by President Gerald R. Ford as the United States Attorney for the Northern District of Illinois. Mr. Skinner is currently a director of Navigant Consulting, Inc., Diamond Management & Technology Consultants, Inc. and Express Scripts, Inc. and is the Vice Chairman of Virgin America Airlines. Mr. Skinner holds a Bachelor of Science degree from the University of Illinois and a Juris Doctor from DePaul University College of Law.

          Douglas R. Waggoner has served as our Chief Executive Officer since December 2006 and on our Board since February 2008. Mr. Waggoner was elected to the board pursuant to voting rights granted to the holders of our Series B preferred stock under our voting agreement, which will be terminated upon the closing of this offering. Prior to joining our Company, Mr. Waggoner founded SelecTrans, LLC, a freight management software provider based in Chicago, Illinois. From April 2004 to December 2005, Mr. Waggoner served as the Chief Executive Officer of USF Bestway, and from January 2002 to April 2004, he served as the Senior Vice President of Strategic Marketing for USF Corporation.

Mr. Waggoner served as the President and Chief Operating Officer of Daylight Transport from April 1999 to January 2002, Executive Vice President from October 1998 to April 1999, and Chief Information Officer from January 1998 to October 1998. From 1986 to 1998, Mr. Waggoner held a variety of positions in sales, operations, marketing and engineering at Yellow Transportation before eventually leaving the company as the Vice President of Customer Service. Mr. Waggoner holds a bachelor's degree in Economics from San Diego State University.

          Orazio Buzza has served as our Chief Operating Officer since July 2007. Mr. Buzza served as our President and Chief Technology Officer from May 2005 to July 2007. From October 2003 to May 2005, Mr. Buzza served as the Chief Financial Officer and Chief Operating Officer of InnerWorkings, Inc., a Nasdaq listed provider of print procurement solutions to corporate clients in the United States. From July 2001 to September 2003, Mr. Buzza was Vice President of Finance & Operations at Bus Bank, a charter bus service company. Mr. Buzza has a bachelor's degree in Accounting and Supply Chain Management from the University of Illinois. Mr. Buzza also received his Certified Public Accountant certification in 1994.

          David B. Menzel has served as our Chief Financial Officer since April 2008. From May 2005 to March 2008, Mr. Menzel was the Chief Financial and Operating Officer of G2 SwitchWorks Corp., a travel technology company. From 2003 to 2005, Mr. Menzel served as a managing director of Parson Consulting, a management consulting firm. Mr. Menzel served as the Chief Executive Officer of YesMail, Inc. from 2000 to 2003, and as the Senior Vice President and Chief Financial Officer from 1999 to 2000. Mr. Menzel was also the Chief Financial Officer of Campbell Software from 1994 to 1999, and worked in the Audit and Financial Consulting Practice of Arthur Anderson LLP from 1985 to 1994. Mr. Menzel holds a bachelor's degree in accounting and a Masters of Accountancy from Florida State University.

          Vipon Sandhir has served as our Executive Vice President of Sales since August 2005. Since 2002, Mr. Sandhir has been a partner at Alliance Management, LLC, a real estate management company. From July 2004 to July 2005, Mr. Sandhir was the President of P-Elevated Corporation, an IT outsourcing firm utilizing offshore development resources. From November 2000 to July 2004, Mr. Sandhir was the co-founder and Chief Operating Officer of Global Charter Services. Mr. Sandhir has a bachelor's degree in Business from Northern Illinois University.

          David C. Rowe has been our Chief Technology Officer since September 2007. From January 2005 to September 2007, Mr. Rowe was the Chief Information Officer at UGL-Equis Corporation. From October 2003 to January 2005, Mr. Rowe was a Managing Principal with EMC. Between April 2001 and October 2003, Mr. Rowe worked as a technology consultant. From March 1997 to April 2002, Mr. Rowe was the Vice President of Information Technology at USweb Cornerstone. Mr. Rowe is a graduate of City and East London College with a degree in Computer Science.

          John R. Walter has served on our Board since January 2006. Mr. Walter is the managing member of Ashlin Management Company. He is the retired President and COO of AT&T Corporation, a position he held from 1996 to 1997. He was Chairman and CEO of R.R. Donnelley & Sons Company, the largest printer in the United States, from 1989 through 1996. Mr. Walter has been a director of Manpower Inc. since 1998, and served as Non-Executive Chairman from 1999 to 2001. He is currently the Chairman of SNP Corporation Ltd. of Singapore, the Chairman of InnerWorkings, Inc., and a director for VASCO Data Security, Infinity Bio-Energy, Manpower, Inc., MediaBank, LLC, DHR International and Evanston Northwestern Healthcare. Mr. Walter previously served on the board of directors of Abbott Laboratories, John Deere, Target Corporation and Jones Lang LaSalle. He is also a member of the board of trustees for the Steppenwolf Theater and Northwestern University, and a director of the African Wildlife Federation. Mr. Walter holds a bachelor's degree and an honorary doctorate degree in Business Administration from Miami University, Ohio.

          Louis B. Susman has served on our Board since June 2006. Mr. Susman is Vice Chairman of Citigroup Corporate and Investment Banking, a member of the Citigroup International Advisory Board and Managing Director, Vice Chairman of Investment Banking, Citigroup. Mr. Susman joined Salomon Brothers Inc., prior to its acquisition by Citigroup, in July 1989. Prior to that he was a Senior Partner at the St. Louis-based law firm of Thomas & Mitchell. Mr. Susman is a director of Drury Industries, Inc. and Drury Development Corporation and a trustee of Underwriters Laboratories and previously served on the board of directors of the St. Louis National Baseball Club, Inc. Mr. Susman is a member of the board of directors of The Art Institute of Chicago, The Lyric Opera of Chicago and The Northwestern Children's Memorial Hospital. Mr. Susman holds a bachelor's degree from the University of Michigan and a Bachelor of Laws (L.L.B.) from Washington University.

          John F. Sandner has served on our Board since April 2008. Mr. Sandner is the Chairman of E*Trade Futures, LLC, a position he has held since 2003. From 1985 to 2003, Mr. Sandner served as President and Chief Executive Officer of RB&H Financial Services, L.P., where he is currently a consultant. Mr. Sandner is also the retired Chairman of the Chicago Mercantile Exchange (CME) and served as its Special Policy Advisor from 1998 to 2005. Mr. Sandner is currently a director of CME Holdings, Inc., Click Commerce, Inc., the National Futures Association, the Lyric Opera of Chicago and the Museum of Science and Industry, and a Trustee at the University of Notre Dame and Rush-Presbyterian-St. Luke's Medical Center. Mr. Sandner holds a bachelor's degree from Southern Illinois University and a Juris Doctorate from the University of Notre Dame.

          Harry R. Weller has served on our Board since June 2006. Mr. Weller was elected pursuant to voting rights granted to the holders of our Series D preferred stock under our voting agreement, which will be terminated upon the closing of this offering. Since January 2002, Mr. Weller has been a Partner at New Enterprise Associates. Prior to joining NEA, Mr. Weller was a Partner at FBR Technology Venture Partners. Mr. Weller is a former member of the board of directors of Sourcefire, Inc. and Vonage Holdings Corp. and a current member of the board of directors of Availink, Inc., Suniva, Inc., Informance, Leadtone, Lian Lian, and Realtime Worlds. Mr. Weller holds a bachelor's degree from Duke University and a Masters in Business Administration from Harvard University.

          Anthony R. Bobulinski has served on our Board since August 2005. Mr. Bobulinski was elected pursuant to voting rights granted to the holders of our Series D preferred stock under our voting agreement, which will be terminated upon the closing of this offering. Mr. Bobulinski has been the Director of Investments at YDS Investment Company, LLC. Since April 2003, Mr. Bobulinski serves on the advisory board of the Making a Difference Foundation. Mr. Bobulinski holds a bachelor's degree from Pennsylvania State University and a Masters in Science equivalent from the Naval Nuclear Power School where he was a Master Training Specialist and Certified Instructor.

          Eric P. Lefkofsky has served on our Board since February 2005. Mr. Lefkofsky was elected pursuant to voting rights granted to the holders of our Series B preferred stock under our voting agreement, which will be terminated upon the closing of this offering. In February 2005, Mr. Lefkofsky founded Blue Media, LLC, a private investment firm, and currently serves as its President. From May 2000 to April 2001, Mr. Lefkofsky served as Chief Operating Officer and director of HA-LO Industries Inc. Mr. Lefkofsky co-founded Starbelly.com, Inc., and served as its President from September 1999 to May 2000, at which point Starbelly was acquired by HA-LO. In July 2001, HA-LO filed for bankruptcy under Chapter 11 of the United States Bankruptcy Code. In September 2001, Mr. Lefkofsky co-founded InnerWorkings, Inc., a Nasdaq listed provider of print procurement solutions to corporate clients in the United States, and served as a director or manager from December 2002 until May 2005. In April 2006, Mr. Lefkofsky co-founded MediaBank, LLC, an electronic exchange and database that automates the procurement and administration of advertising media and has served as a director or manager since that time. Mr. Lefkofsky serves on the board of directors of Children's Memorial Hospital, the Steppenwolf Theatre and ThePoint.com, an online activism website.

Mr. Lefkofsky holds a bachelor's degree from the University of Michigan and a Juris Doctor degree from the University of Michigan Law School.

          Bradley A. Keywell has served on our Board since February 2005. Mr. Keywell was elected pursuant to voting rights granted to the holders of our Series B preferred stock under our voting agreement, which will be terminated upon the closing of this offering. In January 2004, Mr. Keywell founded Meadow Lake Management LLC, an investment and advisory firm, and currently serves as its Managing Partner. Prior to Meadow Lake Management, he worked for Equity Group Investments, LLC. From May 2000 to March 2001, Mr. Keywell served as the President of HA-LO Industries Inc. Mr. Keywell co-founded Starbelly.com Inc., which was acquired by HA-LO in May 2000. In July 2001, HA-LO filed for bankruptcy under Chapter 11 of the United States Bankruptcy Code. In April 2006, Mr. Keywell co-founded MediaBank, LLC, an electronic exchange and database that automates the procurement and administration of advertising media. Mr. Keywell serves on the board of trustees of the Zell-Lurie Entrepreneurship Institute at the University of Michigan and as a trustee of the University of Michigan Hillel Foundation. Mr. Keywell holds a bachelor's degree from the University of Michigan and a Juris Doctor degree from the University of Michigan School of Law.

Board of Directors

          Our Board of Directors consists of nine directors and includes three committees: an audit committee, compensation committee and nominating and corporate governance committee. Each director will be subject to election at each annual meeting of stockholders.

Audit Committee

          Our audit committee consists of John R. Walter, Samuel K. Skinner and John F. Sandner. Mr. Sandner serves as the chairman of our audit committee. The audit committee will review and recommend to the Board internal accounting and financial controls and accounting principles and auditing practices to be employed in the preparation and review of our financial statements. In addition, the audit committee will have the authority to engage public accountants to audit our annual financial statements and determine the scope of the audit to be undertaken by such accountants. Mr. Skinner is our audit committee financial expert under the SEC rule implementing Section 407 of the Sarbanes-Oxley Act of 2002.

Compensation Committee

          Our compensation committee consists of Harry R. Weller, Anthony R. Bobulinski, Eric P. Lefkofsky and Samuel K. Skinner. Mr. Weller serves as the chairman of our compensation committee. The compensation committee will review and recommend to our Chief Executive Officer and the Board policies, practices and procedures relating to the compensation of managerial employees and the establishment and administration of certain employee benefit plans for managerial employees. The compensation committee will have the authority to administer our Stock Incentive Plan, and advise and consult with our officers regarding managerial personnel policies.

Nominating and Corporate Governance Committee

          Our nominating and corporate governance committee consists of Samuel K. Skinner, Eric P. Lefkofsky, Louis B. Susman, John R. Walter and Harry R. Weller. Mr. Skinner serves as the chairman of our nominating and corporate governance committee. The nominating and corporate governance committee will assist the Board with its responsibilities regarding:

  •
  the identification of individuals qualified to become directors;

  •
  the selection of the director nominees for the next annual meeting of stockholders; and

  •
  the selection of director candidates to fill any vacancies on the Board.

Compensation Committee Interlocks and Insider Participation

          None of the members of our compensation committee serves, or has at any time served, as an officer or employee of us or any of our subsidiaries. None of our executive officers has served as a member of the compensation committee, or other committee serving an equivalent function, of any other entity, one of whose executive officers served as a member of our compensation committee.

Limitation of Liability and Indemnification of Officers and Directors

          Our certificate of incorporation will provide that our directors and officers will not be personally liable for monetary damages to us for breaches of their fiduciary duty as directors or officers, except for any breach of their duty of loyalty to us or to our stockholder, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, authorization of illegal dividends or redemptions or any transaction from which they derived an improper personal benefit from their actions. Prior to the completion of this offering, we intend to obtain insurance that insures our directors and officers against specified losses. In addition, our by-laws will provide that our directors, officers and employees shall be indemnified by us to the fullest extent authorized by Delaware law, as it now exists or may in the future be amended, against all expense, liability and loss reasonably incurred or suffered by them in connection with their service for us or on our behalf.

          In addition, prior to the completion of this offering, we intend to enter into separate indemnification agreements with our directors and executive officers. We believe that these provisions and agreements are necessary to attract and retain qualified persons as directors and executive officers. These indemnification agreements may require us to indemnify our directors and executive officers for related expenses, including attorneys' fees, judgments, fines and amounts paid in settlement that were actually and reasonably incurred or suffered by a director or executive officer in an action or proceeding arising out of his or her service as one of our directors or executive officers.

COMPENSATION DISCUSSION AND ANALYSIS

Overview

          This compensation discussion describes the material elements of compensation awarded to, earned by, or paid to each of our executive officers who served as named executive officers during 2007. This compensation discussion focuses on the information contained in the following tables and related footnotes for primarily 2007, but we also disclose compensation actions taken before or after 2007 to the extent such disclosure enhances the understanding of our executive compensation disclosure.

          Prior to this offering, our Board oversaw and administered our executive compensation program. Going forward, the Compensation Committee will oversee and administer our executive compensation program.

          The principal elements of our executive compensation program are base salary, annual cash incentives, long-term equity incentives generally in the form of stock options, other benefits and perquisites, post-termination severance and acceleration of stock option vesting for certain named executive officers upon termination and/or a change in control. Our other benefits and perquisites consist of life and health insurance benefits and a qualified 401(k) savings plan and include reimbursement for certain medical insurance and other payments. Our philosophy is to position the aggregate of these elements at a level that is commensurate with our size and sustained performance.

Compensation Program Objectives and Philosophy

          In General.    The objectives of our compensation programs are to:

  •
  attract, motivate and retain talented and dedicated executive officers,

  •
  provide our executive officers with both cash and equity incentives to further our interests and those of our stockholders, and

  •
  provide employees with long-term incentives so we can retain them and provide stability during periods of rapid growth.

          Generally, the compensation of our executive officers is composed of a base salary, an annual incentive compensation award and equity awards in the form of stock options. In setting base salaries, the Board generally reviewed (and going forward the Compensation Committee will review) the individual contributions of the particular executive. The annual incentive compensation award for 2007 was a discretionary award determined by the Board based on Company performance and for 2008 will be based upon our Annual Incentive Plan. In addition, stock options are granted to provide the opportunity for long-term compensation based upon the performance of our common stock over time.

          Competitive Market.    We define our competitive market for executive talent and investment capital to be the transportation and technology services industries. To date, we have not engaged an outside consultant to assist us in benchmarking executive compensation, but we may choose to do so in the future.

          Compensation Process.    Prior to this offering, our Board approved the compensation of our named executive officers, including the terms of their employment agreements. Our Board individually negotiated the employment agreements to retain key management and provide stability during a period of rapid growth. Going forward, for each of our named executive officers, the Compensation Committee will review and approve all elements of compensation taking into consideration recommendations from our principal executive officer (for compensation other than his own), as well as competitive market guidance provided at the request of the Compensation Committee.

          Regulatory Considerations.    We have designed our Annual Incentive Plan so that bonuses paid thereunder (beginning for 2008) will qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended (the Code). We will consider the size and frequency of any future stock option awards under our long-term equity incentive program based on Company and individual performance and other market factors.

Base Salaries

          In General.    We provide the opportunity for our named executive officers and other executives to earn a competitive annual base salary. A minimum base salary is provided for each named executive officer in their employment agreements. The Compensation Committee reviews base salaries annually and adjusts base salaries in accordance with its compensation philosophy. The Compensation Committee strives to set executive officer base salaries at levels competitive with those provided to executives with similar responsibilities in businesses comparable to ours. In determining base salaries of our executive officers, the Compensation Committee considers the performance of each executive, the nature of his or her responsibilities and the Company's general compensation practices. Except as noted, the table below shows our named executive officers' base salary increases in 2007, which became effective by November 1, 2007:

Name and Principal Position	Base Salary as of January 1, 2007	Base Salary as of November 1, 2007		Percent Increase
Douglas R. Waggoner
Chief Executive Officer	$200,000	$300,000		50%
David B. Menzel
Chief Financial Officer	n/a	$260,000	*	n/a
Scott P. Pettit
Former Chief Financial Officer	n/a	$200,000	**	n/a
Orazio Buzza
Chief Operating Officer	$220,000	$255,000		15.9%
David C. Rowe
Chief Technology Officer	n/a	$225,000	***	n/a
Vipon Sandhir
Executive Vice President of Sales	$185,000	$240,000		29.7%
Andrew Arquette
Former Vice President Finance	$190,000	$200,000		5.3%

*
Base salary as of April 7, 2008 start date. For more information related to Mr. Menzel's employment agreement, see "—2008 Compensation Actions" below.

**
Base salary as of December 27, 2007 start date. For more information related to Mr. Pettit's employment, see "—2008 Compensation Actions" below.

***
Base salary as of September 17, 2007 start date.

          The salaries of Messrs. Waggoner, Buzza, Sandhir and Arquette were increased to reflect their respective levels of duties and responsibilities and for their positive contributions to the Company.

          Total Compensation Comparison.    For 2007, base salaries accounted for approximately 64.0% of total compensation for our Chief Executive Officer and 70.9% on average for our other named executive officers.

Annual Cash Incentives

          Determination of Awards.    We provide the opportunity for our named executive officers and other executives to earn an annual cash incentive award. In determining final bonus amounts for 2007, the Board did not follow a set formula or measure performance against pre-established targets, but rather granted discretionary bonuses, taking into account the general performance of each executive, the nature of his responsibilities, the generally positive revenue, gross profit and EBITDA performance of the Company, and the completion of the SelecTrans, Mountain Logistics and Bestway Solutions acquisitions in 2007. Based on those factors, the Company awarded Messrs. Waggoner, Buzza and Sandhir $30,000 each and Mr. Arquette $10,000. Mr. Sandhir also received a $17,188 guaranteed bonus pursuant to a prior bonus agreement. Mr. Rowe received a $25,000 cash award when he started with the Company.

          Annual cash incentive awards for 2006 and 2007 for the named executive officers are summarized in the table below.

Cash Bonuses
	2006	2007
Douglas R. Waggoner	—	$30,000
Scott P. Pettit	—	—
Orazio Buzza	$30,000	$30,000
David C. Rowe	—	$25,000
Vipon Sandhir	$25,000	$47,188
Andrew Arquette	$12,500	$10,000

          The Annual Incentive Plan will apply to annual incentive bonuses for performance beginning in 2008. The Annual Incentive Plan provides each executive with an opportunity to earn a bonus award based on the Company's achievement of certain objectively quantifiable and measurable goals and objectives established by the Compensation Committee. For the named executive officers in 2008, the target bonus awards are 30% of the respective officer's base salary, and the maximum bonus awards are 100% of the base salary. Additional special incentives may also be awarded by the Compensation Committee for achievement of specific initiatives outside the ordinary course of the Company's business operations or for extraordinary performance. We plan to review annual cash incentive awards for our named executive officers and other executives annually in January to determine award payments for the last completed fiscal year, as well as to establish award opportunities for the current fiscal year.

          Individual Performance Goals.    There were no specific individual performance goals for the 2007 incentive awards, but the Board could exercise discretion and take into account individual performance in determining awards.

          Discretionary Adjustments.    For 2007, the incentive awards were subject to the Board's discretion. Under the Annual Incentive Plan, beginning in 2008, the Compensation Committee may make reasonable adjustments to our overall corporate performance goals and our actual performance results that may cause differences between the numbers used for our performance goals and the numbers reported in our financial statements. These adjustments may exclude all or a portion of both the positive or negative effect of external events that are outside the control of our executives, such as natural disasters, litigation, or regulatory changes in accounting or taxation standards. These adjustments may also exclude all or a portion of both the positive or negative effect of unusual or significant strategic events that are within the control of our executives but that are undertaken with an expectation of improving our long-term financial performance, such as restructurings, acquisitions, or divestitures.

          Total Compensation Comparison.    For 2007, the annual bonus accounted for 8.6% of total compensation for our Chief Executive Officer and 11.6% on average for our other named executive officers.

Long-term Equity Incentives

          In General.    We provide the opportunity for our named executive officers and other executives to earn a long-term equity incentive award. We believe that one of the best ways to align the interests of stockholders and executives is by providing those individuals who have substantial responsibility over the management, performance and growth of the Company with an opportunity to have a meaningful ownership position in the Company. For 2007, our long-term equity incentive program consisted of grants of stock options pursuant to the Echo Global Logistics, LLC 2005 Stock Option Plan. We have adopted a 2008 Stock Incentive Plan pursuant to which we may grant equity and other incentive awards to our executive officers and other employees beginning in 2008. We believe that management having strong economic incentives will inspire management to act in the best interest of the Company and its stockholders.

          Stock Options.    For our named executive officers, our stock option program is based on grants that are individually negotiated in connection with employment agreements and other grants to our executives. We have traditionally used stock options as our main form of equity compensation because stock options provide a relatively straightforward incentive for our executives and result in less immediate dilution of existing stockholders' interests.

          Grants of stock options or other equity awards to our named executive officers in 2007 are summarized in the following table:

2007 Grants

Douglas R. Waggoner	10,000
Scott P. Pettit	200,000
Orazio Buzza	10,000	*
David C. Rowe	120,000
Vipon Sandhir	10,000
Andrew Arquette	60,000

*
Unvested shares purchased by Mr. Buzza for $4.05 per share. For more information, see "—Unvested Share Purchases" below.

          The options granted to Messrs. Waggoner, Rowe and Sandhir were granted in September 2007 with an exercise price of $4.05 per share based on an internal valuation. We believe this per share value is consistent with the valuation performed by an independent valuation specialist in November 2007 of $4.40 per share. The options granted to Mr. Pettit were granted in December 2007 with an exercise price of $4.40 per share. Of the options granted to Mr. Arquette, 50,000 were granted in March 2007 with an exercise price of $1.08 per share, and 10,000 were granted in September 2007 with an exercise price of $4.05 per share, in each case based on an internal valuation.

          Messrs. Waggoner, Sandhir and Arquette received an annual grant of 10,000 options (and Mr. Buzza was given the opportunity to purchase 10,000 restricted shares) based on the performance of each executive, the nature of his responsibilities, general company revenue, gross profit and EBITDA performance and the completion of the SelecTrans, Mountain Logistics and Bestway Solutions acquisitions in 2007. Messrs. Rowe and Pettit were granted options when they joined the Company in September 2007 and December 2007, respectively.

          As described above, we believe that all grants of stock options to our employees were granted with exercise prices equal to or greater than the fair market value of our common stock on the respective grant dates.

          We do not time stock option grants to executives in coordination with the release of material non-public information. Our stock options have a 10-year contractual exercise term. In general, the option grants are also subject to the following post-termination and change in control provisions:

2005 Stock Option Plan

Event	Award Vesting	Exercise Term
Disability or Death	Forfeit Unvested	Earlier of: (1) Remaining Option Period or (2) Six Months from Date of Termination
Termination for Reason Other than Disability or Death	Forfeit Unvested	Earlier of: (1) Remaining Option Period or (2) 30 Days from Date of Termination

2008 Stock Incentive Plan

Event	Award Vesting	Exercise Term
Termination by Us for Reason Other than Cause, Disability or Death	Forfeit Unvested	Earlier of: (1) One Year or (2) Remaining Option Period
Disability or Death	Forfeit Unvested	Option Period
Termination for Cause	Forfeit Vested and Unvested	Expire
Other Termination	Forfeit Unvested	Earlier of: (1) Remaining Option Period or (2) 30 Days from Date of Termination
Change in Control	Accelerated*	*

          *        The Compensation Committee may provide that, in the event of a change in control, any outstanding awards that are unexercisable or otherwise unvested will become fully vested and immediately exercisable. If there is a termination of employment, the applicable termination provisions regarding exercise term will apply.

          The vesting of certain of our named executive officers' stock options is accelerated pursuant to the terms of their employment agreements in certain termination and/or change in control events. These terms are more fully described in "—Employment Agreements" and "—Potential Payments upon Termination or Change in Control."

          Unvested Share Purchases.    From time to time, we have also offered certain executives the ability to purchase common shares that vest over a period of time and are subject to a right of repurchase by us through a stated period of the executive's continued employment. In 2007, Mr. Buzza purchased 10,000 unvested common shares at $4.05 per share, subject to a right of repurchase by us if Mr. Buzza does not remain employed through December 31, 2008. In addition, in 2006, Mr. Buzza purchased 450,000 unvested common shares at $0.25 per share, subject to a right of repurchase by us at $0.25 per share if Mr. Buzza's employment terminates for any reason other than a Change in Control as follows: if such termination occurred before December 31, 2007, all 450,000 shares would have been subject to repurchase; and if such termination occurs after December 31, 2007 but prior to December 31, 2008, 225,000 shares will be subject to repurchase. In 2006, Mr. Sandhir also purchased 450,000 unvested common shares at $0.25 per share, subject to a right of repurchase by us at $0.25 per share if Mr. Sandhir's employment terminates for any reason other than a Change in Control as follows: if such termination occurred before August 1, 2007, all 450,000 shares would have been subject to repurchase; if such termination occurs after August 1, 2007 but prior to August 1, 2008, 270,000 shares will be subject to repurchase; and if such termination occurs after August 1, 2008 but prior to August 1, 2009, 90,000 shares will be subject to repurchase.

          In addition, from time to time since our inception in January 2005 we have made grants of common shares to certain executives. Under Mr. Buzza's employment agreement dated as of March 1, 2005, he was granted 450,000 common shares, which at the time of the grant had a value of $0.001 per share. Under Mr. Sandhir's employment agreement dated as of March 1, 2005, he was granted 150,000 common shares on August 3, 2005, which at the time of the grant had a value of $0.001 per share.

          Total Compensation Comparison.    For 2007, long-term equity incentives accounted for approximately 16.5% of total compensation for our Chief Executive Officer and 11.8% on average for our other named executive officers.

          Initial Public Offering Grants of Stock Options.    Upon the completion of this offering, we will grant options to purchase our common stock to certain of our named executive officers in the following amounts: Mr. Buzza—90,000; and Mr. Sandhir—90,000. These options will have a term of ten years and an exercise price per share equal to our initial public offering price. These options will vest in three equal installments on January 1, 2009, January 1, 2010 and January 1, 2011.

Executive Benefits and Perquisites

          In General.    We provide the opportunity for our named executive officers and other executives to receive certain perquisites and general health and welfare benefits. We also offer participation in our defined contribution 401(k) plan. We do not match employee contributions under our 401(k) plan. We provide these benefits to provide an additional incentive for our executives and to remain competitive in the general marketplace for executive talent. For 2007, we provided the following personal benefits and perquisites to certain of our named executives officers:

Executive Benefits and Perquisites	Description
Life Insurance Premiums	We pay the premiums for a life insurance policy for Mr. Waggoner, not to exceed $17,500 annually.
Medical Insurance Reimbursement	We provide reimbursement to Messrs. Waggoner, Buzza, Rowe, Sandhir and Arquette for the cost of their medical insurance premium payments.
Car Allowance	We reimburse Mr. Waggoner for the cost of his automobile lease payments in an annual amount of $10,500.

          Total Compensation Comparison.    For 2007, executive benefits and perquisites accounted for approximately 10.6% of total compensation for our Chief Executive Officer and 5.7% on average for our other named executive officers.

Change in Control and Severance Benefits

          In General.    We provide the opportunity for certain of our named executive officers to be protected under the severance and change in control provisions contained in their employment agreements. We provide this opportunity to attract and retain an appropriate caliber of talent for the position. Our severance and change in control provisions for the named executive officers are summarized in "—Employment Agreements" and "—Potential Payments upon Termination or Change in Control." We intend to periodically review the level of the benefits in these agreements. We believe our arrangements are reasonable in light of the fact that cash severance is limited to two years for Mr. Waggoner, one year for Messrs. Pettit and Menzel, six months for Mr. Arquette (only in the event of a change in control) and three months for Messrs. Buzza, Rowe and Sandhir (each at a rate equal to their then current base salary), there is no severance increase with a change in control and there are no "single trigger" benefits upon a change in control other than the vesting of certain of Messrs. Waggoner's, Pettit's and Menzel's option awards and, with respect to Messrs. Buzza and Sandhir, suspension of the Company's right to repurchase their respective stock for a period of two years following a termination.

Incentive Plans

  2008 Stock Incentive Plan

          We have adopted the Echo Global Logistics, Inc. 2008 Stock Incentive Plan (referred to below as the Stock Incentive Plan), which replaces the Echo Global Logistics, LLC 2005 Stock Option Plan. The principal purpose of the Stock Incentive Plan is to attract, motivate, reward and retain selected employees, consultants and directors through the granting of stock-based compensation awards. The Stock Incentive Plan provides for a variety of awards, including non-qualified stock options, incentive stock options (within the meaning of Section 422 of the Code), stock appreciation rights, restricted stock awards, performance-based awards and other stock-based awards.

          Administration.    The Stock Incentive Plan is administered by our Compensation Committee. The Compensation Committee may in certain circumstances delegate certain of its duties to one or more of our officers. The Compensation Committee has the power to interpret the Stock Incentive Plan and to adopt rules for the administration, interpretation and application of the plan according to its terms.

          Grant of Awards; Shares Available for Awards.    Certain employees, consultants and directors are eligible to be granted awards under the plan. The Compensation Committee will determine who will receive awards under the plan, as well as the form of the awards, the number of shares underlying the awards, and the terms and conditions of the awards consistent with the terms of the plan.

          The total number of shares of our common stock initially available for issuance or delivery under our Stock Incentive Plan is 1,000,000 shares (plus shares available under our 2005 stock option plan as described below). The number of shares of our common stock issued or reserved pursuant to the Stock Incentive Plan will be adjusted in the discretion of our Board or the Compensation Committee as a result of stock splits, stock dividends and similar changes in our common stock. In addition, shares subject to grant under our prior 2005 stock option plan (including shares under such plan that expire unexercised or are forfeited, terminated, canceled or withheld for income tax withholding) shall be merged and available for issuance under the Stock Incentive Plan, without reducing the aggregate number of shares available for issuance reflected above.

          Stock Options.    The Stock Incentive Plan permits the Compensation Committee to grant participants incentive stock options, which qualify for special tax treatment in the United States, as well as non-qualified stock options. The compensation committee will establish the duration of each option at the time it is granted, with a maximum duration of ten years from the effective date of the Stock Incentive Plan for incentive stock options, and may also establish vesting and performance requirements that must be met prior to the exercise of options. Stock option grants (other than incentive stock option grants) also may have exercise prices that are less than, equal to or greater than the fair market value of our common stock on the date of grant. Incentive stock options must have an exercise price that is at least equal to the fair market value of our common stock on the date of grant. Stock option grants may include provisions that permit the option holder to exercise all or part of the holder's vested options, or to satisfy withholding tax liabilities, by tendering shares of our common stock already owned by the option holder for at least six months (or another period consistent with the applicable accounting rules) with a fair market value equal to the exercise price.

          Stock Appreciation Rights.    The Compensation Committee may also grant stock appreciation rights, which will be exercisable upon the occurrence of certain contingent events. Stock appreciation rights entitle the holder upon exercise to receive an amount in any combination of cash and shares of our common stock (as determined by the Compensation Committee) equal in value to the excess of the fair market value of the shares covered by the stock appreciation right over the exercise price of the right.

          Other Equity-Based Awards.    In addition to stock options and stock appreciation rights, the Compensation Committee may also grant certain employees, consultants and directors shares of restricted stock, restricted stock units, dividend equivalents, performance-based awards or other stock-based awards, with terms and conditions as the Compensation Committee may, pursuant to the terms of the Stock Incentive Plan, establish. The Stock Incentive Plan also allows awards to be made in conjunction with a participant's election to defer compensation in accordance with the rules of Section 409A of the Code.

          Change-in-Control Provisions.    In connection with the grant of an award, the Compensation Committee may provide that, in the event of a change in control, any outstanding awards that are unexercisable or otherwise unvested will become fully vested and immediately exercisable.

          Amendment and Termination.    The Compensation Committee may adopt, amend and waive rules relating to the administration of the Stock Incentive Plan, and amend, suspend or terminate the Stock Incentive Plan, but no amendment will be made that adversely affects in a material manner any rights of the holder of any award without the holder's consent, other than amendments that are necessary to permit the granting of awards in compliance with applicable laws. We have attempted to structure the Stock Incentive Plan so that remuneration attributable to stock options and other awards will not be subject to a deduction limitation contained in Section 162(m) of the Code.

Annual Incentive Plan

          We have adopted the Echo Global Logistics, Inc. Annual Incentive Plan (the Annual Incentive Plan) that rewards employees for meeting and exceeding annual performance goals established by the Compensation Committee based on one or more criteria set forth in the Annual Incentive Plan. The Annual Incentive Plan will be used to set bonus targets and pay bonuses beginning in 2008.

          Eligibility to participate in the Annual Incentive Plan is limited to substantially all regular full-time and part-time employees. Temporary employees, any independent contractors, and certain other specified classifications are not eligible to participate in the Annual Incentive Plan.

          Employees are eligible to receive bonuses based on meeting operational and financial goals that may be stated (a) as goals of the Company, a subsidiary, or a portion thereof, (b) on an absolute basis and/or relative to other companies, or (c) separately for one or more participants or business units. The objective performance goals for the Annual Incentive Plan are established by our Compensation Committee at the beginning of the year. Bonus payouts are determined within a reasonable time after the end of the performance period.

          Our Compensation Committee will administer the Annual Incentive Plan and will have the authority to construe, interpret and implement the Annual Incentive Plan and prescribe, amend and rescind rules and regulations relating to the Annual Incentive Plan. The determination of the Compensation Committee on all matters relating to the Annual Incentive Plan or any award agreement will be final, binding and conclusive. The Annual Incentive Plan may be amended or terminated by the Compensation Committee or our Board. However, the Annual Incentive Plan may not be amended without the prior approval of our stockholders, if such approval is necessary to qualify bonuses as performance-based compensation under Section 162(m) of the Code.

2008 Compensation Actions

Employment Agreement with David B. Menzel

          On April 7, 2008, we entered into an employment agreement with our new chief financial officer, David B. Menzel. Mr. Menzel is excluded from the compensation tables because the compensation disclosure contained therein primarily relates to 2007 compensation.

          Pursuant to his employment agreement, Mr. Menzel is entitled to an initial base salary of $260,000 per year and an annual performance bonus with a target of 30% of base salary. Mr. Menzel is also entitled to an automobile allowance of $800 per month. In connection with the execution of his employment agreement, Mr. Menzel received options to purchase 165,000 shares of our common stock at an exercise price equal to the fair market value of our common stock on the grant date as determined by our Compensation Committee. The shares acquired upon exercise of the options are subject to a right of first refusal that terminates upon the listing of the Company's stock on a national securities exchange, among other reasons. The options vest as follows: 40,000 shares vested on April 7, 2008 and an additional 25,000 shares each vest on April 7, 2009, April 7, 2010, April 7, 2011, April 7, 2012, and April 7, 2013. In the event of a sale to any third-party of at least 50% of the total then-outstanding shares of the Company for a cash or publicly-traded stock purchase price equal to or greater than the exercise price per share, 50% of Mr. Menzel's unvested options will vest; provided, however, that if an acceleration event occurs after the first two years of the term of the employment agreement, then 75% of Mr. Menzel's unvested options will vest.

          Subject to the execution of a general release and waiver, if Mr. Menzel is terminated for any reason other than for cause (as described in the narrative to the Potential Payments upon Termination or Change in Control section below) or by reason of Mr. Menzel's death or disability, or if Mr. Menzel terminates his employment for good reason, Mr. Menzel is entitled to salary continuation for 12 months following termination, additional vesting of 25,000 options, and continuation of Company-provided insurance benefits for Mr. Menzel and his dependents until the earlier of: (i) 12 months following termination or (ii) the date Mr. Menzel has secured comparable benefits through another organization's benefits program. The definition of "good reason" is substantially similar to the definition described in "—Employment Agreements—Employment Agreement with Douglas R. Waggoner." In the event Mr. Menzel is terminated (other than for cause), or terminates his employment for good reason, three months prior to the public announcement of a proposed Change of Control or within 12 months following a Change of Control, Mr. Menzel receives the same benefits as if Mr. Menzel is terminated other than for cause or by reason of Mr. Menzel's death or disability, or if Mr. Menzel terminates his employment for good reason (as described above) plus the immediate vesting of the next full year's options.

          Mr. Menzel's employment agreement terminates on April 7, 2013.

Separation Agreement with Scott P. Pettit

          On April 29, 2008, we entered into a separation agreement with Mr. Pettit. Pursuant to this agreement, Mr. Pettit is entitled to exercise all 50,000 previously vested stock options and an additional 30,000 for which vesting was accelerated. All other unvested options were forfeited. In addition, Mr. Pettit may be entitled to receive a discretionary pro-rata bonus in connection with his employment for the period from January 1, 2008 to March 31, 2008.

EXECUTIVE COMPENSATION

          The following tables set forth certain compensation information for our Chief Executive Officer, Chief Financial Officers, and three other most highly compensated executive officers (collectively, the "named executive officers") during 2007.

2007 SUMMARY COMPENSATION TABLE

Name and Principal Position	Salary(1)($)	Bonus ($)	Option Awards(2)($)	All Other Compensation(3)($)	Total Compensation ($)
Douglas R. Waggoner Chief Executive Officer	223,106	30,000	57,569	36,856	347,531
Orazio Buzza Chief Operating Officer	227,708	30,000	—	10,823	268,531
David C. Rowe Chief Technology Officer	60,938	25,000	13,650	25,569	125,157
Vipon Sandhir Executive Vice President of Sales	204,205	47,188	2,277	6,828	260,498
Andrew Arquette(4) Former Vice President of Finance	192,311	10,000	15,993	11,808	230,112
Scott P. Pettit(5) Former Chief Financial Officer	—	—	82,500	—	82,500

(1)
Base salary amount reflects blended rates before and after the salary increases, which became effective between October 1, 2007 and November 1, 2007. Mr. Rowe's base salary earned in 2007 reflects his commencement of employment on September 17, 2007.

(2)
Value of option awards is based on the dollar amount (for current and prior awards) recognized for 2007 financial statement reporting purposes in accordance with FAS 123(R). All options were granted under the Echo Global Logistics, LLC 2005 Stock Option Plan. We used the Black-Scholes option valuation model to determine the grant date fair value of options granted. Please see note 14 to our consolidated financial statements for a description of the assumptions used in the model.

(3)
Includes, for Mr. Waggoner, medical insurance reimbursement of $8,856, reimbursement for automobile lease payments of $10,500 and life insurance payments of $17,500, and for Messrs. Buzza, Rowe, Sandhir and Arquette, medical insurance reimbursements of $10,823, $569, $6,828 and $11,808, respectively. Includes, for Mr. Rowe, a $25,000 reimbursement to cover the repayment owed to his prior employer pursuant to a contract termination. If Mr. Rowe voluntarily resigns or is terminated by us for cause prior to August 24, 2008, Mr. Rowe must repay us for this reimbursement.

(4)
Mr. Arquette acted as our principal financial officer in 2007 prior to Mr. Pettit's appointment on December 27, 2007.

(5)
Mr. Pettit served as our principal financial officer from December 27, 2007 to April 4, 2008. As of April 7, 2008, David B. Menzel began serving as our principal financial officer.

2007 GRANTS OF PLAN-BASED AWARDS

          The following table summarizes the option awards made to our named executive officers under any plan in 2007.

Name	Grant Date(1)	All Other Stock Awards: Number of Shares of Stock (#)	Number of Securities Underlying Options (#)	Exercise Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards(2)($)
Douglas R. Waggoner	9/28/2007		10,000	4.05	17,000
Scott P. Pettit(3)	12/27/2007		200,000	4.40	390,000
Orazio Buzza(4)	9/28/2007	10,000	—	4.05	40,500
David C. Rowe	9/17/2007		120,000	4.05	218,400
Vipon Sandhir	9/28/2007		10,000	4.05	16,700
Andrew Arquette	3/1/2007		50,000	1.08	24,500
Andrew Arquette	9/28/2007		10,000	4.05	17,000

(1)
All options were granted under the Echo Global Logistics, LLC 2005 Stock Option Plan.

(2)
Grant date fair value of each equity award in accordance with FAS 123(R). We used the Black-Scholes option valuation model to determine the grant date fair value of options granted. Please see note 14 to our consolidated financial statements for a description of the assumptions used in the model.

(3)
All but 80,000 of these options will be forfeited in connection with Mr. Pettit's separation agreement. See "—2008 Compensation Actions—Separation Agreement with Scott P. Pettit."

(4)
Mr. Buzza purchased 10,000 restricted common shares on September 28, 2007 at the fair market value price per share of $4.05. Therefore, there is no compensation expense for these shares.

EMPLOYMENT AGREEMENTS

Employment Agreement with Douglas R. Waggoner

          We entered into an employment agreement with Douglas R. Waggoner, our Chief Executive Officer, on November 1, 2006, which was later amended and restated on                  , 2008. Pursuant to his amended and restated employment agreement, Mr. Waggoner is entitled to an initial base salary of $300,000 per year. In addition to base salary, Mr. Waggoner is eligible for an annual performance bonus. Mr. Waggoner also has a right to be reimbursed for the full amount of his insurance costs under our insurance programs. Further, we will pay up to $17,500 annually for the cost of Mr. Waggoner's life insurance policy in effect at the time he entered into the employment agreement.

          In connection with the execution of his employment agreement in 2006, Mr. Waggoner received options to purchase 900,000 shares of the Company's common stock at an exercise price of $1.84 per share. The shares acquired upon exercise of the options are subject to a right of first refusal that terminates upon the completion of an initial public offering. The options vest as follows: 100,000 shares vested on November 16, 2006 and 200,000 shares each vest (or have vested) on January 1, 2008, January 1, 2009, January 1, 2010, and January 1, 2011. In the event of a sale to any third-party of at least 50% of the total then-outstanding shares of the Company for a cash or publicly-traded stock purchase price equal to at least $8.00 or in the event the Company consummates a public offering, 50% of Mr. Waggoner's unvested options will vest; provided, however, that if either of these acceleration events occurs after the first two years of the term of the employment agreement, then 75% of Mr. Waggoner's unvested options will vest.

          Subject to the execution of a general release and waiver, if Mr. Waggoner's employment is terminated by us after December 31, 2007 for any reason other than for cause (as described in the narrative to the Potential Payments Upon Termination or Change in Control section) or by reason of

Mr. Waggoner's death or disability, or if Mr. Waggoner terminates his employment for Good Reason (as defined below), Mr. Waggoner is entitled to:

  •
  salary continuation for 24 months following termination;

  •
  additional vesting of 150,000 options; and

  •
  continuation of Company-provided insurance benefits for Mr. Waggoner and his dependents until such time Mr. Waggoner has secured comparable benefits through another organization's benefits program.

          In the event Mr. Waggoner is terminated (other than for cause), or terminates his employment for good reason, three months prior to the public announcement of a proposed Change of Control or within 12 months following a Change of Control, Mr. Waggoner is entitled to the benefits described above and the immediate vesting of the next full year's options as if his employment continued for a period of 12 months following termination.

          For purposes of Mr. Waggoner's employment agreement, "Change of Control" has the same meaning as set forth in our 2008 Stock Incentive Plan as described in the narrative to the Potential Payments Upon Termination or Change in Control section. Further, "Good Reason" occurs if Mr. Waggoner terminates his employment for any of the following reasons: (i) we materially reduce Mr. Waggoner's duties or responsibilities below what is customary for his position in a business that is similar to our Company without Mr. Waggoner's consent, (ii) we require Mr. Waggoner to relocate his office more than 100 miles from his current office without his consent, (iii) we materially breach the terms of the employment agreement, or (iv) Mr. Waggoner is forced to report to anyone other than our Board. If one or more of the above conditions exist, Mr. Waggoner must provide notice to the Company within a period not to exceed 90 days of the initial existence of the condition. Upon such notice, the Company shall have 30 days during which it may remedy the condition.

          Mr. Waggoner's employment agreement terminates on January 2, 2011.

Employment Agreement with Scott P. Pettit

          Mr. Pettit joined the Company on December 27, 2007 and did not have an employment arrangement in 2007. We entered into an employment agreement with Scott P. Pettit, our former Chief Financial Officer, on January 1, 2008. Pursuant to his employment agreement, Mr. Pettit was entitled to a base salary of $200,000 per year through December 27, 2008. In addition to base salary, Mr. Pettit was eligible for an annual performance bonus. Mr. Pettit also had a right to be reimbursed for the full amount of his insurance costs under our insurance programs. Further, we agreed to pay up to $9,250 annually for the cost of Mr. Pettit's life insurance policy in effect at the time he entered into the employment agreement.

          In connection with the execution of his employment agreement, Mr. Pettit received options to purchase 200,000 shares of common stock at an exercise price of $4.40 per share, with options with respect to 50,000 of these shares vesting immediately and options with respect to 30,000 shares vesting on December 27 of each of 2008, 2009, 2010, 2011 and 2012. Pursuant to the terms of Mr. Pettit's separation agreement, the vesting of options to purchase 30,000 shares of common stock has been accelerated and his remaining unvested options were forfeited. The shares acquired upon exercise of the options are subject to a right of first refusal that terminates upon the completion of an initial public offering.

          Mr. Pettit is no longer employed by Echo. See "—2008 Compensation Actions—Separation Agreement with Scott P. Pettit."

Employment Agreements with Orazio Buzza, Vipon Sandhir and David C. Rowe

          We entered into employment agreements with Orazio Buzza, the Company's then President and Chief Technology Officer (currently, the Chief Operating Officer), and Vipon Sandhir, the Company's Executive Vice President of Sales, on March 1, 2005 and August 1, 2005, respectively, which were each amended and restated on                  , 2008. We also entered into an employment agreement with David C. Rowe on August 24, 2007, which was amended and restated on                  , 2008. Pursuant to their employment agreements, Messrs. Buzza, Sandhir and Rowe are entitled to a base salary and are eligible to receive an annual performance bonus.

          Upon joining the Company, Mr. Buzza was granted 450,000 shares of common stock and Mr. Sandhir was granted 150,000 shares of common stock, each with a fair value of $0.001 per share. In addition, Mr. Buzza was given the opportunity to purchase 450,000 restricted shares of common stock on March 15, 2006 and Mr. Sandhir was given the opportunity to purchase 450,000 restricted shares of common stock on April 15, 2006, each at a price of $0.25 per share and subject to certain repurchase rights.

          Subject to the execution of a general release and waiver, in the event Mr. Buzza, Mr. Sandhir or Mr. Rowe is terminated by us for any reason other than for cause (as described in the narrative to the Potential Payments Upon Termination or Change in Control section) or by reason of death or disability, or if either terminates his employment for Good Reason (as defined above for Mr. Waggoner, except (iv)), Messrs. Buzza, Sandhir and Rowe are entitled to salary continuation for three months plus accrued but unused vacation time or minus unaccrued and used vacation time.

          If, during the three months prior to the public announcement of a proposed Change of Control (as defined in our 2008 Stock Incentive Plan) or twelve months following a Change of Control, Messrs. Buzza or Sandhir is terminated by us for any reason other than cause or employment is terminated by Messrs. Buzza or Sandhir for Good Reason, each is entitled to salary continuation for three months plus accrued but unused vacation time or minus unaccrued and used vacation time and the Company forfeits its repurchase right for two years following termination.

          Each of Mr. Buzza's, Mr. Sandhir's and Mr. Rowe's employment agreement terminates on January 1, 2011.

2007 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

          The following table summarizes the number of securities underlying outstanding plan awards for each named executive officer as of December 31, 2007.

					Stock Awards
	Option Awards				Number of Shares of Stock that Have Not Vested (#)	Market Value of Shares of Stock that Have Not Vested ($)
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date
Douglas R. Waggoner(1)	100,000 0	800,000 10,000	1.84 4.05	11/1/2016 9/28/2017	— —	— —
Scott P. Pettit(2)	50,000	150,000	4.40	12/27/2017
Orazio Buzza(3)	—	—	—		460,000	1,871,000
David C. Rowe(4)	0	120,000	4.05	9/17/2017	—	—
Vipon Sandhir(5)	0	10,000	4.05	9/28/2017	270,000	1,120,500
Andrew Arquette(6)	25,000 0 0	75,000 50,000 10,000	0.77 1.08 4.05	7/1/2016 3/1/2017 9/28/2017	—	—

(1)
Mr. Waggoner's options to purchase 800,000 shares of common stock at an exercise price of $1.84 per share vest with respect to 200,000 of those shares on January 1 of each of 2008, 2009, 2010 and 2011. Mr. Waggoner's options to purchase 10,000 shares of common stock at an exercise price of $4.05 per share vest with respect to all of those shares on December 31, 2009.

(2)
Mr. Pettit's options to purchase 150,000 shares of common stock at an exercise price of $4.40 per share vest with respect to 30,000 of those shares on December 27 of each of 2008, 2009, 2010, 2011 and 2012. Pursuant to Mr. Pettit's separation agreement, his option to purchase 30,000 of the shares will vest immediately and the remainder will be forfeited. See "—2008 Compensation Actions—Separation Agreement with Scott P. Pettit."

(3)
Certain of Mr. Buzza's unvested shares are subject to repurchase by the Company. This repurchase right expires with respect to 225,000 shares on January 1, 2008, with respect to 225,000 shares on December 31, 2008 and with respect to the 10,000 unvested shares on January 1, 2009. The market value is determined by aggregating the difference between the market price of $4.40 as of December 31, 2007 and the repurchase prices of $0.25 and $4.05 as to 450,000 and 10,000 unvested shares, respectively.

(4)
Mr. Rowe's options to purchase 120,000 shares of common stock at an exercise price of $4.05 per share vest with respect to 30,000 of those shares on September 17 of each of 2008, 2009, 2010 and 2011.

(5)
Mr. Sandhir's options to purchase 10,000 shares of common stock at an exercise price of $4.05 per share vest with respect to all of those shares on August 1, 2009. Certain of Mr. Sandhir's unvested shares are subject to repurchase by the Company. This repurchase right expires with respect to 180,000 on August 1, 2008 and the remaining 90,000 on August 1, 2009. The market value is determined by aggregating the difference between the market price of $4.40 as of December 31, 2007 and the repurchase price of $0.25 as to 270,000 unvested shares.

(6)
Mr. Arquette's options to purchase 75,000 shares of common stock at an exercise price of $0.77 per share vest with respect to 25,000 of those shares on July 10 of each of 2008, 2009 and 2010. Mr. Arquette's options to purchase 50,000 shares of common stock at an exercise price of $1.08 per share vest with respect to 12,500 of those shares on March 1 of each of 2008, 2009, 2010 and 2011. Mr. Arquette's options to purchase 10,000 shares of common stock at an exercise price of $4.05 per share vest with respect to all of those shares on December 31, 2009.

2007 OPTION EXERCISES AND STOCK VESTED

          The following table sets forth certain information regarding stock awards that vested during fiscal year 2007 for the named executive officers. There were no option exercises in 2007.

Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Douglas R. Waggoner	—	—
Scott P. Pettit	—	—
Orazio Buzza	—	—
David C. Rowe	—	—
Vipon Sandhir	180,000	684,000	(1)
Andrew Arquette	—	—

(1)
This figure is calculated by multiplying the number of shares acquired on vesting by $3.80, which represents the difference between the fair market value of the stock on the vesting date, $4.05, and the price at which the Company previously had the right to repurchase the stock, $0.25.

2007 PENSION BENEFITS

          We do not sponsor any qualified or non-qualified defined benefit plans.

2007 NONQUALIFIED DEFERRED COMPENSATION

          We do not maintain any non-qualified defined contribution or deferred compensation plans.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

          Assuming the employment of our named executive officers were to be terminated by us without cause or by the officers for good reason, each as of December 31, 2007 (except as noted below), the following individuals would be entitled to payments in the amounts set forth opposite their name in the below table:

	Cash Severance	Benefit Continuation
Douglas R. Waggoner	$25,000 per month for 24 months**	$11,808	*
Scott P. Pettit	***		*
Orazio Buzza	$21,250 per month for three months	$0
David C. Rowe	****	$0
Vipon Sandhir	$20,000 per month for three months	$0
Andrew Arquette	$0	$0

*
Pursuant to the employment agreements with Messrs. Waggoner and Pettit, in the event of a termination without cause or a termination for good reason (beginning as of January 1, 2008 for Mr. Waggoner and as of January 3, 2009 for Mr. Pettit), the Company would also provide Messrs. Waggoner and Pettit and their dependents with Company paid insurance benefits until such time comparable benefits are secured through another employer's benefits program. The following assumptions were made in calculating the benefit continuation amounts: a monthly cost of $984 for a period of 12 months.

**
As of January 1, 2008, Mr. Waggoner is entitled to 24 months' salary in the event of a termination by the Company without cause or by him for good reason.

***
As of December 28, 2008, Mr. Pettit would have been entitled to 12 months' salary in the event of a termination by the Company without cause or by him for good reason. See "—2008 Compensation Actions—Separation Agreement with Scott P. Pettit."

****
As of                        , 2008, Mr. Rowe is entitled to three months' salary in the event of a termination of his employment by the Company without cause or by him for good reason.

          We are not obligated to make any cash payments to these executives if their employment is terminated by us for cause or by the executives not for good reason. No severance or benefits are provided for any of the executive officers in the event of death or disability. A change in control does not affect the amount or timing of these cash severance payments.

          Mr. Arquette is entitled to six months' salary (which would have equaled $100,000 on December 31, 2007) in the event of a termination by the Company upon a change in control or as a condition to a change in control.

          Assuming the employment of our named executive officers were to be terminated without cause or for good reason, each as of December 31, 2007 (or as otherwise specified), the following individuals would be entitled to accelerated vesting of their outstanding equity awards described in the table below:

	Value of Equity Awards: Termination Without Cause or For Good Reason(1)	Value of Equity Awards: Termination Without Cause or For Good Reason In Connection With a Change in Control(1)
Douglas R. Waggoner	$384,000(2)	$896,000(2)
Scott P. Pettit	0(3)	0(3)
Orazio Buzza	0	0
David C. Rowe	0	0
Vipon Sandhir	0	0
Andrew Arquette	0	0

(1)
There was no public market for our stock in 2007. Values are based on the aggregate difference between the respective exercise prices and a price of our common stock of $4.40 per share, which was the fair market value of our common stock as of the date of our most recent independent valuation prior to December 31, 2007.

(2)
Assuming a termination and/or a change in control on January 1, 2008.

(3)
Mr. Pettit would have been entitled to accelerated vesting beginning on December 28, 2008, or in connection with a change in control, beginning on the date of his employment agreement.

          In connection with a termination without cause or a termination for good reason, no payments are due unless the executive executes a general release and waiver of claims against us. Each named executive officer is subject to non-competition and non-solicitation restrictions for a period of twenty-four months following termination. Further, each named executive officer entered into a confidentiality agreement upon joining the Company.

          The following definitions apply to the termination and change in control provisions in the employment agreements.

Change in Control

          As of December 31, 2007, the employment agreements incorporated by reference the Change in Control definition in the 2005 Stock Option Plan. Pursuant to the Company's 2005 Stock Option Plan. A "Change in Control" means an Ownership Change Event or a series of related Ownership Change Events (collectively, a "Transaction") wherein the stockholders of the Company immediately before the Transaction do not retain immediately after the Transaction, in substantially the same proportions as their ownership of shares of the Company's voting stock immediately before the Transaction, direct or indirect beneficial ownership of more than fifty percent (50%) of the total combined voting power of the outstanding voting stock of the Company or the corporation or corporations to which the assets of the Company were transferred (the "Transferee Corporation(s)"), as the case may be. An "Ownership Change Event" is deemed to have occurred if any of the following events occurs with respect to the Company: (i) the direct or indirect sale or exchange in a single or series of related transactions by the stockholders of the Company of more than fifty percent (50%) of the voting stock of the Company; (ii) a merger or consolidation in which the Company is a party; (iii) the sale, exchange, or transfer of all or substantially all of the assets of the Company; or (iv) a liquidation or dissolution of the Company. An indirect beneficial ownership includes, without limitation, an interest resulting from ownership of the voting stock of one or more corporations which, as a result of the Transaction, own the Company or the Transferee Corporation(s), as the case may be, either directly or through one or more subsidiary corporations.

          The employment agreements were amended as of                  , 2008 to incorporate the Change in Control definition in the 2008 Stock Incentive Plan. Under the 2008 Stock Incentive Plan, "Change in Control" means the occurrence of any one or more of the following: (a) an effective change in control pursuant to which any person or persons acting as a group acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) beneficial ownership of stock of the Company representing more than thirty-five percent (35%) of the voting power of the Company's then outstanding stock; provided, however, that a Change in Control shall not be deemed to occur by virtue of any of the following acquisitions: (i) by the Company or any Affiliate, (ii) by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Affiliate, or (iii) by any underwriter temporarily holding securities pursuant to an offering of such securities; (b) any person or persons acting as a group acquires beneficial ownership of Company stock that, together with Company stock already held by such person or group, constitutes more than fifty percent (50%) of the total fair market value or voting power of the Company's then outstanding stock (the acquisition of Company stock by the Company in exchange for property, which reduces the number of outstanding shares and increases the percentage ownership by any person or group to more than 50% of the Company's then outstanding stock will be treated as a Change in Control); (c) individuals who constitute the Board immediately after the Effective Date (the "Incumbent Directors") cease for any reason to constitute at least a majority of the Board during any 12-month period; provided, however, that: (i) any person becoming a Director subsequent thereto whose election or nomination for election was approved by a vote of a majority of the Incumbent Directors then on the Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for Director, without written objection to such nomination) shall be an Incumbent Director, provided, that no individual initially elected or nominated as a Director of the Company as a result of an actual or threatened election contest with respect to Directors or as a result of any other actual or threatened solicitation of proxies or consents by or on behalf of any person other than the Board shall be deemed to be an Incumbent Director and (ii) a Change in Control shall not be deemed to have occurred pursuant to this paragraph (c) if, after the Board is reconstituted, the Incumbent Stockholders (as defined below) beneficially own stock of the Company representing more than thirty-five percent (35%) of the voting power of the Company's then outstanding stock; (d) any person or persons acting as a group acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value of at least forty percent (40%) of the total gross fair market value of all the assets of the Company immediately prior to such acquisition. For purposes of this section, gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, without regard to any liabilities associated with such assets. The event described in this paragraph (d) shall not be deemed to be a Change in Control if the assets are transferred to (i) any owner of Company stock in exchange for or with respect to the Company's stock, (ii) an entity in which the Company owns, directly or indirectly, at least fifty percent (50%) of the entity's total value or total voting power, (iii) any person that owns, directly or indirectly, at least fifty percent (50%) of the Company stock, or (iv) an entity in which a person described in (d)(iii) above owns at least fifty percent (50%) of the total value or voting power (for purposes of this definition, and except as otherwise provided, a person's status is determined immediately after the transfer of the assets); or (e) upon the happening of any other event(s) designated as a Change in Control for purposes of Section 409A. Notwithstanding the foregoing, shares of Company stock beneficially owned by any of the following (collectively, the "Incumbent Stockholders") shall be excluded for purposes of determining a Change in Control: Polygal Row, LLC, Frog Ventures, LLC, Richard A. Heise Living Trust, Echo Global Logistics Series C Investment Partners, LLC, Old Willow Partners, LLC, Blue Media, LLC, Green Media, LLC, Y&S Nazarian Revocable Trust, Younes Nazarian 2006 Annuity Trust—Echo Global, Soraya Nazarian 2006 Annuity Trust—Echo Global, Anthony Bobulinski, David Nazarian 2005 Annuity Trust EGL, Sam Nazarian, Baradaran Revocable Trust, Shulamit Nazarian Torbati, New Enterprise Associates 12, Limited Partnership, NEA Ventures 2006, Limited Partnership;

or any of their respective Affiliates, sucessors or assigns. In no event will a Change in Control be deemed to have occurred, with respect to the Participant, if an employee benefit plan maintained by the Company or an Affiliate or the Participant is part of a purchasing group that consummates the transaction that would otherwise result in a Change in Control. The employee benefit plan or the Participant will be deemed "part of a purchasing group" for purposes of the preceding sentence if the plan or the Participant is an equity participant in the purchasing company or group, except where participation is: (i) passive ownership of less than two percent (2%) of the stock of the purchasing company; or (ii) ownership of equity participation in the purchasing company or group that is otherwise not significant, as determined prior to the Change in Control by a majority of the non-employee continuing directors.

Cause

          The employment agreements define "Cause" as either: (i) a material breach of any provision of the agreement, provided that in those instances in which a material breach is capable of being cured, the officer has failed to cure within a thirty (30) day period after notice from the Company; (ii) theft, dishonesty, or falsification of any employment or Company records by the officer; (iii) the reasonable determination by the Board that the officer has committed an act or acts constituting a felony or any act involving moral turpitude; or (iv) the reasonable determination by the Board that the officer has engaged in willful misconduct or gross negligence that has had a material adverse effect on the Company's reputation or business.

Good Reason

          The definitions of "Good Reason" are described in "—Employment Agreements."

2007 DIRECTOR COMPENSATION

          The following table shows information concerning the compensation that the Company's non-employee directors earned during the fiscal year ended December 31, 2007.

Name	Fees Earned or Paid in Cash ($)(1)	Options Awards ($)(2)	All Other Compensation ($)(3)	Total ($)
Anthony R. Bobulinski	—	—	—	—
Richard A. Heise, Jr.	—	—	—	—
Bradley A. Keywell	—	45,419	$75,000	120,419
Eric P. Lefkofsky	—	—	—	—
Samuel K. Skinner	—	14,222	—	14,222
Louis B. Susman	—	5,000	—	5,000
John R. Walter	—	—	—	—
Harry R. Weller	—	—	—	—

(1)
We do not pay our non-employee directors any cash compensation for their service on our Board.

(2)
Value of option awards is based on the dollar amount (for current and prior awards) for 2007 financial reporting purposes in accordance with FAS 123(R). We used the Black-Scholes valuation model to determine the grant date fair value of options granted. Please see note 14 to our consolidated financial statements for a description of the assumptions used in the model. The grant date fair value of the option award granted in 2007 to Mr. Keywell was $352,000 and to Mr. Skinner was $11,200. The aggregate number of shares subject to outstanding option awards as of December 31, 2007 for our directors are as follows: Mr. Keywell (through his company, Holden Ventures, LLC)—200,000; Mr. Skinner—160,000; and Mr. Susman—100,000.

(3)
Consists of fees paid to Holden Ventures, LLC for Mr. Keywell in 2007 for consulting services.

Summary of Director Compensation

          We do not provide cash compensation to our directors for their services as members of the Board or for attendance at Board or committee meetings. However, our directors will be reimbursed for reasonable travel and other expenses incurred in connection with attending meetings of the Board and its committees. Under our Stock Incentive Plan, directors are eligible to receive stock option and other equity grants at the discretion of the Compensation Committee or other administrator of the plan.

          On June 15, 2006, we granted Mr. Susman an option to purchase 100,000 shares of common stock at a price per share not to exceed $1.00. This option, which has a term of ten years, vested with respect to one-half of the shares on June 30, 2006 and with respect to the remaining half on June 30, 2007. On October 1, 2006, we granted Mr. Skinner an option to purchase 120,000 shares of common stock at a price of $1.84 per share. This option vested immediately with respect to 30,000 shares, and vests or has vested on October 1, 2007, October 1, 2008 and October 1, 2009 with respect to an additional 30,000 shares on each date. On October 1, 2006, we also granted Mr. Skinner the right to purchase 100,000 shares of our common stock at a price of $2.88 per share. Mr. Skinner exercised his right to purchase these shares on December 31, 2006. On February 13, 2007, we granted Mr. Skinner an option to purchase 40,000 shares of common stock at an exercise price of $1.84 per share, with such option vesting immediately with respect to 10,000 shares and on February 13, 2008, February 13, 2009 and February 13, 2010, with respect to an additional 10,000 shares on each date. Each of Mr. Skinner's options has a term of ten years.

          In addition, in January 2007, we entered into a consulting agreement with Holden Ventures, LLC, a consulting firm owned and operated by Bradley A. Keywell. Under the terms of the consulting agreement, we paid $75,000 to Holden Ventures for services rendered in 2007, and granted Holden Ventures the right to purchase 500,000 shares of our common stock at an exercise price of $1.10 per share. Holden Ventures exercised its right to purchase these shares in February 2007. We terminated the consulting agreement as of December 31, 2007. In connection with Mr. Keywell's service on our board of directors, we also granted Holden Ventures an option to purchase 200,000 shares of our common stock at an exercise price of $4.05 per share on August 15, 2007, which vests in equal annual installments on March 15, 2008, 2009 and 2010.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

          In the ordinary course of our business and in connection with our financing activities, we have entered into a number of transactions with our directors, officers and 5% or greater stockholders. It is our intention to ensure that all future transactions between us and our officers, directors and principal stockholders and their affiliates are approved by a majority of our Board of Directors, including a majority of the independent and disinterested members of our Board of Directors, and are on terms no less favorable to us than those that we could obtain from unaffiliated third-parties. As a public company following the completion of this offering, our audit committee will be responsible for reviewing the fairness of related party transactions in accordance with the Nasdaq Marketplace Rules.

Recapitalization

          Prior to the completion of this offering, we intend to recapitalize all outstanding shares of our common stock, Series B preferred stock and Series D preferred stock into newly issued shares of common stock on approximately a one-for-one basis. In addition, prior to the completion of this offering, each outstanding option will be converted into an option to receive one share of common stock upon the applicable exercise date. In connection with the recapitalization and the completion of this offering, we intend to make approximately $2.3 million of required accrued dividend payments to the holders of our Series B and D preferred shares. Such payments include a payment of approximately $24,000 to the holders of our Series B preferred stock, which own approximately 0.4% of our equity on a fully-diluted basis, and a payment of approximately $2.3 million to the holders of our Series D preferred stock, which own 18.2% of our equity on a fully-diluted basis. See "Principal and Selling Stockholders" for information on the holders of our Series B preferred stock and Series D preferred stock.

Relationship with our Founders

          Eric P. Lefkofsky, Richard A. Heise, Jr. and Bradley A. Keywell founded our company in January 2005. Messrs. Lefkofsky and Keywell serve as members of our Board of Directors. Mr. Heise served on our Board of Directors from our June 2006 conversion to a corporation through April 2008.

          Messrs. Lefkofsky, Heise and Keywell own, directly or indirectly, 16.7%, 12.9% and 11.0% of our equity interests on a fully-diluted basis, respectively. After this offering, Messrs. Lefkofsky, Heise and Keywell will own, directly or indirectly,                        %,                         % and                        % of our common stock on a fully-diluted basis, respectively.

  Consulting Arrangement with Holden Ventures and Bradley A. Keywell

          In January 2007, we entered into a consulting agreement with Holden Ventures, LLC, a consulting firm owned and operated by one of our directors, Bradley A. Keywell. We paid $78,140 and $206,431 to Holden Ventures, LLC, a consulting firm owned and operated by Bradley A. Keywell, and Mr. Keywell for services rendered and reimbursement of certain travel and entertainment expenses incurred on our behalf in 2006 and 2007, respectively. In 2007, we also granted Holden Ventures the right to purchase 500,000 shares of our common stock for $1.10 per share. Holden Ventures exercised its right to purchase these shares in February 2007. We terminated the consulting agreement as of December 31, 2007.

  Option Grant to Holden Ventures

          In August 2007, in connection with Mr. Keywell's service on our board of directors, we granted an option to purchase 200,000 shares of our common stock at an exercise price of $4.05 per share to Holden Ventures, LLC which vests in equal annual installments on March 15, 2008, 2009 and 2010.

  Lease with MediaBank, LLC

          In April 2007, we entered into a sub-lease agreement with MediaBank, LLC, an entity controlled by Eric P. Lefkofsky and Bradley A. Keywell, pursuant to which MediaBank leased a portion of our office space in Chicago, and paid 20% of our lease payments and overhead expense relating this space. In June 2007, we entered into an amended sub-lease agreement with MediaBank, pursuant to which MediaBank agreed to pay 29% of our lease payment for the Chicago office. Under the terms of the sub-lease agreements, MediaBank paid us $72,551 in 2007. The sub-lease agreement was negotiated at arm's length, and we believe that the terms and conditions are reasonable and customary.

Relationships with InnerWorkings, Inc.

          The involvement of Messrs. Lefkofsky and Heise in the formation and development of both Echo and InnerWorkings, Inc. (NASDAQ: INWK) has contributed to various relationships between Echo and InnerWorkings. These relationships are described below.

  Equity Ownership in Echo and InnerWorkings

          Certain stockholders of Echo, including certain of our directors and officers, affiliates of New Enterprise Associates and affiliates of the Nazarian family have direct and/or indirect ownership interests in InnerWorkings. These stockholders, and their respective direct and/or indirect ownership interests in InnerWorkings as of December 31, 2007, include:

  •
  Elizabeth Kramer Lefkofsky, 8.2%, who is the wife of Eric P. Lefkofsky, one of our directors;

  •
  Richard A. Heise, Jr., 13.4%, one of our former directors;

  •
  Orazio Buzza, less than 1%, our Chief Operating Officer;

  •
  Anthony R. Bobulinski, less than 1%, one of our directors;

  •
  Entities affiliated with New Enterprise Associates, 14.8%, of which Harry R. Weller, one of our directors, is a Partner; and

  •
  Affiliates of the Nazarian family 7.6%, which include Sharyar Baradaran, a director of InnerWorkings.

          InnerWorkings is also one of our stockholders. As of December 31, 2007, InnerWorkings owned 2,000,000 shares of our common stock, or 5.8% of our equity interests on a fully-diluted basis, which it acquired in exchange for its 2,000,000 units of Echo Global Logistics, LLC in connection with our June 2006 conversion from an LLC to a corporation. InnerWorkings paid $125,000 for these units in March 2005.

  Business with InnerWorkings

          In the ordinary course, InnerWorkings provides us with print procurement services. As consideration for these services, we paid InnerWorkings approximately $4,500, $35,100 and $88,200 in 2005, 2006 and 2007, respectively. InnerWorkings also provided general management services to the Company in 2005 and 2006, including financial management, legal, accounting, tax, treasury, employee benefit plan, and marketing services, which were billed based on the percentage of time InnerWorkings' employees spent on these services.

          In addition, we have provided transportation and logistics services to InnerWorkings. As consideration for these services, we have billed InnerWorkings approximately $264,400, $625,800 and $748,600 in 2005, 2006 and 2007, respectively.

  Lease with InnerWorkings

          In November 2005, we entered into an agreement with InnerWorkings and Incorp, LLC pursuant to which we sub-lease a portion of InnerWorkings' office space in Chicago, and paid 20% of InnerWorkings' lease payment (and 25% of its overhead expense) relating to this space. In January 2007, we amended the agreement and agreed to pay 35% of InnerWorkings' lease payments for this space. This agreement expired in April 2007. In June 2007, we entered into a new agreement with InnerWorkings pursuant to which we currently sub-lease a portion of InnerWorkings' office space in Chicago, and pay 29% of InnerWorkings' lease payment and overhead expense relating to this space. The total expense incurred by us under the sub-lease agreements was $126,697 and $178,080 in 2006 and 2007, respectively. InnerWorkings has notified us that it intends to terminate the sub-lease agreement at the end of 2008. Each sub-lease agreement was negotiated at arm's length, and we believe that the terms and conditions are reasonable and customary.

  Referral Agreement with InnerWorkings

          In October 2006, we entered into a referral agreement with InnerWorkings, pursuant to which we agreed to pay InnerWorkings a fee equal to 5% of gross profits on transactions generated through the referral of mutually agreed new clients to us by InnerWorkings, subject to a $75,000 cap per year per client referred. Under the terms of the referral agreement, we incurred referral fees of $62,076 and $75,000 in 2006 and 2007, respectively. The referral agreement was negotiated at arm's length, and we believe that the terms and conditions are reasonable and customary. We terminated this agreement on February 18, 2008.

  Supplier Rebate Agreement with InnerWorkings

          In June 2006, we entered into a supplier rebate program with InnerWorkings, pursuant to which we provide InnerWorkings with an annual rebate on all freight expenditures in an amount equal to 5% of revenue received from InnerWorkings. In April 2008, we amended the terms of this rebate program to provide InnerWorkings with an annual rebate on all freight expenditures in an amount equal to 3% of revenue received from InnerWorkings, plus an additional 2% of revenue for amounts paid within fifteen days. Under the supplier rebate program we expensed $12,314 and $14,970 in 2006 and 2007, respectively.

Acquisition of Assets of SelecTrans, LLC

          In March 2007, we acquired certain assets of SelecTrans, LLC, a freight management software provider based in Lake Forest, Illinois for approximately $350,000 and 150,000 shares of our common stock. Douglas R. Waggoner, our Chief Executive Officer, founded SelecTrans in December 2005 and served as its Chief Executive Officer until the time the assets were acquired. At the time SelecTrans was acquired, Mr. Waggoner and his wife owned 66% of SelecTrans, and he received $275,000 in cash and was allocated 75,000 shares of our common stock. Mr. Waggoner will also receive up to $500,000 in cash and 37,500 shares of our common stock upon the achievement of certain performance targets during the three year period beginning on March 21, 2007. This transaction was negotiated at arm's length, and we believe that the terms and conditions are reasonable and customary.

Relationship with Citi Global Investment Banking

          Louis B. Susman, who is the Vice Chairman of Citigroup Corporate and Investment Banking, is also a member of our Board of Directors. Citigroup Corporate and Investment Banking is an affiliate of Citigroup Global Markets Inc., which is an underwriter of this offering. Citigroup Global Markets Inc. will receive certain discounts and commissions for its services, with a total value of approximately $            .

          See "Underwriting." Our Board of Directors is aware of these interests and will consider them, among other matters, in approving the underwriting agreement and the transactions contemplated by the underwriting agreement.

Sales of Our Securities

          We sold the following common units, restricted units and Series B and Series C preferred units of Echo Global Logistics, LLC and the following common stock, restricted common stock and Series D preferred stock of Echo Global Logistics, Inc. to our directors, officers and 5% or greater stockholders, and their respective affiliates, in private transactions on the dates set forth below. In connection with our conversion from an LLC to a corporation in June 2006, the former members of the Echo Global Logistics, LLC received newly issued shares of our capital stock, cash or a combination of both.

Name of Unitholder/ Stockholder	Common Units	Series B Convertible Preferred Units	Series C Convertible Preferred Units	Series D Convertible Preferred Shares	Common Shares	Unvested Common Units		Unvested Common Shares		Date of Purchase	Total Purchase Price
Polygal Row, LLC(1)	11,570,000									3/1/05	$1,157
InnerWorkings, LLC	2,000,000									3/1/05	$125,000
Blue Media, LLC(2)		41,667								3/1/05	$41,667
Old Willow Partners, LLC(3)		41,667								3/1/05	$41,667
Orazio Buzza	450,000									3/1/05	(4)
Frog Ventures, LLC(5)	6,480,000									3/1/05	$648
Frog Ventures, LLC		41,666								3/1/05	$41,666
Echo Global Logistics Series C Investment Partners, LLC(6)	1,053,000		3,510,000							6/1/05	$3,510,000
John R. Walter	300,000									7/13/05	$30,000
Vipon Sandhir	150,000									8/3/05	(7)
Younes & Soraya Nazarian Revocable Trust	100,000									8/10/05	(8)
John R. Walter	100,000									1/1/06	$25,000
John R. Walter						500,000				1/18/06	$125,000
Steven E. Zuccarini	30,000									2/1/06	$6,000
Orazio Buzza						450,000	(9)			3/15/06	$112,500
Vipon Sandhir						450,000	(10)			4/15/06	$112,500
Anthony R. Bobulinski				102,950						6/7/06	$286,201
Younes & Soraya Nazarian Revocable Trust				1,461,798						6/7/06	$4,063,799
Entities affiliated with New Enterprise Associates				4,694,245						6/7/06	$13,050,000
Echo Global Logistics Series C Investment Partners, LLC	3,510,000									6/7/06	(11)
Samuel K. Skinner					100,000					12/31/06	$288,000
Holden Ventures, LLC(12)					500,000					2/25/07	$550,000
SelecTrans, LLC					150,000					3/21/07	(13)
Mountain Logistics, Inc.								550,000		5/17/07	(14)
Green Media, LLC(15)	100,000									8/15/07	$405,000
Orazio Buzza								10,000	(16)	9/28/07	$40,500
Bestway Solutions, LLC					50,000					10/15/07	(17)
Scott P. Pettit					50,000					1/15/08	$220,000

(1)
The managers and controlling shareholders of Polygal Row are Blue Media, LLC and Old Willow Partners, LLC. See footnotes (2) and (3) below for information on the ownership of Blue Media, LLC and Old Willow Partners, LLC.

(2)
Blue Media, LLC is owned by Eric P. Lefkofsky (50%), one of our directors, and his wife, Elizabeth Kramer Lefkofsky (50%).

(3)
Old Willow Partners, LLC is controlled by Richard A. Heise, Jr., one of our former directors.

(4)
These units were issued to Orazio Buzza as partial consideration for his employment with us.

(5)
Frog Ventures, LLC was previously owned by the following: (i) Keywell Children's Trust (20%) and (ii) Kimberly Keywell (80%), Brad Keywell's wife. Frog Ventures, LLC is currently owned by Bradley A. Keywell (50%), one of our directors, and his wife, Kimberly Keywell (50%).

(6)
Echo Global Logistics Series C Investment Partners, LLC was formed in connection with our Series C financing and, at the time of the sale, was owned by the following individuals and entities: (i) Baradaran Revocable Trust (15.40%), (ii) David Nazarian (7.70%), (iii) Sam Nazarian (7.70%), (iv) Sharon Baradaran (7.70%), (v) Shulamit Nazarian Torbati (7.70%), (vi) Y&S Nazarian Revocable Trust (7.70%), (vii) Anthony R. Bobulinski (7.70%), one of our directors, (viii) Gregory N. Elinsky (7.70%), (ix) Richard A. Heise Sr. Living Trust (7.58%), (x) Blue Media, LLC (4.62%), an entity owned by Eric P. Lefkofsky, one of our directors, (50%) and his wife, Elizabeth Kramer Lefkofsky (50%), (xi) John R. Walter (3.85%), one of our directors, (xii) The Scion Group, LLC (2.85%), (xiii) Pleasant Lake, LLC (1.83%), (xiv) Bridget Graver (1.85%), (xv) Steve and Debra Zuccarini (1.42%), (xvi) The Scott P. George Trust dated June 3, 2003 (1.42%), (xvii) Nicholas R. Pontikes (1.42%), (xviii) Waverly Investors, LLC (1.42%), (xix) Jerrilyn M. Hoffmann Revocable Trust (1.42%), (xx) Coldwater Holdings, LLC (0.71%), which is controlled by Orazio Buzza, and (xxi) Brian & Mary Tuffin (0.28%). Polygal Row, LLC is the manager of Echo Global Logistics Series C Investment Partners, LLC.

(7)
These units were issued to Vipon Sandhir as partial consideration for his employment with us.

(8)
These units were granted to affiliates of the Nazarian family in connection with their investment of $2,000,000 in Echo Global Logistics Series C Investment Partners, LLC. In connection with the investment, affiliates of the Nazarian family were also given the right to appoint a member to our board of directors. This right was terminated in connection with subsequent investments.

(9)
We have the right to repurchase up to 225,000 of these unvested common shares if Mr. Buzza ceases to be employed by us prior to December 31, 2008 for any reason other than a change of control.

(10)
We have the right to repurchase up to 270,000 of these units if Mr. Sandhir ceases to be employed by us prior to August 1, 2008, and 90,000 of these units if Mr. Sandhir ceases to be employed by us prior to August 1, 2009, for any reason other than a change of control.

(11)
Effective June 7, 2006, we redeemed 3,510,000 shares of Series C preferred units from Echo Global Logistics Series C Investment Partners ("Series C Partners"), and issued 3,510,000 of our common units to Series C Partners.

(12)
Holden Ventures, LLC is owned by Bradley A. Keywell, one of our directors.

(13)
These shares were issued to SelecTrans, LLC as partial consideration for our acquisition of SelecTrans, LLC, which was owned by Douglas R. Waggoner, our Chief Executive Officer, Allison L. Waggoner, Mr. Waggoner's wife, and Daryl P. Chol.

(14)
These shares were issued to Mountain Logistics, Inc. as partial consideration for our acquisition of Mountain Logistics, Inc., which was owned by Walter Buster Schwab (50%), one of our employees and Ryan Renne (50%), one of our employees. We have the right to repurchase all of these unvested common shares if certain performance targets are not satisfied by May 31, 2010.

(15)
Green Media, LLC is owned by Eric P. Lefkofsky (50%), one of our Directors, and his wife, Elizabeth Kramer Lefkofsky (50%).

(16)
We have the right to repurchase these unvested common shares if Mr. Buzza ceases to be employed by us prior to December 31, 2008.

(17)
These shares were issued to Bestway Solutions as partial consideration for our acquisition of Bestway Solutions. We are holding these shares in escrow until April 15, 2009 to secure certain indemnification obligations under the asset purchase agreement pursuant to which we acquired certain assets of Bestway Solutions.

Series D Investment

          In June 2006, we issued 6,258,993 shares of Series D preferred stock, or approximately 18.2% of our current equity interests on a fully-diluted basis, to New Enterprise Associates 12, Limited Partnership, NEA Ventures 2006, Limited Partnership, the Younes & Soraya Nazarian Revocable Trust and Anthony R. Bobulinski in exchange for $17.4 million in cash, or $2.78 per share. We used the proceeds to fund working capital, capital expenditures, acquisitions of complementary businesses and salary and commission payments to our sales force. In connection with this investment, we converted from a Delaware limited liability company to a Delaware corporation, and the former members of the Echo Global Logistics, LLC received newly issued shares of our capital stock, cash or a combination of both.

Payments to Holders of Preferred Shares

          Upon the completion of this offering, we will be required to make the following approximate payments:

  •
  a $24,000 dividend payment to the holders of our Series B preferred shares, and

  •
  a $2.3 million dividend payment to the holders of our Series D preferred shares.

          We intend to use a portion of our net proceeds from this offering to satisfy these payment obligations.

Registration Rights

          We granted piggyback registration rights to the holders of our Series B and D preferred shares and demand registration rights to the holders of our Series D preferred shares pursuant to the terms of an investor rights agreement that we entered into on June 7, 2006. These rights have been waived with respect to this offering. For a more detailed description of these registration rights, see "Description of Capital Stock—Registration Rights."

PRINCIPAL AND SELLING STOCKHOLDERS

          The following table sets forth certain information regarding ownership of our common stock prior to and after this offering:

  •
  each person known to us to own beneficially more than 5% of our outstanding common stock;

  •
  each of our executive officers named in the summary compensation table;

  •
  each of our directors;

  •
  all of our executive officers and directors as a group; and

  •
  each selling stockholder.

          The beneficial ownership of our common stock set forth in the table is determined in accordance with the rules of the Securities and Exchange Commission. As of April 30, 2008, we had 30,509,031 shares of capital stock outstanding and 34 holders of record of our capital stock. The table assumes the recapitalization of all outstanding shares of our common stock, Series B preferred stock and Series D preferred stock into shares of our common stock on approximately a one-for-one basis. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, options to purchase shares of common stock and unvested common shares held by that person that are currently exercisable or vested, or will become exercisable or vested within 60 days after the date of this prospectus are considered outstanding, while these options and shares are not considered outstanding for purposes of computing percentage ownership of any other person. Unless otherwise indicated in the footnotes below, the persons and entities named in the table have sole voting and investment power as to all shares beneficially owned.

          Unless otherwise indicated, the address of each beneficial owner listed below is c/o Echo Global Logistics, Inc., 600 West Chicago, Suite 725 Illinois 60610.

						Number of additional shares of common stock to be sold at underwriters' option (2)
	Shares of capital stock beneficially owned prior to this offering (1)				Number of shares of common stock to be sold in this offering		Shares of common stock beneficially owned after this offering
Name of beneficial owner
	Shares	Options	Total	%			Shares	Options	Total	%
5% Stockholders (not including 5% stockholders who are directors and executive officers)
New Enterprise Associates 12, Limited Partnership c/o New Enterprise Associates 119 St. Paul Street Baltimore, MD 21202(3)	4,684,173	—	4,684,173	15.4%
Richard A. Heise, Jr.(4)	4,458,621	—	4,458,621	14.6%
InnerWorkings, Inc. 600 West Chicago Ave. Suite 850 Chicago, IL 60610	2,000,000	—	2,000,000	6.6%
Directors and Executive Officers
Samuel K. Skinner	100,000	80,000	180,000	*
Douglas R. Waggoner	—	300,000	300,000	1.0%
Orazio Buzza(5)	596,519	—	596,519	2.0%
David B. Menzel	—	40,000	40,000	*
Vipon Sandhir(6)	303,840	—	303,840	1.0%
David C. Rowe	—	30,000	30,000	*
John R. Walter	935,972	—	935,972	3.1%
Louis B. Susman	35,972	100,000	135,972	*
John F. Sandner	—	—	—	*
Harry Weller(7)	4,694,245	—	4,694,245	15.4%
Anthony R. Bobulinski(8)	998,166	—	998,166	3.3%
Eric P. Lefkofsky(9)	5,753,621	—	5,753,621	18.9%
Bradley A. Keywell(10)	3,727,988	66,666	3,794,654	12.4%

Directors and Executive Officers as a group (12 persons)	17,146,323	616,666	17,762,989	56.8%

*
Represents beneficial ownership of less than one percent of the outstanding capital stock.

(1)
Shares of common stock unless otherwise indicated.

(2)
Assumes the underwriters' exercise in full of their option to purchase additional shares from the selling stockholders.

(3)
All 4,684,173 shares of capital stock are Series D preferred stock.

(4)
Includes 4,458,621 shares of capital stock held by Old Willow Partners, LLC ("Old Willow"), an entity controlled by Richard A. Heise, Jr., one of our former directors. Of the 4,458,621 shares of capital stock, 41,667 shares are Series B preferred stock and 4,416,954 shares are common stock. On April 29, 2008, Polygal Row, LLC ("Polygal") distributed shares of common stock of Echo to certain members of Polygal on a pro rata basis based on their respective interests in Polygal and for no additional consideration (the "Polygal Distribution"). Old Willow, a managing member of Polygal, received 4,416,954 shares of common stock in connection with the Polygal Distribution.

(5)
Includes 596,519 shares of capital stock held by Signature Assets, LLC ("Signature Assets"). Signature Assets is owned by Orazio Buzza, our Chief Operating Officer (50%), and his wife, Julie Buzza (50%). Mr. Buzza has voting and investment control with respect to the shares of common stock held by Signature Assets. Of the 596,519 shares of capital stock held by Signature Assets, 225,000 are shares of vested common stock.

(6)
Of the 303,840 shares of capital stock held by Mr. Sandhir, 180,000 are shares of vested common stock.

(7)
Includes 4,684,173 shares of Series D preferred stock held by New Enterprise Associates 12, Limited Partnership and 10,072 shares of Series D preferred stock held by NEA Ventures 2006, Limited Partnership. Harry Weller shares voting and investment control with respect to the shares held by New Enterprise Associates 12, Limited Partnership and NEA Ventures 2006, Limited Partnership. Mr. Weller disclaims beneficial ownership of such shares, except to the extent of his pecuniary interest therein.

(8)
Includes 578,750 shares of common stock that Anthony R. Bobulinski, one of our directors and a non-managing member of Echo Global Logistics Series C Investment Partners, LLC, received in connection with the distribution described in footnote 8.

(9)
Includes 4,903,621 shares of common stock held by Blue Media, LLC ("Blue Media"), an entity controlled by Eric P. Lefkofsky, one of our directors (50%), and his wife, Elizabeth Kramer Lefkofsky (50%), and 850,000 shares of common stock held by Green Media, LLC, an entity owned by Mr. Lefkofsky (50%) and Ms. Lefkofsky (50%). On April 29, 2008, Echo Global Logistics Series C Investment Partners, LLC ("Series C Partners") distributed shares of common stock of Echo to certain members of Series C Partners on a pro rata basis based on their respective interests in Series C Partners and for no additional consideration (the "Series C Partners Distribution"). Blue Media, a non-managing member of Series C Partners, received 195,000 shares of common stock in connection with the Series C Partners Distribution. The 4,903,621 shares of capital stock held by Blue Media include (i) 41,667 shares of Series B preferred stock; (ii) 250,000 shares of common stock; (iii) 195,000 shares of common stock that Blue Media received in connection with the Series C Partners Distribution; and (iv) 4,416,954 shares of common stock that Blue Media, a managing member of Polygal, LLC, received in connection with the Polygal Distribution described in footnote 4. Mr. Lefkofsky shares voting and investment control with respect to the shares held by Blue Media, LLC and Green Media, LLC.

(10)
Includes 3,727,988 shares held by Frog Ventures, LLC ("Frog Ventures"), an entity controlled by Bradley A. Keywell, one of our directors (50%), and his wife, Kimberly Keywell (50%). Of the 3,727,988 shares of capital stock held by Frog Ventures, 41,666 shares are Series B preferred stock and 3,686,322 shares are common stock. Also includes options to purchase 66,666 shares of our common stock held by Holden Ventures, LLC, an entity owned and controlled by Mr. Keywell, which vested on March 15, 2008.

          The selling stockholders participating in the distribution of the shares sold in this offering may be deemed to be "underwriters" within the meaning of the Securities Act. Because the selling stockholders hold restricted securities, any public sales by them (that are not effected pursuant to Rule 144) will be subject to the prospectus delivery requirements of the Securities Act. We will make copies of this prospectus available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act.

DESCRIPTION OF CAPITAL STOCK

General

          Upon the closing of this offering, the total amount of our authorized capital stock consists of                        shares of common stock, $0.0001 par value, and                         shares of preferred stock, $0.0001 par value. We intend to adopt, and intend to submit for approval by our stockholders, a recapitalization agreement, an amendment to our amended and restated certificate of incorporation, a second amended and restated certificate of incorporation and amended and restated by-laws. The discussion herein describes the recapitalization and also describes our capital stock, second amended and restated certificate of incorporation and amended and restated by-laws as anticipated to be in effect upon the closing of this offering. The following summary of certain provisions of our capital stock describes certain material provisions of, but does not purport to be complete and is subject to and qualified in its entirety by, our second amended and restated certificate of incorporation and amended and restated by-laws, which are included as exhibits to the registration statement of which this prospectus forms a part, and by the provisions of applicable law.

Recapitalization

          Prior to the closing of this offering, each outstanding share of our common stock, Series B preferred stock and Series D preferred stock will be recapitalized into approximately one newly issued share of our common stock. In addition, prior to the closing of this offering, each outstanding option will be converted into an option to receive one share of common stock upon the applicable exercise date.

Common Stock

          Following the recapitalization, and prior to the closing of this offering, there will be                        shares of common stock outstanding held by                         holders of record. Holders of common stock are entitled to one vote for each share held on all matters subject to a vote of stockholders, subject to the rights of holders of any outstanding preferred stock. Accordingly, holders of a majority of the shares of common stock entitled to vote in any election of directors may elect all of the directors standing for election, subject to the rights of holders of any outstanding preferred stock. Holders of common stock will be entitled to receive ratably any dividends that the Board of Directors may declare out of funds legally available therefor, subject to any preferential dividend rights of outstanding preferred stock. Upon our liquidation, dissolution or winding up, the holders of common stock will be entitled to receive ratably our net assets available after the payment of all debts and other liabilities and subject to the prior rights of holders of any outstanding preferred stock. Holders of common stock have no preemptive, subscription, redemption or conversion rights. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of our capital stock are fully paid and nonassessable, and the shares of common stock to be issued upon the closing of this offering will be fully paid and nonassessable.

Preferred Stock

          Following the recapitalization, and prior to the closing of this offering, we will be authorized to issue                        shares of preferred stock, which may be issued from time to time in one or more series upon authorization by the Board of Directors. The Board of Directors, without further approval of the stockholders, will be authorized to fix the number of shares constituting any series, as well as the dividend rights and terms, conversion rights and terms, voting rights and terms, redemption rights and terms, liquidation preferences and any other rights, preferences, privileges and restrictions applicable to each series of preferred stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could also adversely affect the voting power and dividend and liquidation rights of the holders of common stock. The issuance of preferred stock could also, under certain circumstances, have the effect of making it more difficult for a third-party to acquire, or discouraging a third-party from acquiring, a majority of our outstanding voting stock or otherwise adversely affect the market price of our common stock. It is not possible to state the actual effect of the issuance of any shares of preferred stock on the rights of holders of common stock until the Board of Directors determines the specific rights of that series of preferred stock.

Registration Rights

          Upon the completion of this offering, the holders of our Series B and D preferred shares, who will own 6,383,933 shares of our common stock, will have the right to require us to register the resale of their shares under the Securities Act pursuant to the terms of an investor rights agreement between us and these holders. Subject to limitations specified in the agreement, these registration rights include the following:

          Demand Registration Rights.    If a majority of the holders of our Series D preferred shares request that we register at least $10 million aggregate offering price of their shares, we are also required to register, upon request, the shares held by the holders of our Series B and Series D preferred shares, subject to limitations that the underwriters may impose on the number of shares included in the registration. We can only be required to file a total of two registration statements upon the stockholders' exercise of these demand registration rights. We will not be required to effect a demand registration during the period starting with the date of filing, and ending 180 days following the effective date of, this registration statement.

          Piggyback Registration Rights.    If we propose to file a registration statement under the Securities Act to register our shares of common stock, the holders of our Series B and D preferred shares are entitled to notice of such registration and have the right, subject to limitations that the underwriters may impose on the number of shares included in the registration, to include their shares in the registration. These rights have been waived with respect to this offering. The holders of our Series B and D preferred shares also have the right to include their shares in our future registrations, including secondary offerings of our common stock.

          Form S-3 Registration Rights.    If we become eligible to file registration statements on Form S-3, the holders of our Series B and D preferred shares can require us to register their shares on Form S-3 if the aggregate offering price to the public is at least $1.0 million. We will not be required to effect more than two registrations on Form S-3 in any given 12-month period, and are not required to effect a registration on a Form S-3 if within thirty (30) days of receipt of a written request we give notice of our intention to make a public offering within ninety (90) days, subject to certain exceptions.

          Expenses of Registration.    With specified exceptions, we are required to pay all expenses of registration, including the fees and expenses of one legal counsel to the holders, up to a prescribed maximum amount, but excluding underwriters' discounts and commissions.

          Right of First Refusal.    Each party to the investor rights agreement has a right of first refusal to purchase its pro rata share of certain of our equity securities. These rights do not apply to this offering and terminate immediately upon the effective date of the registration statement of which this prospectus is a part.

          The registration rights described above will terminate, with respect to any particular stockholder, upon the earlier of (i) an acquisition of us under certain circumstances or (ii) five years after the completion of this offering. Each party to the investor rights agreement has agreed not to sell or otherwise dispose of any shares of our common stock for a period of 180 days following the effective date of this offering.

Elimination of Liability in Certain Circumstances

          Our certificate of incorporation will eliminate the liability of our directors to us or our stockholders for monetary damages resulting from breaches of their fiduciary duties as directors. Directors will remain liable for breaches of their duty of loyalty to us or our stockholders, as well as for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, and transactions from which a director derives improper personal benefit. Our certificate of incorporation will not absolve directors of liability for payment of dividends or stock purchases or redemptions by us in violation of Section 174 (or any successor provision of the Delaware General Corporation Law).

          The effect of this provision is to eliminate the personal liability of directors for monetary damages for actions involving a breach of their fiduciary duty of care, including any such actions involving gross negligence. We do not believe that this provision eliminates the liability of our directors to us or our stockholders for monetary damages under the federal securities laws. The certificate of incorporation and by-laws will also provide indemnification for the benefit of our directors and officers to the fullest extent permitted by the Delaware General Corporation Law as it may be amended from time to time, including most circumstances under which indemnification otherwise would be discretionary.

Number of Directors; Removal; Vacancies

          Our by-laws will provide that we have nine directors, provided that this number may be changed by the board of directors. Vacancies on the board of directors may be filled only by the affirmative vote of a majority of the remaining directors then in office. Our by-laws will provide that, subject to the rights of holders of any future series of preferred stock, directors may be removed, with or without cause, at meetings of stockholders by the affirmative vote of the holders of a majority of the outstanding shares entitled to vote generally in the election of directors.

Special Meetings of Stockholders; Limitations on Stockholder Action by Written Consent

          Our certificate of incorporation will provide that special meetings of our stockholders may be called only by our chairman of the board, our chief executive officer, our board of directors or holders of not less than a majority of our issued and outstanding voting stock. Any action required or permitted to be taken by our stockholders must be effected at an annual or special meeting of stockholders and may not be effected by written consent unless the action to be effected and the taking of such action by written consent have been approved in advance by our board of directors.

Amendments; Vote Requirements

          Certain provisions of our certificate of incorporation and by-laws will provide that the affirmative vote of a majority of the shares entitled to vote on any matter is required for stockholders to amend our certificate of incorporation or by-laws, including those provisions relating to action by written consent and the ability of stockholders to call special meetings.

Authorized but Unissued Shares

          The authorized but unissued shares of common stock will be available for future issuance without stockholder approval. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of common stock could render it more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Advance Notice Requirements for Stockholder Proposals and Nomination of Directors

          Our by-laws will provide that stockholders seeking to bring business before an annual meeting of stockholders, or to nominate candidates for election as directors at an annual meeting of stockholders, must provide timely notice in writing. To be timely, a stockholder's notice must be delivered to or mailed and received at our principal executive offices not less than 60 days nor more than 90 days prior to the anniversary date of the immediately preceding annual meeting of stockholders. However, in the event that the annual meeting is called for a date that is not within 30 days before or after such anniversary date, such notice will be timely only if received not later than the close of business on the tenth day following the date on which notice of the date of the annual meeting was mailed to stockholders or made public, whichever first occurs. Our by-laws will also specify requirements as to the form and content of a stockholder's notice.

Transfer Agent and Registrar

          The transfer agent and registrar for our common stock is                        .

Listing

          Our common stock will be listed on the Nasdaq Global Market under the symbol "ECHO."

SHARES ELIGIBLE FOR FUTURE SALE

          Following this offering, we will have              shares of common stock outstanding. All              shares sold in this offering will be freely tradable without restriction or further registration under the Securities Act, except that any shares purchased by our affiliates, as that term is defined in Rule 144, may generally only be sold in compliance with the limitations of Rule 144 described below.

          The remaining              shares of common stock outstanding following this offering will be "restricted securities" as the term is defined under Rule 144. We issued and sold these restricted securities in private transactions in reliance on exemptions from registration under the Securities Act. Restricted securities may be sold in the public market only if they are registered or if they qualify for an exemption under Rule 144 or Rule 701 under the Securities Act, as summarized below.

          We have agreed with the underwriters that we will not, without the prior written consent of Lehman Brothers and Citi, issue any additional shares of common stock or securities convertible into, exercisable for or exchangeable for shares of common stock for a period of 180 days (subject to extensions) after the date of this prospectus, except that we may grant options to purchase shares of common stock under our Stock Incentive Plan and issue shares of common stock upon the exercise of outstanding options and warrants.

          Our officers and directors and our other stockholders, who will hold an aggregate of              shares of common stock upon completion of this offering, have agreed that they will not, without the prior written consent of Lehman Brothers and Citi, offer, sell, pledge or otherwise dispose of any shares of our common stock or any securities convertible into or exercisable or exchangeable for, or any rights to acquire or purchase, any of our common stock, or publicly announce an intention to effect any of these transactions, for a period of 180 days (subject to extensions) after the date of this prospectus without the prior written consent of Lehman Brothers and Citi, except that nothing will prevent any of them from exercising outstanding options and warrants. These lock-up agreements are subject to such stockholders' rights to transfer their shares of common stock as a bona fide gift or to a trust for the benefit of an immediate family member or to a wholly-owned subsidiary, provided that such donee or transferee agrees in writing to be bound by the terms of the lock-up agreement and such transfer would not require any filing with the SEC under Section 13 or 16 of the Securities Exchange Act of 1934.

          Taking into account the lock-up agreements, and assuming Lehman Brothers and Citi do not release stockholders from these agreements, the following shares will be eligible for sale in the public market at the following times:

  •
  on the date of this prospectus, the              shares sold in this offering will be immediately available for sale in the public market; and

  •
  180 days after the date of this prospectus,              shares will be eligible for sale, subject (in the case of shares held by our affiliates) to volume, manner of sale and other limitations under Rule 144.

          Shares issuable upon exercise of options we granted prior to the date of this prospectus will also be available for sale in the public market pursuant to Rule 701 under the Securities Act, subject to certain Rule 144 limitations and, in the case of some holders, to the lock-up agreements. Rule 701 permits resales of these shares beginning 90 days after the date of this prospectus by persons other than affiliates.

          In general, under Rule 144, a stockholder who is an affiliate and owns restricted shares that have been outstanding for at least six months is entitled to sell, within any three-month period, a number of these restricted shares that does not exceed the greater of:

  •
  one percent of the then outstanding shares of common stock, or approximately              shares immediately after this offering; or

  •
  the average weekly trading volume in the common stock on the Nasdaq Global Market during the four calendar weeks preceding the sale.

          Prior to this offering, there has been no public market for our common stock.

CERTAIN MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES TO NON-U.S. HOLDERS

          The following discussion summarizes certain material U.S. federal income tax considerations relating to the ownership and disposition of common stock by a Non-U.S. Holder (as defined below). This discussion constitutes the opinion of Winston & Strawn LLP, counsel to Echo Global Logistics, Inc. This summary is based on the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), applicable U.S. Treasury Regulations, administrative rulings, and judicial decisions as in effect. All such authorities may be repealed, revoked, or modified, possibly with retroactive effect, so as to result in different U.S. federal income tax consequences than those discussed herein. There can be no assurance that the Internal Revenue Service (the "IRS") will not take a contrary position to the discussion of the U.S. federal income tax consequences discussed herein or such position will not be sustained by a court. No ruling from the IRS or opinion of counsel has been obtained with respect to the U.S. federal income tax consequences of owning or disposing of the common stock.

          The following discussion deals only with Non-U.S. Holders holding shares of our common stock as capital assets as of the date of this prospectus. The following discussion also does not address considerations that may be relevant to certain Non-U.S. Holders that are subject to special rules, such as the following:

  •
  controlled foreign corporations;

  •
  passive foreign investment companies;

  •
  corporations that accumulate earnings to avoid U.S. federal income tax, brokers or dealers in securities or currencies;

  •
  holders of securities held as part of a hedge or a position in a "straddle," conversion transaction, risk reduction transaction, or constructive sale transaction; or

  •
  certain former citizens or long-term residents of the United States that are subject to special treatment under the Code.

          The following discussion also does not address entities that are taxed as partnerships or similar pass-through entities. If a partnership or other pass-through entity holds common stock, the tax treatment of the partnership (or other pass-through entity) and its partners (or owners) will depend on the status of the partner and the activities of the partnership. Partnerships (and other pass-through entities) and their partners (and owners) should consult with their own tax advisors to determine the tax consequences of owning or disposing of common stock.

          The following discussion does not address any non-income tax consequences of owning or disposing of common stock or any income tax consequences under state, local, or foreign law. Potential purchasers are urged to consult their own tax advisors to discuss the tax consequences of owning or disposing of common stock based on their particular situation, including non-income tax consequences and tax consequences under state, local, and foreign law.

Non-U.S. Holder

          As used in this discussion, a "Non-U.S. Holder" means a beneficial owner of our common stock that is not any of the following for U.S. federal income tax purposes:

  •
  an individual who is a citizen or resident of the United States;

  •
  a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, that was created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

  •
  an estate whose income is subject to U.S. federal income taxation regardless of its source;

  •
  a trust (i) if it is subject to the supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (ii) that has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a United States person; or

  •
  an entity that is disregarded as separate from its owner if all of its interests are owned by a single person described above.

Dividends

          If we make distributions on our common stock, such distributions paid to a Non-U.S. Holder will generally constitute dividends for U.S. federal income tax purposes to the extent such distributions are paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. If a distribution exceeds our current and accumulated earnings and profits, the excess will be treated as a tax-free return of the Non-U.S. Holder's investment to the extent of the Non-U.S. Holder's adjusted tax basis in our common stock. Any remaining excess will be treated as capital gain. See "—Gain on Disposition of Common Stock" for additional information.

          Dividends paid to a Non-U.S. Holder generally will be subject to withholding of U.S. federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. A Non-U.S. Holder of common stock who wishes to claim the benefit of an applicable treaty rate for dividends will be required to (a) complete IRS Form W-8BEN (or appropriate substitute form) and certify, under penalty of perjury, that such holder is (or, in the case of a Non-U.S. Holder that is an estate or trust, such forms certifying the status of each beneficiary of the estate or trust as) not a U.S. person and is eligible for the benefits with respect to dividends allowed by such treaty or (b) hold common stock through certain foreign intermediaries and satisfy the certification requirements for treaty benefits of applicable Treasury regulations. Special certification requirements apply to certain Non-U.S. Holders that are "pass-through" entities for U.S. federal income tax purposes. A Non-U.S. Holder eligible for a reduced rate of United States withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

          This United States withholding tax generally will not apply to dividends that are effectively connected with the conduct of a trade or business by the Non-U.S. Holder within the United States, and, if a treaty applies, attributable to a United States permanent establishment or fixed base of the Non-U.S. Holder. Dividends effectively connected with the conduct of a trade or business, as well as those attributable to a United States permanent establishment or fixed base of the Non-U.S. Holder under an applicable treaty, are subject to U.S. federal income tax generally in the same manner as if the Non-U.S. Holder were a U.S. person, as defined under the Code. Certain IRS certification and disclosure requirements must be complied with in order for effectively connected dividends to be exempt from withholding. Any such effectively connected dividends received by a Non-U.S. Holder that is a foreign corporation may, under certain circumstances, be subject to an additional "branch profits tax" at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

Gain on Disposition of Common Stock

          A Non-U.S. Holder generally will not be subject to U.S. federal income tax (or any withholding thereof) with respect to gain recognized on a sale or other disposition of common stock unless:

  •
  the gain is effectively connected with a trade or business of the Non-U.S. Holder in the United States and, where a tax treaty applies, is attributable to a United States permanent establishment or fixed base of the Non-U.S. Holder;

  •
  the Non-U.S. Holder is an individual who is present in the United States for 183 or more days during the taxable year of disposition and meets certain other requirements; or

  •
  we are or have been a "U.S. real property holding corporation" within the meaning of Section 897(c)(2) of the Code, also referred to as a USRPHC, for U.S. federal income tax purposes at any time within the five-year period preceding the disposition (or, if shorter, the Non-U.S. Holder's holding period for the common stock).

          Gain recognized on the sale or other disposition of common stock and effectively connected with a United States trade or business, or attributable to a United States permanent establishment or fixed base of the Non-U.S. Holder under an applicable treaty, is subject to U.S. federal income tax on a net income basis generally in the same manner as if the Non-U.S. Holder were a U.S. person, as defined under the Code. Any such effectively connected gain from the sale or disposition of common stock received by a Non-U.S. Holder that is a foreign corporation may, under certain circumstances, be subject to an additional "branch profits tax" at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

          An individual Non-U.S. Holder who is present in the United States for 183 or more days during the taxable year of disposition generally will be subject to a 30% tax imposed on the gain derived from the sale or disposition of our common stock, which may be offset by U.S. source capital loses realized in the same taxable year.

          In general, a corporation is a USRPHC if the fair market value of its "U.S. real property interests" equals or exceeds 50% of the sum of the fair market value of its worldwide (domestic and foreign) real property interest and its other assets used or held for use in a trade or business. For this purpose, real property interests include land, improvements and associated personal property.

          We believe that we currently are not a USRPHC. In addition, based on these financial statements and current expectations regarding the value and nature of our assets and other relevant data, we do not anticipate becoming a USRPHC.

Information Reporting and Backup Withholding

          We must report annually to the IRS and to each Non-U.S. Holder the amount of dividends paid to such holder and the tax withheld with respect to such dividends, regardless of whether withholding was required. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the Non-U.S. Holder resides under the provisions of an applicable income tax treaty.

          The United States imposes a backup withholding tax on dividends and certain other types of payments to United States persons (currently at a rate of 28%) of the gross amount. Dividends paid to a Non-U.S. Holder will not be subject to backup withholding if proper certification of foreign status (usually on an IRS Form W-8BEN) is provided, and the payor does not have actual knowledge or reason to know that the beneficial owner is a United States person, or the holder is a corporation or one of several types of entities and organizations that qualify for exemption, also referred to as an exempt recipient.

          Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against such holder's U.S. federal income tax liability provided the required information is timely furnished to the IRS.

UNDERWRITING

          Lehman Brothers Inc. and Citigroup Global Markets Inc. are the representatives of the underwriters and joint book-running managers. The company, the selling stockholders and the underwriters named below have entered into an underwriting agreement with respect to the shares being offered. Subject to certain conditions, each underwriter has severally agreed to purchase the number of shares indicated in the following table.

Underwriters	Number of Shares
Lehman Brothers Inc.
Citigroup Global Markets Inc.
William Blair & Company, L.L.C.
Thomas Weisel Partners LLC
Barrington Research Associates, Inc.
Craig-Hallum Capital Group, Inc.

Total

          The underwriters are committed to take and pay for all of the shares being offered, if any are taken, other than the shares covered by the option described below unless and until the option is exercised.

          If the underwriters sell more shares than the total number set forth in the table above, the underwriters have an option to buy up to an additional             shares from the selling stockholders. They may exercise that option, in whole or in part, from time to time and at anytime, for 30 days. If any shares are purchased pursuant to this option, the underwriters will severally purchase shares in approximately the same proportion as set forth in the table above.

          The following tables show the per share and total underwriting discounts and commissions to be paid to the underwriters by the company and the selling stockholders. Such amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase            additional shares.

Paid by the Company
	No Exercise	Full Exercise
Per Share	$	$
Total	$	$
Paid by the Selling Stockholders
	No Exercise	Full Exercise
Per Share	$	$
Total	$	$

          Shares sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus. Any shares sold by the underwriters to securities dealers may be sold at a discount of up to $        per share from the initial public offering price. If all the shares are not sold at the initial public offering price, the representatives may change the offering price and the other selling terms. The offering of the shares by the underwriters is subject to receipt and acceptance and subject to the underwriters' right to reject any order in whole or in part.

          The company and its officers, directors, and holders of substantially all of the company's common stock, including the selling stockholders, have agreed with the underwriters, subject to certain exceptions, not to dispose of or hedge any of their common stock or securities convertible into or exchangeable for shares of common stock during the period from the date of this prospectus continuing through the date 180 days after the date of this prospectus, except with the prior written consent of the representatives. This agreement does not apply to any existing employee benefit plans. See "Shares Eligible for Future Sale" for a discussion of certain transfer restrictions.

          The 180-day restricted period described in the preceding paragraph will be automatically extended if: (1) during the last 17 days of the 180-day restricted period the company issues an earnings release or announces material news or a material event; or (2) prior to the expiration of the 180-day restricted period, the company announces that it will release earnings results during the 15-day period following the last day of the 180-day period, in which case the restrictions described in the preceding paragraph will continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the announcement of the material news or material event.

          Prior to the offering, there has been no public market for the shares. The initial public offering price has been negotiated among the company and the representatives. Among the factors to be considered in determining the initial public offering price of the shares, in addition to prevailing market conditions, will be the company's historical performance, estimates of the business potential and earnings prospects of the company, an assessment of the company's management and the consideration of the above factors in relation to market valuation of companies in related businesses.

          An application has been made to quote the common stock on the Nasdaq Global Market under the symbol "ECHO".

          In connection with the offering, the underwriters may purchase and sell shares of common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Shorts sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. "Covered" short sales are sales made in an amount not greater than the underwriters' option to purchase additional shares from the selling stockholders in the offering. The underwriters may close out any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase additional shares pursuant to the option granted to them. "Naked" short sales are any sales in excess of such option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of common stock made by the underwriters in the open market prior to the completion of the offering.

          The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

          Purchases to cover a short position and stabilizing transactions, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of the company's stock, and together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of the common stock. As a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued at any time. These transactions may be effected on the NASDAQ Global Market, in the over-the-counter market or otherwise.

          At our request, the underwriters have reserved for sale, at the initial public offering price, up to                         shares offered hereby to be sold to certain directors, officers, employees and persons having relationships with us. The number of shares of common stock available for sale to the general public will be reduced to the extent such persons purchase such reserved shares. Any reserved shares that are not purchased will be offered by the underwriters to the general public on the same terms as the other shares offered in this prospectus.

          The underwriters do not expect sales to discretionary accounts to exceed five percent of the total number of shares offered.

          The company and the selling stockholders estimate that their share of the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $                        .

          The company and the selling stockholders have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933, and to contribute to payments that the underwriters may be required to make for these liabilities.

          Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for the company, for which they received or will receive customary fees and expenses. Louis B. Susman, who is the Vice Chairman of Citigroup Corporate and Investment Banking, is also a member of Echo's Board of Directors. Citigroup Corporate and Investment Banking is an affiliate of Citigroup Global Markets Inc. In addition, William Blair & Company, L.L.C. is an enterprise customer of Echo.

          A prospectus in electronic format may be made available on Internet websites maintained by one or more of the representatives of the underwriters of this offering and may be made available on websites maintained by other underwriters. Other than the prospectus in electronic format, the information on any underwriter's website and any information contained in any other website maintained by any underwriter is not part of this prospectus.

European Economic Area

          In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a Relevant Member State), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the Relevant Implementation Date) it has not made and will not make an offer of shares to the public in that Relevant Member State prior to the publication of a prospectus in relation to the shares which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of shares to the public in that Relevant Member State at any time:

          (a)     to legal entities which are authorised or regulated to operate in the financial markets or, if not so authorised or regulated, whose corporate purpose is solely to invest in securities;

          (b)    to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

          (c)     to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the representatives for any such offer; or

          (d)    in any other circumstances which do not require the publication by the Issuer of a prospectus pursuant to Article 3 of the Prospectus Directive.

          For the purposes of this provision, the expression an "offer of shares to the public" in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe the shares, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

United Kingdom

          Each underwriter has represented and agreed that:

  (a)
  it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 ("FSMA")) received by it in connection with the issue or sale of the shares in circumstances in which Section 21(1) of the FSMA does not apply to the Issuer; and

  (b)
  it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares in, from or otherwise involving the United Kingdom.

Hong Kong

          The shares may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), or (ii) to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a "prospectus" within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Singapore

          This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the "SFA"), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

          Where the shares are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries' rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the shares under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

Japan

          The securities have not been and will not be registered under the Securities and Exchange Law of Japan (the Securities and Exchange Law) and each underwriter has agreed that it will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Securities and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

          If you purchase shares of common stock offered in this prospectus, you may be required to pay stamp taxes and other charges under the laws and practices of the country in which the purchase is made in addition to the offering price listed on the cover page of this prospectus.

VALIDITY OF COMMON STOCK

          The validity of the common stock offered hereby will be passed upon for us by Winston & Strawn LLP, Chicago, Illinois and for the underwriters by Sullivan & Cromwell LLP, New York, New York.

EXPERTS

          The consolidated financial statements of Echo Global Logistics, Inc. and its subsidiaries at December 31, 2006 and December 31, 2007, and for each of the three years in the period ended December 31, 2007, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing. The financial statements of Mountain Logistics Inc. at December 31, 2006 and for the year ended December 31, 2006 and at April 30, 2007 and for the four month period ended April 30, 2007, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

          We have filed with the Securities and Exchange Commission a registration statement on Form S-1, including exhibits, schedules and any amendments with respect to the common stock we are offering hereby. This prospectus is a part of the registration statement and includes all of the information which we believe is material to you in considering whether to make an investment in our common stock. We refer you to the registration statement for additional information about us, our common stock and this offering, including the full texts of the exhibits, some of which have been summarized in this prospectus. With respect to each such contract or other document filed as a part of the registration statement, reference is made to the exhibit for a more complete description of the matters involved, and each such statement shall be deemed qualified in its entirety by such reference. The registration statement is available for inspection and copying at the Securities and Exchange Commission's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. The public may obtain information about the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains an Internet site that makes available the registration statement. The address of the SEC's Internet site is http://www.sec.gov. As a result of this offering, we will be required to file reports and other information with the Securities and Exchange Commission pursuant to the informational requirements of the Securities Exchange Act of 1934.

Echo Global Logistics, Inc. and Subsidiaries
Consolidated Financial Statements
As of December 31, 2007 and 2006 and for the Years Ended December 31, 2007, 2006 and 2005

Table of Contents
Consolidated Financial Statements
Report of Independent Registered Public Accounting Firm	F-2
Consolidated Balance Sheets	F-3
Consolidated Statements of Income	F-4
Consolidated Statements of Stockholders'/Members' Deficit	F-5
Consolidated Statements of Cash Flows	F-6
Notes to Consolidated Financial Statements	F-7
Echo Global Logistics, Inc. and Subsidiaries Unaudited Condensed Consolidated Financial Statements Three Months Ended March 31, 2008 and 2007
Unaudited Condensed Consolidated Financial Statements
Condensed Consolidated Balance Sheets	F-28
Condensed Consolidated Statements of Income	F-29
Condensed Consolidated Statements of Cash Flows	F-30
Notes to (Unaudited) Condensed Consolidated Financial Statements	F-31
Mountain Logistics, Inc. Financial Statements Year Ended December 31, 2006 and Four Months Ended April 30, 2007
Financial Statements
Report of Independent Auditors	F-39
Balance Sheets	F-40
Statements of Income	F-41
Statements of Stockholders' Deficit	F-42
Statements of Cash Flows	F-43
Notes to Financial Statements	F-44
Echo Global Logistics, Inc. and Subsidiaries Unaudited Pro Forma Condensed Consolidated Financial Statements Year Ended December 31, 2007
Unaudited Pro Forma Condensed Consolidated Financial Statements
Unaudited Pro Forma Condensed Consolidated Statement of Income	F-50
Notes to Unaudited Pro Forma Condensed Consolidated Statement of Income	F-52

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders
Echo Global Logistics, Inc.

          We have audited the accompanying consolidated balance sheets of Echo Global Logistics, Inc. and Subsidiaries as of December 31, 2007 and 2006, and the related consolidated statements of operations, stockholders' deficit and cash flows for each of the three years in the period ended December 31, 2007. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

          We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company's internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

          In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Echo Global Logistics, Inc. and Subsidiaries at December 31, 2007 and 2006, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2007, in conformity with U.S. generally accepted accounting principles.

          As disclosed in Note 2 to the consolidated financial statements, the Company changed its method of accounting for stock-based compensation in accordance with the guidelines provided in Statement of Financial Accounting Standards No. 123(R), Share Based Payments, effective January 1, 2006.

          As disclosed in Note 11 to the consolidated financial statements, effective January 1, 2007, the Company adopted FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes, an interpretation of Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes.

Chicago, Illinois
April 28, 2008

Echo Global Logistics, Inc. and Subsidiaries

Consolidated Balance Sheets

	2006	2007
Assets
Current assets:
Cash and cash equivalents	$8,852,968	$1,568,559
Accounts receivable, net of allowance for doubtful accounts of $100,875 in 2006 and $430,150 in 2007	4,334,885	13,849,583
Prepaid expenses	304,464	1,280,387

Total current assets	13,492,317	16,698,529
Property and equipment, net	1,351,341	4,646,737
Intangibles and other assets:
Goodwill	—	1,854,926
Intangible assets, net of accumulated amortization of $477,183 in 2007	—	2,918,817
Deferred income taxes	2,198,705	1,227,705
Other assets	5,826	217,182

Total assets	$17,048,189	$27,563,896

Liabilities and stockholders' deficit
Current liabilities:
Accounts payable-trade	$4,755,164	$9,164,565
Accrued expenses	461,030	2,403,233
Advances from related parties	64,320	13,324
Current maturities of capital lease obligations	—	77,139
Amounts due to restricted stockholders	308,334	262,167
Deferred income taxes	12,918	178,080

Total current liabilities	5,601,766	12,098,508
Capital lease obligations, net of current maturities	—	223,822
Commitments and contingencies	—	—

Total liabilities	5,601,766	12,322,330

Series D, convertible preferred shares, $.0001 par value, 6,258,993 shares authorized, 6,258,993 shares issued and outstanding at December 31, 2006 and 2007; liquidation preference of $26,100,000	17,648,106	18,694,966
Stockholders' deficit
Series B, convertible preferred shares, $.0001 par value, 125,000 shares authorized, 125,000 shares issued and outstanding at December 31, 2006 and 2007; liquidation preference of $125,000	12,375	19,896
Series A common, par value $0.0001 per share, 35,000,000 shares authorized, 23,845,038 shares issued and outstanding at December 31, 2007; 35,000,000 shares authorized, 22,628,371 shares issued and outstanding at December 31, 2006	2,263	2,385
Stockholder receivable	(290,405)	(2,405)
Additional paid-in capital	(5,136,162)	(3,357,677)
Accumulated deficit	(789,754)	(115,599)

Total stockholders' deficit	(6,201,683)	(3,453,400)

Total liabilities and stockholders' deficit	$17,048,189	$27,563,896

See notes to consolidated financial statements.

Echo Global Logistics, Inc. and Subsidiaries

Consolidated Statements of Income

	Years Ended December 31,
	2005	2006	2007
Revenue:
Transportation	$7,227,970	$32,416,650	$93,931,931
Fee for services	93,666	777,769	1,529,054

Total revenue	7,321,636	33,194,419	95,460,985
Transportation costs	6,151,968	27,703,628	74,575,938

Gross profit	1,169,668	5,490,791	20,885,047
Operating expenses:
Selling, general, and administrative expenses	1,627,653	5,252,438	16,327,799
Depreciation and amortization	66,774	691,385	1,845,134

Income (loss) from operations	(524,759)	(453,032)	2,712,114

Other income (expense):
Interest income	12,870	218,241	208,055
Interest expense	(767)	—	(11,936)
Other, net	—	(17,177)	(5,424)

Total other income (expense)	12,103	201,064	190,695

Income (loss) before income taxes and discontinued operations	(512,656)	(251,968)	2,902,809
Income tax benefit (expense)	—	220,170	(1,174,273)

Income (loss) from continuing operations	(512,656)	(31,798)	1,728,536
Loss from discontinued operations	—	(214,444)	—

Net income (loss)	(512,656)	(246,242)	1,728,536
Dividends on preferred shares	(4,863)	(602,437)	(1,054,381)

Net income (loss) applicable to common stockholders	$(517,519)	$(848,679)	$674,155

Basic income (loss) from continuing operations per share	$(0.02)	$(0.03)	$0.03
Basic net income (loss) per share	$(0.02)	$(0.04)	$0.03
Diluted income (loss) from continuing operations per share	$(0.02)	$(0.03)	$0.03
Diluted net income (loss) per share	$(0.02)	$(0.04)	$0.03
Pro forma basic earnings (loss) per share (Note 13)	$(0.01)	$(0.04)	$0.06
Pro forma diluted earnings (loss) per share (Note 13)	$(0.01)	$(0.04)	$0.06

See notes to consolidated financial statements.

Echo Global Logistics, Inc. and Subsidiaries

Consolidated Statements of Stockholders'/Members' Deficit

Years Ended December 31, 2005, 2006 and 2007

	Common A		Series B Preferred
					Stockholders' Receivable	Additional Paid-In Capital	Accumulated Deficit
	Shares	Amount	Shares	Amount				Total
Balance at January 1, 2005	—	$—	—	$—	$—	$—	$—	$—
Proceeds from issuance of shares, net of issuance costs	22,103,000	167,935	125,000	125,000	(152,405)	—	—	$140,530
Preferred Series C dividends	—	—	—	—	—	—	(148,872)	$(148,872)
Preferred Series B dividends	—	—	—	4,863	—	—	(4,863)	$—
Net loss	—	—	—	—	—	—	(512,656)	$(512,656)

Balance at December 31, 2005	22,103,000	167,935	125,000	129,863	(152,405)	—	(666,391)	(520,998)
Repayment of receivable	—	—	—	—	150,000	—	—	150,000
Proceeds from issuance of shares	130,000	31,000	—	—	—	—	—	31,000
Vesting of restricted shares	166,666	17	—	—	—	41,650	—	41,667
Issuance of common shares in exchange for Series C preferred	3,510,000	351	—	—	—	3,478,192	—	3,478,543
Payments for redemption of shares	(3,381,295)	(3,822)	—	—	—	(9,396,178)	—	(9,400,000)
Conversion from LLC to C corp and related impact on par value	—	(193,228)	—	(124,988)	—	(1,583,942)	1,902,158	—
Common A distributions	—	—	—	—	—	—	(1,030,625)	(1,030,625)
Exercise of stock options	100,000	10	—	—	(288,000)	287,990	—	—
Preferred Series C dividends	—	—	—	—	—	—	(146,217)	(146,217)
Preferred Series B dividends	—	—	—	7,500	—	—	(7,500)	—
Preferred Series D dividends	—	—	—	—	—	—	(594,937)	(594,937)
Impact of tax basis intangible resulting from share repurchase	—	—	—	—	—	1,964,642	—	1,964,642
Share compensation expense	—	—	—	—	—	71,484	—	71,484
Net loss	—	—	—	—	—	—	(246,242)	(246,242)

Balance at December 31, 2006	22,628,371	2,263	125,000	12,375	(290,405)	(5,136,162)	(789,754)	(6,201,683)
Repayment of receivable	—	—	—	—	288,000	—	—	288,000
Proceeds from issuance of shares	600,000	60	—	—	—	954,940	—	955,000
Vesting of restricted shares	346,667	35	—	—	—	86,632	—	86,667
Issuance of shares in connection with SelecTrans transaction	150,000	15	—	—	—	161,985	—	162,000
Issuance of shares in connection with Bestway acquisition	50,000	5	—	—	—	214,495	—	214,500
Exercise of stock options	70,000	7	—	—	—	693	—	700
Tax benefit from exercise of stock options	—	—	—	—	—	36,696	—	36,696
Preferred Series B dividends	—	—	—	7,521	—	—	(7,521)	—
Preferred Series D dividends	—	—	—	—	—	—	(1,046,860)	(1,046,860)
Share compensation expense	—	—	—	—	—	323,044	—	323,044
Net income	—	—	—	—	—	—	1,728,536	1,728,536

Balance at December 31, 2007	23,845,038	$2,385	125,000	$19,896	$(2,405)	$(3,357,677)	$(115,599)	$(3,453,400)

See notes to consolidated financial statements.

Echo Global Logistics, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

	Year Ended December 31
	2005	2006	2007
Operating activities
Net income (loss)	$(512,656)	$(246,242)	$1,728,536
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Deferred income taxes	—	(221,145)	1,172,858
Noncash stock compensation expense	—	71,484	323,044
Depreciation and amortization	66,774	691,385	1,845,134
Change in assets, net of acquisitions:
Accounts receivable	(3,368,869)	(966,016)	(6,415,338)
Prepaid expenses and other assets	(136,986)	(173,303)	(1,162,636)
Change in liabilities, net of acquisitions:
Accounts payable	2,238,187	2,594,727	1,437,789
Accrued expenses and other	58,514	327,212	1,473,512

Net cash provided by (used in) operating activities	(1,655,036)	2,078,102	402,899
Investing activities
Purchases of property and equipment	(603,757)	(1,505,743)	(3,992,993)
Purchase of Mountain Logistics, net of cash acquired	—	—	(3,971,257)
Purchase of Bestway	—	—	(867,562)

Net cash used in investing activities	(603,757)	(1,505,743)	(8,831,812)
Financing activities
Repayment of member receivable	—	150,000	—
Principal payments on capital lease obligations	—	—	(113,081)
Tax benefit of stock options exercised	—	—	36,696
Advances (repayment) to related parties	124,534	(60,214)	(63,311)
Payments of distributions	—	(1,030,625)	—
Payment of dividends on preferred shares	(64,768)	(232,767)	—
Issuance of shares, net of issuance costs	3,619,073	17,434,169	1,284,200
Payments for share repurchase	—	(9,400,000)	—

Net cash provided by financing activities	3,678,839	6,860,563	1,144,504

Increase (decrease) in cash and cash equivalents	1,420,046	7,432,922	(7,284,409)
Cash and cash equivalents, beginning of year	—	1,420,046	8,852,968

Cash and cash equivalents, end of year	$1,420,046	$8,852,968	$1,568,559

Supplemental disclosure of cash flow information
Cash paid during the year for interest	$767	$—	$11,936
Cash paid for income taxes	—	—	9,500
Non-cash investing activity
Issuance of restricted stock in connection with Bestway acquisition	—	—	214,500
Issuance of common stock in connection with SelecTrans transaction	—	—	162,000
Purchase of furniture and equipment with capital lease	—	—	414,041

See notes to consolidated financial statements.

Echo Global Logistics, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Years Ended December 31, 2005, 2006 and 2007

1.    Description of the Business

          Echo Global Logistics, Inc. (the Company) is a leading provider of technology enabled business process outsourcing solutions serving the transportation and logistics needs of its clients. The Company provides services across all major transportation modes, including truckload (TL), less than truck load (LTL), small parcel, inter-modal, domestic air and international. The Company's core logistics services include pre-engagement freight analysis, rate expedited services negotiation, shipment execution and tracking, carrier management, routing compliance, freight bill audit and payment and performance management and reporting functions, including executive dashboard presentations.

          The Company was formed on January 3, 2005 and commenced operations in March 2005. The Company was originally established as a Limited Liability Company. Effective June 7, 2006, the Company converted its legal form to a C corporation organized and existing under the General Corporation Law of the State of Delaware.

          On June 7, 2006, the Company completed its conversion to a corporate structure whereby Echo Global Logistics LLC converted to Echo Global Logistics, Inc. As a result, each Series A common unit of the LLC converted to a fully paid share of Series A Common Stock, with a par value of $0.0001 per share. In addition, each Series B and C preferred unit of the LLC converted to fully paid shares of Series B Preferred Stock and Series A Common Stock, respectively, both with a par value of $0.0001 per share. In connection with the conversion, the undistributed losses as of the conversion date were classified to additional paid in capital.

2. Summary of Significant Accounting Policies

Basis of Presentation

          The consolidated financial statements include the accounts of Echo Global Logistics, Inc. and its subsidiaries. All significant intercompany accounts and transactions have been eliminated in the consolidation. The consolidated statement of income includes the results of entities or assets acquired from the effective date of the acquisition for accounting purposes.

Preparation of Financial Statements and Use of Estimates

          The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenue and expenses during the reporting periods. Actual results can differ from those estimates.

Fair Value of Financial Instruments

          As of December 31, 2006 and 2007, the carrying value of the Company's financial investments, which consist of cash and cash equivalents, accounts receivable, and accounts payable, approximate their fair values due to their short term nature.

Echo Global Logistics, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

2. Summary of Significant Accounting Policies (Continued)

Revenue Recognition

          Revenue is recognized when the client's product is delivered by a third-party carrier or when services have been rendered. At the time of delivery or rendering of services, as applicable, the Company's obligation to fulfill a transaction is complete and collection of revenue is reasonably assured.

          In accordance with EITF Issue 99-19, Reporting Revenue Gross as a Principal versus Net as an Agent, the Company typically recognizes revenue on a gross basis, as opposed to a net basis similar to a commission arrangement, because it bears the risks and benefits associated with revenue-generated activities by, among other things: (1) acting as a principal in the transaction; (2) establishing prices; (3) managing all aspects of the shipping process; and (4) taking the risk of loss for collection, delivery and returns. Certain transactions to provide specific services are recorded at the net amount charged to the client because many of the factors required to record the revenue on a gross basis as the principal are not present.

Segment Reporting

          The Company has adopted the provisions of Statement of Financial Accounting Standards (SFAS) No. 131, Disclosure About Segments of an Enterprise and Related Information, which establishes accounting standards for segment reporting.

          The Company's chief operating decision maker assesses performance and makes resource allocation decisions of the business as a single operating segment, transportation and logistics services. Therefore, the Company has only one reportable segment in accordance with SFAS No. 131. The Company has provided all enterprise-wide disclosures according to SFAS No. 131.

Cash and Cash Equivalents

          The Company considers all highly liquid investments purchased with a maturity of three months or less to be cash equivalents.

Accounts Receivable

          Accounts receivable are uncollateralized customer obligations due under normal trade terms. Invoices require payment within 30 to 90 days from the invoice date. Accounts receivable are stated at the amount billed to the customer. Customer account balances with invoices past due 90 days are considered delinquent. The Company generally does not charge interest on past due amounts.

          The carrying amount of accounts receivable is reduced by an allowance for doubtful accounts that reflects management's best estimate of amounts that will not be collected. The allowance is based on historical loss experience and any specific risks identified in client collection matters. Accounts receivable are charged off against the allowance for doubtful accounts when it is determined that the receivable is uncollectible.

Echo Global Logistics, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

2. Summary of Significant Accounting Policies (Continued)

Property and Equipment

          Property and equipment are stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the respective assets. The estimated useful lives, by asset class, are as follows:

Computer equipment and software	3 years
Office equipment	5 years
Furniture and fixtures	7 years

Internal Use Software

          The Company has adopted the provisions of AICPA Statement of Position (SOP) 98-1, Accounting for the Costs of Software Developed or Obtained for Internal Use. Accordingly, certain costs incurred in the planning and evaluation stage of internal use computer software are expensed as incurred. Costs incurred during the application development stage are capitalized and included in property and equipment. Capitalized internal use software costs are amortized over the expected economic life of three years using the straight-line method. The total amortization expense for the years ended December 31, 2005, 2006, and 2007 was $47,883, $633,423, and $1,060,027, respectively. At December 31, 2006, and 2007, the net book value of internal use software costs was $1,176,109 and $3,047,265, respectively.

Goodwill and Other Intangibles

          Goodwill represents the excess of purchase price and related costs over the value assigned to the net tangible and identifiable intangible assets of businesses acquired. In accordance with SFAS No. 142, Goodwill and Other Intangible Assets, goodwill is not amortized, but instead is tested for impairment annually, or more frequently if circumstances indicate a possible impairment may exist. The Company evaluates the recoverability of goodwill using a two-step impairment test. For goodwill impairment test purposes, the Company has one reporting unit. In the first step, the fair value for the Company is compared to its book value including goodwill. In the case that the fair value is less than the book value, a second step is performed which compares the implied fair value of goodwill to the book value of the goodwill. The fair value for the goodwill is determined based on the difference between the fair value of the reporting unit and the net fair values of the identifiable assets and liabilities. If the implied fair value of the goodwill is less than the book value, the difference is recognized as an impairment. Absent any special circumstances, the Company has elected to test for goodwill impairment during the fourth quarter of each year.

          SFAS No. 142 also requires that intangible assets with finite lives be amortized over their respective estimated useful lives and reviewed for impairment whenever impairment indicators exist in accordance with SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. The Company's intangible assets consist of customer relationships, non-compete agreements and trade names, which are being amortized on the straight-line basis over their estimated weighted-average useful lives of five years, ten months and three years, respectively.

Echo Global Logistics, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

2. Summary of Significant Accounting Policies (Continued)

Income Taxes

          Through June 6, 2006, the Company was treated as a partnership for federal income tax purposes. Federal taxes were not payable by or provided for the Company. Members were taxed individually on their share of the Company's earnings.

          As discussed in Note 1, on June 7, 2006, the Company converted from a limited liability company to a "C" corporation. As a result of this conversion, the Company now accounts for income taxes in accordance with SFAS No. 109, Accounting for Income Taxes, under which deferred assets and liabilities are recognized based upon anticipated future tax consequences attributable to differences between financial statement carrying values of assets and liabilities and their respective tax bases. A valuation allowance is established to reduce the carrying value of deferred tax assets if it is considered more likely than not that such assets will not be realized. Any change in the valuation allowance would be charged to income in the period such determination was made.

          In July 2006, the Financial Accounting Standards Board (FASB) issued Interpretation No. 48 (FIN 48), Accounting for Uncertainty in Income Taxes. FIN 48 clarifies the accounting for uncertainty in income taxes recognized in an enterprise's financial statements in accordance with SFAS No. 109, Accounting for Income Taxes. FIN 48 also prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement that a tax position is required to meet before being recognized in the financial statements. FIN 48 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. The Company adopted FIN 48 as of January 1, 2007.

Stock-Based Compensation

          Prior to January 1, 2006, the Company accounted for stock-based employee compensation arrangements in accordance with provisions of Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees, and complied with the disclosure requirements of SFAS No. 148, Accounting for Stock-Based Compensation—Transition and Disclosure—An Amendment of FASB Statement No. 123. To determine the fair value of options granted prior to January 1, 2006, the Company used the minimum value method. Effective January 1, 2006, the Company adopted the fair value recognition provisions of SFAS No. 123(R), Share-Based Payments, using the prospective transition method and Black-Scholes-Merton as the option valuation model. Under the prospective transition method, the Company continues to account for nonvested equity awards outstanding at the date of adopting SFAS No. 123(R) in the same manner as they had been accounted for prior to adoption. As a result, under APB No. 25, compensation expense is based on the difference, if any, on the grant date between the estimated fair value of the Company's stock and the exercise price of options to purchase that stock. The compensation expense is then amortized on a straight-line basis over the vesting period of the stock options. As all non-vested equity awards issued prior to the adoption of SFAS No. 123(R) were issued at fair value on the grant date, no compensation expense will be recognized for non-vested equity awards after the adoption of SFAS No. 123(R).

3. New Accounting Pronouncements

          In December 2007, the FASB issued SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements, an amendment of ARB No. 51, Consolidated Financial Statements. SFAS No. 160 establishes accounting and reporting guidance for a noncontrolling ownership interest in a subsidiary

Echo Global Logistics, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

3. New Accounting Pronouncements (Continued)

and deconsolidation of a subsidiary. The standard requires that a noncontrolling ownership interest in a subsidiary be reported as equity in the consolidated statement of financial position and any related net income attributable to the parent be presented on the face of the consolidated statement of income. SFAS No. 160 is effective as of the beginning of an entity's first fiscal year that begins after December 15, 2008. The Company will be required to adopt SFAS No. 160 on January 1, 2009, and does not expect the standard to have a material effect on its consolidated financial position or results of operations.

          In December 2007, the FASB issued SFAS No. 141 (revised 2007), Business Combinations. which replaces SFAS No. 141, Business Combinations, and establishes principles and requirements for how an acquirer: (1) recognizes and measures in its financial statements the identifiable assets acquired, liabilities assumed, and any noncontrolling interest in the acquiree; (2) recognizes and measures the goodwill acquired in a business combination or gain from a bargain purchase; and (3) determines what information to disclose. SFAS No. 141(R) is effective for business combinations in which the acquisition date is in the first fiscal year after December 15, 2008. The Company will be required to adopt SFAS No. 141(R) on January 1, 2009. The Company is currently evaluating the impact, if any, SFAS No. 141(R) will have on its consolidated financial statements.

          In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements. SFAS No. 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. This Statement applies under other accounting pronouncements that require or permit fair value measurements, the FASB having previously concluded in those accounting pronouncements that fair value is the relevant measurement attribute. Accordingly, this Statement does not require any new fair value measurements. SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. Delayed application of this Statement is permitted for non-financial assets and liabilities, except for items that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually) until fiscal years beginning after November 15, 2008 and interim periods within those fiscal years. This Statement is required to be adopted by the Company in the first quarter of its fiscal year 2008. Adoption of SFAS No. 157 is not expected to have a material effect on the Company's consolidated financial position or results of operations.

          In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities—Including an amendment of FASB Statement No. 115. SFAS No. 159 expands the use of fair value accounting but does not affect existing standards which require assets or liabilities to be carried at fair value. Under SFAS No. 159, a company may elect to use fair value to measure accounts and loans receivable, available-for-sale and held-to-maturity securities, equity method investments, accounts payable, guarantees and issued debt. If the use of the fair value is elected, any upfront costs and fees related to the item must be recognized in earnings and cannot be deferred. The fair value election is irrevocable and generally made on an instrument-by-instrument basis, even if a company has similar instruments that it elects not to measure based on fair value. At the adoption date, unrealized gains and losses on existing items for which fair value has been elected are reported as a cumulative adjustment to beginning retained earnings. Subsequent to the adoption of SFAS No. 159, changes in fair value are recognized in earnings. SFAS No. 159 is effective for fiscal years beginning after November 15, 2007 and is required to be adopted by the Company on January 1, 2008. The

Echo Global Logistics, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

3. New Accounting Pronouncements (Continued)

Company is currently evaluating the impact, if any, SFAS No. 159 will have on its consolidated financial statements.

4. Acquisitions

Mountain Logistics Acquisition

          Effective May 1, 2007, the Company acquired Mountain Logistics, Inc. (which was doing business as Transportation Management Group but now operates under the Echo name), a third-party logistics provider with offices in Park City, Utah and Los Angeles, California. As a result of the acquisition, the Company believes it has established a significant presence in the West Coast market by gaining over 200 West Coast clients and 43 sales agents. The purchase price was $4.3 million, consisting of $4.25 million cash paid and expenses incurred directly related to the acquisition. An additional $6.45 million in cash may become payable and 550,000 shares of common stock may become issuable contingent upon the achievement of certain performance measures by or prior to May 31, 2012. The additional contingent consideration will be recorded as goodwill on the balance sheet when those liabilities are resolved and distributable. The consolidated financial statements of the Company include the financial results of this acquisition beginning May 1, 2007.

          The following table summarizes the estimated fair values of the assets acquired and the liabilities assumed at the date of acquisition. The customer relationships have a life of 5 years, the non-compete agreements have a weighted average life of 10 months, and the trade names have a life of 3 years. The goodwill is fully deductible for U.S. income tax purposes. The allocation of the purchase price is based on preliminary estimates and assumptions and is subject to revision when valuation plans are finalized. Revisions to the purchase price allocation, which may be significant, will be reported in a future period as increases or decreases to amounts previously reported.

Current assets (including cash of $348,039)	$2,859,710
Property and equipment	55,491
Customer relationships	2,720,000
Non-compete agreements	69,000
Trade names	190,000
Goodwill	1,230,966
Liabilities assumed	(2,805,871)

Net assets acquired	$4,319,296

          The following unaudited pro forma information presents a summary of the Company's consolidated statements of operations for the years ended December 31, 2006 and 2007 as if the Company had acquired Mountain Logistics as of January 1.

	2006	2007
Revenue	$45,229,348	$102,956,135
Income (loss) from operations	(966,734)	2,834,315
Net income (loss)	(660,300)	1,763,037
Basic earnings (loss) per share	(0.06)	0.03
Diluted earnings (loss) per share	(0.06)	0.03

Echo Global Logistics, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

4. Acquisitions (Continued)

Bestway Acquisition

          Effective October 1, 2007, the Company acquired Bestway Solutions, LLC, a third-party logistics provider located in Vancouver, Washington. As a result of the acquisition, the Company brings a Pacific Northwest presence to its customer and carrier base. The purchase price was $1.1 million, consisting of $834,000 of cash, 50,000 shares of restricted common stock issued (fair value of $214,500), and expenses incurred directly related to the acquisition. An additional $303,000 in cash may become payable contingent upon the achievement of certain performance measures by or prior to September 30, 2010. The additional contingent consideration will be recorded as goodwill on the balance sheet when those liabilities are resolved and distributable. The consolidated financial statements of the Company include the financial results of this acquisition beginning October 1, 2007.

          The following table summarizes the estimated fair values of the assets acquired and the liabilities assumed at the date of acquisition. The customer relationships have a life of 5 years. The goodwill is fully deductible for U.S. income tax purposes. The allocation of the purchase price is based on preliminary estimates and assumptions and is subject to revision when valuation plans are finalized. Revisions to the purchase price allocation, which may be significant, will be reported in a future period as increases or decreases to amounts previously reported.

Current assets	$612,328
Property and equipment	38,820
Customer relationships	417,000
Goodwill	623,960
Liabilities assumed	(610,046)

Net assets acquired	$1,082,062

          The results of Bestway's operations do not have a material impact on the Company's financials. As a result, pro forma financial information is not provided.

5. Discontinued Operations

          In the second quarter of 2006, the Company ceased operations of Expert Transportation, LLC, a 90% owned subsidiary that was started in January 2006. In accordance with SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, the results of operations and related charges for discontinuing this operation have been classified as "Loss from discontinued operations" in the accompanying Consolidated Statement of Operations.

          Following is a summary of the operating results from the discontinued operations for the year ended December 31, 2006.

2006
Revenue	$456,265
Operating expenses	(670,709)

Loss from discontinued operations	$(214,444)

Echo Global Logistics, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

6. Property and Equipment

          Property and equipment at December 31, 2006 and 2007 consisted of the following:

	2006	2007
Computer equipment	$220,691	$1,150,206
Software, including internal use software	1,857,315	4,320,575
Furniture and fixtures	31,493	857,870

	2,109,499	6,328,651
Less accumulated depreciation	(758,158)	(1,681,914)

	$1,351,341	$4,646,737

          Depreciation expense, including amortization of capitalized internal use software, was $66,774, $691,385, and $1,367,951, for the years ended December 31, 2005, 2006, and 2007, respectively.

7. Goodwill and Other Intangible Assets

          The following is a summary of the goodwill as of December 31:

Balance as of December 31, 2006	$—
Goodwill acquired related to the purchase of Mountain Logistics, Inc.	1,230,966
Goodwill acquired related to the purchase of Bestway, LLC	623,960

Balance as of December 31, 2007	$1,854,926

          The following is a summary of amortizable intangible assets as of December 31:

	2007	Weighted- Average Life
Customer relationships	$3,137,000	5 years
Noncompete agreements	69,000	10 months
Trade names	190,000	3 years

	3,396,000
Less accumulated amortization	(477,183)

Intangible assets, net	$2,918,817

          Amortization expense related to these intangible assets was $477,183 for the year ended December 31, 2007 and there was no amortization expense recorded in 2005 or 2006.

Echo Global Logistics, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

7. Goodwill and Other Intangible Assets (Continued)

          The estimated amortization expense for the next five years is as follows:

2008	$708,290
2009	690,733
2010	648,511
2011	627,400
2012	243,883
Thereafter	—

$2,918,817

8. Accrued Expenses

          The components of accrued expenses at December 31, 2006 and 2007 are as follows:

	2006	2007
Accrued commissions	$—	$684,861
Accrued compensation	279,658	658,699
Accrued rebates	161,961	577,965
Other	19,411	481,708

Total accrued expenses	$461,030	$2,403,233

9. Outstanding Line of Credit

          The Company has a $5.0 million line of credit with JPMorgan Chase Bank, N.A, which expires on September 30, 2008. Outstanding borrowings are collateralized by substantially all of the Company's assets and are limited to 80% of the book value of the eligible accounts receivable. Interest on the line of credit is payable monthly at an interest rate equal to either 1) the prime rate or 2) LIBOR plus 2%. The Company has discretion in determining if specific advances against the line of credit are drawn down as a prime rate advance or a LIBOR advance. The Company did not have any amounts outstanding on the line of credit as of December 31, 2006 or 2007.

10. Commitments and Contingencies

          In April 2007, the Company entered into an operating lease agreement for a new office facility. The lease agreement expires in November 2015, and has escalating base monthly rental payments ranging from $29,798 to $62,030, plus an additional monthly payment for real estate taxes and common area maintenance fees related to the building. The Company has an option to renew this lease for an additional 5 year term at a lease rate that is equal to the prevailing fair market value at that time.

          Additionally, the Company entered into a capital lease agreement in 2007 for the acquisition of office furniture and equipment whereby it can purchase the underlying assets for a nominal amount at the end of the lease term. The cost and accumulated amortization of the furniture and equipment capitalized in conjunction with this capital lease was $414,041 and $24,645, respectively, as of December 31, 2007. The related amortization expense is included in depreciation and amortization expense in the accompanying statements of operations.

Echo Global Logistics, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

10. Commitments and Contingencies (Continued)

          During 2007, the Company also assumed contractual operating and capital lease obligations through acquisitions, which consisted primarily of building operating leases.

          The Company recognizes operating lease rental expense on a straight-line basis over the term of the lease. The total rent expense for the years ended December 31, 2005, 2006, and 2007 was $94,116, $164,174, and $663,299, respectively.

          Minimum annual rental payments are as follows:

	Capital Leases	Operating Leases	Related Party Sublease Income	Net Operating Leases
2008	$99,635	$856,820	$(137,598)	$719,222
2009	99,635	965,270	(148,991)	816,279
2010	99,635	973,885	(152,089)	821,796
2011	49,817	1,006,348	(155,188)	851,160
2012	—	1,017,222	(158,286)	858,936
Thereafter	—	2,948,142	(479,249)	2,468,893

	$348,722	$7,767,687	$1,231,401	$6,536,286

Less: amounts representing interest expense	(47,761)

	$300,961

          See note 17 for further information on related party sublease.

11. Income Taxes

          As discussed in note 1, on June 7, 2006, the Company converted from a limited liability company to a "C" corporation. As a result of this conversion, the Company now accounts for income taxes in accordance with SFAS No. 109, Accounting for Income Taxes, under which deferred assets and liabilities are recognized based upon anticipated future tax consequences attributable to differences between financial statement carrying values of assets and liabilities and their respective tax bases. As a result of the $9.4 million share redemption occurring in June 2006 (see note 12), the tax basis of the Company increased resulting in the recognition of a deferred tax asset of $3.8 million, for which a valuation allowance of $1.9 million was recorded with a corresponding net increase to additional paid in capital of $1.9 million.

          Effective January 1, 2007, the Company adopted the provisions of FIN 48, a summary of which is provided in Note 2. The Company did not have any unrecognized tax benefits at adoption and therefore there was no effect on the Company's financial condition or results of operations as a result of implementing FIN 48. In addition, there were no increases or decreases in the current year or unrecognized tax positions at December 31, 2007. The Company's policy is to recognize interest and penalties on unrecognized tax benefits as a component of income tax expense. As of the date of adoption, the Company did not have any accrued interest or penalties associated with unrecognized tax benefits nor did the Company record any interest or penalties during 2007.

Echo Global Logistics, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

11. Income Taxes (Continued)

          The Company does not believe it will have any significant changes in the amount of unrecognized tax benefits in the next 12 months. The evaluation was performed for the tax years ended December 31, 2005, 2006 and 2007, which remains subject to examination by major tax jurisdictions.

          The provision for income taxes consists of the following components for the years ended December 31, 2006 and 2007:

	2006	2007
Current:
Federal	$—	$—
State	975	1,415

Total current	975	1,415
Deferred
Federal	(179,704)	931,348
State	(41,441)	241,510

Total deferred	(221,145)	1,172,858

Income tax (benefit) expense	$(220,170)	$1,174,273

          The provision for income taxes for the years ended December 31, 2006 and 2007 differs from the amount computed by applying the U.S. federal income tax rate of 34% to pretax income (loss) because of the effect of the following items:

	2006	2007
Tax expense at U.S. federal income tax rate	$(178,921)	$986,956
State income taxes, net of federal income tax effect	(23,806)	133,139
Recognition of deferred taxes upon conversion to a C corporation	(23,557)	—
Nondeductible expenses and other	6,114	23,955
Effect of state rate change on deferred items	—	23,512
Provision to return adjustments	—	6,711

	$(220,170)	$1,174,273

          The pretax loss subsequent to the conversion to a C corp through December 31, 2006 was $410,612.

Echo Global Logistics, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

11. Income Taxes (Continued)

          At December 31, 2006 and 2007, the Company's deferred tax assets and liabilities consisted of the following:

	2006	2007
Current deferred tax assets:
Reserves and allowances	$102,106	$257,693

Total current deferred tax assets	102,106	257,693
Noncurrent deferred tax assets:
Intangible assets	3,776,479	3,576,096
Stock options	27,741	152,235
Net operating loss carryforward	648,301	602,121

Total noncurrent deferred tax assets	4,452,521	4,330,452

Total deferred tax assets	4,554,627	4,588,145
Less: valuation allowance for deferred tax assets	(1,964,642)	(1,964,642)

Total deferred tax assets, net of valuation allowances	2,589,985	2,623,503

Total current deferred tax liability:
Prepaid and other expenses	115,024	435,773
Noncurrent deferred tax liabilities:
Fixed assets	289,174	1,138,105

Total deferred tax liabilities	404,198	1,573,878

Net deferred tax asset	$2,185,787	$1,049,625

          As of December 31, 2007, the Company has a federal net operating loss carryforward of $494,000 that expires in 2026 and a state net operating loss carryforward of $108,000 that expires in 2016.

12. Stockholders' / Members' Deficit

Series A Common Stock

          The Company has authorized 35,000,000 common shares, of which 23,845,038 were issued and outstanding at December 31, 2007. In June 2006, the Company issued 6,258,993 Series D preferred shares for $2.78 per share and used $9.4 million of the $17.4 million of proceeds to redeem Series A Common shares held by the existing shareholders.

Series B Preferred Shares

          The Company has authorized 125,000 Series B preferred shares, all of which were issued for proceeds of $125,000 and are outstanding at December 31, 2006, and 2007. The Series B preferred shares are entitled to annual dividends payable at a rate of 6% of the Series B original issue price. The Series B preferred shares also receive a liquidation preference over Series A common shares of 100% of the Series B original issue price plus accrued but unpaid dividends. No common holders shall be paid until all Series B holders' distributions have been satisfied. As of December 31, 2006 and 2007, the accrued preferred dividend due to Series B holders was $12,363 and $19,884, respectively.

Echo Global Logistics, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

12. Stockholders' / Members' Deficit (Continued)

          The Series B preferred shares can be automatically converted into Series A common shares (i) in the event that holders of at least a 80% of the outstanding shares of Series B preferred stock consent to a conversion or (ii) upon the closing of a firmly underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of common stock for the Company's account, or (iii) upon a merger, acquisition, sale of voting control, or a sale of substantially all of the assets of the Company in which shareholders of the Company do not own the majority of the outstanding shares of the surviving corporation where the aggregate proceeds payable to holders of Class D preferred stock equals a per share price not less than 2 times the original purchase price of the Series D preferred stock. The number of shares of Series A common stock to which a Series B preferred stock holder is entitled upon conversion is calculated by multiplying the applicable conversion rate then in effect (currently 1.0) by the number of Series B preferred shares to be converted. As of December 31, 2006 and 2007, 125,000 Series A common shares would have been required to be issued upon the conversion of all of the issued and outstanding shares of Series B preferred stock. These shares have been excluded from the calculation of diluted earnings per share for the years ended December 31, 2006 and 2007, as the impact resulting from the conversion and dividends paid would be anti-dilutive.

Series C Preferred Shares

          The Company had authorized 3,510,000 of Series C preferred shares, all of which were issued in 2005 for proceeds of $3,478,543, net of issuance costs. In June 2006, in conjunction with the conversion of the Company from a limited liability company to a C corporation, all Series C preferred shares were converted into Series A common shares, at a one-for-one conversion ratio. The cumulative effect of these changes can be seen in the Statement of Stockholders' / Members' Deficit.

          Dividends were paid in equal quarterly installments on the Series C preferred shares at an amount equal to 10% of the per share price per year. The Series C preferred shares were also entitled to receive a liquidation preference of 100% of the Series C original issue price plus accrued and unpaid dividends, if any. No Series B preferred or Common A holders would be paid until all Series C holders' distributions were satisfied.

Series D Preferred Shares

          The Company authorized and issued 6,258,993 Series D preferred shares in June 2006 for proceeds of $17,053,169, net of issuance costs, all of which was outstanding at December 31, 2006 and 2007. The Series D preferred shares are entitled to annual dividends payable at a rate of 6% of the Series D original issue price. The Series D preferred shares also receive a liquidation preference of 150% of the Series D original issue price plus any accrued but unpaid dividends. No Series A or Series B holders shall be paid until all Series D holders' distributions are satisfied. As of December 31, 2006 and 2007, the accrued preferred dividend due to Series D holders was $594,937 and $1,641,797, respectively.

          The Series D preferred stock is fully redeemable at the greater of cost, plus accrued but unpaid dividends, or the fair market value of the shares agreed to by the Board and the holders any time on or after the 5 year anniversary of the closing of the Series D preferred stock financing, or June 7, 2011. A majority of the then outstanding Series D preferred stock holders must consent to this redemption.

Echo Global Logistics, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

12. Stockholders' / Members' Deficit (Continued)

          The Series D preferred stock can be automatically converted into Series A common stock (i) in the event that holders of at least a majority of the outstanding shares of Series D preferred stock consent to a conversion or (ii) upon the closing of a firmly underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of common stock for the Company's account, at a per share price not less than (a) 2 times the original purchase price of the Series D preferred stock, and (b) for a total offering not less than $25 million (before deduction of underwriters commission and expenses), or (iii) upon a merger, acquisition, sale of voting control, or a sale of substantially all of the assets of the Company in which shareholders of the Company do not own the majority of the outstanding shares of the surviving corporation where the aggregate proceeds payable to holders of Series D preferred shares equals a per share price not less than 2 times the original purchase price of the Series D preferred stock. The number of shares of Series A common stock to which a Series D preferred stock holder is entitled upon conversion is calculated by multiplying the applicable conversion rate then in effect by the number of Series D preferred shares to be converted. As of December 31, 2006 and 2007, 6,258,993 Series A common shares would have been required to be issued upon the conversion of all of the issued and outstanding shares of Series D preferred stock. These shares have been excluded from the calculation of diluted earnings per share for the year ended December 31, 2006 and December 31, 2007, as the impact resulting from the conversion and dividends paid would be anti-dilutive.

Unvested Series A Common Stock

          The Company sold an aggregate amount of 1,410,000 unvested shares of Series A common stock in 2006 and 2007 to certain members of management and the board of directors. The shares vest over a period of one to three years, and the Company has the right to repurchase these shares if a service requirement is not met. The Company sold the unvested common shares for between $0.25 to $4.05 per share at a price equal to fair market value at the time of each transaction.

          As of December 31, 2006 and 2007, the total number of these shares that had vested was 166,666 and 513,333, respectively. Upon vesting, the shares are classified as outstanding shares and reflected in the statement of stockholder's deficit. Prior to vesting, the payment received for the portion of shares that is unvested is classified as a current liability on the balance sheet. As of December 31, 2006 and 2007, amounts due to stockholders holding unvested Series A common stock totaled $308,334 and $262,167, respectively.

13. Earnings (Loss) Per Share

          Basic earnings per common share is calculated by dividing net income (loss) available to common shareholders by the weighted average number of common shares outstanding. Diluted earnings (loss) per share is calculated by dividing net income (loss) by the weighted average shares outstanding plus share equivalents that would arise from the exercise of share options and the conversion of preferred shares. Conversion of 3,635,000 of Series B and C preferred shares were excluded from the calculation in 2005, 7,846,493 of Series B, D and the pro rata portion of Series C (prior to its conversion to common shares) preferred stock were excluded from the calculation in 2006, and 6,383,993 of Series B and D preferred shares were excluded from the calculation in 2007, as they were anti-dilutive.

Echo Global Logistics, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

13. Earnings (Loss) Per Share (Continued)

          The computation of basic and diluted earnings (loss) per common share for the years ended December 31, 2005, 2006, and 2007, is as follows:

	Year Ended December 31
	2005	2006	2007
Numerator:
Income (loss) from continuing operations	$(512,656)	$(31,798)	$1,728,536
Preferred stock dividends	(4,863)	(602,437)	(1,054,381)

Income (loss) from continuing operations applicable to common shareholders	(517,519)	(634,235)	674,155
Loss from discontinued operations	—	(214,444)	—

Net income (loss) applicable to common shareholders	$(517,519)	$(848,679)	$674,155

Denominator:
Denominator for basic earnings per share—weighted-average shares	21,548,161	22,387,886	23,425,286
Effect of dilutive securities - Employee stock options	—	—	1,479,427

Denominator for dilutive earnings per share	21,548,161	22,387,886	24,904,713

Basic income (loss) from continuing operations per common share	$(0.02)	$(0.03)	$0.03
Basic income (loss) from discontinued operations per common share	$—	$(0.01)	$—
Basic net income (loss) per common share	$(0.02)	$(0.04)	$0.03
Diluted income (loss) from continuing operations per common share	$(0.02)	$(0.03)	$0.03
Diluted income (loss) from discontinued operations per common share	$—	$(0.01)	$—
Diluted net income (loss) per common share	$(0.02)	$(0.04)	$0.03

Echo Global Logistics, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

13. Earnings (Loss) Per Share (Continued)

Pro Forma Earnings Per Share

          Pro forma earnings per share has been adjusted for the provision for income taxes resulting from the Company's conversion from a limited liability company to a C Corporation in June 2006. In addition, the preferred stock dividends have been added back to net income, assuming the conversion of all preferred shares occurred at the beginning of the most recently completed fiscal year. The benefit for income taxes has been added to net income as if the conversion to a C Corporation had occurred in March 2005, the month in which the Company commenced operations.

	Year Ended December 31
	2005	2006	2007
Numerator:
Historical net income (loss) applicable to common shareholders	$(517,519)	$(848,679)	$674,155
Effect of dilutive securities:
Benefit (expense) for income taxes	205,062	(33,605)	—
Preferred stock dividends	—	—	1,054,381

	205,062	(33,605)	1,054,381

Pro forma numerator for basic and diluted earnings per share	$(312,457)	$(882,284)	$1,728,536

Denominator:
Historical denominator for basic earnings per share — weighted- average shares	21,548,161	22,387,886	23,425,286
Effect of pro forma adjustments:
Conversion of preferred to common shares	—	—	6,383,993

Denominator for pro forma basic earnings per share	21,548,161	22,387,886	29,809,279
Effect of dilutive securities:
Employee stock options	—	—	1,479,427

Denominator for pro forma diluted earnings per share	21,548,161	22,387,886	31,288,706

Pro forma basic earnings per share	$(0.01)	$(0.04)	$0.06
Pro forma diluted earnings per share	$(0.01)	$(0.04)	$0.06

14. Stock-Based Compensation Plans

          In March 2005, the Company adopted the 2005 Stock Option Plan providing for the issuance of stock options of Series A common shares. Under the Plan, the Company may issue options, at the discretion of the Board, to purchase Series A common shares. The Plan is administered by the Board of Directors who determine the exercise price of options, number of options to be issued, and the vesting period. As specified in the Plan, the exercise price per share shall not be less than the fair

Echo Global Logistics, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

14. Stock-Based Compensation Plans (Continued)

market value on the effective date of grant. The term of an option does not exceed ten years, and the options generally vest ratably over one to five years from the date of grant.

          Using the Black-Scholes-Merton option valuation model and the assumptions listed below, the Company recorded $71,484 and $323,044 in compensation expense with corresponding tax benefits of $27,879 and $125,987 for the twelve months ended December 31, 2006 and 2007, respectively. The adoption of SFAS No. 123(R) as of January 1, 2006 decreased the Company's income before taxes and net income in 2006 by $71,484 and $43,605, respectively, resulting in no change in basic or diluted earnings per share.

          The following assumptions were utilized in the valuation for options granted in 2006 and 2007:

	2006	2007
Dividend yield	—%	—%
Risk-free interest rate	4.42% - 5.09%	4.56% - 5.03%
Weighted average expected life	6.6 years	6.7 years
Volatility	33.5%	33.5%

          A summary of stock option activity is as follows:

	Shares	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term (years)	Aggregate Intrinsic Value
Outstanding at March 1, 2005 (the date operations commenced):	—	—
Granted	330,000	$0.06
Exercised	—	—
Forfeited or cancelled	—	—

Outstanding at December 31, 2005:	330,000	$0.06	9.2	$61,200
Granted	1,550,000	$1.71
Exercised	100,000	$2.88
Forfeited or cancelled	85,000	$0.01

Outstanding at December 31, 2006:	1,695,000	$1.41	9.6	$315,700
Granted	1,075,500	$3.74
Exercised	70,000	$0.01
Forfeited or cancelled	35,000	$0.01

Outstanding at December 31, 2007	2,665,500	$2.40	9.0	$5,324,700

Options vested and exercisable at December 31, 2007	630,000	$1.48	8.6	$1,839,950

Echo Global Logistics, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

14. Stock-Based Compensation Plans (Continued)

          The following table provides information about stock options granted and vested in the years ended December 31,:

	2005	2006	2007
Options granted:
Range of exercise prices per share of options granted	$0.01 - $0.25	$0.77 - $2.88	$1.08 - $4.40
Weighted average grant-date fair value per share	$—	$0.26	$1.59
Options vested / exercisable:
Grant date fair value of options vested	$—	$41,000	$153,200
Aggregate intrinsic value of options vested and exercisable at end of the period	$—	$68,200	$1,839,950

          The aggregate intrinsic value of options outstanding and exercisable represents the total pre-tax intrinsic value (the difference between the fair value of the Company's stock on the last day of each fiscal year and the exercise price, multiplied by the number of options where the exercise price exceeds the fair value) that would have been received by the option holders had all option holders exercised their options as of December 31, 2005, 2006 and 2007, respectively. These amounts change based on the fair market value of the Company's stock, which was $0.25, $1.08, and $4.40 on the last business day of the years ended December 31, 2005, 2006, and 2007, respectively.

          The Company accounted for stock-based compensation during 2005 in accordance with APB Opinion No. 25. The Company granted 330,000 options during this period at exercise prices ranging from $0.01 to $0.25 per share, which were at or above fair market value. As a result, there was no intrinsic value associated with these option grants. Pursuant to APB Opinion No. 25, the Company was not required to record any compensation expense in connection with these option grants.

          The Company granted 1,550,000 options during 2006 at exercise prices ranging from $0.77 to $2.88 per share. The Company utilized a discounted cash flow method to determine that its common stock had a fair value per share of $0.26, $0.77, $1.06 and $1.08 as of March 31, June 30, September 30, and December 31, 2006, respectively. The Company's revenue in 2006 was $33.2 million, compared to $7.3 million in 2005, and the increase in the value of the Company's common stock attributable to the growth of the business was reflected accordingly. All options granted during 2006 had exercise prices that were at or above fair market value.

          In November 2007, the Company engaged an independent valuation specialist to perform a valuation of its common stock as of November 30, 2007. The valuation specialist used the income approach based on a discounted cash flow model to determine the fair value of the Company's stock to be $4.40 per share. During the fourth quarter of 2007, the Company granted 230,000 options at an exercise price of $4.40 per share. The Company granted 667,000 options in the third quarter of 2007 at exercise prices ranging from $4.00 to $4.05 per share, which was equal to the fair value of the Company's common stock as determined using a discounted cash flow method performed by the Company. The Company granted 178,500 options during the six months ended June 30, 2007 at various exercise prices ranging from $1.08 to $3.50 per share that were at or above fair market value as determined by the Company. The Company's revenue in 2007 was $95.5 million, compared to

Echo Global Logistics, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

14. Stock-Based Compensation Plans (Continued)

$33.2 million in 2006, and the increase in the value of the Company's common stock attributable to the growth of the business was reflected accordingly.

          As of December 31, 2007, there was $1,726,227 of total unrecognized compensation costs related to the stock-based compensation granted under the Plans. This cost is expected to be recognized over a weighted average period of 3.1 years. The stock-based compensation expense recorded for the years ended December 31, 2006 and 2007 was $71,484 and $323,044, respectively.

15. Benefit Plans

          The Company adopted a 401(k) savings plan effective September 1, 2005, covering all of the Company's employees upon completion of 90 days of service. Employees may contribute a percentage of eligible compensation on both a before-tax basis and an after-tax basis. The Company has the right to make discretionary contributions to the plan. For the years ended December 31, 2005, 2006 and 2007, the Company did not make any contributions to the plan.

16. Significant Customer Concentration

          Revenue from Archway Marketing Services accounted for 36%, 36% and 16% of the Company's total revenue for the years ended December 31, 2005, 2006 and 2007, respectively. Revenue from Cenveo accounted for 27% and 11% of the Company's total revenue for the years ended December 31, 2006 and 2007, respectively. All remaining revenue for the years ending December 31, 2005, 2006, and 2007, consisted of revenue generated from customers that were individually less than 10% of the Company's total revenue in those periods.

17. Related Parties

          In January 2007, the Company entered into a consulting agreement with Holden Ventures, LLC, a consulting firm owned and operated by Bradley A. Keywell, one of the Company's principal stockholders. Under the terms of the consulting agreement, the Company paid $75,000 to Holden Ventures in 2007 for services rendered during that year. The Company terminated the consulting agreement as of December 31, 2007.

          Certain stockholders and directors of the Company have a direct and/or indirect ownership interest in InnerWorkings, Inc. (InnerWorkings), a publicly traded company that provides print procurement services. InnerWorkings is one of the Company's stockholders. As of December 31, 2007, InnerWorkings owned 2,000,000 shares of the Company's common stock, or 5.8% of total shares outstanding on a fully-diluted basis, which it acquired in March 2005 for $125,000.

          InnerWorkings provided general management services to the Company in 2005 and 2006, including financial management, legal, accounting, tax, treasury, employee benefit plan, and marketing services, which were billed based on the percentage of time InnerWorkings' employees spent on these services. InnerWorkings also subleases a portion of its office space to the Company. In November 2005, the Company entered into a sublease agreement with InnerWorkings and Incorp, LLC to sublease a portion of InnerWorkings' office space for approximately $7,500 per month and increased the amount of space subleased in January 2007 with an increase in lease payments to approximately $17,000 per month. The sub-lease agreement expired without penalty in April 2007. In June 2007, the Company entered into a new agreement with InnerWorkings to sublease a portion of InnerWorkings' office space

Echo Global Logistics, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

17. Related Parties (Continued)

for approximately $14,000 per month in 2007 with monthly payments escalating to approximately $19,000 per month in 2008, $21,000 per month in 2009, and 2% annually thereafter. The agreement requires either party to provide 12 months notice in advance of cancelling the sublease. The total expenses incurred for subleased office space during the years ended December 31, 2005, 2006, and 2007, were $95,565, $126,697, and $178,080, respectively. Innerworkings has also provided print procurement services to the Company during 2005, 2006, and 2007. As consideration for these services, the Company incurred expenses of $4,493, $35,061, and $88,246 for the years ended December 31, 2005, 2006, and 2007, respectively.

          The Company provided InnerWorkings transportation and logistics services during 2005, 2006, and 2007 and has billed InnerWorkings $264,387, $625,762, and $748,636, respectively, for such services during the years ended December 31, 2005, 2006, and 2007. Effective October 1, 2006, the Company entered into a referral agreement with InnerWorkings whereby the Company agreed to pay InnerWorkings a fee equal to 5% of gross profit from shipments generated from clients that were referred to the Company by InnerWorkings, subject to a $75,000 cap per year per client referred. The Company incurred referral fees of approximately $62,076 and $75,000 for the years ended December 31, 2006 and 2007, respectively. The Company terminated this agreement on February 18, 2008.

          In June 2006, the Company entered into a supplier rebate program with InnerWorkings, pursuant to which it provides InnerWorkings with an annual rebate on all freight expenditures in an amount equal to 5% of revenue received from InnerWorkings. In April 2008, the Company amended the terms of this rebate program to provide InnerWorkings with an annual rebate on all freight expenditures in an amount equal to 3% of revenue received from InnerWorkings, plus an additional 2% of revenue for amounts paid within fifteen days. Total supplier rebates to InnerWorkings were $12,314 and $14,970 in 2006 and 2007, respectively.

          As of December 31, 2006 and 2007, the Company has a net receivable due from InnerWorkings of $80,643 and $109,249, respectively, which is included in accounts receivable in the balance sheet. Additionally, as of December 31, 2006 and 2007, the Company has advances due to InnerWorkings of $64,320 and $13,324, respectively.

          The Company subleases a portion of its office space to MediaBank, LLC (MediaBank), a provider of integrated procurement technology and analytics to the advertising industry whose investors include certain stockholders and directors of the Company. Effective April 1, 2007, the Company entered into an agreement to sublease a portion of its office space to MediaBank. An amended agreement was entered into effective July 1, 2007, whereby the Company subleases a portion of its office space to MediaBank. The agreement requires either party to provide 12 months notice in advance of cancelling the sublease. For the year ended December 31, 2007, the Company received $72,551 of sublease rental income. The Company had no amounts due to or from MediaBank as of December 31, 2007.

          In March 2007, the Company acquired certain assets of SelecTrans, LLC (SelectTrans), a freight management software provider based in Lake Forest, Illinois for $350,000 in cash and 150,000 shares of common stock (fair value of $162,000). An officer of the Company had founded SelecTrans in December 2005 and served as its Chief Executive Officer until it was acquired.

Echo Global Logistics, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

18. Quarterly Financial Data (Unaudited)

	Year Ended December 31, 2007
	First Quarter	Second Quarter(1)	Third Quarter	Fourth Quarter(2)
Revenue	$12,888,840	$21,353,583	$27,697,728	$33,520,834
Gross profit	2,515,824	4,608,873	6,180,542	7,579,808
Net income	183,891	398,131	614,674	531,840
Net income (loss) applicable to common stockholders	(78,264)	135,976	349,638	266,805
Net income per share:
Basic	$—	$0.01	$0.01	$0.01
Diluted	$—	$0.01	$0.01	$0.01

	Year Ended December 31, 2006
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Revenue	$5,073,230	$7,443,161	$9,339,904	$11,338,124
Gross profit	917,826	1,122,285	1,564,848	1,885,832
Net income (loss)	5,798	(56,915)	118,488	(313,613)
Net income (loss) applicable to common stockholders	3,950	(127,434)	(146,546)	(578,649)
Net income (loss) per share:
Basic	$—	$(0.01)	$(0.01)	$(0.03)
Diluted	$—	$(0.01)	$(0.01)	$(0.03)

(1)
The Company acquired Mountain Logistics, Inc. in May 2007 and financial results of this acquisition are included in the consolidated financial statements beginning May 1, 2007.

(2)
The Company acquired Bestway Solutions, LLC in October 2007 and financial results of this acquisition are included in the consolidated financial statements beginning October 1, 2007.

19. Legal Matters

          In the normal course of business, the Company is subject to potential claims and disputes related to its business, including claims for freight lost or damaged in transit. Some of these matters may be covered by the Company's insurance and risk management programs or may result in claims or adjustments with our carriers. Management does not believe that the outcome of such matters will have a materially adverse effect on its financial position or results of operations.

Echo Global Logistics, Inc. and Subsidiaries

Consolidated Balance Sheets

	December 31, 2007	March 31, 2008 (Unaudited)
Assets
Current assets:
Cash and cash equivalents	$1,568,559	$2,835,781
Accounts receivable, net of allowance for doubtful accounts of $430,150 at December 31, 2007 and $373,434 at March 31, 2008	13,849,583	17,254,598
Prepaid expenses	1,280,387	2,203,401

Total current assets	16,698,529	22,293,780
Property and equipment, net	4,646,737	5,443,699
Intangibles and other assets:
Goodwill	1,854,926	1,871,181
Intangible assets, net of accumulated amortization of $477,183 at December 31, 2007 and $663,506 at March 31, 2008	2,918,817	2,732,494
Deferred income taxes	1,227,705	676,789
Other assets	217,182	1,197,275

Total assets	$27,563,896	$34,215,218

Liabilities and stockholders' deficit
Current liabilities:
Accounts payable-trade	$9,164,565	$13,525,440
Accrued expenses	2,403,233	3,222,313
Advances from related parties	13,324	12,971
Current maturities of capital lease obligations	77,139	123,297
Amounts due to restricted stockholders	262,167	205,917
Deferred income taxes	178,080	207,457

Total current liabilities	12,098,508	17,297,395
Capital lease obligations, net of current maturities	223,822	350,728
Commitments and contingencies	—	—

Total liabilities	12,322,330	17,648,123

Series D, convertible preferred shares, $.0001 par value, 6,258,993 shares authorized, 6,258,993 shares issued and outstanding at December 31, 2007 and March 31, 2008; liquidation preference of $26,100,000	18,694,966	18,955,251
Stockholders' deficit
Series B, convertible preferred shares, $.0001 par value, 125,000 shares authorized, 125,000 shares issued and outstanding at December 31, 2007 and March 31, 2007; liquidation preference of $125,000	19,896	21,766
Series A common, par value $0.0001 per share, 35,000,000 shares authorized, 23,845,038 shares issued and outstanding at December 31, 2007; 35,000,000 shares authorized, 24,125,038 shares issued and outstanding at March 31, 2008	2,385	2,413
Stockholder receivable	(2,405)	(2,405)
Additional paid-in capital	(3,357,677)	(2,937,888)
Retained earnings/(Accumulated deficit)	(115,599)	527,958

Total stockholders' deficit	(3,453,400)	(2,388,156)

Total liabilities and stockholders' deficit	$27,563,896	$34,215,218

See notes to unaudited consolidated financial statements.

Echo Global Logistics, Inc. and Subsidiaries

Consolidated Statements of Income

(Unaudited)

	Three Months Ended March 31,
	2007	2008
Revenue:
Transportation	$12,693,802	$38,387,747
Fee for services	195,038	541,236

Total revenue	12,888,840	38,928,983
Transportation costs	10,373,015	30,175,327

Gross profit	2,515,825	8,753,656
Operating expenses:
Selling, general, and administrative expenses	2,044,452	6,547,113
Depreciation and amortization	256,679	705,046

Income from operations	214,694	1,501,497

Other income (expense):
Interest income	92,614	15,009
Interest expense	—	(6,380)
Other, net	(1,302)	(9,614)

Total other income (expense)	91,312	(985)

Income before income taxes	306,006	1,500,512
Income tax benefit (expense)	(122,114)	(594,800)

Net income	183,892	905,712
Dividends on preferred shares	(262,155)	(262,155)

Net income (loss) applicable to common stockholders	$(78,263)	$643,557

Basic net income (loss) per share	$—	$0.03
Diluted net income (loss) per share	$—	$0.03

See notes to unaudited consolidated financial statements.

Echo Global Logistics, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

(Unaudited)

	Three Months Ended March 31,
	2007	2008
Operating activities
Net income	$183,892	$905,712
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Deferred income taxes	122,114	580,293
Noncash stock compensation expense	76,246	135,048
Depreciation and amortization	256,679	705,046
Change in assets:
Accounts receivable	(1,856,846)	(3,405,015)
Prepaid expenses and other assets	(190,611)	(1,903,108)
Change in liabilities, net of acquisitions:
Accounts payable	806,549	4,360,875
Accrued expenses and other	248,440	819,080

Net cash provided by (used in) operating activities	(353,537)	2,197,931
Investing activities
Purchases of property and equipment	(1,151,663)	(1,118,891)

Net cash used in investing activities	(1,151,663)	(1,118,891)
Financing activities
Principal payments on capital lease obligations	—	(39,985)
Tax benefit of stock options exercised	—	8,470
Advances (repayment) to related parties	(64,320)	(353)
Issuance of shares, net of issuance costs	—	220,050

Net cash provided by (used in) financing activities	(64,320)	188,182

Increase (decrease) in cash and cash equivalents	(1,569,520)	1,267,222
Cash and cash equivalents, beginning of period	8,852,968	1,568,559

Cash and cash equivalents, end of period	$7,283,448	$2,835,781

Non-cash investing activity
Issuance of common stock in connection with SelecTrans acquisition	162,000	—
Purchase of furniture and equipment under capital lease	—	213,049

See notes to unaudited consolidated financial statements.

Echo Global Logistics, Inc. and Subsidiaries

Notes to Condensed Unaudited Consolidated Financial Statements

Three Months Ended March 31, 2008 and 2007

1.    Summary of Significant Accounting Policies

Basis of Presentation and Preparation of Financial Statements

          The condensed consolidated financial statements include the accounts of Echo Global Logistics, Inc. and its subsidiaries (the Company). All significant intercompany accounts and transactions have been eliminated in the consolidation. The consolidated statement of income includes the results of entities or assets acquired from the effective date of the acquisition for accounting purposes.

          The preparation of the consolidated financial statements is in conformity with accounting principles generally accepted in the United States for interim financial information. In the opinion of management, the accompanying unaudited financial statements reflect all adjustments considered necessary for a fair presentation of the results for the period and those adjustments are of a normal recurring nature. The operating results for the three months ended March 31, 2008 are not necessarily indicative of the results expected for the full year of 2008. These interim consolidated financial statements should be read in conjunction with the Company's historical consolidated financial statements and accompanying notes included in this Form S-1 Registration Statement.

2.    New Accounting Pronouncements

          In December 2007, the FASB issued SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements, an amendment of ARB No. 51, Consolidated Financial Statements. SFAS No. 160 establishes accounting and reporting guidance for a noncontrolling ownership interest in a subsidiary and deconsolidation of a subsidiary. The standard requires that a noncontrolling ownership interest in a subsidiary be reported as equity in the consolidated statement of financial position and any related net income attributable to the parent be presented on the face of the consolidated statement of income. SFAS No. 160 is effective as of the beginning of an entity's first fiscal year that begins after December 15, 2008. The Company will be required to adopt SFAS No. 160 on January 1, 2009, and does not expect the standard to have a material effect on its consolidated financial position or results of operations.

          In December 2007, the FASB issued SFAS No. 141 (revised 2007), Business Combinations. which replaces SFAS No. 141, Business Combinations, and establishes principles and requirements for how an acquirer: (1) recognizes and measures in its financial statements the identifiable assets acquired, liabilities assumed, and any noncontrolling interest in the acquiree; (2) recognizes and measures the goodwill acquired in a business combination or gain from a bargain purchase; and (3) determines what information to disclose. SFAS No. 141(R) is effective for business combinations in which the acquisition date is in the first fiscal year after December 15, 2008. The Company will be required to adopt SFAS No. 141(R) on January 1, 2009. The Company is currently evaluating the impact, if any, SFAS No. 141(R) will have on its consolidated financial statements.

          In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements. SFAS No. 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. This Statement applies under other accounting pronouncements that require or permit fair value measurements, the FASB having previously concluded in those accounting pronouncements that fair value is the relevant measurement attribute. Accordingly, this Statement does not require any new fair value measurements. SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. Delayed application of this Statement is permitted for

Echo Global Logistics, Inc. and Subsidiaries

Notes to Condensed Unaudited Consolidated Financial Statements (Continued)

2.    New Accounting Pronouncements (Continued)

non-financial assets and liabilities, except for items that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually) until fiscal years beginning after November 15, 2008 and interim periods within those fiscal years. This Statement was adopted by the Company on January 1, 2008. The adoption of SFAS No. 157 did not have a material effect on the Company's consolidated financial position or results of operations.

          In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities—Including an amendment of FASB Statement No. 115. SFAS No. 159 expands the use of fair value accounting but does not affect existing standards which require assets or liabilities to be carried at fair value. Under SFAS No. 159, a company may elect to use fair value to measure accounts and loans receivable, available-for-sale and held-to-maturity securities, equity method investments, accounts payable, guarantees and issued debt. If the use of the fair value is elected, any upfront costs and fees related to the item must be recognized in earnings and cannot be deferred. The fair value election is irrevocable and generally made on an instrument-by-instrument basis, even if a company has similar instruments that it elects not to measure based on fair value. At the adoption date, unrealized gains and losses on existing items for which fair value has been elected are reported as a cumulative adjustment to beginning retained earnings. Subsequent to the adoption of SFAS No. 159, changes in fair value are recognized in earnings. SFAS No. 159 is effective for fiscal years beginning after November 15, 2007 and therefore was adopted by the Company on January 1, 2008. The Company has not elected to use fair value for measuring financial assets and financial liabilities.

3.    Acquisitions

Mountain Logistics Acquisition

          Effective May 1, 2007, the Company acquired Mountain Logistics, Inc. (which was doing business as Transportation Management Group but now operates under the Echo name), a third-party logistics provider with offices in Park City, Utah and Los Angeles, California. As a result of the acquisition, the Company believes it has established a significant presence in the West Coast market by gaining over 200 West Coast clients and 43 sales agents. The purchase price was $4.3 million, consisting of $4.25 million cash paid and expenses incurred directly related to the acquisition. An additional $6.45 million in cash may become payable and 550,000 common shares may become issuable contingent upon the achievement of certain performance measures by or prior to May 31, 2012. The additional contingent consideration will be recorded as goodwill on the balance sheet when those liabilities are resolved and distributable.

          The following table summarizes the estimated fair values of the assets acquired and the liabilities assumed at the date of acquisition. The customer relationships have a life of 5 years, the non-compete agreements have a weighted average life of 10 months, and the trade names have a life of 3 years. The goodwill is fully deductible for U.S. income tax purposes. The allocation of the purchase price is based on preliminary estimates and assumptions and is subject to revision when valuation plans are finalized.

Echo Global Logistics, Inc. and Subsidiaries

Notes to Condensed Unaudited Consolidated Financial Statements (Continued)

3.    Acquisitions (Continued)

Revisions to the purchase price allocation, which may be significant, will be reported in a future period as increases or decreases to amounts previously reported.

Current assets (including cash of $348,039)	$2,859,710
Property and equipment	55,491
Customer relationships	2,720,000
Non-compete agreements	69,000
Trade names	190,000
Goodwill	1,230,966
Liabilities assumed	(2,805,871)

Net assets acquired	$4,319,296

          The following unaudited pro forma information presents a summary of the Company's consolidated statements of operations for the three months ended March 31, 2007 as if the Company had acquired Mountain Logistics as of January 1.

For the Three Months Ended March 31, 2007
Revenue	$18,510,203
Income from operations	306,346
Net income	209,768
Net income (loss) applicable to common shareholders	(52,387)
Basic earnings per share	—
Diluted earnings per share	—

Bestway Acquisition

          Effective October 1, 2007, the Company acquired Bestway Solutions, LLC, a third-party logistics provider located in Vancouver, Washington. As a result of the acquisition, the Company brings a Pacific Northwest presence to its customer and carrier base. The purchase price was $1.1 million, consisting of $834,000 of cash, 50,000 shares of restricted common stock issued (fair value of $214,500), and expenses incurred directly related to the acquisition. An additional $303,000 in cash may become payable contingent upon the achievement of certain performance measures by or prior to September 30, 2010. The additional contingent consideration will be recorded as goodwill on the balance sheet when those liabilities are resolved and distributable.

          The following table summarizes the estimated fair values of the assets acquired and the liabilities assumed at the date of acquisition. The customer relationships have a life of 5 years. The goodwill is fully deductible for U.S. income tax purposes. The allocation of the purchase price is based on preliminary estimates and assumptions and is subject to revision when valuation plans are finalized.

Echo Global Logistics, Inc. and Subsidiaries

Notes to Condensed Unaudited Consolidated Financial Statements (Continued)

3.    Acquisitions (Continued)

Revisions to the purchase price allocation, which may be significant, will be reported in a future period as increases or decreases to amounts previously reported.

Current assets	$612,328
Property and equipment	38,820
Customer relationships	417,000
Goodwill	623,960
Liabilities assumed	(610,046)

Net assets acquired	$1,082,062

4.    Goodwill and Other Intangible Assets

          The following is a summary of the goodwill:

Balance as of December 31, 2007	$1,854,926
Purchase price allocation adjustments	16,255

Balance as of March 31, 2008	$1,871,181

          The following is a summary of amortizable intangible assets as of March 31,:

	2008	Weighted- Average Life
Customer relationships	$3,137,000	5 years
Noncompete agreements	69,000	10 months
Trade names	190,000	3 years

	3,396,000
Less accumulated amortization	(663,506)

Intangible assets, net	$2,732,494

          Amortization expense related to intangible assets was $186,323 for the three months ended March 31, 2008 and there was no amortization expense for the three months ended March 31, 2007 as these assets were acquired subsequent to March 31, 2007.

          The estimated amortization expense for the next five years is as follows:

2008 (includes the three months ended March 31, 2008)	$708,290
2009	690,733
2010	648,511
2011	627,400
2012	243,883
Thereafter	—

$2,918,817

Echo Global Logistics, Inc. and Subsidiaries

Notes to Condensed Unaudited Consolidated Financial Statements (Continued)

5.    Accrued Expenses

          The components of accrued expenses at December 31, 2007 and March 31, 2008 are as follows:

	December 31, 2007	March 31, 2008
Accrued commissions	$684,861	$727,004
Accrued compensation	658,699	575,212
Accrued rebates	577,965	919,465
Other	481,708	1,000,632

Total accrued expenses	$2,403,233	$3,222,313

6.    Earnings (Loss) Per Share

          Basic earnings per common share is calculated by dividing net income (loss) available to common shareholders by the weighted average number of common shares outstanding. Diluted earnings per share is calculated by dividing net income (loss) by the weighted average shares outstanding plus share equivalents that would arise from the exercise of share options and the conversion of preferred shares. Conversion of 6,383,993 of Series B and D preferred shares were excluded from the calculation for the three months ended March 31 2007 and 2008, as they were anti-dilutive.

          The computation of basic and diluted earnings (loss) per common share for the three months ended March 31, 2007 and 2008 are as follows:

	Three Months Ended March 31,
	2007	2008
Numerator:
Net Income	$183,892	$905,712
Preferred stock dividends	(262,155)	(262,155)

Net income applicable to common shareholders	$(78,263)	$643,557

Denominator:
Denominator for basic earnings per share—weighted-average shares	22,836,237	24,114,271
Effect of dilutive securities:
Employee stock options	—	1,301,845

Denominator for dilutive earnings per share	22,836,237	25,416,116

Basic net income (loss) per common share	$—	$0.03
Diluted net income (loss) per common share	$—	$0.03

Echo Global Logistics, Inc. and Subsidiaries

Notes to Condensed Unaudited Consolidated Financial Statements (Continued)

6.    Earnings (Loss) Per Share (Continued)

Pro Forma Earnings Per Share

          Pro forma earnings per share has been adjusted for preferred stock dividends that have been added back to net income, assuming the conversion of all preferred shares occurred at the beginning of the fiscal year.

	Three Months Ended March 31,
	2007	2008
Numerator:
Historical net income applicable to common shareholders	$(78,263)	$643,557
Effect of dilutive securities:
Preferred stock dividends	262,155	262,155

Pro forma numerator for basic and diluted earnings per share	$183,892	$905,712

Denominator:
Historical denominator for basic earnings per share—weighted-average shares	22,836,237	24,114,271
Effect of pro forma adjustments:
Conversion of preferred to common shares	6,383,993	6,383,993

Denominator for pro forma basic earnings per share	29,220,230	30,498,264
Effect of dilutive securities:
Employee stock options	—	1,301,845

Denominator for pro forma diluted earnings per share	29,220,230	31,800,109

Pro forma basic earnings per share	$0.01	$0.03
Pro forma diluted earnings per share	$0.01	$0.03

7.    Stock-Based Compensation Plans

          Using the Black-Scholes-Merton option valuation model, the Company recorded $76,246 and $135,048 in compensation expense for the three months ended March 31, 2007 and 2008, respectively. During the three months ended March 31, 2007 and 2008, the Company granted 173,500 and 30,000 options, respectively, to various employees. The following assumptions were utilized in the valuation for options granted during the three months ended March 31, 2007 and 2008:

	2007	2008
Dividend yield	—%	—%
Risk-free interest rate	4.65%	3.04%–3.54%
Weighted average expected life	6.6 years	7.3 years
Volatility	33.5%	33.5%

Echo Global Logistics, Inc. and Subsidiaries

Notes to Condensed Unaudited Consolidated Financial Statements (Continued)

8.    Related Parties

          In January 2007, the Company entered into a consulting agreement with Holden Ventures, LLC, a consulting firm owned and operated by Brad Keywell, one of the Company's principal stockholders. Under the terms of the consulting agreement, the Company paid $75,000 to Holden Ventures in 2007 for services rendered during that year. The Company terminated this agreement as of December 31, 2007.

          Certain stockholders and directors of the Company have a direct and/or indirect ownership interest in InnerWorkings, Inc. (InnerWorkings), a publicly traded company that provides print procurement services. InnerWorkings is one of the Company's stockholders. As of March 31, 2008, InnerWorkings owned 2,000,000 shares of the Company's common stock, or 5.8% of total shares outstanding on a fully-diluted basis, which it acquired in March 2005 for $125,000.

          InnerWorkings subleases a portion of its office space to the Company. In November 2005, the Company entered into a sublease agreement with InnerWorkings to sublease a portion of InnerWorkings' office space for approximately $7,500 per month and increased the amount of space subleased in January 2007 with an increase in lease payments to approximately $17,000 per month. The sub-lease agreement expired without penalty in April 2007. In June 2007, the Company entered into a new agreement with InnerWorkings to sublease a portion of InnerWorkings' office space for approximately $14,000 per month with monthly payments escalating to approximately $19,000 per month in 2008, $21,000 per month in 2009, and 2% annually thereafter. The agreement requires InnerWorkings to provide 12 months notice in advance of cancelling the sublease. The total expenses incurred for subleased office space during the three months ended March 31, 2007 and 2008, were $50,860 and $63,610, respectively. Innerworkings has also provided print procurement services to the Company during 2007 and 2008. As consideration for these services, the Company incurred expenses of $6,622 and $17,179 for the three months ended March 31, 2007 and 2008, respectively.

          The Company provided InnerWorkings transportation and logistics services to InnerWorkings during 2007 and 2008 and recognized $193,532 and $517,215, respectively for such services during the three months ended March 31, 2007 and 2008, respectively. Effective October 1, 2006, the Company entered into a referral agreement with InnerWorkings whereby the Company agreed to pay InnerWorkings a fee equal to 5% of gross profit from shipments generated from clients that were referred to the Company by InnerWorkings, subject to a $75,000 cap per year per client. The Company incurred referral fees of approximately $19,544 and $0 for the three months ended March 31, 2007 and 2008, respectively. The Company terminated this agreement on February 18, 2008.

          In June 2006, the Company entered into a supplier rebate program with InnerWorkings, pursuant to which the Company provides InnerWorkings with an annual rebate on all freight expenditures in an amount equal to 5% of revenue received from InnerWorkings. In April 2008, this rebate program was amended to provide InnerWorkings with an annual rebate on all freight expenditures in an amount equal to 3% of revenue received from InnerWorkings, plus an additional 2% of revenue for amounts paid within 15 days. Total supplier rebates to InnerWorkings were $3,965 and $11,958 for the three months ended March 31, 2007 and 2008, respectively.

          As of December 31, 2007 and March 31, 2008, the Company had a net receivable due from InnerWorkings of $109,249 and $287,184, respectively, which is included in accounts receivable in the balance sheet. Additionally, as of December 31, 2007 and March 31, 2008, the Company has advances due to InnerWorkings of $13,324 and $12,971, respectively.

Echo Global Logistics, Inc. and Subsidiaries

Notes to Condensed Unaudited Consolidated Financial Statements (Continued)

8.    Related Parties (Continued)

          The Company subleases a portion of its office space to MediaBank, LLC (MediaBank), a provider of integrated procurement technology and analytics to the advertising industry whose investors include certain shareholders and directors of the Company. Effective April 1, 2007, the Company entered into an agreement to sublease a portion of its office space to MediaBank. An amended agreement was entered into effective July 1, 2007, whereby the Company subleases a portion of its office space to MediaBank. The agreement requires the Company to provide 12 months notice in advance of cancelling the sublease. For the three months ended March 31, 2008, the Company received $34,146 of sublease rental income. The Company had no amounts due to or from MediaBank as of March 31, 2008.

          In March 2007, the Company acquired certain assets of SelecTrans, LLC (SelecTrans), a freight management software provider based in Lake Forest, Illinois for $350,000 in cash and 150,000 shares (fair value of $162,000) of common stock. An officer of the Company had founded SelecTrans in 2004 and served as its Chief Executive Officer until it was acquired.

9.    Legal Matters

          In the normal course of business, the Company is subject to potential claims and disputes related to its business, including claims for freight lost or damaged in transit. Some of these matters may be covered by the Company's insurance and risk management programs or may result in claims or adjustments with our carriers. Management does not believe that the outcome of such matters will have a materially adverse effect on its financial position or results of operations.

Report of Independent Auditors

The Board of Directors and Shareholders
Mountain Logistics, Inc.

          We have audited the accompanying balance sheets of Mountain Logistics, Inc. as of December 31, 2006 and April 30, 2007, and the related statements of operations, shareholders' deficit, and cash flows for the year ended December 31, 2006, and for the four-month period ended April 30, 2007. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

          We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company's internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

          In our opinion, the financial statement referred to above present fairly, in all material respects, the financial position of Mountain Logistics, Inc. at December 31, 2006 and April 30, 2007, and the results of its operations and its cash flows for the year ended December 31, 2006, and for the four-month period ended April 30, 2007, in conformity with U.S. generally accepted accounting principles.

Chicago, Illinois
April 28, 2008

Mountain Logistics, Inc.

Balance Sheets

	December 31, 2006	April 30, 2007
Assets
Current assets:
Cash and cash equivalents	$135,608	$427,380
Accounts receivable, net of allowance for doubtful accounts of $71,405 in 2006 and $142,138 in 2007	1,986,204	2,503,936
Deferred income taxes	31,000	56,000
Prepaid expenses	12,378	7,735
Other current assets	2,300	—

Total current assets	2,167,490	2,995,051
Property and equipment, net	53,290	55,491
Licensing rights, net	68,434	43,549
Deferred income taxes, net	39,000	48,000

Total assets	$2,328,214	$3,142,091

Liabilities and shareholders' deficit
Current liabilities:
Accounts payable	$1,792,097	$2,458,720
Commissions payable	276,253	285,251
Income taxes payable	120,094	283,372
Line of credit	44,188	39,408
Current portion of capital lease obligation	20,025	16,180
Current portion of long-term debt	68,042	54,127
Other liabilities	106,828	56,513

Total current liabilities	2,427,527	3,193,571
Capital lease obligation	2,610	—
Long-term debt	29,003	19,685
Commitments and contingent liabilities
Shareholders' equity:
Common shares, $1 par value, 100,000 shares authorized, issued, and outstanding	100,000	100,000
Accumulated deficit	(230,926)	(171,165)

Total shareholders' deficit	(130,926)	(71,165)

Total liabilities and shareholders' deficit	$2,328,214	$3,142,091

See accompanying notes to financial statements.

Mountain Logistics, Inc.

Statements of Income

	Year Ended December 31, 2006	Four-Month Period Ended April 30, 2007
Revenue	$12,034,929	$7,495,150
Transportation costs	9,054,325	5,557,321

Gross profit	2,980,604	1,937,829
Operating expenses:
Selling, general, and administrative expenses	2,724,217	1,558,621
Depreciation and amortization	85,089	28,674

Income from operations	171,298	350,534
Other income (expense):
Interest expense	(21,215)	(5,129)
Other	45,392	(6,480)

Total other income (expense)	24,177	(11,609)

Income before income taxes	195,475	338,925
Income tax expense	(84,094)	(129,278)

Net income	$111,381	$209,647

See accompanying notes to financial statements.

Mountain Logistics, Inc.

Statements of Stockholders' Deficit

	Common Shares	Common	Retained Earnings/ (Accumulated Deficit)	Total
Balance at January 1, 2006	100,000	$100,000	$56,883	$156,883
Net Income	—	—	111,381	111,381
Shareholder distribution	—	—	(399,190)	(399,190)

Balance at December 31, 2006	100,000	100,000	(230,926)	(130,926)
Net Income	—	—	209,647	209,647
Shareholder distribution	—	—	(149,886)	(149,886)

Balance at April 30, 2007	100,000	$100,000	$(171,165)	$(71,165)

See accompanying notes to financial statements.

Mountain Logistics, Inc.

Statements of Cash Flows

	Year Ended December 31, 2006	Four-Month Period Ended April 30, 2007
Operating activities
Net income	$111,381	$209,647
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	85,089	28,674
Change in assets:
Accounts receivable	(983,818)	(517,732)
Prepaid expenses and other	(14,678)	6,943
Deferred income taxes	(36,000)	(34,000)
Change in liabilities:
Accounts payable	939,993	666,623
Commissions payable	160,235	8,998
Income taxes payable	108,725	163,278
Other liabilities	47,546	(50,315)

Net cash provided by operating activities	418,473	482,116
Investing activities
Purchases of property and equipment	(6,972)	(5,990)

Net cash used in investing activities	(6,972)	(5,990)
Financing activities
Payments on line of credit	(4,598)	(4,780)
Shareholder distribution	(399,190)	(149,886)
Principal payments on capital lease obligations	(18,126)	(6,455)
Principal payments on long-term debt	(65,281)	(23,233)

Net cash used in financing activities	(487,195)	(184,354)

(Decrease) increase in cash and cash equivalents	(75,694)	291,772
Cash and cash equivalents, beginning of year	211,302	135,608

Cash and cash equivalents, end of year	$135,608	$427,380

Supplemental disclosure of cash flow information
Cash paid during the year for interest	$21,215	$5,129
Cash paid for income taxes	$11,369	$—

See accompanying notes to financial statements.

Mountain Logistics, Inc.

Notes to Financial Statements

Year Ended December 31, 2006, and Four-Month Period Ended April 30, 2007

1. Description of the Business

          Mountain Logistics, Inc. (the Company), a Utah company, is a freight logistics company engaged primarily in transportation management services with offices in Park City, Utah and Los Angeles, California. The Company commenced operations in April 2001 and conducts business as Transportation Management Group.

2. Summary of Significant Accounting Policies

Preparation of Financial Statements and Use of Estimates

          The preparation of the financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenue and expenses during the reporting periods. Actual results can differ from those estimates.

Fair Value of Financial Instruments

          As of December 31, 2006 and April 30, 2007, the carrying value of the Company's financial investments, which consist of cash and cash equivalents, accounts receivable, and accounts payable, approximate their fair values due primarily to their short maturities or other factors.

Revenue Recognition

          Revenue is recognized when the client's shipment is delivered or when services have been provided, depending on the nature of the transaction. At the time of delivery or rendering of services, as applicable, the Company's obligation to fulfill a transaction is complete and collection of revenue is reasonably assured.

          In accordance with Emerging Issues Task Force Issue 99-19, Reporting Revenue Gross as a Principal Versus Net as an Agent, the Company typically recognizes revenue on a gross basis, as opposed to a net basis similar to a commission arrangement, because it bears the risks and benefits associated with revenue-generated activities by, among other things, (1) acting as a principal in the transaction, (2) establishing prices, (3) managing all aspects of the shipping process and (4) taking the risk of loss for collection, delivery and returns. Certain transactions to provide specific services are recorded at the net amount charged to the client because some of the factors required to record the revenue on a gross basis as the principal are not present.

Cash and Cash Equivalents

          The Company considers all highly liquid investments purchased with a maturity of three months or less to be cash equivalents.

Accounts Receivable

          Accounts receivable are uncollateralized customer obligations due under normal trade terms. Invoices require payment within 30 to 90 days from the invoice date. Accounts receivable are stated at the amount billed to the customer. Customer account balances with invoices 90 days past their due date are considered delinquent. The Company generally does not charge interest on past due amounts.

          The carrying amount of accounts receivable is reduced by an allowance for doubtful accounts that reflect management's best estimate of the amounts that will not be collected. The allowance is based on

Mountain Logistics, Inc.

Notes to Financial Statements (Continued)

2. Summary of Significant Accounting Policies (Continued)

historical loss experience and any specific risks identified in client collection matters. Accounts receivable are charged off against the allowance for doubtful accounts when it is determined that the receivable is uncollectible.

Property and Equipment

          Property and equipment are stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the respective assets. The estimated useful lives, by asset class, are as follows:

Computer equipment	5 years
Furniture and fixtures	7 years

Licensing Rights

          Statement of Financial Accounting Standards (SFAS) No. 142, Goodwill and Other Intangible Assets, requires that intangible assets with finite lives be amortized over their respective estimated useful lives and reviewed for impairment whenever impairment indicators exist in accordance with SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. The Company's intangible asset consists of licensing rights, which is being amortized on the straight-line basis over its estimated useful life of three years.

          Following is a summary of the licensing rights as of December 31, 2006 and April 30, 2007:

	December 31, 2006	April 30, 2007
Licensing rights	$223,965	$223,965
Less accumulated amortization	(155,531)	(180,416)

Licensing rights, net	$68,434	$43,549

          Amortization expense related to the licensing rights was $74,655 and $24,885 for the year ended December 31, 2006, and for the four-month period ended April 30, 2007.

          The estimated amortization expense for the period from May 1, 2007 to December 31, 2007, is $43,549.

Income Taxes

          The Company accounts for income taxes in accordance with SFAS No. 109, Accounting for Income Taxes, under which deferred assets and liabilities are recognized based upon anticipated future tax consequences attributable to differences between financial statement carrying values of assets and liabilities and their respective tax bases. A valuation allowance is established to reduce the carrying value of deferred tax assets if it is considered more likely than not that such assets will not be realized. Any change in the valuation allowance would be charged to income in the period such determination was made. No valuation allowance was considered necessary for the year ended December 31, 2006 and for the four month period ended April 30, 2007.

          In June 2006, the Financial Accounting Standards Board (FASB) issued FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes (FIN 48), which is an interpretation of SFAS No. 109. FIN 48 clarifies the accounting for uncertainty in income taxes recognized in an entity's

Mountain Logistics, Inc.

Notes to Financial Statements (Continued)

2. Summary of Significant Accounting Policies (Continued)

financial statements in accordance with SFAS No. 109 and prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in an income tax reurn. FIN 48 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. FIN 48 is effective for private companies for fiscal years beginning after December 15, 2008. The Company is in the process of assessing the impact of FIN 48 but does not believe that this adoption of the standard will have material impact on its financial statements.

3. Property and Equipment

          Property and equipment at December 31, 2006 and April 30, 2007, consisted of the following:

	December 31, 2006	April 30, 2007
Computer equipment	$15,632	$21,622
Furniture and fixtures	54,161	54,161

	69,793	75,783
Less accumulated depreciation	(16,503)	(20,292)

Property and equipment, net	$53,290	$55,491

          Depreciation expense was $10,434 and $3,789 for the year ended December 31, 2006, and for the four-month period ended April 30, 2007, respectively.

4. Capital Lease

          In February 2005, the Company entered into a lease agreement for certain computer workstations and office furniture under a capital lease agreement, which included a bargain purchase option. Office furniture and fixtures under capital leases at December 31, 2006 and April 30, 2007, which is included in property and equipment, consist of the following:

	December 31, 2006	April 30, 2007
Furniture and fixtures	$54,161	$54,161
Less accumulated depreciation	(13,118)	(15,698)

Capital lease furniture and fixtures, net	$41,043	$38,463

          The lease agreement expires in January 2008 and requires monthly payments of approximately $1,900. Obligations under the capital lease were $22,635 and $16,180 as of December 31, 2006 and April 30, 2007, respectively.

5. Line of Credit

          The Company has a line of credit with maximum available borrowings of $200,000. Borrowings under the line of credit are collateralized by all of the Company's assets and bear interest of 10.5% at April 30, 2007. Interest on the line of credit is payable monthly. Borrowings under the line of credit were $44,188 and $ 39,408 at December 31, 2006 and April 30, 2007, respectively.

Mountain Logistics, Inc.

Notes to Financial Statements (Continued)

6. Long-Term Debt

          As of December 31, 2006 and April 30, 2007, the Company had the following long-term debt obligations:

	December 31, 2006	April 30, 2007
Noninteresting-bearing note payable of approximately $124,000, payable in monthly payments of $4,000, maturing in October 2007. The Company has computed interest using an implied rate of 10%. The note is uncollateralized	$41,877	$27,090
Note payable of $100,000 with interest at 10%, payable in monthly principal and interest payments of $2,547, maturing in December 2008. The note is collateralized by the Company's assets	55,168	46,722

	97,045	73,812
Current portion	(68,042)	(54,127)

Long-term debt	$29,003	$19,685

          Future scheduled payments of long-term debt are as follows:

2007 (May 1, 2007 to December 31, 2007)	$44,808
2008	29,004

7. Commitments and Contingencies

Lease Commitments

          The Company leases office space under long-term operating leases for its offices in Utah and California. The total rent expense was $106,535 and $56,756 for the year ended December 31, 2006, and for the four-month period ended April 30, 2007, respectively.

          Minimum annual rental payments are as follows:

2007 (May 1, 2007 to December 31, 2007)	$101,943
2008	55,383
2009	11,576

Mountain Logistics, Inc.

Notes to Financial Statements (Continued)

8.    Income taxes

          The provision (benefit) for income taxes consists of the following components for the year ended December 31, 2006, and for the four-month period ended April 30, 2007:

	December 31, 2006	April 30, 2007
Current:
Federal	$103,996	$147,783
State	16,098	15,495

Total Current	120,094	163,278
Deferred
Federal	(32,832)	(30,430)
State	(3,168)	(3,570)

Total deferred	(36,000)	(34,000)

Income tax expense	$84,094	$129,278

          The Company's effective tax rate differs from the U.S. federal statutory rate primarily due to the effect of state income taxes and certain non-deductible expenses.

          At December 31, 2006 and April 30, 2007, the Company's deferred tax assets and liabilities consisted of the following:

	December 31, 2006	April 30, 2007
Deferred tax assets:
Reserves and allowances	$27,000	$54,000
Other	4,000	2,000
Licensing rights	46,000	54,000

Total deferred tax assets	77,000	110,000

Deferred tax liabilities:
Fixed assets	7,000	6,000

Total deferred tax liabilities	7,000	6,000

Valuation allowance	—	—

Net deferred tax asset	$70,000	$104,000

9.    Benefit Plans

          The Company has a 401(k) savings plan (the Plan) covering all of the Company's employees. Employees may contribute a percentage of eligible compensation on both a before-tax basis and after-tax basis. The Company has the right to make discretionary contributions to the Plan. For the year ended December 31, 2006, and for the four-month period ended April 30, 2007, the Company did not make any contributions to the Plan.

Mountain Logistics, Inc.

Notes to Financial Statements (Continued)

10.    Significant Customer Concentration

          Sales to one customer were approximately 9% and 18% of total revenue for the year ended December 31, 2006, and for the four-month period ended April 30, 2007, respectively. This customer accounted for approximately 20% and 19% of total accounts receivable at December 31, 2006 and April 30, 2007, respectively.

          During the year ended December 31, 2006 and four-month period ended April 30, 2007, there were no significant customers which had sales in excess of 10% of total revenue.

11.    Related-Party Transactions

          The Company shared its office space and furniture and equipment with MLT Providers, Inc. (MLT), a third-party logistics provider that specializes in truckload shipments. The two shareholders of the Company owned 66.67% of MLT until September 2006. The Company and MLT agreed that MLT would pay for a portion of the capital lease obligation as discussed in Note 5 and a portion of the office space lease payments. The Company has recorded payments received from the related entity as other income in the accompanying statements of operations. The following represent the amounts paid by the related party for the first nine months of 2006:

Capital lease obligation	$7,419
Rent payments	34,000

          In September 2006, the shareholders of the Company exchanged their ownership in MLT for the right to service certain customers of MLT.

12.    Subsequent Event

          In May 2007, the Company entered into an Asset Sale Agreement to sell its assets and transfer certain liabilities to Echo Global Logistics, Inc. (Echo). In consideration for the assets sold and liabilities transferred, the purchase price was $5.8 million, consisting of $4.25 million of cash plus the issuance of 550,000 shares of Echo restricted common stock. An additional $6.45 million in contingent cash consideration may become receivable upon the achievement of certain performance measures by or prior to May 31, 2012.

Echo Global Logistics, Inc. and Subsidiaries

Unaudited Pro Forma Condensed Consolidated Statement of Income

For the Year Ended December 31, 2007

Effective May 1, 2007, Echo Global Logistics, Inc. (the "Company") acquired Mountain Logistics, Inc., (which was doing business as Transportation Management Group but now operates under the Echo name), a third-party logistics provider with offices in Park City, Utah and Los Angeles, California. As a result of the acquisition, the Company established a significant presence in the West Coast market by gaining over 200 West Coast clients and 43 sales agents.

          For purposes of the Unaudited Pro Forma Condensed Consolidated Income Statements for the year ended 2007, the Company assumed that the Mountain Logistics acquisition occurred on January 1, 2007. As a result, the unaudited pro forma condensed consolidated income statement was derived from:

  •
  the audited historical consolidated income statement of the Company for the year ended December 31, 2007; and

  •
  the audited historical consolidated income statement of Mountain Logistics for the four months ended April 30, 2007.

          The Unaudited Pro Forma Condensed Consolidated Income Statement has been prepared based on preliminary estimates of the fair value of the Mountain Logistics assets acquired and liabilities assumed as of the acquisition date. The actual amounts recorded for the acquisition may differ from the information presented herein. The purchase price has been allocated based on management's best estimates of fair value, and the cost in excess of net tangible and identifiable intangible assets acquired has been recorded as goodwill. The purchase price allocations are subject to change based on final analyses of the fair values of assets acquired and liabilities assumed at the acquisition date. Furthermore, post-closing adjustments to the purchase price may affect the allocation.

          The Unaudited Pro Forma Condensed Consolidated Income Statement is presented for illustration purposes only and does not necessarily indicate the operating results that would have been achieved if the Mountain Logistics acquisition had occurred at the beginning of the period presented, nor is it indicative of future operating results.

          The Unaudited Pro Forma Condensed Consolidated Income Statement presented does not reflect the pro forma effect of the Bestway Solutions, LLC acquisition as it was considered immaterial for financial reporting purposes.

          The Unaudited Pro Forma Condensed Consolidated Income Statement presented reflects the effect of converting the Company's Series B and D preferred shares to common shares on approximately a one-for-one basis, which results in the elimination of preferred dividends for the conversion.

          The Unaudited Pro Forma Condensed Consolidated Income Statement should be read in conjunction with the accompanying Notes to the Unaudited Pro Forma Condensed Consolidated Income Statement and the Company's historical consolidated financial statements and accompanying note included in this Form S-1 Registration Statement.

Echo Global Logistics, Inc. and Subsidiaries

Unaudited Pro Forma Condensed Consolidated Statement of Income

For the Year Ended December 31, 2007

	Echo Global Logistics, Inc. Historical	Mountain Logistics, Inc. Four Months Ended April 30, 2007	Acquisitions Pro Forma Adjustments	IPO Pro Forma Adjustments		Pro Forma
Revenue:
Transportation	$93,931,931	$7,495,150	$—	$—		$101,427,081
Fee for services	1,529,054	—	—	—		1,529,054

Total revenue	95,460,985	7,495,150	—	—		102,956,135

Transportation costs	74,575,938	5,557,321	—	—		80,133,259

Gross profit	20,885,047	1,937,829	—	—		22,822,876
Operating expenses:
Selling, general, and administrative expenses	16,327,799	1,558,621	—	—		17,886,420
Depreciation and amortization	1,845,134	28,674	228,333 (1)	—		2,102,141

Income (loss) from operations	2,712,114	350,534	(228,333)	—		2,834,315

Other income (expense):
Interest income	208,055	—	(58,792) (2)	—		149,263
Interest expense	(11,936)	(5,129)	—	—		(17,065)
Other, net	(5,424)	(6,480)	—	—		(11,904)

Total other income (expense)	190,695	(11,609)	(58,792)	—		120,294

Income (loss) before income taxes	2,902,809	338,925	(287,125)	—		2,954,609
Income tax benefit (expense)	(1,174,273)	(129,278)	111,979	—		(1,191,572)

Net income (loss)	1,728,536	209,647	(175,146)	—		1,763,037
Dividends on preferred shares	(1,054,381)	—	—	1,054,381	(3)	—

Net income applicable to common shareholders	$674,155	$209,647	$(175,146)	$1,054,381		$1,763,037

Basic earnings per share	$0.03					$0.06
Diluted earnings per share	$0.03					$0.06
Number of shares used for calculation:
Basic earnings per share	23,425,286			6,383,993		29,809,279 (4)
Diluted earnings per share	24,904,713			6,383,993		31,288,706 (4)

See notes to unaudited pro forma condensed consolidated financial statements.

Echo Global Logistics, Inc. and Subsidiaries

Notes to Unaudited Pro Forma Condensed Consolidated Income Statement

Year Ended December 31, 2007

(1)    Depreciation and amortization

          The pro forma adjustment reflects the amortization of intangible assets over their useful lives. The useful life of an intangible asset is the period over which the asset is expected to contribute directly or indirectly to the future cash flows of the Company.

	Useful Life	Year Ended December 31, 2007 Pro Forma Amortization
Customer relationships	5 years	$181,333
Noncompete agreements	10 months	25,889
Trade names	3 years	21,111

		$228,333

(2)    Interest income

          The pro forma adjustment reflects the reduction in interest income related to the $4.25 million cash paid for the Mountain Logistics acquisition, which reduces cash available for investment by the Company.

(3)    Dividends on preferred shares

          The pro forma adjustment reflects the elimination of preferred dividends resulting from the conversion of all of our outstanding shares of Series B and Series D preferred stock into shares of our common stock on approximately a share-for-share basis.

(4)    Earnings per share

          The pro forma basic earnings per share includes 6,383,993 shares of Series B and D shares converted to common stock. The pro forma diluted earnings per share include the dilutive effect of 1,479,427 options outstanding using the treasury stock method.

                Shares

Common Stock

Lehman Brothers

Citi

William Blair & Company
Thomas Weisel Partners LLC
Barrington Research
Craig-Hallum Capital Group

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.    Other Expenses of Issuance and Distribution

          The following table sets forth the expenses (other than underwriting discounts and commissions) expected to be incurred in connection with this offering.

Securities and Exchange Commission Registration Fee		$3,930
FINRA Filing Fee		10,500
Nasdaq Global Market Listing Fee		*
Accounting Fees and Expenses		*
Directors' and Officers' Insurance		*
Printing and Engraving Expenses		*
Legal Fees and Expenses		*
Blue Sky Fees and Expenses (including Legal Fees and Expenses)		*
Transfer Agent Fees and Expenses		*
Miscellaneous		*

Total	$	*

*
To be completed by amendment.

          The foregoing items, except for the Securities and Exchange Commission registration, FINRA filing and Nasdaq Global Market listing fees, are estimated. All expenses will be borne by us.

Item 14.    Indemnification of Directors and Officers

  Delaware General Corporation Law

          We are incorporated under the laws of the State of Delaware. Our amended and restated certificate of incorporation (filed as Exhibit 3.1 to this registration statement) and by-laws (filed as Exhibit 3.2 to this registration statement) provide for the indemnification of our directors, officers, employees and agents to the fullest extent permitted under the Delaware General Corporation Law. Section 145 of the Delaware General Corporation Law provides that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person's conduct was unlawful.

          In addition, we have the power to indemnify any person who was or is a party or is threatened to be made a party to, or otherwise involved (including involvement as a witness) in, any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that a Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

          Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director:

  •
  for any breach of the director's duty of loyalty to Echo or its stockholders;

  •
  for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

  •
  for payment of dividends or stock purchases or redemptions by the corporation in violation of Section 174 of the Delaware General Corporation Law; or

  •
  for any transaction from which the director derived an improper personal benefit.

          Our certificate of incorporation includes such a provision. As a result of this provision, Echo and its stockholders may be unable to obtain monetary damages from a director for certain breaches of his or her fiduciary duty to Echo. This provision does not, however, eliminate a director's fiduciary responsibilities and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. The provision also does not affect a director's responsibilities under any other laws, such as the federal securities laws.

  Indemnification Agreements

          We intend to enter into indemnification agreements, a form of which is attached as Exhibit 10.9, with each of our directors and executive officers that may be broader than the specific indemnification provisions contained in the Delaware General Corporation Law, as amended from time to time. These indemnification agreements may require us, among other things, to indemnify our directors and executive officers against liabilities that may arise by reason of their status or service. These indemnification agreements may also require us to advance all expenses incurred by the directors or executive officers in investigating or defending any such action, suit or proceeding. However, an individual will not receive indemnification for judgments, settlements or expenses if he or she is found liable to Echo (except to the extent the court determines he or she is fairly and reasonably entitled to indemnity for expenses that the court shall deem proper).

  Underwriting Agreement

          The underwriting agreement (filed as Exhibit 1.1 to this registration statement) provides that the underwriters are obligated, under certain circumstances, to provide indemnification for Echo and its officers, directors and employees for certain liabilities, including liabilities arising under the Securities Act of 1933, as amended, or otherwise.

  Directors' and Officers' Liability Insurance

          Echo maintains directors' and officers' liability insurance policies, which insure against liabilities that directors or officers may incur in such capacities. These insurance policies, together with the indemnification agreements, may be sufficiently broad to permit indemnification of our directors and officers for liabilities, including reimbursement of expenses incurred, arising under the Securities Act of 1933, as amended, or otherwise.

Item 15.    Recent Sales of Unregistered Securities

Sales of Our Securities

          We sold the following common units, restricted units and Series B and Series C preferred units of Echo Global Logistics, LLC and the following common stock, restricted common stock and Series D preferred stock of Echo Global Logistics, Inc. in private transactions on the dates set forth below. In connection with our conversion from an LLC to a corporation in June 2006, the former members of the Echo Global Logistics, LLC received newly issued shares of our capital stock, cash or a combination of both. The issuances of the securities identified below were deemed to be exempt from registration under the Securities Act of 1933, as amended, in reliance on Section 4(2) of the Securities Act as transactions not involving a public offering.

Name of Unitholder/ Stockholder	Common Units	Series B Convertible Preferred Units	Series C Convertible Preferred Units	Series D Convertible Preferred Shares	Common Shares	Unvested Common Units		Unvested Common Shares		Date of Purchase	Total Purchase Price
Polygal Row, LLC(1)	11,600,000									3/1/05	$1,157
InnerWorkings, LLC	2,000,000									3/1/05	$125,000
Blue Media, LLC(2)		41,667								3/1/05	$41,667
Old Willow Partners, LLC(3)		41,667								3/1/05	$41,667
Orazio Buzza	450,000									3/1/05	(4)
Frog Ventures, LLC(5)	6,480,000									3/1/05	$648
Frog Ventures, LLC		41,666								3/1/05	$41,666
Echo Global Logistics Series C Investment Partners, LLC(6)	1,053,000		4,563,000							6/1/05	$3,500,000
John R. Walter	300,000									7/13/05	$30,000
Vipon Sandhir	150,000									8/3/05	(7)
Younes & Soraya Nazarian Revocable Trust	100,000									8/10/05	(8)
John R. Walter	100,000									1/1/06	$25,000
John R. Walter						500,000				1/18/06	$125,000
Steven E. Zuccarini	30,000									2/1/06	$6,000
Orazio Buzza						450,000	(9)			3/15/06	$112,500
Vipon Sandhir						450,000	(10)			4/15/06	$112,500
Anthony R. Bobulinski				102,950						6/7/06	$286,201
Younes & Soraya Nazarian Revocable Trust				1,461,798						6/7/06	$4,063,799
Entities affiliated with New Enterprise Associates				4,694,245						6/7/06	$13,050,000
Echo Global Logistics Series C Investment Partners, LLC	3,510,000									6/7/06	(11)
Samuel K. Skinner					100,000					12/31/06	$288,000
Holden Ventures, LLC(12)					500,000					2/25/07	$550,000
SelecTrans, LLC					150,000					3/21/07	(13)
Mountain Logistics, Inc.								550,000		5/17/07	(14)
Green Media, LLC(15)	100,000									8/15/07	$405,000
Orazio Buzza								10,000	(16)	9/28/07	$40,500
Bestway Solutions, LLC					50,000					10/15/07	(17)
Scott P. Pettit					50,000					1/15/08	$220,000

(1)
The managers and controlling shareholders of Polygal Row are Blue Media, LLC and Old Willow Partners, LLC. See footnotes (2) and (3) below for information on the ownership of Blue Media, LLC and Old Willow Partners, LLC.

(2)
Blue Media, LLC is owned by Eric P. Lefkofsky (50%), one of our directors, and his wife, Elizabeth Kramer Lefkofsky (50%).

(3)
Old Willow Partners, LLC is controlled by Richard A. Heise, Jr., one of our former directors.

(4)
These units were issued to Orazio Buzza as partial consideration for his employment with us.

(5)
Frog Ventures, LLC was previously owned by the following: (i) Keywell Children's Trust (20%) and (ii) Kimberly Keywell (80%), Brad Keywell's wife. Frog Ventures, LLC is currently owned by Bradley A. Keywell (50%), one of our directors, and his wife, Kimberly Keywell (50%).

(6)
Echo Global Logistics Series C Investment Partners, LLC was formed in connection with our Series C financing and, at the time of the sale, was owned by the following individuals and entities: (i) Baradaran Revocable Trust (15.40%), (ii) David Nazarian (7.70%), (iii) Sam Nazarian (7.70%), (iv) Sharon Baradaran (7.70%), (v) Shulamit Nazarian Torbati (7.70%), (vi) Y&S Nazarian Revocable Trust (7.70%), (vii) Anthony R. Bobulinski (7.70%), one of our directors, (viii) Gregory N. Elinsky (7.70%), (ix) Richard A. Heise Sr. Living Trust (7.58%), (x) Blue Media, LLC (4.62%), an entity owned by Eric P. Lefkofsky, one of our directors, (50%) and his wife, Elizabeth Kramer Lefkofsky (50%), (xi) John R. Walter (3.85%), one of our directors, (xii) The Scion Group, LLC (2.85%), (xiii) Pleasant Lake, LLC (1.83%), (xiv) Bridget Graver (1.85%), (xv) Steve and Debra Zuccarini (1.42%), (xvi) The Scott P. George Trust dated June 3, 2003 (1.42%), (xvii) Nicholas R. Pontikes (1.42%), (xviii) Waverly Investors, LLC (1.42%), (xix) Jerrilyn M. Hoffmann Revocable Trust (1.42%), (xx) Coldwater Holdings, LLC (0.71%), which is controlled by Orazio Buzza, and (xxi) Brian & Mary Tuffin (0.28%). Polygal Row, LLC is the manager of Echo Global Logistics Series C Investment Partners, LLC.

(7)
These units were issued to Vipon Sandhir as partial consideration for his employment with us.

(8)
These units were granted to affiliates of the Nazarian family in connection with their investment of $2,000,000 in Echo Global Logistics Series C Investment Partners, LLC. In connection with the investment, affiliates of the Nazarian family were also given the right to appoint a member to our board of directors. This right was terminated in connection with subsequent investments.

(9)
We have the right to repurchase up to 225,000 of these unvested common shares if Mr. Buzza ceases to be employed by us prior to December 31, 2008 for any reason other than a change of control.

(10)
We have the right to repurchase up to 270,000 of these units if Mr. Sandhir ceases to be employed by us prior to August 1, 2008, and 90,000 of these units if Mr. Sandhir ceases to be employed by us prior to August 1, 2009, for any reason other than a change of control.

(11)
Effective June 7, 2006, we redeemed 3,510,000 shares of Series C preferred units from Echo Global Logistics Series C Investment Partners ("Series C Partners"), and issued 3,510,000 of our common units to Series C Partners.

(12)
Holden Ventures, LLC is owned by Bradley A. Keywell, one of our directors.

(13)
These shares were issued to SelecTrans, LLC as partial consideration for our acquisition of SelecTrans, LLC, which was owned by Douglas R. Waggoner, our Chief Executive Officer, Allison L. Waggoner, Mr. Waggoner's wife, and Daryl P. Chol.

(14)
These shares were issued to Mountain Logistics, Inc. as partial consideration for our acquisition of Mountain Logistics, Inc., which was owned by Walter Buster Schwab (50%), one of our employees, and Ryan Renne (50%), one of our employees. We have the right to repurchase all of these unvested common shares if certain performance targets are not satisfied by May 31, 2010.

(15)
Green Media, LLC is owned by Eric P. Lefkofsky (50%), one of our directors, and his wife, Elizabeth Kramer Lefkofsky (50%).

(16)
We have the right to repurchase these unvested common shares if Mr. Buzza ceases to be employed by us prior to December 31, 2008.

(17)
These shares were issued to Bestway Solutions as partial consideration for our acquisition of Bestway Solutions. We are holding these shares in escrow until April 15, 2009 to secure certain indemnification obligations under the asset purchase agreement pursuant to which we acquired certain assets of Bestway Solutions.

          In addition, since January 1, 2005, we have granted stock options to 45 of our employees or consultants to purchase an aggregate of 3,150,500 shares of our common stock, of which 175,000 have been exercised, 240,000 have expired and 2,735,500 remain either unvested or unexercised. The weighted average exercise price for the unvested and/or unexercised options is $2.49 per share. Each of the option grants were awarded under the Echo Global Logistics LLC 2005 Stock Option Plan and, subject to the terms of that plan, vest and allow for exercise in accordance with the terms of each individual grant.

          Other than the transactions listed immediately above, we have not issued and sold any unregistered securities in the three years preceding the filing of this registration statement.

Item 16.    Exhibits and Financial Statement Schedules.

  (a)
  Exhibits

Exhibit No.	Description
1.1+	Form of Underwriting Agreement.
3.1	Amended and Restated Certificate of Incorporation.
3.2	By-laws.
3.3+	Second Amended and Restated Certificate of Incorporation.
3.4+	Amended and Restated By-laws.
4.1+	Specimen Common Stock Certificate.
4.2	Investor Rights Agreement effective as of June 7, 2006 by and among Echo Global Logistics, Inc. and certain investors set forth therein.
4.3	Waiver of Investor Rights dated April 25, 2008 by and among Echo Global Logistics, Inc. and certain investors set forth therein.
4.4+	Form of Recapitalization Agreement.
5.1+	Opinion of Winston & Strawn LLP.
10.1	Echo Global Logistics LLC 2005 Stock Incentive Plan.
10.2+	Echo Global Logistics 2008 Stock Incentive Plan.
10.3+	Echo Global Logistics Annual Incentive Plan.
10.4+	Employment Agreement by and between Echo Global Logistics, Inc. and Douglas R. Waggoner.
10.5+	Employment Agreement by and between Echo Global Logistics, Inc. and David B. Menzel.
10.6+	Employment Agreement by and between Echo Global Logistics, Inc. and Vip Sandhir.
10.7+	Employment Agreement by and between Echo Global Logistics, Inc. and Orazio Buzza.
10.8+	Employment Agreement by and between Echo Global Logistics, Inc. and David Rowe.
10.9+	Employment Agreement by and between Echo Global Logistics, Inc. and Scott P. Pettit.
10.10+	Separation Agreement by and between Echo Global Logistics, Inc. and Scott P. Pettit.
10.11+	Form of Indemnification Agreement.
10.12+	Agreement, dated September 6, 2005, by and between Echo and Archway Marketing Services, as amended.
10.13+	Transportation Management Agreement, dated January 20, 2006, by and between Echo and Cenveo Corporation.
10.14	Asset Purchase Agreement dated as of May 17, 2007 by and among Echo/TMG Holdings, LLC, Mountain Logistics, Inc. (d/b/a Transportation Management Group), Walter Buster Schwab and Ryan Renne.
10.15	Asset Purchase Agreement effective as of July 21, 2007 by and among Echo Global Logistics, Inc., SelecTrans, LLC, Douglas R. Waggoner, Allison L. Waggoner and Daryl P. Chol.
21.1+	Subsidiaries of Echo.
23.1	Consent of Ernst & Young LLP.
23.2+	Consent of Winston & Strawn LLP (contained in Exhibit 5.1).
24.1†	Power of Attorney.

+
To be filed by amendment.

†
Included on signature page.

  (b)
  Financial Statement Schedules

Report of Ernst & Young LLP, Independent Registered Public Accounting Firm

          The Board of Directors and Stockholders of Echo Global Logistics, Inc:

          We have audited the consolidated financial statements of Echo Global Logistics, Inc. as of December 31, 2006 and 2007, and for each of the three years in the period ended December 31, 2007, and have issued our report thereon dated April 28, 2008 (included elsewhere in this Registration Statement). Our audits also included the financial statement schedules listed in Item 16(b) of this Form S-1 Registration Statement. These schedules are the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits.

          In our opinion, the financial statement schedules referred to above, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein.

Chicago, Illinois April 28, 2008	/s/ Ernst & Young LLP

          The following financial statement schedule is a part of this Registration Statement and should be read in conjunction with the consolidated financial statements of Echo:

VALUATION AND QUALIFYING ACCOUNTS

	2005	2006	2007
Allowance for doubtful accounts:
Balance at beginning of year	$—	$36,851	$100,875
Provision, charged to expense	$46,471	$172,133	$345,785
Write-offs, less recoveries	$(9,620)	$(108,109)	$(16,510)
Balance at end of year	$36,851	$100,875	$430,150
Income tax valuation allowance:
Balance at beginning of year	$—	$—	$1,964,642
Valuation allowance recorded in connection with impact of tax basis intangible	$—	$1,964,642	$—
Balance at end of year	$—	1,964,642	$1,964,642

          Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

Item 17.    Undertakings

          The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

          Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

          The undersigned registrant hereby undertakes that:

  (1)
  For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

  (2)
  For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois, on April 30, 2008.

ECHO GLOBAL LOGISTICS, INC.
By:	/s/ DOUGLAS R. WAGGONER Douglas R. Waggoner Chief Executive Officer

POWER OF ATTORNEY AND SIGNATURES

          We, the undersigned officers and directors of Echo Global Logistics, Inc., hereby severally constitute and appoint Douglas R. Waggoner and David B. Menzel, and each of them singly, our true and lawful attorneys, with full power to them and each of them singly, to sign for us in our names in the capacities indicated below, all pre-effective and post-effective amendments to this registration statement, including any filings pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and generally to do all things in our names and on our behalf in such capacities to enable Echo Global Logistics, Inc. to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission.

          Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ DOUGLAS R. WAGGONER Douglas R. Waggoner	Chief Executive Officer (principal executive officer) and Director	April 30, 2008
/s/ DAVID B. MENZEL David B. Menzel	Chief Financial Officer (principal accounting and financial officer)	April 30, 2008
/s/ SAMUEL K. SKINNER Samuel K. Skinner	Chairman of the Board	April 30, 2008
/s/ JOHN R. WALTER John R. Walter	Director	April 30, 2008
/s/ LOUIS B. SUSMAN Louis B. Susman	Director	April 30, 2008
/s/ JOHN F. SANDNER John F. Sandner	Director	April 30, 2008
/s/ HARRY R. WELLER Harry R. Weller	Director	April 30, 2008
/s/ ANTHONY R. BOBULINSKI Anthony R. Bobulinski	Director	April 30, 2008
/s/ ERIC P. LEFKOFSKY Eric P. Lefkofsky	Director	April 30, 2008
/s/ BRADLEY A. KEYWELL Bradley A. Keywell	Director	April 30, 2008

EXHIBIT INDEX

Exhibit No.	Description
1.1+	Form of Underwriting Agreement.
3.1	Amended and Restated Certificate of Incorporation.
3.2	By-laws.
3.3+	Second Amended and Restated Certificate of Incorporation.
3.4+	Amended and Restated By-laws.
4.1+	Specimen Common Stock Certificate.
4.2	Investor Rights Agreement effective as of June 7, 2006 by and among Echo Global Logistics, Inc. and certain investors set forth therein.
4.3	Waiver of Investor Rights dated April 25, 2008 by and among Echo Global Logistics, Inc. and certain investors set forth therein.
4.4+	Form of Recapitalization Agreement.
5.1+	Opinion of Winston & Strawn LLP.
10.1	Echo Global Logistics, LLC 2005 Stock Incentive Plan.
10.2+	Echo Global Logistics 2008 Stock Incentive Plan.
10.3+	Echo Global Logistics Annual Incentive Plan.
10.4+	Employment Agreement by and between Echo Global Logistics, Inc. and Douglas R. Waggoner.
10.5+	Employment Agreement by and between Echo Global Logistics, Inc. and David B. Menzel.
10.6+	Employment Agreement by and between Echo Global Logistics, Inc. and Vip Sandhir.
10.7+	Employment Agreement by and between Echo Global Logistics, Inc. and Orazio Buzza.
10.8+	Employment Agreement by and between Echo Global Logistics, Inc. and David Rowe.
10.9+	Employment Agreement by and between Echo Global Logistics, Inc. and Scott P. Pettit.
10.10+	Separation Agreement by and between Echo Global Logistics, Inc. and Scott P. Pettit.
10.11+	Form of Indemnification Agreement.
10.12+	Agreement, dated September 6, 2005, by and between Echo and Archway Marketing Services, as amended.
10.13+	Transportation Management Agreement, dated January 20, 2006, by and between Echo and Cenveo Corporation.
10.14	Asset Purchase Agreement dated as of May 17, 2007 by and among Echo/TMG Holdings, LLC, Mountain Logistics, Inc. (d/b/a Transportation Management Group), Walter Buster Schwab and Ryan Renne.
10.15	Asset Purchase Agreement effective as of July 21, 2007 by and among Echo Global Logistics, Inc., SelecTrans, LLC, Douglas R. Waggoner, Allison L. Waggoner and Daryl P. Chol.
21.1+	Subsidiaries of Echo.
23.1	Consent of Ernst & Young LLP.
23.2+	Consent of Winston & Strawn LLP (contained in Exhibit 5.1).
24.1†	Power of Attorney.

+
To be filed by amendment.

†
Included on signature page.

QuickLinks

TABLE OF CONTENTS
PROSPECTUS SUMMARY
THE OFFERING
SUMMARY CONSOLIDATED FINANCIAL AND OTHER DATA
RISK FACTORS
FORWARD-LOOKING STATEMENTS
USE OF PROCEEDS
DIVIDEND POLICY
CAPITALIZATION
DILUTION
SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
BUSINESS
MANAGEMENT
COMPENSATION DISCUSSION AND ANALYSIS
EXECUTIVE COMPENSATION
EMPLOYMENT AGREEMENTS
2007 OPTION EXERCISES AND STOCK VESTED
POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL
2007 DIRECTOR COMPENSATION
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
PRINCIPAL AND SELLING STOCKHOLDERS
DESCRIPTION OF CAPITAL STOCK
SHARES ELIGIBLE FOR FUTURE SALE
CERTAIN MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES TO NON-U.S. HOLDERS
UNDERWRITING
VALIDITY OF COMMON STOCK
EXPERTS
WHERE YOU CAN FIND ADDITIONAL INFORMATION
Echo Global Logistics, Inc. and Subsidiaries Consolidated Financial Statements As of December 31, 2007 and 2006 and for the Years Ended December 31, 2007, 2006 and 2005
Report of Independent Registered Public Accounting Firm
Echo Global Logistics, Inc. and Subsidiaries Consolidated Balance Sheets
Echo Global Logistics, Inc. and Subsidiaries Consolidated Statements of Income
Echo Global Logistics, Inc. and Subsidiaries Consolidated Statements of Stockholders'/Members' Deficit Years Ended December 31, 2005, 2006 and 2007
Echo Global Logistics, Inc. and Subsidiaries Consolidated Statements of Cash Flows
Echo Global Logistics, Inc. and Subsidiaries Notes to Consolidated Financial Statements
Echo Global Logistics, Inc. and Subsidiaries Consolidated Balance Sheets
Echo Global Logistics, Inc. and Subsidiaries Consolidated Statements of Income (Unaudited)
Echo Global Logistics, Inc. and Subsidiaries Consolidated Statements of Cash Flows (Unaudited)
Echo Global Logistics, Inc. and Subsidiaries Notes to Condensed Unaudited Consolidated Financial Statements
Report of Independent Auditors
Mountain Logistics, Inc. Balance Sheets
Mountain Logistics, Inc. Statements of Income
Mountain Logistics, Inc. Statements of Stockholders' Deficit
Mountain Logistics, Inc. Statements of Cash Flows
Echo Global Logistics, Inc. and Subsidiaries Unaudited Pro Forma Condensed Consolidated Statement of Income For the Year Ended December 31, 2007
Echo Global Logistics, Inc. and Subsidiaries Unaudited Pro Forma Condensed Consolidated Statement of Income For the Year Ended December 31, 2007
Echo Global Logistics, Inc. and Subsidiaries Notes to Unaudited Pro Forma Condensed Consolidated Income Statement
PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
  Item 13. Other Expenses of Issuance and Distribution
  Item 14. Indemnification of Directors and Officers
  Item 15. Recent Sales of Unregistered Securities
  Item 16. Exhibits and Financial Statement Schedules.
Report of Ernst & Young LLP, Independent Registered Public Accounting Firm
VALUATION AND QUALIFYING ACCOUNTS
  Item 17. Undertakings
SIGNATURES
POWER OF ATTORNEY AND SIGNATURES